As filed with the Securities and Exchange Commission on August 29, 1997

                                                      Registration No. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                          CRESTAR FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

          Virginia                                          6711                                 54-0722175
(State or other jurisdiction                    (Primary Standard Industrial                  (I.R.S. Employer
of incorporation or organization)                Classification Code Number)                 Identification No.)

                              919 East Main Street
                                 P.O. Box 26665
                          Richmond, Virginia 23261-6665
                                 (804) 782-5000
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                               JOHN C. CLARK, III
               Corporate Senior Vice President and General Counsel
                          Crestar Financial Corporation
                              919 East Main Street
                                 P.O. Box 26665
                          Richmond, Virginia 23261-6665
                                 (804) 782-7445
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies To:
     LATHAN M. EWERS, JR.                                  JOHN J. GORMAN
       Hunton & Williams                       Luse, Lehman, Gorman, Pomerenk & Schick
     951 East Byrd Street                             5335 Wisconsin Avenue, NW
Richmond, Virginia  23219-4074                          Washington, DC  20015
        (804) 788-8269                                     (202) 274-2001

 Approximate date of commencement of the proposed sale of the securities to the public:
   As soon as practicable after the Registration Statement becomes effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE
==================================================================================================================================
  Title of Each Class of          Maximum Amount         Proposed Maximum            Proposed Maximum            Amount of
Securities To Be Registered      To Be Registered     Offering Price Per Unit    Aggregate Offering Price     Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00 par
   value  per share               2,672,000 shares(1)          $19.72(2)                  $52,691,840(2)               $15,968

Preferred Share Purchase
   Rights(3)                      2,672,000 rights               N/A                        N/A                         N/A
==================================================================================================================================

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the transactions described herein.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) for American National Bancorp, Inc. Common Stock, with the market value of American National Bancorp, Inc. Common Stock being exchanged in the transaction for Crestar Financial Corporation Common Stock based on the average of the high and low prices for American National Bancorp, Inc. Common Stock on The Nasdaq National Market on ___________ ____, 1997.

(3) The Rights to purchase Participating Cumulative Preferred Stock, Series C will be attached to and will trade with shares of the Common Stock of Crestar Financial Corporation.

                            -----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           CRESTAR FINANCIAL CORPORATION

                                               CROSS-REFERENCE SHEET

Item of Form S-4                                               Location in Prospectus
----------------                                               ----------------------

1.       Forepart of Registration Statement and                Facing Page; Cross Reference Sheet; Outside Front
         Outside Front Cover Page of                           Cover Page of Prospectus
         Prospectus

2.       Inside Front and Outside Back Cover                   Inside Front Cover Page of Prospectus; Table of
         Pages of Prospectus                                   Contents; Available Information; Incorporation of
                                                               Certain Information by Reference

3.       Risk Factors, Ratio of Earnings to                    Summary; Comparative Per Share Data
         Fixed Charges and Other Information

4.       Terms of the Transaction                              Summary; The Holding Company Merger;
                                                               Comparative Rights of Shareholders; Annex I;
                                                               Annex II; Annex III

5.       ProForma Financial Information                        Pro Forma Condensed Financial Information

6.       Material Contracts with the Company                   Not Applicable
         Being Acquired

7.       Additional Information Required for                   Not Applicable
         Reoffering by Persons and Parties
         Deemed to be Underwriters

8.       Interests of Named Experts and                        Legal Opinions
         Counsel

9.       Disclosure of Commission's Position                   Not Applicable
         on Indemnification for Securities Act
         Liabilities

10.      Information with Respect to S-3                       Available Information; Incorporation of Certain
         Registrants                                           Information by Reference; Summary

11.      Incorporation of Certain Information                  Incorporation of Certain Information by Reference
         by Reference

12.      Information with Respect to S-2 or S-                 Not Applicable
         3 Registrants

13.      Incorporation of Certain Information                  Not Applicable
         by Reference

14.      Information with Respect to                           Not Applicable
         Registrants Other than S-2 or S-3
         Registrants



                                       -1-






15.      Information with Respect to S-3                       Available Information; Incorporation of Certain
         Companies                                             Information by Reference; Summary; Supervision
                                                               and Regulation; Business of American National;
                                                               Price Range of American National Common Stock
                                                               and Dividend Policy; Experts

16.      Information with Respect to S-2 or                    Not Applicable
         S-3 Companies

17.      Information with Respect to                           Not Applicable
         Companies other than S-2 or S-3
         Companies

18.      Information if Proxies, Consents or                   Incorporation of Certain Information By Reference;
         Authorizations are to be Solicited                    Summary -- American National Special Meeting; The
                                                               Holding Company Merger; Summary -- No Dissenter's
                                                               Rights

19.      Information if Proxies, Consents or                   Not Applicable
         Authorizations are not to be Solicited,
         or in an Exchange Offer


                  [American National Bancorp, Inc. Letterhead]



                              ____________ __, 1997


Dear Shareholders:

         You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of American National Bancorp, Inc. ("American National") to be held at ___________________, ______, ________, on ________ __, 1997 at
__:__ _.m. This is a very important meeting regarding your investment in American National.

         At the Special Meeting, you will be asked to consider and vote upon the Agreement and Plan of Reorganization, dated as of June 23, 1997, by and among American National, American National Savings Bank, F.S.B., Crestar Financial Corporation ("Crestar"), and Crestar Bank, and a related Plan of Merger (together, the "Agreement") pursuant to which American National will be acquired by Crestar (the "Holding Company Merger").

         In connection with the Holding Company Merger, each share of American National Common Stock outstanding immediately prior to consummation of the Holding Company Merger (other than shares held directly by Crestar) will be converted into shares of Crestar Common Stock or, subject to certain limitations, exchanged for cash, as described in the accompanying Proxy Statement/Prospectus. Shareholders of American National who elect to receive cash rather than shares of Crestar common stock must make such election and submit certain material at or prior to the Special Meeting as discussed in more detail in the accompanying Proxy Statement/Prospectus.

         Consummation of the Holding Company Merger is conditional upon, among other things, receipt of all required shareholder and regulatory approvals. Your Board of Directors recommends that you vote in favor of the Agreement and the Holding Company Merger, which the Board believes is in the best interests of the shareholders of American National. The Board of Directors has received the opinion of Keefe Bruyette & Woods, Inc., American National's financial advisor, to the effect that, as of the date of such opinion and based on the consideration described therein, the consideration to be received by American National's shareholders in the Holding Company Merger is fair to them from a financial point of view.

         The exchange of American National Common Stock for Crestar Common Stock (other than cash paid in lieu of fractional shares) will be a tax-free transaction for federal income tax purposes.

         We have enclosed a Notice of the Special Meeting, a Proxy Statement/Prospectus containing a discussion of the Agreement and the Holding Company Merger and a proxy card to record your vote on the matter. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the Special Meeting, you may vote your shares in person whether or not you have previously submitted a proxy. It is important to understand that the Agreement and Holding Company Merger must be approved by the holders of a majority of all outstanding shares of American National Common Stock and that the failure to vote will have the same effect as a vote against the proposal. On behalf of the Board, thank you for your attention to this important matter.

                                     Sincerely,



                                     A. Bruce Tucker
                                     President and Chief Executive Officer

                         AMERICAN NATIONAL BANCORP, INC.
                            211 North Liberty Street
                            Baltimore, Maryland 21201
                                 (410) 752-0400


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held On ________ __, 1997


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") has been called by the Board of Directors of American
National Bancorp, Inc. ("American National") and will be held at ___________________, ______, ________, on ________ __, 1997 at __:__ _.m. local time.

         A proxy card and a Proxy Statement/Prospectus for the Special Meeting are enclosed. The Special Meeting is for the purpose of considering and voting upon the following matters:

         1. Proposed Transaction. To consider and vote upon the Agreement and Plan of Reorganization, dated as of June 23, 1997 among Crestar Financial Corporation ("Crestar"), Crestar Bank, American National and American National Savings Bank, F.S.B. and a related Plan of Merger (together, the "Agreement"), providing for the acquisition of American National by Crestar. The Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex I.

         2. Such other matters as may properly be presented for consideration at the Special Meeting.

         Only those holders of American National Common Stock of record at the close of business on ________ __, 1997 are entitled to notice of and to vote at the Special Meeting, and any adjournment thereof. The affirmative vote of the holders of a majority of the issued and outstanding shares of American National Common Stock entitled to vote at the Special Meeting is required to approve the Agreement.

                                      By Order of the Board of Directors,



                                      ----------------------------------
                                      Secretary

________ __, 1997
Baltimore, Maryland

THE BOARD OF DIRECTORS OF AMERICAN NATIONAL RECOMMENDS THAT THE HOLDERS OF AMERICAN NATIONAL COMMON STOCK VOTE TO APPROVE THE HOLDING COMPANY MERGER PROPOSAL.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED. ANY PROXY MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME.

                                 PROXY STATEMENT


                         AMERICAN NATIONAL BANCORP, INC.
                         Special Meeting of Shareholders
                                  to be Held on
                                ________ __, 1997

                                  ------------

                                   PROSPECTUS
                                       OF
                          CRESTAR FINANCIAL CORPORATION

                                  Common Stock

                                  ------------

         This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $0.01 per share ("American National Common Stock"), of American National Bancorp, Inc., a Delaware corporation ("American National"), in connection with the solicitation of proxies by the American National Board of Directors (the "American National Board") for use at the Special Meeting of American National shareholders to be held at __:__ _.m. on ________ __, 1997, at ___________________, ______, ________ (the "Special Meeting").

         At the Special Meeting, shareholders of record of American National Common Stock as of the close of business on ________ __, 1997 (the "Record Date"), will consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of June 23, 1997, and a related Plan of Merger (together, the "Agreement"), by and among Crestar Financial Corporation, a Virginia corporation ("Crestar"), Crestar Bank, a Virginia banking corporation wholly-owned by Crestar ("Crestar Bank"), American National and American National Savings Bank, F.S.B., a federal savings bank wholly-owned by American National ("Savings Bank"), pursuant to which, among other things, American National will merge with and into Crestar (the "Holding Company Merger"). Immediately thereafter, Savings Bank will merge into Crestar Bank (the "Bank Merger") (the Holding Company Merger, and the Bank Merger are referred to together as the "Transaction"). Upon consummation of the Holding Company Merger, expected to occur no earlier than November 6, 1997 and prior to December 31, 1997, each share of American National Common Stock (other than shares held directly by Crestar) shall be converted into (upon an American National shareholder's election) either (i) $20.25 in cash (provided that in the aggregate the number of shares that may be exchanged for cash shall not exceed 40% of the number of outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger) or (ii) a fraction of a share of common stock of Crestar, par value $5.00 per share ("Crestar Common Stock") determined in accordance with the Exchange Ratio. The "Exchange Ratio" shall be calculated as follows: (i) if the average closing price of Crestar Common Stock as reported on the New York Stock Exchange (the "NYSE") for each of the 10 trading days ending on the tenth day prior to the Effective Time of the Holding Company Merger (the "Average Closing Price") is between $30 and $50, the Exchange Ratio shall be the quotient (rounded to the nearest one-thousandth) of (A) $20.25 divided by (B) the Average Closing Price;
(ii) if the Average Closing Price is $50 or greater, the Exchange Ratio shall be 0.405; and (iii) if the Average Closing Price is $30 or less, the Exchange Ratio shall be 0.675. Outstanding options to purchase American National Common Stock will be converted into options to purchase Crestar Common Stock using the same Exchange Ratio and such options will cover up to 233,116 additional shares of Crestar Common Stock. Based on the closing price of Crestar Common Stock on the NYSE on August 6, 1997, such shares and options had a market value of approximately $10.8 million. See "The Holding Company Merger -- Determination of Exchange Ratio and Exchange of Crestar Common Stock." For a description of the Agreement, which is included herein in its entirety as Annex I to this Proxy Statement/Prospectus, see "The Holding Company Merger."

         This Proxy Statement/Prospectus also constitutes a prospectus of Crestar in respect of the shares of Crestar Common Stock to be issued to shareholders of American National in connection with the Holding Company Merger. The outstanding shares of Crestar Common Stock are, and the shares offered hereby will be, listed on the NYSE.

         All information contained in this Proxy Statement/Prospectus relating to Crestar and its subsidiaries has been supplied by Crestar and all information relating to American National and its subsidiaries has been supplied by American National. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of American National on or about ________ __, 1997.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

   THE SHARES OF CRESTAR COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT
             INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                          ANY OTHER GOVERNMENT AGENCY.

        The date of this Proxy Statement/Prospectus is __________, 1997.



                                                 TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

         AVAILABLE INFORMATION..................................................................................  1

         INCORPORATION OF CERTAIN INFORMATION BY REFERENCE......................................................  2

         SUMMARY................................................................................................  3
                  Parties to the Transaction....................................................................  3
                  American National Special Meeting.............................................................  4
                  Vote Required; Record Date....................................................................  4
                  The Holding Company Merger....................................................................  4
                  The Exchange Ratio............................................................................  4
                  Cash Election.................................................................................  5
                  Reasons for the Holding Company Merger; Recommendations of the American National Board........  5
                  Opinion of Financial Advisor..................................................................  6
                  No Dissenter's Rights.........................................................................  6
                  Conditions to Consummation....................................................................  6
                  Business of Crestar and American National Pending the Holding Company Merger..................  6
                  Waiver and Amendment; Termination.............................................................  6
                  Interests and Conflict of Interests of Certain Persons in the Holding Company Merger..........  7
                  Resale of Crestar Common Stock................................................................  7
                  Certain Federal Income Tax Consequences of the Transaction....................................  7
                  Effective Time................................................................................  7
                  Stock Option Agreement........................................................................  7
                  Market Prices Prior to Announcement of the Transaction........................................  8
                  Comparative Per Share Data....................................................................  8

         COMPARATIVE PER SHARE DATA............................................................................. 10
                  Selected Financial Data....................................................................... 11

         AMERICAN NATIONAL SPECIAL MEETING...................................................................... 15
                  Vote Required................................................................................. 16
                  Recommendation................................................................................ 16

         THE HOLDING COMPANY MERGER............................................................................. 16
                  Background of the Holding Company Merger...................................................... 16
                  Reasons for the Holding Company Merger; Recommendations of the American National Board........ 17
                  Opinion of Financial Advisor.................................................................. 19
                  Effective Time of the Holding Company Merger.................................................. 22
                  Determination of Exchange Ratio and Exchange of
         American National Common Stock for Crestar Common Stock................................................ 22
                  Cash Election; Election Procedures............................................................ 23
                  Business of American National and Crestar Pending the Holding Company Merger.................. 23
                  Conditions to Consummation of the Holding Company Merger...................................... 24
                  Stock Option Agreement........................................................................ 25
         Waiver and Amendment; Termination...................................................................... 26
                  Accounting Treatment.......................................................................... 27
                  Operations after the Holding Company Merger................................................... 27
                  Interests of Certain Persons in the Holding Company Merger.................................... 27
                  Stock Options................................................................................. 28

                                                       i




         Effect on American National Employee Benefits Plans.................................................... 29
                  Certain Federal Income Tax Consequences....................................................... 30

         BUSINESS OF CRESTAR.................................................................................... 33

         BUSINESS OF AMERICAN NATIONAL.......................................................................... 34

         PRICE RANGE OF AMERICAN NATIONAL COMMON STOCK
         AND DIVIDEND POLICY.................................................................................... 35

         PRICE RANGE OF CRESTAR COMMON STOCK
         AND DIVIDEND POLICY.................................................................................... 36

         OWNERSHIP OF AMERICAN NATIONAL COMMON STOCK BY
         CERTAIN BENEFICIAL OWNERS.............................................................................. 37

         OWNERSHIP OF CRESTAR COMMON STOCK
         BY CERTAIN BENEFICIAL OWNERS........................................................................... 39

         SUPERVISION AND REGULATION OF CRESTAR.................................................................. 39
                  Bank Holding Companies........................................................................ 39
                  Capital Requirements.......................................................................... 40
                  Limits on Dividends and Other Payments........................................................ 40
                  Crestar Bank.................................................................................. 41
                  Other Safety and Soundness Regulations........................................................ 41

         DESCRIPTION OF CRESTAR CAPITAL STOCK................................................................... 42
                  Common Stock.................................................................................. 42
                  Preferred Stock............................................................................... 42
                  Rights........................................................................................ 42
                  Virginia Stock Corporation Act................................................................ 43

         COMPARATIVE RIGHTS OF SHAREHOLDERS..................................................................... 44
                  Capitalization................................................................................ 44
                  Amendment of Articles or Bylaws............................................................... 44
                  Required Shareholder Vote for Certain Actions................................................. 45
                  Director Nominations.......................................................................... 45
                  Directors and Classes of Directors; Vacancies and Removal of Directors........................ 45
                  Anti-Takeover Provisions...................................................................... 46
                  Preemptive Rights............................................................................. 47
                  Assessment.................................................................................... 47
                  Conversion; Redemption; Sinking Fund.......................................................... 47
                  Liquidation Rights............................................................................ 47
                  Dividends and Other Distributions............................................................. 47
                  Special Meetings of Shareholders.............................................................. 48
                  Indemnification............................................................................... 48
                  Shareholder Proposals......................................................................... 48
                  Shareholder Inspection Rights; Shareholder Lists.............................................. 49
                  Shareholder Rights Plan....................................................................... 49
                  Dissenters' Rights............................................................................ 49

         RESALE OF CRESTAR COMMON STOCK......................................................................... 49

                                                       ii





         EXPERTS................................................................................................ 50

         LEGAL OPINIONS......................................................................................... 50

         OTHER MATTERS.......................................................................................... 50

ANNEX I --        Agreement and Plan of Reorganization dated as of June 23, 1997 and related Holding
                  Company Plan of Merger
ANNEX II --       Stock  Option  Agreement  dated as of June  23,  1997
ANNEX  III --     Fairness Opinion of Keefe Bruyette & Woods, Inc.
ANNEX IV --       American National's 1996 Annual Report to Shareholders
ANNEX V --        American National's Quarterly Report on Form 10-Q for the three months ended April 30,
                  1997

                              AVAILABLE INFORMATION

         Crestar and American National are subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 or 7 World Trade Center, Suite 1300, (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically, including Crestar and American National, with the SEC at http://www.sec.gov. Such reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 for Crestar and at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006 for American National. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which has been filed by Crestar with the SEC under the Securities Act of 1933, as amended (the "1933 Act"), with respect to Crestar Common Stock and to which reference is hereby made.

         No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer or proxy solicitation contained in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by Crestar or American National. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person or proxy solicitation in any jurisdiction to whom it would be unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor the distribution of any of the securities to which this Proxy Statement/Prospectus relates shall, at any time, imply that the information herein is correct as of any time subsequent to the date hereof.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO CRESTAR AND AMERICAN NATIONAL THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. CRESTAR DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM CRESTAR'S INVESTOR RELATIONS DEPARTMENT, CRESTAR FINANCIAL CORPORATION, P. O. BOX 26665, 919 EAST MAIN STREET, RICHMOND, VIRGINIA 23261-6665, (804) 782-7152. AMERICAN NATIONAL DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE SECRETARY, AMERICAN NATIONAL BANCORP, INC., 211 NORTH LIBERTY STREET, BALTIMORE, MARYLAND 21201, (410) 752-0400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY ________ __, 1997.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by Crestar with the SEC are incorporated by reference in this Proxy Statement/Prospectus: (i) Crestar's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Crestar's Quarterly Reports on Form 10-Q for the three month periods ended March 31, 1997 and June 30, 1997;
(iii) the description of Crestar Common Stock in Crestar's registration statement filed under the Exchange Act with respect to Crestar Common Stock on July 1, 1993; and the description of the Rights in Crestar's registration statement on Form 8-A filed under the Exchange Act with respect to the Rights on June 26, 1989.

         The following documents filed by American National with the SEC are incorporated by reference in this Proxy Statement/Prospectus: (i) American National's Annual Report on Form 10-K for the year ended July 31, 1996; (ii) American National's Quarterly Reports on Form 10-Q for the periods ended October 31, 1996, January 31, 1997, and April 30, 1997; and (iii) American National's Current Report on Form 8-K dated July 3, 1997.

         All documents filed by Crestar and American National pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the American National Special Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus or any supplement hereto.

         Also incorporated by reference herein is the Agreement and Plan of Reorganization by and among Crestar, Crestar Bank, American National and Savings Bank, dated as of June 23, 1997, which is attached to this Proxy Statement/Prospectus as Annex I, and the Stock Option Agreement by and among Crestar and American National dated as of June 23, 1997, which is attached to this Proxy Statement/Prospectus as Annex II.

                 CERTAIN INFORMATION REGARDING AMERICAN NATIONAL

         As required by regulations of the Securities and Exchange Commission, certain American National documents are included (without exhibits) as annexes to this Proxy Statement/Prospectus. American National's Annual Report to its Shareholders for the fiscal year ended July 31, 1996, is included as Annex IV, and American National's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1997 is included as Annex V. Annexes IV and V (excluding any documents incorporated by reference therein or exhibits thereto) are part of this Proxy Statement/Prospectus and should be carefully reviewed for information they contain regarding American National. The documents incorporated by reference by, or included as exhibits to, either Annex IV or Annex V are not part of this Proxy Statement/Prospectus or the Registration Statement.

                                     SUMMARY

         The following summary is not intended to be a complete description of all material facts regarding Crestar, American National and the matters to be considered at the American National Special Meeting. In the opinion of Crestar and American National, the information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus, Annexes hereto, and the documents referred to herein, contain all such material facts.
Shareholders are urged to carefully read all such information.

Parties to the Transaction

         Crestar. Crestar is the holding company for Crestar Bank. At June 30, 1997, Crestar had approximately $22.8 billion in total assets, $15.8 billion in total deposits and $1.9 billion in total stockholders' equity.

         In 1963, six Virginia banks combined to form United Virginia Bankshares Incorporated ("UVB"), a bank holding company formed under the Bank Holding Company Act of 1956 (the "BHCA"). UVB (parent company of United Virginia Bank) extended its operations into the District of Columbia by acquiring NS&T Bank, N.A. on December 27, 1985 and into Maryland by acquiring Bank of Bethesda on April 1, 1986, Loyola Federal Savings Bank, Baltimore, on December 31, 1995, and Citizens Bank on December 31, 1996. On September 1, 1987, UVB was renamed Crestar Financial Corporation. On November 14, 1996, all of Crestar's banking subsidiaries were consolidated into Crestar Bank.

         Crestar conducts its banking business through Crestar Bank, which serves customers through a network of 481 banking locations and 514 automated teller machines (as of June 30, 1997). Crestar Bank offers a broad range of banking services, including various types of deposit accounts and instruments, commercial and consumer loans, trust and investment management services, bank credit cards and international banking services. Crestar's subsidiary, Crestar Insurance Agency, Inc., offers a variety of personal and business insurance products. Securities brokerage and investment banking services are offered by Crestar's subsidiary, Crestar Securities Corporation. Mortgage loan origination, servicing and wholesale lending are offered by Crestar Mortgage Corporation, and investment advisory services are offered by Crestar Asset Management Company, both of which are subsidiaries of Crestar Bank. These various Crestar subsidiaries provide banking and non-banking services throughout Virginia, Maryland and Washington, D.C., as well as certain non-banking services to customers in other states.

         The executive offices of Crestar are located in Richmond, Virginia at Crestar Center, 919 East Main Street. Regional headquarters are located in Norfolk and Roanoke, Virginia, Washington, D.C., and Baltimore, Maryland. Crestar's principal Operations Center is located in Richmond. See "Business of Crestar."

         American National. American National is the holding company for Savings Bank. At April 30, 1997, American National had approximately $505.3 million in total assets, $329.5 million in total deposits and $45.3 million in total stockholders equity.

         The executive offices of American National are located at 211 North Liberty Street, Baltimore, Maryland 21201. See "Business of American National."

         Savings Bank is a federal savings bank through which American National conducts its banking business. Savings Bank is primarily engaged in the business of attracting deposits from the general public in its market area, which consists of Baltimore City and parts of the Maryland counties of Baltimore, Howard, Harford, Anne Arundel, and Carroll, and investing such deposits together with other funds in loans collateralized by one- to four-family residential real estate, mortgage-backed securities, and, to a lesser extent, construction and land development loans, consumer loans and investment securities.

American National Special Meeting

         The American National Special Meeting will be held on ________ __, 1997 at __:__ _.m. at ___________________, ______, ________. The purpose of the
Special Meeting is to consider and vote upon a proposal to approve the Agreement, including the related Plan of Merger. See "American National Special Meeting."

Vote Required; Record Date

         Only American National shareholders of record at the close of business on ________ __, 1997 (the "Record Date") will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the shares outstanding on such date is required to approve the Agreement. As of the Record Date, there were __________ shares of American National Common Stock entitled to be voted.

         The directors and executive officers of American National and their affiliates beneficially owned, as of the Record Date, _________ shares or approximately _____% of the outstanding shares of American National Common Stock. Six of the seven American National directors have agreed to vote their shares in favor of approval of the Agreement. The directors and executive officers of Crestar and their affiliates beneficially owned, as of the Record Date, a total of less than 1% of the outstanding shares of American National Common Stock. See "American National Special Meeting."

The Holding Company Merger

         Pursuant to the Agreement, at the Effective Time of the Holding Company Merger (as defined herein), American National will merge with and into Crestar in accordance with the Holding Company Plan of Merger whereby the separate existence of American National will cease. At the Effective Time of the Holding Company Merger, each outstanding share of American National Common Stock (other than shares held directly by Crestar, which shall be canceled without payment therefore) will be converted, based on the Exchange Ratio, into and represent the right to receive (upon an American National shareholder's election) either
(i) a number of shares of Crestar Common Stock determined by the Exchange Ratio, subject to adjustment as set forth in the Agreement or (ii) $20.25 in cash (provided that the number of shares that may be exchanged for cash shall not exceed 40% of the number of outstanding shares of American National Common Stock). Cash will be paid in lieu of fractional shares of Crestar Common Stock. At the Effective Time of the Holding Company Merger, each share of American National Common Stock held by Crestar, excluding shares held in a fiduciary capacity, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto. Crestar does not directly hold any shares of American National Common Stock.

         Immediately following the Effective Time of the Holding Company Merger, Savings Bank will merge into Crestar Bank in accordance with the Bank Plan of Merger, and the separate existence of Savings Bank will cease. The Bank Merger is intended to qualify as an "Oakar" transaction to avoid the payment of FDIC exit and entrance fees in accordance with Section 5(d)(3) of the Federal Deposit Insurance Act ("FDIA").

The Exchange Ratio

         For the purpose of determining the Exchange Ratio, each share of American National Common Stock has been valued at $20.25 (the "Common Stock Price Per Share"). In the Holding Company Merger, each share of American National Common Stock (other than shares held directly by Crestar and shares to be exchanged for cash) shall be converted, based on the Exchange Ratio, into a fraction of a share of Crestar Common Stock determined in accordance with the Exchange Ratio. The "Exchange Ratio" shall be calculated as follows: (i) if the average closing price of Crestar Common Stock as reported on the NYSE for each of the 10 trading days ending on the tenth day prior to the Effective Time of the Holding Company Merger (the "Average Closing Price") is between $30 and $50, the Exchange Ratio shall be the quotient (rounded to the nearest one-thousandth) of (A) $20.25 divided by (B) the Average Closing Price; (ii) if the Average Closing Price is $50 or greater, the Exchange Ratio shall be 0.405; and (iii) if the Average Closing Price is $30 or less, the Exchange Ratio shall be 0.675.

         Outstanding options to acquire American National Common Stock that were granted under American National's stock option plans (the "American National
Options"), other than the Option held by Crestar described below, shall be converted into options to acquire Crestar Common Stock ("Crestar Options"). The exercise price per share of Crestar Common Stock under a Crestar Option shall be equal to the exercise price per share of American National Common Stock under the American National Option divided by the Exchange Ratio. The number of shares of Crestar Common Stock subject to a Crestar Option shall be equal to the number of shares of American National Common Stock subject to the American National Option multiplied by the Exchange Ratio. Except as provided in the preceding sentences regarding the price of, and number of shares of Crestar Common Stock subject to, a Crestar Option, the terms of a Crestar Option shall be the same as the terms of an American National Option.

Cash Election

         Holders of American National Common Stock will be given the option of exchanging all or any part of their shares for $20.25 cash per share of American National Common Stock. The number of shares exchanged for cash may not exceed 40% of the number of outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger. Because the number of shares exchanged for cash may not exceed 40% of the outstanding shares of American National Common Stock, the extent to which the cash elections will be accommodated will depend upon the number of American National shareholders who elect to receive cash. Accordingly, an American National shareholder who elects to receive cash may instead receive shares of Crestar Common Stock (plus cash in lieu of fractional shares).

         IF AN AMERICAN NATIONAL SHAREHOLDER ELECTS TO SURRENDER SHARES FOR CASH, HE MUST FILE THE CASH OPTION FORM ACCOMPANYING THIS PROXY STATEMENT/PROSPECTUS PRIOR TO OR AT THE AMERICAN NATIONAL SPECIAL MEETING. ANY AMERICAN NATIONAL SHAREHOLDER WHO DOES NOT COMPLETE AND RETURN A CASH OPTION FORM PRIOR TO OR AT THE AMERICAN NATIONAL SPECIAL MEETING CAN ONLY RECEIVE CRESTAR COMMON STOCK IN THE HOLDING COMPANY MERGER. ONCE THE VOTE ON THE HOLDING COMPANY MERGER HAS BEEN TAKEN AT THE AMERICAN NATIONAL SPECIAL MEETING, THE CASH ELECTION IS IRREVOCABLE. THE CASH OPTION FORM MUST BE ACCOMPANIED BY THE STOCK CERTIFICATES TO BE EXCHANGED FOR CASH.

         See "The Holding Company Merger -- Cash Election; Election Procedures."

Reasons for the Holding Company Merger; Recommendations of the American National Board

         The American National Board believes that the terms of the Holding Company Merger and the Agreement are fair to, and in the best interests of, American National and its shareholders and has adopted the Agreement. In considering the terms and conditions of the Holding Company Merger, the American National Board considered, among other things: the financial terms of the Holding Company Merger; the fact that the Holding Company Merger would qualify as a tax-free reorganization; the financial condition and history of performance of Crestar; the advantage of risk diversification associated with ownership in an institution operating in a broader geographic area; the opinion of its financial advisor, Keefe Bruyette & Woods, Inc. ("Keefe Bruyette"), that the consideration to be received in the Holding Company Merger is fair to the holders of American National Common Stock from a financial point of view; and the operational and competitive benefits of the Holding Company Merger. The American National Board also considered that the historical dividends per share and net income per share of the Crestar Common Stock to be received by the holders of American National Common Stock, after giving effect to the Exchange Ratio, represent a substantial increase in the historical dividends per share and net income per share of American National Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends or income per share of Crestar Common Stock. See "The Holding Company Merger --

Background to the Holding Company Merger," " -- Reasons for the Holding Company Merger; Recommendation of the American National Board," and " -- Opinion of Financial Advisor."

         THE AMERICAN NATIONAL BOARD RECOMMENDS THAT THE HOLDERS OF AMERICAN NATIONAL COMMON STOCK VOTE TO APPROVE THE PROPOSED HOLDING COMPANY MERGER.

Opinion of Financial Advisor

         American National has received the opinion of Keefe Bruyette that the Common Stock Price Per Share is fair to the holders of American National Common Stock from a financial point of view. Keefe Bruyette's opinion is directed only to the Common Stock Price Per Share and does not constitute a recommendation to any holders of American National Common Stock as to how such holders should vote at the American National Special Meeting or as to any other matter. American National paid Keefe Bruyette a cash fee of $50,000 upon the delivery of the fairness opinion and $50,000 when the Proxy Statement/Prospectus was mailed, and will pay Keefe Bruyette $290,000 upon consummation of the Holding Company Merger. For additional information concerning Keefe Bruyette and its opinion, see "The Holding Company Merger -- Opinion of Financial Advisor." The opinion of such firm, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex III to this Proxy Statement/Prospectus.

No Dissenter's Rights

         Holders of American National Common Stock entitled to vote on the Agreement and the related Holding Company Plan of Merger do not have dissenter's rights in accordance with Delaware General Corporation Law.

Conditions to Consummation

         Consummation of the Holding Company Merger would be accomplished by the statutory merger of American National into Crestar and consummation of the Bank Merger would be accomplished by the statutory merger of Savings Bank into Crestar Bank. The Holding Company Merger and the Bank Merger are contingent upon approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision (the "OTS"), and the State Corporation Commission of Virginia (the "SCC"), which approvals have been applied for and are expected to be received. The Holding Company Merger is also subject to other usual conditions, including receipt by Crestar and American National of the legal opinion of Hunton & Williams, counsel to Crestar, that the Holding Company Merger and the Bank Merger each will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Holding Company Merger -- Conditions to Consummation of the Holding Company Merger."

Business of Crestar and American National Pending the Holding Company Merger

         American National has agreed to carry on its operations only in the ordinary course of business and not to take certain actions relating to the operation of its business pending consummation of the Holding Company Merger without notice to or the approval of Crestar, including the payment of cash dividends other than the regular quarterly cash dividends consistent with its practice in effect in its fiscal quarter ended April 30, 1997. Crestar has agreed that it will conduct its operations only in the ordinary course of business consistent with past practice and not to take certain actions. See "The Holding Company Merger -- Business of Crestar and American National Pending the Holding Company Merger."

Waiver and Amendment; Termination

         Crestar and American National may amend or modify the Agreement at any time, except that, after the vote by the shareholders of Crestar and American National, no such amendment or modification may be made which reduces or changes the form and amount of consideration payable pursuant to the Agreement without further shareholder approval. If at any time before the Effective Time of the Holding Company Merger, a material term of the Agreement or Holding Company Plan of Merger is amended, the American National Board will postpone or reschedule the American National Special Meeting (or, if necessary, call additional shareholder meetings), to vote on the Agreement and Holding Company Plan of Merger, as amended, and resolicit proxies for use at such meeting.

         Crestar and American National each has the right, acting unilaterally, to terminate the Agreement should the Holding Company Merger not be consummated by March 31, 1998 and prior to that time upon the occurrence of certain events. See "The Holding Company Merger -- Waiver and Amendment; Termination."

Interests and Conflict of Interests of Certain Persons in the Holding Company Merger

         Certain members of American National's management and the American National Board have interests and conflicts of interest in the Holding Company Merger in addition to their interests as shareholders of American National generally. These include, among other things, provisions in the Agreement requiring Crestar to honor existing employment and severance agreements with A. Bruce Tucker, Joseph M. Solomon, James M. Uveges and Mark S. Barker, indemnification and directors and officers liability insurance coverage for American National's directors and officers, and eligibility for certain Crestar employee benefits. For additional information concerning the employment agreements, see "The Holding Company Merger -- Interests and Conflicts of Interest of Certain Persons in the Holding Company Merger." All American National Options are issued pursuant to plans previously approved by the shareholders of American National.

Resale of Crestar Common Stock

         Shares of Crestar Common Stock received in the Holding Company Merger will be freely transferable by the holders thereof, except for those shares held by those holders who may be deemed to be "affiliates" of American National or Crestar under applicable federal securities laws. See "Resale of Crestar Common Stock."

Certain Federal Income Tax Consequences of the Transaction

         Each of the Holding Company Merger and the Bank Merger is intended to be a tax-free "reorganization" as defined in Section 368(a) of the Code, but the receipt of cash by an American National Shareholder for any shares of American National Common Stock or in lieu of a fractional share of Crestar Common Stock will be a taxable transaction. In the opinion of Hunton & Williams, counsel to Crestar, the Holding Company Merger and the Bank Merger each will qualify as a "reorganization" as defined in Section 368(a) of the Code. A condition to consummation of the Holding Company Merger is the receipt by Crestar and American National of substantially the same opinion from Hunton & Williams as of the Closing Date. See "The Holding Company Merger -- Certain Federal Income Tax Consequences."

Effective Time

         The Holding Company Merger will become effective on the date and time specified in the Articles of Merger for the Holding Company Merger to be filed with the Delaware Secretary of State and the SCC. The Bank Merger will become effective on the date and time specified in the Articles of Merger for the Bank Merger to be filed with the OTS and the SCC. The Effective Time of the Holding Company Merger is to be not later than March 31, 1998, and is expected no earlier than November 6, 1997 and prior to December 31, 1997.

Stock Option Agreement

         Crestar and American National have entered into a Stock Option Agreement, dated as of June 23, 1997 (the "Option Agreement"), pursuant to which American National issued to Crestar an option (the "Option") to purchase up to 792,000 shares of American National Common Stock at a purchase price of $16.125 per share. The Option may be exercised in whole or in part, at any time or from time to time if a Purchase Event (as defined therein) shall have occurred and be continuing. The Option Agreement provides that to the extent that it shall have not been exercised, the Option shall terminate (i) on the Effective Date of the Holding Company Merger; (ii) upon termination of the Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by American National of certain specified covenants contained therein or, following the occurrence of a Purchase Event (as defined therein), failure of American National's shareholders to approve the Agreement by the vote required under applicable law or under American National's certificate of incorporation); or (iii) 12 months after termination of the Agreement due to a willful breach by American National of certain specified covenants contained therein or, following the occurrence of a Purchase Event (as defined therein), failure of American National shareholders to approve the Agreement by the vote required under applicable law or under American National's charter. The Option Agreement is attached hereto as Annex II. See also "The Holding Company Merger -- Stock Option Agreement."

Market Prices Prior to Announcement of the Transaction

         The following table discloses the price per share of Crestar Common Stock and American National Common Stock based on the last reported sales prices per share of Crestar Common Stock on the NYSE Composite Transactions Tape and of American National Common Stock on The Nasdaq National Market on June 20, 1997, the last trading day preceding the public announcement of the proposed Transaction. See "Price Range of American National Common Stock and Dividend Policy" for information concerning recent market prices of the American National Common Stock.

                                                         Equivalent
                                                         Historical
                                                         ----------
                                                         Pro Forma
                                                 Crestar        American National                American National(a)
                                                 -------        -----------------                --------------------
         Common Stock.........................    $41.25             $16.125                            $20.25

----------------
(a) The amount of the equivalent price for American National Common Stock is the product of multiplying an assumed Exchange Ratio of .491 shares of Crestar Common Stock (the result of dividing $20.25 by the last sale price of Crestar Common Stock on June 20, 1997 of $41.25) by $41.25 per share.

Comparative Per Share Data

         The following table presents historical and pro forma per share data for Crestar, and historical and equivalent pro forma per share data for American National. The pro forma combined per Crestar common share amounts give effect to the Exchange Ratio of .437 shares of Crestar Common Stock for each share of American National Common Stock (based on the last sale price of Crestar Common Stock on August 6, 1997 of $46.3125). The equivalent pro forma per American National common share amounts allow comparison of historical information regarding one share of American National Common Stock to the corresponding data regarding what one share of American National Common Stock will equate to in the combined corporation; such amounts are computed by multiplying the pro forma combined per Crestar common share amounts by an assumed Exchange Ratio of
 ._____. As discussed in "The Merger -- Determination of Exchange Ratio and Exchange for Crestar Common Stock," the final Exchange Ratio will be determined based on the average closing price for Crestar Common Stock as reported on the New York Stock Exchange for each of the 10 trading days ending on the 10th day prior to the day of the Effective Time of the Holding Company Merger. The following table is based on the assumption that all issued and outstanding shares of American National Common Stock are converted into shares of Crestar Common Stock.

         Crestar's fiscal year ends December 31 and American National's fiscal year ends July 31. In the following table, American National financial data are presented consistent with the fiscal year of Crestar. Under the heading "Years Ended December 31, 1996 and 1995," American National book value per share is as of December 31, 1996 and 1995. Under the heading "Six Months Ended June 30, 1997 and 1996", American National book value per share is as of June 30, 1997 and 1996, and net income and dividend data reflect results for the six months then ended.

         The per share data included in the following table should be read in conjunction with the consolidated financial statements of Crestar and the consolidated financial statements of American National incorporated by reference herein and the notes accompanying all such financial statements. Data in the table has been restated to reflect the two-for-one stock split distributed by Crestar on January 24, 1997. The data presented below are not necessarily indicative of the results of operations which would have been obtained if the Holding Company Merger had been consummated in the past or which may be obtainable in the future.



                                            COMPARATIVE PER SHARE DATA
                                                    (Unaudited)
                                                                  Six Months Ended            Years Ended
                                                                      June 30,                December 31,
                                                                   1997      1996        1996     1995      1994
                                                                   ----      ----        ----     ----      ----
Book Value Per Share at Period End(1,4):
  Crestar historical                                             $ 17.17    $ 16.04    $ 16.20 $ 16.12    $ 14.57
  American National historical                                     13.36      13.00      12.91   12.78        N/A
  Pro forma combined per Crestar common share                      17.35      16.23      16.34   16.31        N/A
  Equivalent pro forma per American National common share           7.58       7.10       7.16    7.13        N/A
Cash Dividends Declared Per Common Share(1,4):
  Crestar historical(2)                                          $   .29    $  .485    $ 1.275 $  .875    $  .765
  American National historical                                       .06         --        .03     .40       .398
  Pro forma combined per Crestar common share(2)                     .29       .485      1.275     N/A        N/A
  Equivalent pro forma per American National common share           .127       .212       .557     N/A        N/A
Net Income Per Share(4):
  Crestar historical                                             $  1.32    $  1.18    $  1.94 $  1.92    $  1.93
  American National historical                                       .59        .30        .25     .21        .12
  Pro forma combined per Crestar common share(3)                    1.30       1.17       1.92     N/A        N/A
  Equivalent pro forma per American National common share:           .57        .51        .84     N/A        N/A
-----------------------
(1)   Pro forma  combined book value per share and cash  dividends  declared per share for Crestar and American National do not reflect exercise of options to acquire shares of American  National  Common Stock.  Options to acquire
      345,357  American  National common shares at an average price per share of
      $8.97 were outstanding at June 30, 1997. Assumed exercise of these options does not have a significant impact upon the combined  stockholders' equity of Crestar and American  National or the pro forma combined cash dividends declared per share.
(2)   Pro forma combined  dividends  declared per Crestar common share represent historical  dividends  per share  declared by  Crestar.  During the fourth quarter of 1996,  Crestar  declared  two cash  dividends.  Of the two cash dividends  declared,  one for $.26 per share was paid  during  the  fourth quarter  of 1996,  and one for $.27 per  share was paid  during  the first quarter of 1997.
(3)   Pro forma combined net income per Crestar common share represents combined net income available to common shareholders, divided by pro forma combined average primary common shares outstanding.
(4)   American National Bancorp, Inc. ("American National"), the holding company for American National Savings Bank, F.S.B. ("Savings Bank"), acquired 100%
      of the stock of the Savings Bank on October 31, 1995. Prior to October 31,
      1995,  American  National  Bankshares,  M.H.C.  (MHC)  served  as a mutual holding  company for the Savings Bank.  Pro forma and equivalent pro forma per share  information  for American  National for the twelve months ended
      December 31, 1995 and 1994,  and as of December 31, 1994, is not presented due to the October 31, 1995  initial  issuance of common stock by American
      National.

Selected Financial Data

                          CRESTAR FINANCIAL CORPORATION

         The following Crestar consolidated financial data is qualified in its entirety by the information included in the documents incorporated in this Proxy Statement/Prospectus by reference. Interim financial results, in the opinion of Crestar management, reflect all adjustments necessary for a fair presentation of the results of operations, including adjustments related to completed acquisitions. All such adjustments are of a normal nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period. See "Incorporation of Certain Information by Reference."

                                                Six Months
                                              Ended June 30,                           Years ended December 31,
                                           ---------------------    ------------------------------------------------
                                              1997       1996       1996       1995       1994       1993       1992
                                           ---------- ---------- ---------- ---------- ---------- ---------- ---------
                                                           (Dollars in millions, except per share data)
Earnings (1):

Net interest income                         $  438.0   $  430.3   $  866.3   $  814.9   $  777.9   $  707.3   $  660.1
Provision for loan losses                       65.7       46.7       95.9       66.3       36.5       63.3      120.8
Net interest income after
 provision for loan losses                     372.3      383.6      770.4      748.6      741.3      644.0      539.2
Noninterest income                             214.5      179.1      336.4      323.0      288.7      273.6      255.4
Noninterest expense                            359.0      355.8      783.5      721.1      700.6      652.8      641.9
Income before income taxes                     227.7      206.9      323.3      350.5      329.4      264.8      152.6
Income tax expense                              80.2       74.9      105.0      134.6      114.3       85.2       35.4
Net income                                     147.6      132.0      218.3      215.9      215.2      179.6      117.2
Net income applicable to
 common shares                                 147.6      132.0      218.3      215.9      215.2      177.4      114.7

Per Common Share Data:
Net income per share (primary)                  1.32       1.18       1.95       1.92       1.93       1.60       1.13
Net income per share (fully diluted)            1.32       1.18       1.94       1.92       1.93       1.60       1.12
Dividends paid                                  0.56       0.49       1.01       0.88       0.77       0.57       0.40
Book value                                     17.17      16.04      16.20      16.12      14.57      13.72      12.48
Average primary shares
 (thousands)                                 111,573    112,160    112,037    112,432    111,643    110,836    101,885
Average fully diluted shares
 (thousands)                                 111,695    112,160    112,408    112,623    111,665    111,007    102,096

Selected Period-End Balances:
Total assets                              $ 22,808.8 $ 22,663.0 $ 22,861.9 $ 22,332.6 $ 20,171.0 $ 18,924.1 $ 17,702.9
Loans (net of unearned income)              14,285.7   13,705.3   14,049.7   14,032.8   20,167.7   10,666.5    9,580.1
Allowance for loan losses                      279.2      272.9      268.9      274.4      265.2      254.7      244.3
Nonperforming assets (2)                        92.1      122.9      109.0      129.0      152.7      177.8      317.9
Total deposits                              15,846.5   15,854.0   15,671.2   16,297.0   15,199.0   14,432.2   13,886.2
Long-term debt                                 819.1      696.7      659.3      671.3      715.1      604.0      334.4
Common shareholders' equity                  1,900.1    1,777.1    1,779.5    1,785.6    1,601.5    1,510.1    1,339.3
Total shareholders' equity                   1,900.1    1,777.1    1,779.5    1,785.6    1,601.5    1,510.1    1,384.3

Average Balances:
Total assets                              $ 21,470.5 $ 21,497.4 $ 21,588.0 $ 20,435.8 $ 19,380.1 $ 17,824.2 $ 16,910.2
Loans (net of unearned income)              13,712.9   13,492.7   13,355.1   13,404.1   11,540.0    9,693.3    9,688.4
Total deposits                              15,611.7   15,854.4   16,048.2   15,431.5   15,145.8   13,983.9   13,824.8
Long-term debt                                 843.9      707.6      689.0      695.5      588.3      463.7      308.5
Common shareholders' equity                  1,814.3    1,767.8    1,776.7    1,716.7    1,561.3    1,431.1    1,211.8
Total shareholders' equity                   1,814.3    1,767.8    1,776.7    1,716.7    1,561.3    1,475.0    1,256.8



                                                       11



                                                Six Months
                                              Ended June 30,                           Years ended December 31,
                                          ----------------------    ------------------------------------------------
                                              1997       1996       1996       1995       1994       1993       1992
                                           ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                           (Dollars in millions, except per share data)
Ratios:
Return on average assets                     $  1.37    $  1.23    $  1.01    $  1.06    $  1.11    $  1.01    $  0.69
Return on average
  shareholders' equity                         16.27      14.93      12.28      12.58      13.78      12.18       9.33
Return on average common
  shareholders' equity                         16.27      14.93      12.28      12.58      13.78      12.39       9.47
Net interest margin (3)                         4.54       4.44       4.44       4.44       4.47       4.47       4.44
Nonperforming assets to
  loans and foreclosed
  properties at period end                      0.64       0.89       0.77       0.92       1.15       1.66       3.27
Net charge-offs to average loans                0.79       0.69       0.74       0.48       0.35       0.75       1.30
Allowance for loan losses to
  loans at period end                           1.96       1.99       1.91       1.96       2.01       2.39       2.55
Allowance for loan losses to
  nonperforming loans at period end              483        310        330        305        254        222        133
Allowance for loan losses to
  nonperforming assets at period end             303        222        247        213        174        143         77
Total shareholders' equity to
  total assets at period end                    8.33       7.84       7.78       8.00       7.94       7.98       7.82

Capital Ratios at Period End:
  Tier 1 risk-adjusted capital                  10.7        9.2       10.5        9.3        9.9       10.9       10.7
  Total risk-adjusted capital                   13.5       12.1       13.4       12.3       13.1       13.3       13.5
  Tier 1 leverage                                9.3        7.5        8.4        7.6        7.8        7.8        7.8

-----------------------------------

(1)  Amounts may not add due to rounding.

(2) Nonperforming assets include nonaccrual loans, restructured loans and foreclosed properties.

(3) Net interest margin is calculated on a taxable equivalent basis, using a tax rate of 34% for 1992, and a tax rate of 35% for all other periods presented.

                         AMERICAN NATIONAL BANCORP, INC.

         The following American National Bancorp, Inc. consolidated financial data is qualified in its entirety by the information included in the documents included in this Proxy Statement/Prospectus. Interim financial results, in the opinion of management of American National Bancorp, Inc., reflect all adjustments necessary for a fair presentation of the results of operations. All such adjustments are of a normal recurring nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.
See "Incorporation of Certain Information by Reference."

                                                Nine Months
                                              Ended April 30,                      Years ended July 31,
                                          ----------------------    ------------------------------------------------
                                              1997       1996       1996       1995       1994       1993       1992
                                           ---------- ---------- ---------- ---------- ---------- ---------- ---------
                                                           (Dollars in thousands, except per share data)

Earnings:

Net interest income........................$ 11,335 $   9,339  $  12,865   $  11,746  $  11,084  $  11,176  $   9,806
Provision for loan losses..................     460       562        772       3,386      1,989      3,611      2,679
Net interest income after
 provision for loan losses.................  10,875     8,777     12,093       8,360      9,095      7,565      7,127
Noninterest income.........................     644       615        293         940      2,117      1,690      2,390
Noninterest expense........................   9,914     7,491     10,039       9,340      9,228      8,821      9,456
Income (loss) before income taxes..........   1,605     1,901      2,347         (40)     1,984        434         61
Income tax expense (benefit)...............     539       614        801         (50)       695        322       (135)
Income before cumulative effect of
 accounting change.........................   1,066     1,287      1,546          10      1,289        112        196
Cumulative effect of change in
 accounting for income taxes...............       -         -          -           -          -   $    583          -
Net income ................................$  1,066  $  1,287   $  1,546    $     10    $  1,289  $    695   $    196
                                           ========  ========   ========    ========    ========  ========   ========

Net income applicable to
 common shares.............................     .30       .29        .36           -        .41        N/A        N/A

Per Common Share Data:

Net income (per common share)..............$     .30   $    .29   $    .36    $     -   $    .41$       N/A     $  N/A
Dividends declared.........................      .09        N/A        N/A        .40        .30        N/A        N/A
Book value.................................    13.01      12.85      13.06      14.11      14.21        N/A        N/A
Average Common Share and
 Common Share Equivalents
 Outstanding (thousands)(7)................    3,482      3,809      3,766      2,052      2,052        N/A        N/A

Selected Period-End Balances:
Total assets............................... $505,318   $449,019   $461,271   $426,174   $400,046   $303,259   $398,869
Loans (net of unearned income).............  322,805    268,075    278,402    232,089    208,542    221,595    254,665
Allowance for loan losses..................    3,827      4,394      4,412      6,361      3,669      2,326      1,468
Nonperforming assets(5)....................    2,942      4,645      4,675      9,497      4,281      8,932     12,158
Total deposits.............................  329,516    316,502    313,083    314,613    308,989    317,711    344,586
Long-term debt.............................   44,818     18,975     27,875     11,862     21,997     16,382     23,400
Common shareholders' equity................   45,315     49,011     47,270     28,959     29,160     21,193     20,508
Total shareholders' equity.................   45,315     49,011     47,270     28,959     29,160     21,193     20,508

Average Balances:

Total assets............................... $485,990   $439,454   $445,512   $417,004   $390,746   $384,216   $407,436
Loans (net of unearned income).............  301,509    246,396    254,090    225,633    217,662    241,437    277,049
Total deposits.............................  319,298    319,526    315,853    309,596    315,168    331,211    347,987
Long-term debt.............................   32,410     16,288     11,764     19,178     11,047     17,262     24,256
Common shareholders' equity................   45,276     40,999     42,558     28,973     27,555     21,275     20,595
Total shareholders' equity.................   45,276     40,999     42,558     28,973     27,555     21,275     20,595


                                                       13




                                                Nine Months
                                              Ended April 30,                      Years ended July 31,
                                          ----------------------    ------------------------------------------------
                                              1997       1996       1996       1995       1994       1993       1992
                                           ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                           (Dollars in thousands, except per share data)
Ratios:

Return on average assets (1)...............     .29%      .39%       .35%          -%       .33%       .18%       .05%
Return on average
  shareholders' equity (1).................    3.14      4.18       3.63         .03       4.68       3.27        .95
Return on average common
  shareholders' equity (1).................    3.14      4.18       3.63         .03       4.68       3.27        .95
Net interest margin(6).....................    3.16      2.87       2.93        2.86       2.89       2.97       2.44
Nonperforming assets to
  loans and foreclosed
  properties at period end.................     .91      1.73       1.68        4.08       2.05       4.01       4.73
Net charge-offs to average loans (1).......     .46      1.32       1.07         .31        .30       1.14       1.06

Allowance for loan losses to
  loans at period end......................    1.190     1.64       1.59        2.74        1.76      1.05        .58
Allowance for loan losses to
  nonperforming loans at period end........  136.630   103.41     112.87       73.90      101.41     30.42       15.06
Allowance for loan losses to
  nonperforming assets at period end.......  130.080    94.60      94.37       66.98       85.70     26.04       12.07
Total shareholders' equity
  to total assets at period end............    8.970    10.92      10.25        6.80        7.29      5.53        5.14

Capital Ratios at Period End:

Tier 1 risk-adjusted capital...............     8.26%    8.86%      8.64%       6.96%       7.16%      5.43%      4.67%
Total risk-adjusted capital................    17.37    18.64      18.20       15.29       16.01      10.18       8.39
Tier 1 leverage............................     8.26     8.86       8.64        6.96        7.16       5.43       4.67

--------------

(1)  Annualized where appropriate

(2) On October 31, 1995, American National acquired 100% of the capital stock of the Savings Bank, sold 2,182,125 shares of common stock in a subscription offering for a purchase price of $10.00 per share (the "Offering"), resulting in net proceeds of approximately $19.3 million, net of expenses. Of the net proceeds, $8.9 million was contributed to the Savings Bank. American National issued 1,798,380 shares of common stock in exchange for 927,000 shares of the Savings Bank's common stock held by public shareholders at an exchange ratio of
1.94 shares for each share of the Savings Bank's common stock. Prior to the Conversion, the Savings Bank had completed a mutual holding company reorganization in October, 1992. On November 3, 1993, the Savings Bank issued 927,000 shares to the public resulting in net proceeds of approximately $8.3 million, net of expenses and 1,165,000 shares to the Savings Bank's mutual holding company parent, American National Bankshares, M.H.C.

                        AMERICAN NATIONAL SPECIAL MEETING

         Each copy of this Proxy Statement/Prospectus mailed to holders of American National Common Stock is accompanied by a proxy card furnished in connection with the American National Board's solicitation of proxies for use at the American National Special Meeting. The Special Meeting is scheduled to be held on ________ __, 1997, at ___________________, ______, ________. Only
holders of record of American National Common Stock at the close of business on ________ __, 1997 are entitled to receive notice of and to vote at the American National Special Meeting. At the Special Meeting, shareholders will consider and vote upon the proposal to approve the Agreement.

         HOLDERS OF AMERICAN NATIONAL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO AMERICAN NATIONAL IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT.

         Any holder of American National Common Stock who has delivered a proxy appointment may revoke it any time before it is voted by attending and voting in person at the meeting or by giving notice of revocation in writing or submitting a signed proxy bearing a later date to American National Bancorp, Inc., 211 North Liberty Street, Baltimore, Maryland 21201, Attention: Secretary, provided such notice or proxy is actually received by American National before the vote of shareholders. A proxy will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary or other person responsible for tabulating votes on behalf of American National. The shares of American National Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If instructions are not given, proxies received will be voted FOR approval of the Agreement and the Plan of Merger. If any other matters are properly presented for consideration at the Special Meeting or any adjournment, the persons named in the American National proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. American National is unaware of any matter to be presented at the American National Special Meeting other than those indicated above.

         The cost of soliciting proxies from holders of American National Common Stock will be borne by American National. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of American National and Savings Bank (who will receive no additional compensation for doing so). In addition to such solicitations, Regan & Associates, Inc., a proxy solicitation firm, will assist American National in soliciting proxies for the American National Special Meeting and will be paid a fee of $3,500, plus out-of-pocket expenses. American National will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

         AMERICAN NATIONAL SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. AMERICAN NATIONAL SHAREHOLDERS ELECTING TO RECEIVE CASH FOR THEIR SHARES SHOULD FOLLOW THE INSTRUCTIONS IN THE ENCLOSED CASH OPTION FORM.

Vote Required

         The affirmative vote of the holders of a majority of the outstanding shares of American National Common Stock entitled to vote at the Special Meeting is required in order to approve the Agreement. A failure to return a properly executed proxy or to vote in person at the Special Meeting will have the same effect as a vote against the Agreement. As of the Record Date, there were _____________ shares of American National Common Stock outstanding and entitled to vote at the American National Special Meeting, with each share being entitled to one vote.

         As of the Record Date, the directors and executive officers of American National and their affiliates beneficially owned a total of 505,055 shares (representing approximately 12.8% of the outstanding shares of American National Common Stock), and the directors and executive officers of Crestar and their affiliates owned less than 1% of the outstanding shares of American National Common Stock. Six of the seven American National directors have agreed to vote their shares in favor of approval of the Agreement.

Recommendation

         For the reasons described below, the American National Board has adopted the Agreement, believes the Holding Company Merger is in the best interests of American National and its shareholders and recommends that the shareholders of American National vote FOR approval of the Agreement and the Plan of Merger. In making its recommendation, the American National Board considered, among other things, the opinion of Keefe Bruyette that the Common Stock Price Per Share was fair to American National shareholders from a financial point of view.




                           THE HOLDING COMPANY MERGER

         The detailed terms of the Holding Company Merger are contained in the Agreement and Plan of Reorganization, attached as Annex I to this Proxy Statement/Prospectus. The following discussion describes the material features of the proposed Holding Company Merger and the terms of the Agreement. This description is qualified by reference to the Agreement which is incorporated by reference herein.

Background of the Holding Company Merger

         Since its entry into the Greater Washington Region ("GWR") in 1985 by the acquisition of NS&T Bankshares in the District of Columbia and the acquisition of Bethesda Bancorporation in Maryland the following year, Crestar has sought to increase its presence in GWR and, more recently, Baltimore, by a series of strategic thrift and bank acquisitions. Since 1985, Crestar has acquired 25 banks and thrift institutions in GWR and Maryland. In 1995, Crestar acquired branches of Chase Manhattan Bank of Maryland and Loyola Federal Savings Bank in Baltimore. In 1996, Crestar acquired branches of Mellon Bank MD and Citizens Bank of Maryland.

         Crestar is an active acquiror of bank holding companies, commercial banks, and thrifts, and a number of its officers have as one of their principal duties contacting potential acquisition candidates. Since January 1, 1997, Crestar has made no firm offer to acquire a financial institution other than American National.

         In September 1996, a representative of Crestar met with the Chief Executive Officer of American National and indicated that Crestar had an interest in pursuing a business combination with American National. A follow-up meeting was held in October 1996 between representatives of Crestar and the Chief Executive Officer of American National. The Board of Directors of American National was apprised of these meetings, and the Board authorized the Executive Committee to serve as a merger and acquisitions committee, to meet with Crestar representatives and to retain a financial consultant to prepare a strategic options analysis. Although no determination was made that the Company should seek an acquisition transaction, the Board observed that the changing competitive situation in banking and financial services, on both a nationwide basis and in particular with respect to the mid-Atlantic region, had been evidenced by considerable consolidation activity in recent years. The Executive Committee thereafter met with American National's legal counsel to discuss the Board's fiduciary obligations in general and in particular in connection with a possible merger or acquisition transaction.

         In early January 1997, the Executive Committee of the Board met with Crestar representatives, who again reiterated Crestar's interest in an acquisition of American National. On January 16, 1997, the Board held a meeting at which the financial consultant retained by American National presented a strategic options analysis. Among other things, the analysis reviewed potential valuations on a going-forward basis assuming that American National remained independent and continued to implement its current business plan. Given this analysis and the preliminary pricing levels discussed by Crestar, the Board voted to continue discussions with Crestar.

         In March 1997, a confidentiality agreement was entered into by American National and Crestar, pursuant to which American National began to provide due diligence information to Crestar. In April 1997, the Board of Directors of American National approved the engagement of Keefe Bruyette for the purpose of advising the Company with respect to the acquisition proposal from Crestar and related matters.

         In May 1997, several meetings were held between representatives of Crestar and American National culminating in a meeting on May 13, 1997 at which Crestar representatives presented an outline of the merger proposal to the Executive Committee, including pricing terms (a per share consideration of approximately $18 per share was presented). The Executive Committee concluded that the per share consideration offered was insufficient. On May 15, 1997, a special meeting of the Board of Directors was convened for the purpose of reviewing the Crestar proposal, at which meeting Keefe Bruyette was present. The Executive Committee advised the Board of its view that the price per share offered was insufficient. Following discussion, including a review of the proposal by Keefe Bruyette, the Board of Directors authorized the Executive
Committee, in consultation with legal counsel and Keefe Bruyette, to inform Crestar that the price was insufficient, and, if Crestar was still interested in pursuing a merger, to continue negotiations with Crestar for the purpose of obtaining a higher price and arriving at the terms of a possible definitive merger agreement for submission to the Board of Directors.

         During late May and early June, American National, primarily through Keefe Bruyette, and Crestar and their respective counsel, negotiated the terms of a definitive merger agreement. On June 10 and 13, counsel to American National reviewed the terms of the proposed and revised definitive merger agreements with the Executive Committee. At the June 13 meeting, Keefe Bruyette also presented its analysis to the Executive Committee of the merger from a financial point of view. A meeting of the Board of Directors of American National was held on June 19, at which time counsel reviewed the terms of the proposed definitive merger agreement, and Keefe Bruyette provided its analysis as to the merger consideration from a financial point of view. The definitive agreement included the $20.25 merger consideration. Keefe Bruyette informed the American National Board of its opinion that the proposed merger consideration was fair from a financial point of view to the holders of American National Common Stock. Counsel to American National reviewed the history of negotiations of the transaction, and again discussed the fiduciary duties of a board of directors in general and in connection with merger and acquisition transactions. Following these presentations, and after Board discussion, by a vote of six to one the Board determined to enter into the Agreement, subject to the prompt satisfactory completion of due diligence by Crestar. From June 20 to 22, Crestar conducted its on-site due diligence review at American National's headquarters. On June 23, 1997, the Agreement was executed on behalf of American National and Crestar, and a joint press release was issued announcing the Merger.

Reasons for the Holding Company Merger; Recommendations of the American National
 Board

         The Board of Directors of American National believes that the Holding Company Merger is fair to, and in the best interests of, American National and its shareholders. Accordingly, the Board has approved and adopted the Agreement and the Plan of Merger. The Board of Directors of American National therefore recommends that shareholders vote FOR the approval and adoption of the Agreement and the Plan of Merger.

         In reaching its determination that the Holding Company Merger is fair to, and in the best interests of, American National and its stockholders, the Board considered a number of factors, including, without limitation, the following:

        (i) the Board's familiarity with and review of American National's business, operations, financial condition, earnings and prospects, including the ability to implement its business plan;

        (ii) the current and prospective economic environment and competitive and regulatory constraints facing financial institutions and particularly the Savings Bank;

        (iii) the opinion of Keefe Bruyette that the Common Stock Price Per Share to be received by holders of American National Common Stock was fair to American National shareholders from a financial point of view. See "--Opinion of Financial Advisor to American National";

        (iv) the expectation that the Holding Company Merger would be tax free to the shareholders of American National who elect to receive Crestar Common Stock in exchange for their shares of American National Common Stock;

        (v) the presentations to the Board of Directors by Keefe Bruyette with respect to the relationship of the Common Stock Price Per Share to the recent and then current market value, book value, and earnings per share of American National Common Stock and the prices and premiums paid in certain other similar transactions involving financial institutions;

        (vi) the Board's review of the alternative of continuing to remain independent and the analyses provided to the Board as to the range of possible values to shareholders that could potentially be obtained as an independent entity given possible levels of future earnings. In this connection, the Board was aware of certain risks of remaining independent, including, among other things, the limited potential to engage in acquisitions which could further enhance shareholder value;

        (vii)   the  history  of  the   negotiations   of  the  Agreement   (see
                "--Background of the Merger");

        (viii) the financial resources of Crestar and the likelihood of receiving the requisite regulatory approvals in a timely manner;

        (ix) the financial position and operating results of Crestar, and the prospects for future growth of the combined company;

        (x) the effect of the proposed Merger on the employees and customers of American National and the Savings Bank and the communities in which the Savings Bank operates; and

        (xi) the non-solicitation clauses and the financial impact of the option agreement and the fact that Crestar required such provisions as a condition to entering into the Agreement.

         The American National Board believes that the Holding Company Merger and the Agreement are in the best interests of, American National and its shareholders. The American National Board recommends that American National shareholders vote FOR the Agreement and the Plan of Merger.

         For information regarding interests of directors and executive officers of American National in the Holding Company Merger, see "--Interests of Certain Persons in the Holding Company Merger" and "Ownership of American National Common Stock by Certain Beneficial Owners."

Opinion of Financial Advisor

         Keefe Bruyette was retained by American National to act as its financial advisor in connection with its ongoing consideration and/or implementation of a proposal of acquisition by Crestar. Keefe Bruyette, as part of its investment banking business, is continuously engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, and distributions of listed and unlisted securities. Keefe Bruyette is familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies. The Board of Directors of American National selected Keefe Bruyette on the basis of the firm's reputation and its experience and expertise in transactions similar to the Merger and its prior work for and relationship with American National in connection with the October, 1995, reorganization of American National from the mutual holding company to the stock holding company structure and the concurrent offering of American National's Common Stock to the public. Except as described herein, Keefe Bruyette is not affiliated with American National, Crestar or their respective affiliates.

         Pursuant to its engagement, Keefe Bruyette was asked to render an opinion as to the fairness from a financial point of view of the Common Stock Price Per Share to the stockholders of American National. Keefe Bruyette delivered a fairness opinion dated as of June 23, 1997 to the Board of Directors of American National that the Common Stock Price Per Share is fair to the stockholders of American National from a financial point of view. No limitations were imposed by American National upon Keefe Bruyette with respect to the investigations made or procedures followed by Keefe Bruyette in rendering its opinion. Keefe Bruyette has consented to the inclusion herein of the summary of its opinion to the Board of American National and to the entire opinion being attached hereto as Annex III.

         The full text of the opinion of Keefe Bruyette, updated as of the date of this Proxy Statement/Prospectus which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Annex III to the Proxy Statement/Prospectus and should be read in its entirety. The summary of the opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. Such opinion does not constitute a recommendation by Keefe Bruyette to any American National stockholder as to how such stockholder should vote with respect to the Agreement and Plan of Merger.

         In rendering its opinion Keefe Bruyette (i) reviewed the financial and business data supplied to it by American National including American National's prospectus dated September 11, 1995 and September 14, 1993, American National's Annual Reports, Proxy Statements and Form 10-K's for the years ended July 31, 1994, 1995 and 1996, and American National's quarterly reports on Form 10-Q for the quarters ended October 31, 1996, January 31, 1997 and April 30, 1997; (ii) reviewed Crestar's Annual Report and Form 10-K for the years ended December 31, 1995 and 1996 and Form 10-Q for the quarter ended March 31, 1997, (iii) discussed with senior management and the Board of American National and Savings Bank the possibility of obtaining other acquisition proposals, and the board's reasons for seeking affiliation and merger; (iv) discussed with senior management of Crestar the current and prospective outlook for Crestar and the reasons for seeking affiliation and merger; (v) considered historical quotations and the prices of recorded transactions in American National's Common Stock since the 1995 reorganization of American National from the mutual holding company to the stock holding company structure; and (vi) reviewed the financial and stock market data of other savings institutions, particularly in the Mid-Atlantic region of the United States, the financial and structural terms of several other recent transactions involving mergers or acquisitions of saving institutions or proposed changes of control of comparably situated companies.

         In rendering its opinion, Keefe Bruyette assumed and relied upon the accuracy and completeness of the information provided to it by Crestar and American National and obtained by it from public sources. In its review, with the consent of the American National Board, Keefe Bruyette did not undertake any independent verification of the information provided to it nor did it make any independent appraisal or evaluation of the assets or liabilities of American National or Crestar, or of potential or contingent liabilities of Crestar or American National. With respect to the financial information including forecasts and asset valuations received from American National, Keefe Bruyette assumed (with American National's consent) that such information had been reasonably prepared reflecting the best currently available estimates and judgments of American National's management. Keefe Bruyette also assumed that no restrictions or conditions would be imposed by regulatory authorities that would have a material adverse effect on the contemplated benefits of the Merger to American National or the ability to consummate the Merger.

         Keefe Bruyette's review of comparable transactions included the compilation of pending or recently completed acquisitions of savings institutions sorted into five groups. The groups were identified with characteristics similar to American National's and compiled as follows: (i) all acquisitions of savings institutions since June 30, 1996; (ii) acquisitions of savings institutions with a total transaction value between $50 million and $100 million; (iii) acquisitions of savings institutions where the target had tangible equity to assets between 8% and 12%; (iv) acquisitions where the target had assets between $300 million and $700 million; and (v) acquisitions of savings institutions where the target is located in the Mid-Atlantic region of the United States. The results of the analysis are summarized below. The proposal by Crestar to acquire American National was evaluated from a financial perspective along five industry-accepted ratios.

         The information in the attached table summarized the material information analyzed by Keefe Bruyette with respect to the Merger. The summary does not purport to be a complete description of the analysis performed by Keefe Bruyette and should not be construed independently of the other information considered by Keefe Bruyette in rendering its opinion. Selecting portions of Keefe Bruyette's analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

         In its analysis of comparable transactions, Keefe Bruyette evaluated each pricing ratio against the proposed pricing analysis of the Crestar acquisition of American National. Slightly more weight was given to the price to tangible book value ratio, the price to last twelve month earnings per share and the price to core deposit premium ratio.

         In preparing its analyses, Keefe Bruyette made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe Bruyette and American National. The analyses performed by Keefe Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         On May 15, 1997, American National engaged Keefe Bruyette to, among other things, assist American National in evaluating and advising American National relative to the merger offer from Crestar, to prepare a summary of recent merger and acquisition trends in the financial service industry, advise American National as to the structure of the proposed merger, and render an opinion as to the fairness of the consideration to be paid in any proposed merger. American National agreed to pay Keefe Bruyette for such services a fee of $50,000 upon the delivery of the fairness opinion, $50,000 upon mailing of the proxy solicitation materials and $290,000 upon consummation of the Holding Company merger. American National has also agreed to reimburse Keefe Bruyette for its reasonable out-of-pocket expenses up to $10,000. Keefe Bruyette's compensation, including the Success Fee which is contingent upon completion of the Merger, was determined by arm's-length negotiations between American National and Keefe Bruyette. American National has further agreed to indemnify Keefe Bruyette and its affiliates, and their respective directors, officers and employees and each such other person controlling Keefe Bruyette or any of its affiliates from and against any and all losses, claims, damage and liabilities, joint and several, to which such indemnified parties may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the Merger or the engagement of Keefe Bruyette pursuant to, and the performance by Keefe Bruyette of the services contemplated by, American National's agreement with Keefe Bruyette.


                                       Summary of Selected M&A Transactions
                                     Where the Target is a Thrift Institution
                                        -----------------------------------

                                                                                 Transaction
                                                                                 Price to
                                                                                 Core
                                    Tangible         LTM                         Deposit
                                    Book             EPS(a)   Assets   Deposits  Premium
                                    ----             ------   ------   --------  -------
M&A Group 1 - All transactions pending and transactions complete since 6/30/96

Pending  (n=48)                     167.0%           24.6x    16.1%    23.4%       10.8%
Completed(b) (n=88)                 149.5%           19.4x    13.3%    16.5%        6.6%
Crestar/ANBK Merger                 161.4%           53.3x    15.5%    23.7%       11.0%

M&A Group 2 - Transaction value between $50 million and $100 million

Pending  (n=5)                      181.7%           16.8x    14.0%      18.9%     10.8%
Completed(b) (n=11)                 171.6%           17.4x    14.1%      21.2%      8.5%
Crestar/ANBK Merger                 161.4%           53.3x    15.5%      23.7%     11.0%

M&A Group 3 - Target tangible equity to assets is between 8% and 12%

Pending  (n=16)                     167.2%           21.3x    15.5%      22.7%      9.4%
Completed(b) (n=28)                 149.5%           22.4x    14.6%      17.0%      6.0%
Crestar/ANBK Merger                 161.4%           53.3x    15.5%      23.7%     11.0%

M&A Group 4 - Target thrift asset size between $300 million and $700 million

Pending  (n=6)                      194.0%           25.3x    14.6%      19.1%     10.8%
Completed(b) (n=14)                 178.6%           22.6x    13.5%      16.5%      8.7%
Crestar/ANBK Merger                 161.4%           53.3x    15.5%      23.7%     11.0%

M&A Group 5 - Target located in the Mid-Atlantic Region

Pending  (n=6)                      187.4%           17.7x    15.5%      21.2%     11.0%
Completed(b) (n=11)                 165.8%           22.6x    19.3%      24.1%      9.7%
Crestar/ANBK Merger                 161.4%           53.3x    15.5%      23.7%     11.0%


(a) Last twelve months earnings per share.
(b) Transactions completed since June 30, 1996.

Effective Time of the Holding Company Merger

         The Holding Company Merger is expected to be consummated no earlier than November 6, 1997 and prior to December 31, 1997. The Holding Company Merger will be effective on the date (the "Effective Date") and the time (the "Effective Time") specified in the Articles of Merger that are to be filed with the Secretary of State of Delaware and the SCC as soon as practicable following satisfaction of all the conditions to the consummation of the Holding Company Merger set forth in the Agreement. Either American National or Crestar, acting unilaterally, may terminate the Agreement if the Holding Company Merger has not been consummated by March 31, 1998.

         Until the Effective Time of the Holding Company Merger occurs, American National shareholders will retain their rights as shareholders to vote on matters submitted to them by the American National Board.

Determination of Exchange Ratio and Exchange of
American National Common Stock for Crestar Common Stock

         For the purpose of determining the Exchange Ratio, each share of American National Common Stock has been valued at $20.25 (the "Common Stock Price Per Share"). In the Holding Company Merger, each share of American National Common Stock (other than shares held directly by Crestar and shares to be exchanged for cash) is to be converted into a fraction of a share of Crestar Common Stock determined in accordance with the Exchange Ratio. The "Exchange Ratio" is to be calculated as follows: (i) if the average closing price of Crestar Common Stock as reported on the NYSE for each of the 10 trading days ending on the tenth day prior to the Effective Time of the Holding Company Merger (the "Average Closing Price") is between $30 and $50, the Exchange Ratio shall be the quotient (rounded to the nearest one-thousandth) of (A) $20.25 divided by (B) the Average Closing Price; (ii) if the Average Closing Price is $50 or greater, the Exchange Ratio shall be 0.405; and (iii) if the Average Closing Price is $30 or less, the Exchange Ratio shall be 0.675.

         At June 30, 1997, there were 3,613,011 shares of American National Common Stock outstanding. In addition, options to purchase an additional 345,357 shares of American National Common Stock were outstanding at June 30, 1997. Based on the number of shares of American National Common Stock outstanding and the number of options to purchase American National Common Stock outstanding as of May 31, 1997, and an Exchange Ratio of .437, Crestar would issue 1,578,886 shares of Crestar Common Stock in exchange for American National Common Stock, and convert the outstanding options to purchase American National Common Stock into 150,921 outstanding options to purchase Crestar Common Stock. The aggregate number of shares of Crestar Common Stock to be issued in connection with the Holding Company Merger, and the number of options to purchase American National Common Stock that will be converted into options to purchase Crestar Common Stock, will vary to the extent that any outstanding options to purchase American National Common Stock are exercised or expire prior to the Effective Time of the Holding Company Merger. See " -- Effect on American National Employee Benefits Plans" below.

         Following the Effective Time of the Holding Company Merger, former holders of shares of American National Common Stock will be mailed a Letter of Transmittal which will set forth the procedures that should be followed for exchange of American National Common Stock for Crestar Common Stock.

         Shareholders of American National who receive Crestar Common Stock will be entitled to receive certificates representing the number of whole shares of Crestar Common Stock for which such shares have been submitted for exchange and cash in lieu of any fractional share interest on the basis of the Exchange Ratio.

         A request to receive Crestar Common Stock will be properly made only if the Exchange Agent has received a properly completed Letter of Transmittal in accordance with the procedures and within the time period set forth in the Letter of Transmittal. A Letter of Transmittal will be properly completed only if accompanied by certificates representing all shares of American National Common Stock covered thereby.

         AMERICAN NATIONAL SHAREHOLDERS WHO INTEND TO RECEIVE SHARES OF CRESTAR COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

Cash Election; Election Procedures

         Holders of shares of American National Common Stock will be given the option of exchanging some or all of their shares for the Common Stock Price Per Shares ($20.25) in cash (subject to all applicable withholding taxes), provided that the number of shares that may be exchanged for cash may not exceed 40% of the outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger. The cash election must be made at the time American National shareholders vote on the Holding Company Merger, and, once such vote has been taken, cash elections will be irrevocable. If the aggregate number of shares for which a cash election is made exceeds 40% of the outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger, Crestar first will pay cash for shares submitted for cash exchange by each holder of 100 or fewer American National shares (if such holder has submitted all his shares for cash exchange) and then will pay cash for the remaining shares submitted for cash pro rata. Shares not exchanged for cash after proration will be exchanged for Crestar Common Stock at the Exchange Ratio.

         An election to receive cash will be properly made only if American National has received a properly completed Cash Option Form in accordance with the procedures and within the time period set forth in the form. A Cash Option Form will be properly completed only if accompanied by certificates representing all shares of American National Common Stock covered thereby. American National will hold the certificates in safekeeping pending the Effective Time of the Holding Company Merger, at which time they will be exchanged for cash by Crestar, or in the event of proration, cash and Crestar Common Stock. If the Holding Company Merger is not consummated, American National will return the certificates.

         AMERICAN NATIONAL SHAREHOLDERS WHO INTEND TO SURRENDER SHARES FOR CASH MUST FILE THE CASH OPTION FORM ACCOMPANYING THIS PROXY STATEMENT/PROSPECTUS PRIOR TO OR AT THE SPECIAL MEETING. ANY AMERICAN NATIONAL SHAREHOLDER WHO DOES NOT COMPLETE AND RETURN A CASH OPTION FORM PRIOR TO OR AT THE SPECIAL MEETING CAN ONLY RECEIVE CRESTAR COMMON STOCK IN THE MERGER. ONCE THE VOTE ON THE MERGER HAS BEEN TAKEN AT THE SPECIAL MEETING, THE CASH ELECTION IS IRREVOCABLE.

Business of American National and Crestar Pending the Holding Company Merger

         Crestar. Crestar has agreed that prior to the Effective Time of the Holding Company Merger: (i) Crestar will and will cause each of its subsidiaries to conduct their respective operations only in the ordinary course of business consistent with past practice and will use its best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers, clients and others having business relationships with them; (ii) Crestar shall not, and shall not permit any of its subsidiaries to, take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of Crestar or American National to obtain any necessary approvals, consents or waivers of any governmental entity required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under the Agreement; and (iii) Crestar will not issue any Crestar Common Stock except (A) under existing stock option or employee or director benefit plans in accordance with past practice and (B) in acquisitions accounted for as purchases where the stock to be issued is acquired from a third party in a manner consistent with purchase accounting treatment for the Holding Company Merger.

         American National. American National and Savings Bank have agreed that prior to the Effective Time of the Holding Company Merger, they will operate their respective businesses substantially as presently operated and only in the ordinary course and in general conformity with applicable laws and regulations, and, consistent with such operation, they will use their best efforts to preserve intact their present business organizations and relationships with persons having business dealings with them. Without limiting the generality of the foregoing, American National and Savings Bank agree that they will not, without prior notice to Crestar, and with respect to clauses (vi), (vii), (xvii) and (xviii), without Crestar's prior written consent, (i) make any change in the salaries, bonuses or title of any officer, (ii) make any change in title, salaries or bonus of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to Crestar; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment, severance or consulting agreement or increase benefits under existing plans and agreements; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend its Certificate of Incorporation or By-laws; (vi) issue or contract to issue any shares of American National capital stock or securities exchangeable for or convertible into capital stock, except
(y) up to 345,357 shares of American National Common Stock issuable pursuant to the American National Options outstanding as of May 31, 1997, and (z) up to 792,000 shares of American National Common Stock pursuant to the Option Agreement; (vii) purchase any shares of American National capital stock; (viii) enter into or assume any material contract or obligation, except as permitted by the Agreement; (ix) other than as provided in (a) below with respect to the work-out of nonperforming assets, waive, release, compromise or assign any right or claim involving $75,000 or more; (x) propose or take any other action which would make any representation or warranty in Section 3.1 of the Agreement untrue; (xi) introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates; (xii) make any change in policies respecting extensions of credit or loan charge-offs;
(xiii) change reserve requirement policies; (xiv) change securities portfolio policies; (xv) acquire a policy or enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more; (xvi) propose or take any action with respect to the closing of any branches; (xvii) amend the terms of American National Options; (xviii) amend the terms of the written severance or employment agreements identified in Schedule E to the Agreement; or (xix) make any change in any tax election or accounting method or system of internal accounting controls, except as may be appropriate to conform to any change in regulatory accounting requirements or generally accepted accounting principles.

         American National and Savings Bank have further agreed that they will consult and cooperate with Crestar regarding all actions described in the immediately preceding paragraph, and (a) with loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, including notice to Crestar's Credit Review Department Management of any new nonresidential loans in excess of $500,000, and (b) with securities portfolio and funds management, including management of interest rate risk.

         American National and Savings Bank have further agreed that neither American National, Savings Bank nor any of their executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, solicit or initiate discussions or negotiations with any person other than Crestar concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving American National or Savings Bank or disclose, directly or indirectly, any information not customarily disclosed to the public concerning American National or Savings Bank, afford to any person other than Crestar access to the properties, books or records of American National or Savings Bank or otherwise assist any person who may be preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, except in a situation in which a majority of the full American National Board has determined in good faith, upon advice of counsel, that such Board has a fiduciary duty to consider and respond to a bona fide proposal by a third party (which proposal was not directly or indirectly solicited by American National or Savings Bank or any of their officers, directors, representatives, agents or affiliates) and provides written notice of its intention to consider such proposal and the material terms thereof to Crestar at least five days before responding to the proposal. American National and Savings Bank will promptly communicate to Crestar the terms of any proposal which it may receive in respect to any of the foregoing transactions.

Conditions to Consummation of the Holding Company Merger

         Consummation of the Holding Company Merger is conditioned upon the approval of the holders of a majority of the outstanding American National Common Stock entitled to vote at the American National Special Meeting. The Holding Company Merger must be approved by the Federal Reserve Board, the SCC, and the OTS, applications for which have been filed and approvals for which are expected to be received. The obligations of American National and Crestar to consummate the Holding Company Merger are further conditioned upon (i) the accuracy of the representations and warranties of American National and Crestar contained in the Agreement, including without limitation the representation and warranty that there has been no material adverse change in the condition (financial or otherwise) of Crestar or American National since March 31, 1997 and April 30, 1997, respectively, (other than changes resulting from or attributable to: (a) changes since such date in laws or regulations, generally accepted accounting principles or interpretations of either thereof that affect the banking or savings and loan industries generally, (b) changes since such date in the general level of interest rates, and (c) any other matters agreed to by Crestar and American National); (ii) the performance of all covenants and agreements contained in the Agreement; (iii) the receipt of an opinion of Hunton & Williams, counsel to Crestar and Crestar Bank with respect to certain of the tax consequences of the Transaction described herein under "-- Certain Federal Income Tax Consequences"; (iv) the approval for listing on the NYSE of the shares of Crestar Common Stock at the Effective Time of the Holding Company Merger; (v) the receipt of opinions of counsel with respect to certain legal matters; (vii) the execution and delivery of a commitment and undertaking by each shareholder of American National who is an affiliate of American National to the effect that (A) such shareholder will dispose of the shares of Crestar Common Stock received by him in connection with the Holding Company Merger only in accordance with the provisions of paragraph (d) of Rule 145 under the 1933 Act, (B) such shareholder will not dispose of any of such shares until Crestar has received, at its expense, an opinion of counsel acceptable to it that such proposed disposition is in compliance with the provisions of paragraph
(d) of Rule 145 and any applicable securities laws which opinion shall be rendered promptly following counsel's receipt of such shareholder's written notice of its intent to sell shares of Crestar Common Stock and (C) the certificates representing said shares may bear a legend referring to the foregoing restrictions; and (vii) the shares of Crestar Common Stock to be issued in the Holding Company Merger shall have been duly registered under the 1933 Act and applicable state securities laws, and such registration shall not be subject to a stop order or any threatened stop order by the SEC or any applicable state securities authority.

         Crestar and American National may waive any condition to their obligations to consummate the Holding Company Merger except requisite approvals of Crestar and American National shareholders and regulatory authorities.

Stock Option Agreement

         Crestar and American National have entered into a Stock Option Agreement, dated as of June 23, 1997 (the "Option Agreement"), pursuant to which American National issued to Crestar an option (the "Option") to purchase up to 792,000 shares of American National Common Stock at a purchase price of $16.125 per share.

         Crestar may exercise the Option upon the occurrence of certain events (each a "Purchase Event"). The Option Agreement provides that a Purchase Event shall mean the occurrence of any of the following events after the date of execution of the Option Agreement: (i) American National or any banking subsidiary of American National (a "Bank"), without having received Crestar's prior written consent, shall have entered into an agreement with any person to:
(x) merge, consolidate or enter into any similar transaction, except as contemplated in the Agreement; (y) purchase, lease or otherwise acquire all or substantially all of the assets of American National or a Bank; or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of American National or a Bank; (ii) any person (other than American National or Savings Bank in a fiduciary capacity, or Crestar or Crestar Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of American National Common Stock after the date of the Option Agreement; (iii) any person shall have made a bona fide proposal to American National by public announcement or written communication that is or becomes the subject of public disclosure to acquire American National or a Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of American National vote not to adopt the Agreement; or (iv) American National shall have willfully breached certain specified covenants contained in the Agreement following a bona fide proposal to American National or a Bank to acquire American National or a Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle Crestar to terminate the Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the date on which Crestar shall notify American National of its intent to exercise the Option.

         The Option may be exercised in whole or in part, at any time or from time to time if a Purchase Event shall have occurred and be continuing and before the Option Agreement is terminated, unless Crestar shall have breached in any material respect any material covenant or representation contained in the Agreement and such breach has not been cured. The Option Agreement provides that to the extent that it shall have not been exercised, the Option shall terminate
(i) on the Effective Date of the Holding Company Merger; (ii) upon the termination of the Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by American National of certain specified covenants contained therein or, following the occurrence of a Purchase Event, failure of American National shareholders to approve the Holding Company Merger by the vote required under applicable law or under American National's Charter); or (iii) 12 months after termination of the Agreement due to a willful breach by American National of certain specified covenants contained therein or, following the occurrence of a Purchase Event, failure of American National shareholders to approve the Holding Company Merger by the vote required under applicable law or under American National's Charter.

         Because the Option permits Crestar to purchase a significant number of shares of American National Common Stock at a purchase price below the value of American National Common Stock agreed to in calculating the Exchange Ratio ($20.25 per share), any potential acquiror triggering a Purchase Event would be required to absorb the difference between the price Crestar would pay for shares of American National Common Stock upon exercise of the Option ($16.125 per share), and the price the potential acquiror would be required to offer to better the value ($20.25 per share) of American National Common Stock agreed to by Crestar and American National.

Waiver and Amendment; Termination

         Waiver and Amendment. Prior to the Effective Time of the Holding Company Merger, any term or provision of the Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and the Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the American National Special Meeting, excepting statutory requirements and requisite approvals of shareholders and regulatory authorities, provided that any such amendment or waiver executed after shareholders of American National have approved the Agreement and the Holding Company Plan of Merger shall not modify either the amount or form of the consideration to be received by such American National shareholders for their shares of American National Common Stock or otherwise materially adversely affect such shareholders without their approval.

         Termination. The Agreement shall be terminated, and the Transaction abandoned, if the shareholders of American National shall not have given the approval of the Holding Company Merger. Notwithstanding such approval by such shareholders, the Agreement may be terminated at any time prior to the Effective Time of the Holding Company Merger, by: (i) the mutual consent of Crestar and American National, as expressed by their respective Boards of Directors; (ii) either Crestar on the one hand or American National on the other hand, as expressed by their respective Boards of Directors, if the Holding Company Merger has not occurred by March 31, 1998, provided that the failure of the Holding Company Merger to so occur shall not be due to a willful breach of any representation, warranty, covenant or agreement by the party seeking to terminate the Agreement; (iii) Crestar in writing authorized by its Board of Directors if American National or Savings Bank has, or by American National in writing authorized by its Board of Directors, if Crestar or Crestar Bank has, in any material respect, breached (A) any covenant or agreement contained therein, or (B) any representation or warranty contained in the Agreement, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date (as defined in the Agreement); provided that it is understood and agreed that either party may terminate the Agreement on the basis of any such material breach of any representation or warranty which is not cured within 30 days of written notice thereof contained in the Agreement, notwithstanding any qualification therein relating to the knowledge of the other party; (iv) either Crestar on the one hand or American National on the other hand, as expressed by their respective Boards of Directors, in the event that any of the conditions precedent to the obligations of such parties to consummate the Holding Company Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that no party shall be entitled to terminate the Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed; (v) American National, if the American National Board shall have determined in its sole discretion, exercised in good faith, that the Holding Company Merger has become inadvisable or impracticable by reason of (A) the issuance of any order, decree or advisory letter of any regulatory authority containing conditions or requirements reasonably deemed objectionable by American National (B) the institution of any litigation, proceeding or investigation (including under federal antitrust laws) to restrain or prohibit the consummation of the Transaction or to obtain other relief in connection with the Agreement, or (C) commencement of a competing offer for American National Common Stock which is significantly better than Crestar's offer, and which Crestar has certified to American National, in writing, it is unwilling to meet; (vi) Crestar, if the Crestar Board shall have determined in its sole discretion, exercised in good faith, that the Holding Company Merger, has become inadvisable or impracticable by reason of (A) the issuance of any order, decree or advisory letter of any regulatory authority containing conditions or requirements reasonably deemed objectionable by Crestar, (B) the institution of any litigation, proceeding or investigation (including under federal antitrust laws) to restrain or prohibit the consummation of the Transaction or to obtain other relief in connection with the Agreement or (C) public commencement of a competing offer for American National Common Stock which is significantly better than Crestar's offer, and which Crestar certifies to American National, in writing, it is unwilling to meet; (vii) Crestar or American National, if the Federal Reserve Board, the OTS, or the SCC deny approval of the Holding Company Merger and the time period for all appeals or requests for reconsideration has run; and (viii) Crestar, if there has been a material adverse change in the business operations or consolidated financial condition or consolidated results of operations of American National from that shown by American National's financial statements as of April 30, 1997, excluding any material or adverse changes resulting from movements in general market interest rates, changes in laws, rules and regulations of accounting principals and any other matters mutually agreed to by the parties; and (ix) American National, if there has been a material adverse change in the business operation or consolidated financial condition of Crestar from that shown by Crestar's financial statements as of March 31, 1997, excluding changes resulting from movements in general market interest rates, changes in laws, rules and regulations of accounting and any other matters mutually agreed to by the parties.

         In the event of the termination and abandonment of the Agreement and the Holding Company Merger pursuant to the above, the Agreement, other than the provisions relating to confidentiality of information obtained by the parties and to the payment of expenses relating to the Holding Company Merger, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, provided that nothing contained in the Agreement shall relieve any party from liability for any willful breach of the Agreement.

Accounting Treatment

         The Merger will be accounted for as a purchase business combination.

Operations after the Holding Company Merger

         After the consummation of the Holding Company Merger, Crestar will continue generally to conduct the business presently conducted by American National.

Interests of Certain Persons in the Holding Company Merger

         Certain members of American National's management may be deemed to have interests in the Holding Company Merger in addition to their interests as shareholders of American National generally. In each case, the American National Board was aware of their potential interests, and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

         Indemnification; Liability Insurance. The Agreement provides that for a period of six years following the Merger, Crestar will indemnify the directors, employees and officers of American National and Savings Bank and subsidiaries thereof for events occurring prior to or subsequent to the Effective Time of the Merger, to the extent permitted under the VSCA and the Articles of Incorporation and Bylaws of Crestar. Any right to indemnification in respect of any claim asserted or made within such six-year period will continue until final disposition of such claim. Crestar will provide officers and directors liability insurance coverage to all officers and directors of American National, Savings Bank and subsidiaries thereof, whether or not any such officers or directors become part of the Crestar organization after the Holding Company Merger, to the same extent that such coverage is provided to Crestar officers and directors.

         Employment Agreements with Executive Officers. Savings Bank has entered into employment agreements with Messrs. Tucker and Solomon, each dated November 24, 1993, and with Messrs. Uveges, and Barker, each dated December 1, 1995 (collectively or singularly, the "Employment Agreement(s)"). The Employment Agreement with Mr. Tucker provides for a three year term and the Employment Agreements with the other three executive officers each provide for a two year term. Pursuant to the Agreement, Crestar Bank agrees to honor the Employment Agreements in accordance with their terms.

         In the event of certain voluntary or involuntary terminations of employment of an executive officer covered by an Employment Agreement including termination during the term of the Employment Agreement and following a change in control, the Savings Bank shall pay a severance benefit to the executive officer pursuant to the terms of the Employment Agreement. The Employment Agreements entered into with Messrs. Tucker and Solomon provide that in the event of termination of employment following a change in control, the executive shall be entitled to continued life, medical, dental and disability insurance coverage for up to three years and two years, respectively. The Employment Agreements with Messrs. Uveges and Barker provide that in the event of their termination of employment following a change in control, the Savings Bank shall, for a 24-month period, either (i) contribute the same amount as it contributed prior to such termination of employment towards the purchase for the covered executive, or (ii) cause to be continued under the Savings Bank's existing plans, life, medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to his termination. In addition, all Employment Agreements provide that the covered executives will be entitled to any benefits granted to them pursuant to any stock option plan or recognition and retention plan maintained by American National or Savings Bank. Each of the Employment Agreements provide that if payments under the Employment Agreement would cause the covered executive to have an "excess parachute payment" under
Section 280G of the Code, the benefits would be reduced to an amount that would not be considered an excess parachute payment.

         American National has also entered into a supplemental executive agreement ("Supplemental Agreement") with each of Messrs. Tucker, Solomon, Uveges and Barker which supplements their benefits under the Employment Agreements in the event that the named executives have an excess parachute payment. The Supplemental Agreement provides that American National will pay to or on behalf of the covered executive: (i) any amounts that he would not receive under the Employment Agreement due to the reduction in benefits required by the Employment Agreement as a result of having an excess parachute payment and (ii) any excise and additional state and federal income tax that would be assessed as the result of the excess parachute payment.

         If their employment is terminated following the Merger and during the term of the Employment Agreements, Messrs. Tucker, Solomon, Uveges, and Barker would be entitled to a cash payments equal to approximately $498,000, $233,000, $190,000, and $155,000, respectively, under their Employment Agreements and Supplemental Agreements (estimated prior to any gross-up for excise and income taxes).

         Employees - Generally. Crestar has agreed on a best efforts basis to offer all qualified employees of American National or Savings Bank comparable positions within the Crestar organization, but the Agreement does not require Crestar to employ any particular officer or employee of American National or Savings Bank following the Holding Company Merger. Crestar and American National have designed a severance pay program for employees of American National and Savings Bank (other than the four executives covered by Employment Agreements, who will receive the benefits provided in such agreements) not employed by Crestar following the Holding Company Merger. An agreed upon severance will be paid to each employee if he/she remains on the job through an established date and is not offered a comparable position by Crestar.

Stock Options

         Employees, officers and directors of American National and Savings Bank have been granted stock options to purchase an aggregate of 345,357 shares of American National Common Stock under the 1993 Stock Option Plan for Outside Directors, the 1993 Incentive Stock Option Plan and the 1996 Stock Option Plan. Holders of outstanding American National Options shall (a) exercise the American National Options for American National Common Stock prior to the Closing Date (if such options are by their terms then exercisable) and convert such Common Stock held as of the Effective Time of the Holding Company Merger into Crestar Common Stock or (b) have the American National Options converted, in accordance with the Exchange Ratio, into options to purchase Crestar Common Stock.

         The exercise price per share of Crestar Common Stock under a Crestar Option shall be equal to the exercise price per share of American National Stock under an American National Option divided by the Exchange Ratio (rounded up to the nearest cent). The number of shares of Crestar Common Stock subject to a Crestar Option shall be equal to the number of shares of American National Common Stock subject to the American National Option multiplied by the Exchange Ratio (rounded down to the nearest whole share). Except as set forth above, the terms of the Crestar Options shall be the same as the terms of the American National Options.

Recognition and Retention Plans

         Employees, officers and directors of American National and Savings Bank have been granted awards of restricted stock under the 1993 Recognition and Retention Plan for Outside Directors, the 1993 Employees Recognition and Retention Plan and the 1996 Recognition and Retention Plan ("Recognition Plans"). In accordance with the Agreement, at the Effective Time, outstanding shares of restricted stock shall be converted, based on the Exchange Ratio, into restricted awards of Crestar Common Stock (rounded down to the nearest whole share). Under the terms of the Recognition Plans, an employee whose employment is terminated or a director whose service is terminated following a change in control shall become immediately vested in all unvested shares of restricted stock awarded to such employee or director. In the event of the termination of Messrs. Tucker, Solomon, Uveges or Barker following the Holding Company Merger, each would vest in 20,000, 11,700, 10,850, or 10,200 shares, respectively, as a result of such termination.

Deferred Compensation Plans

         The Savings Bank sponsors a supplemental deferred compensation plan for certain highly compensated employees (at the level of Vice President or higher) ("Deferral Plan") that permits such persons to defer a portion of their salaries or board fees in accordance with the provisions of the Deferral Plan for the plan year. The Deferral Plan provides that in the event of the termination of employment or service, a participant will receive his vested account as soon as practicable after such termination. None of Messrs. Tucker, Solomon, Uveges or Barker participate in the Deferral Plan.

         The Savings Bank also sponsors a deferred compensation plan ("Deferred Compensation Plan") for the benefit of Mr. Tucker that provides him with the opportunity to defer a portion of his compensation. In accordance with the Merger, Crestar intends to terminate the Deferred Compensation Plan. Under the terms of the Deferred Compensation Plan, Mr. Tucker's account balance, which is primarily invested in American National Common Stock, will be distributed over a 5 year period following termination of the Deferred Compensation Plan. The Deferred Compensation Plan will be amended to permit Mr. Tucker's account balance to be distributed in cash or in-kind. Based on the present value of the his account, Mr. Tucker will receive approximately $410,000 under the Deferred Compensation Plan.

Effect on American National Employee Benefits Plans

         The Agreement provides that all employees of American National or Savings Bank (including subsidiaries) immediately prior to the Effective Time of the Holding Company Merger who are employed by Crestar, Crestar Bank or another Crestar subsidiary immediately following the Effective Time of the Holding Company Merger ("Transferred Employees") will be covered by Crestar's employee benefit plans as to which they are eligible based on their length of service, compensation, location, job classification, and position, including, where applicable, any incentive compensation plan. Notwithstanding the foregoing, Crestar may determine to continue any of the American National or Savings Bank benefit plans for Transferred Employees in lieu of offering participation in Crestar's benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of the American National or Savings Bank benefit plans, or to merge any such benefit plans with Crestar's benefit plans. Except as specifically provided in the Agreement and as otherwise prohibited by law, Transferred Employees' service with American National or Savings Bank which is recognized by the applicable benefit plan of American National or Savings Bank at the Effective Time of the Holding Company Merger shall be recognized as service with Crestar for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the corresponding Crestar benefit plan, if any, subject to applicable break-in-service rules.

         Crestar agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by American National or Savings Bank on the date of the Holding Company Merger and who then change that coverage to Crestar's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll in Crestar's health plans.

         Crestar agrees to assume the Pension Plan of Savings Bank (the "Savings Bank Pension Plan") as of the Effective Time of the Holding Company Merger. Crestar, at its option, may continue the Savings Bank Pension Plan as a frozen plan or may terminate the Savings Bank Pension Plan and pay out or annuitize benefits, or may merge the Savings Bank Pension

Plan into the Retirement Plan for Employees of Crestar Financial Corporation and Affiliated Corporations ("Crestar's Retirement Plan"). If the Savings Bank Pension Plan is terminated or if benefit accruals are suspended, or if the Savings Bank Pension Plan is merged into Crestar's Retirement Plan, each Transferred Employee who becomes a participant in Crestar's Retirement Plan will begin to accrue benefits under Crestar's Retirement Plan on and after the date of such termination, suspension or merger in accordance with the terms of Crestar's Retirement Plan and Crestar's Retirement Plan will recognize for purposes of eligibility to participate, vesting and eligibility for early retirement, but not for benefit accrual purposes, all Transferred Employees' service which is recognized under the Savings Bank Pension Plan as of the date of such termination, suspension or merger of the Savings Bank Pension Plan.

         American National sponsors an employee stock ownership plan ("ESOP"). The ESOP has an outstanding loan to purchase American National common stock, with an outstanding principal balance of $________ as of September 30, 1997. If the Effective Time of the Merger occurs before December 31, 1997, Crestar agrees to permit American National to prepay any regularly scheduled 1997 loan payments. Additionally, Crestar conditionally agrees that American National can make additional prepayments on the loan of up to $415,430 in order to release from the ESOP loan suspense account up to an additional 41,543 shares of American National common stock for allocation among participants' accounts, subject to the contribution and deduction limits under the tax laws. Crestar's consent to such prepayment is conditioned on an opinion of American National's benefits consultants and ERISA counsel that such prepayment will not adversely affect the qualified status of American National's ESOP, pension plan or 401(k) plan. Participants in the ESOP will become 100% vested in their account balances in connection with the change in control. In addition, Crestar has agreed to allow the ESOP to be amended in order to ensure that employees terminated in connection with the Merger will be entitled to receive their 1997 contribution allocation under the ESOP.

         American National and Savings Bank have agreed to cooperate with Crestar in implementing any decision made by Crestar under the Agreement with respect to employee benefit plans and to provide to Crestar on or before the Effective Time of the Holding Company Merger a schedule of service credit for prospective Transferred Employees.

Certain Federal Income Tax Consequences

         Crestar and American National have received an opinion of Hunton & Williams, counsel to Crestar, to the effect that for federal income tax purposes
(i) the Holding Company Merger and the Bank Merger each will be a reorganization under Section 368(a) of the Code, (ii) none of Crestar, American National, Crestar Bank or Savings Bank will recognize any taxable gain or loss upon consummation of the Holding Company Merger or consummation of the Bank Merger (but income may be recognized as a result of (a) the termination of the bad-debt reserve maintained by Savings Bank for federal income tax purposes and (b) other possible changes in tax accounting methods), and (iii) the Holding Company Merger will result in the tax consequences summarized below for American National shareholders who receive solely Crestar Common Stock or cash and Crestar Common Stock in exchange for American National Common Stock in the Holding Company Merger. Receipt of substantially the same opinion of Hunton & Williams as of the Closing Date is a condition to consummation of the Holding Company Merger. The opinion of Hunton & Williams is based on, and the opinion to be given as of the Closing Date will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between American National and Crestar, the existing and future ownership of American National stock and Crestar stock, and the future business plans for Crestar.

         As described below, the federal income tax consequences to an American National shareholder will depend on whether the shareholder exchanges shares of American National Common Stock for Crestar Common Stock, cash, or a combination of Crestar Common Stock and cash and, if the shareholder exchanges any shares of American National Common Stock for cash, on whether certain related shareholders receive Crestar Common Stock or cash. The following summary does not discuss all potentially relevant federal income tax matters, consequences to any shareholders subject to special tax treatment, (for example, tax-exempt organizations and foreign persons), or consequences to shareholders who acquired their American National Common Stock through the exercise of director or employee stock options or otherwise as compensation.

         Exchange of American National Common Stock for Crestar Common Stock

         A holder of shares of American National Common Stock who receives solely Crestar Common Stock in exchange for all his shares of American National Common Stock will not recognize any gain or loss on the exchange. If a shareholder receives Crestar common Stock and cash in lieu of a fractional share of Crestar Common Stock, the shareholder will recognize taxable gain or loss solely with respect to such fractional share as if the fractional share had been received and then redeemed for the cash. A shareholder who exchanges all his shares of American National Common Stock for Crestar Common Stock will have an aggregate tax basis in the shares of Crestar Common Stock (including any fractional share interest) equal to his tax basis in the shares of American National Common Stock exchanged therefor. A shareholder's holding period for shares of Crestar Common Stock (including any fractional share interest) received in the Holding Company Merger will include his holding period for the shares of American National Common Stock exchanged therefor if they are held as a capital asset at the Effective Time of the Holding Company Merger.

         Exchange of American National Common Stock for Cash and Crestar Common Stock

         A holder of shares of American National Common Stock who receives cash for some shares of American National Common Stock and exchanges other shares of American National Common Stock for shares of Crestar Common Stock (including any fractional share interest) will recognize any gain realized up to the amount of cash received (excluding cash paid in lieu of a fractional share of Crestar Common Stock) but will not recognize any loss. If the shareholder holds his American National Common Stock as a capital asset at the time of the Holding Company Merger, the amount of gain recognized generally will be treated as capital gain. However, it is possible that such gain will be treated as dividend income, depending on a shareholder's individual circumstances. Dividend treatment would arise if, had a shareholder received shares of Crestar Common Stock instead of the cash actually received and Crestar then redeemed those shares for cash, such a redemption would be taxable as a dividend (rather than a sale) under Section 302 of the Code. A shareholder should consult his own tax advisor to determine whether gain recognized on the exchange of American National Common Stock for shares of Crestar Common Stock and cash is to be treated as capital gain, as typically will be the case, or a dividend.

         A shareholder's aggregate tax basis in the shares of Crestar Common Stock (including any fractional share interest) received will equal his tax basis in his shares of American National Common Stock exchanged therefor, reduced by the amount of cash received (excluding cash paid in lieu of a fractional share of Crestar Common Stock) and increased by the amount of gain recognized (including any gain treated as a dividend). A shareholder's holding period for shares of Crestar Common Stock (including any fractional share interest) received in the Holding Company Merger will include his holding period for the shares of American National Common Stock exchanged therefor if they are held as a capital asset at the Effective Time of the Holding Company Merger. If a shareholder receives cash in lieu of a fractional share of Crestar Common Stock, the shareholder will recognize gain or loss as if the fractional share had been received and then redeemed for the cash.

         Exchange of American National Common Stock for Cash

         Generally, a shareholder receiving solely cash in the Holding Company Merger will recognize gain or loss equal to the difference between the amount of cash received and his tax basis in his shares of American National Common Stock surrendered in the Holding Company Merger. Such gain or loss generally will be capital gain or loss if the shares of American National Common Stock are held as a capital asset at the Effective Time of the Holding Company Merger. However, it is possible that a shareholder's receipt of cash in exchange for American National Common Stock could be treated as dividend income if the shareholder actually owns or constructively owns (under the rules of Section 318 of the Code) shares of Crestar Common Stock or constructively owns shares of American National Common Stock actually owned by another person. Such a shareholder's receipt of cash could be taxable as a dividend if the shareholder would be treated as receiving a dividend under Section 302 of the Code in either of two situations: (1) before the Holding Company Merger, American National redeemed the shareholder's shares of American National Common Stock for cash, or (2) the shareholder received shares of Crestar Common Stock in exchange for his American National Common Stock (instead of the cash actually received) and Crestar then redeemed those shares of Crestar Common Stock for cash. A shareholder should consult his own tax advisor to determine whether the exchange of American National Common Stock for cash in the Holding Company Merger is to be treated as a sale, as typically will be the case, or as a dividend.

         Any shareholder who makes an election to receive cash for all his shares should be aware that he may, in fact, receive some Crestar Common Stock under the proration provisions of the Agreement. Such a holder should therefore be familiar with the rules, described above, that apply to a holder who receives cash and some Crestar Common Stock.

         The preceding discussion summarizes for general information the material federal income tax consequences of the Holding Company Merger to American National shareholders. The tax consequences to any particular shareholder may depend on the shareholder's circumstances. American National shareholders are urged to consult their own tax advisors with regard to federal, state and local tax consequences.

                               BUSINESS OF CRESTAR

         Crestar is the holding company for Crestar Bank, Crestar's only banking subsidiary. At June 30, 1997, Crestar had approximately $22.8 billion in total assets, $15.8 billion in total deposits, and $1.9 billion in total stockholders' equity.

         In 1963, six Virginia banks combined to form United Virginia Bankshares Incorporated ("UVB"), a bank holding company formed under the Bank Holding Company Act of 1956 (the "BHCA"). UVB (parent company of United Virginia Bank) extended its operations into the District of Columbia by acquiring NS&T Bank, N.A. on December 27, 1985 and into Maryland by acquiring Bank of Bethesda on April 1, 1986. On September 1, 1987, UVB became Crestar Financial Corporation.

         Crestar serves customers through a network of 481 banking locations and 514 automated teller machines (as of June 30, 1997). Crestar Bank offers a broad range of banking services, including various types of deposit accounts and instruments, commercial and consumer loans, trust and investment management services, bank credit cards and international banking services. Crestar's subsidiary, Crestar Insurance Agency, Inc., offers a variety of personal and business insurance products. Securities brokerage and investment banking services, including mutual funds and annuities, are offered by Crestar's subsidiary, Crestar Securities Corporation. Mortgage loan origination, servicing and wholesale lending are offered by Crestar Mortgage Corporation, and investment advisory services are offered by Crestar Asset Management Company, both of which are subsidiaries of Crestar Bank. These Crestar subsidiaries provide banking and non-banking services throughout Virginia, Maryland and Washington, D.C., as well as certain non-banking services to customers in other states.

         The executive offices of Crestar are located in Richmond, Virginia at Crestar Center, 919 East Main Street. Crestar's Operations Center is located in Richmond. Regional headquarters are located in Norfolk and Roanoke, Virginia, Washington, D.C., and Baltimore, Maryland.

                          BUSINESS OF AMERICAN NATIONAL

         American National is a Delaware corporation that was organized in July 1995 to become the holding company for the Savings Bank. On October 31, 1995, American National acquired 100% of the capital stock of the Savings Bank, sold 2,182,125 shares of common stock in a subscription offering for a purchase price of $10.00 per share (the "Offering"), and issued 1,798,380 shares of common stock in exchange for 927,000 shares of the Savings Bank's common stock held by shareholders other than the parent holding company (together with the Offering, the "Conversion"). Prior to the Conversion, the Savings Bank had completed a mutual holding company reorganization in October 1992. On November 3, 1993, upon the consummation of the mutual holding company reorganization, the Savings Bank issued 927,000 shares to the public and 1,165,000 shares to the Savings Bank's mutual holding company parent. American National is currently registered as a savings and loan holding company with the OTS. At April 30, 1997, American National had total assets of $505.3 million, total deposits of $329.5 million, and consolidated stockholders' equity of $45.3 million. American National's executive office is located at 211 North Liberty Street, Baltimore, Maryland 21201 and its telephone number is (410) 752-0400.

         The Savings Bank is a federally chartered stock savings bank headquartered in Baltimore, Maryland. The Savings Bank conducts operations through 10 full-service offices in its market area consisting of Baltimore City and parts of the Maryland counties of Baltimore, Howard, Harford, Anne Arundel and Carroll. The Savings Bank is primarily engaged in the business of attracting deposits from the general public in the Saving's Bank's market area, and investing such deposits together with other funds, in loans collateralized by one- to four-family residential real estate, mortgage-backed securities, and, to a lesser extent, construction and land development loans, consumer loans and investment securities. In the past, the Savings Bank also actively originated multifamily residential real estate loans and commercial real estate loans; however, originations of such loans have decreased significantly in recent years as the Savings Bank has sought to reduce the credit risk and losses in its loan portfolio. The Savings Bank also has reduced its involvement in real estate joint ventures due to economic conditions and changes in regulatory capital requirements.

         For  additional   information   concerning  the  business  of  American
National, see Annexes IV and V.

                  PRICE RANGE OF AMERICAN NATIONAL COMMON STOCK
                               AND DIVIDEND POLICY

         American National Common Stock is traded on The Nasdaq National Market under the symbol "ANBK." The following table sets for the periods indicated high and low trading prices of American National Common Stock as reported on The Nasdaq National Market. Price information for periods through October 31, 1995 reflects trading in the common stock of the Savings Bank.

                                                                            Dividends Declared
                                               High            Low              Per Share
                                               ----            ---              ---------

1998

Three Months Ended October 31, 1997
 (through ____________, 1997)


1997

Three Months Ended July 31, 1997            $ 21.00           $14.00           $ .03
Three Months Ended April 30, 1997             14.75            12.625            .03
Three Months Ended January 31, 1997           13.375           11.375            .03
Three Months Ended October 31, 1996           12.625            9.75             .03

1996

Three Months Ended July 31, 1996              10.625            9.50             .03
Three Months Ended April 30, 1996             10.25             9.50             N/A
Three Months Ended January 21, 1996           10.25             9.375            N/A
Three Months Ended October 30, 1995           19.50            16.50             .10

1995

Three Months Ended July 31, 1995              16.50            16.25             .10
Three Months Ended April 30, 1995             12.25             9.00             .10
Three Months Ended January 31, 1995           12.00             9.00             .10
Three Months Ended October 31, 1994           12.75            11.75             .10

         On _____________, 1997, the Record Date, the outstanding shares of American National Common Stock were held by approximately _____ record holders. The closing price per share of American National Common Stock on _________ __, 1997 on The Nasdaq National Market was $_____.

         American National has agreed that it will declare cash dividends consistent (in terms of amount and timing of record and payment dates) with its practice in effect in its fiscal quarter ended April 30, 1997 until the Effective Time of the Holding Company Merger.

         See  "Comparative   Rights  of  Shareholders  --  Dividends  and  Other
Distributions."

                       PRICE RANGE OF CRESTAR COMMON STOCK
                               AND DIVIDEND POLICY

         Crestar Common Stock is traded on the New York Stock Exchange under the symbol "CF." The following table sets forth the calendar periods indicated, the high and low closing prices of Crestar Common Stock as reported by the NYSE Composite Tape for the following calendar quarters and the cash dividends paid per share:

                                                                                Dividends Declared
                                                       High          Low        Per Share
                                                       ----          ---        ---------
1997

Third Quarter (through August 6, 1997)               $ 47 7/8     $ 39 1/4      $   --
Second Quarter                                         42 5/8       33 5/8         .29
First Quarter                                          38 3/4       34 3/8         .29

1996
Fourth Quarter                                         37 3/4       29             .53
Third Quarter                                          30 11/16     26 3/16        .26
Second Quarter                                         29 3/16      26 5/8         .26
First Quarter                                          29 13/16     26 1/2         .225


1995

Fourth Quarter                                         30 1/2       27 1/2         .225
Third Quarter                                          29 3/16      23 7/8         .225
Second Quarter                                         24 5/8       21 9/16        .225
First Quarter                                          22 1/8       18 1/2         .20

         The payment of future dividends will be determined by Crestar's Board of Directors in light of earnings, capital levels, cash requirements, Crestar's financial condition and that of its subsidiaries, applicable government regulations and policies and other factors deemed relevant by the Crestar Board, including the amount of dividends payable to Crestar Bank. Various federal and state laws, regulations and policies limit the ability of the Bank Subsidiaries to pay dividends to Crestar, which affects Crestar's ability to pay dividends to shareholders. See "Supervision and Regulation."

         Data in above table has been restated to reflect the two-for-one stock split distributed by Crestar on January 24, 1997. During the fourth quarter of 1996, two cash dividends were declared. Of the two dividends declared, one for $.26 per share was paid during the fourth quarter of 1996, and one for $.27 per share was paid during the first quarter of 1997.

                 OWNERSHIP OF AMERICAN NATIONAL COMMON STOCK BY
                            CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of American National Common Stock as of July 31, 1997 by each of American National directors and by all directors and executive officers of American National as a group.

                                      Amount and Nature of Beneficial Ownership(1)

                                      Direct
                                      Ownership
                                      of Common        Stock                                Percent of
                                      Stock            Options           Total              Class
                                      -----            -------           -----              -----

Directors:

Lenwood M. Ivey                        8,864           17,393            26,257              *  %
Jimmie T. Noble                        5,637            8,768            14,405              *
David L. Pippenger                    13,457           23,249            36,706              *
Joseph M. Solomon                     29,321           48,006            77,327             2.0
Betty J. Stull                         9,851           18,417            28,268              *
Howard K. Thompson                    24,321           39,298            63,619             1.6
A. Bruce Tucker                       59,696           75,655            135,351            3.4


All Directors and Executive
  Officers as a group
  (10 persons)                       195,623          309,432           505,055            12.8%
-----------------

* Less than 1%

(1) For the purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to "beneficially own" any shares of American National Common Stock over which he or she has or shares (a) voting power, which includes the power to vote or direct the voting of the shares; or (b) investment power, which includes the power to dispose or direct the disposition of the shares. A person also is deemed to have beneficial ownership of any shares of American National Common Stock which may be acquired within 60 days pursuant to the exercise of stock options. Unless otherwise indicated, the individuals listed in the table have sole voting power and sole investment power with respect to the indicated shares. Shares of American National Common Stock which may be acquired within 60 days of the Record Date are deemed to be outstanding shares of American National Common Stock beneficially owned by such person(s) but are not deemed to be outstanding for the purposes of computing the percentage of American National Common Stock owned by any other person.

      American National knows of no person who beneficially owns 5% or more of the outstanding American National Common Stock as of July 31, 1997 except as disclosed:

                                                     Amount and Nature                 Percent
Name and Address of Beneficial Owners                of Beneficial Ownership          of Class
-------------------------------------                -----------------------          --------

John Hancock Advisers, Inc.                          336,070                            9.3%
101 Huntington Avenue
Boston, MA  02199

Jeffrey L. Gendell                                   326,500                            9.0
Tontine Financial Partners, L.P.
200 Park Avenue, Suite 3900
New York, NY  10166

Brandes Investment Partners, L.P.                    246,770                            6.8
12750 High Bluff Drive, 2nd Floor
San Diego, CA  92130

Franklin Resources, Inc.                             180,500                            5.0
777 Mariners Island Boulevard
San Mateo, CA  94404


                        OWNERSHIP OF CRESTAR COMMON STOCK
                          BY CERTAIN BENEFICIAL OWNERS

      Based on Crestar's records and filings with the Securities and Exchange Commission, Crestar is not aware of any persons who are beneficial owners of 5% or more of Crestar's Common Stock, except as listed below:


      Name and Address              Amount and Nature
      of Beneficial Owner           of Beneficial Ownership            Percent of Class
      -------------------           -----------------------            ----------------
Crestar Bank as Trustee for
 Crestar Employees' Thrift
 and Profit Sharing Plan             6,629,404 shares(1)                     6.03%
 919 East Main Street
 Richmond, VA  23219

Delaware Management Holdings, Inc.   7,958,576 shares (2)                    7.25%
 One Commerce Square
 Philadelphia, PA  19103

--------------------

(1) Shares are held on behalf of Plan participants. Crestar Bank has no voting rights or any investment or dispositive power with respect to the shares. Plan information is as of December 31, 1996.

(2) Shares attributed to Delaware Management Holdings, Inc. include shares held by Delaware Management Company, Inc., a mutual fund manager. Delaware Management Holdings, Inc. reports that it has sole voting power with respect to 6,130,540 shares; shared voting power with respect to no shares; sole dispositive power for 7,642,776 shares; and shared dispositive power for 315,800 shares. Delaware Management Holdings, Inc. information is as of December 31, 1996 and was obtained from a Schedule 13G filed by Delaware Management Holdings, Inc.

                      SUPERVISION AND REGULATION OF CRESTAR

         Bank holding companies and banks operate in a highly regulated environment and are regularly examined by federal and state regulators. The following description briefly discusses certain provisions of federal and state laws and certain regulations and the potential impact of such provisions on Crestar and Crestar Bank. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions.

Bank Holding Companies

         As a bank holding company registered under the BHCA, Crestar is subject to regulation by the Federal Reserve Board. The Federal Reserve Board has jurisdiction under the BHCA to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 amended Section 3(d) of the BHCA by authorizing the FRB to approve on or after September 29,1995 the acquisition by a bank holding company of more than 5% of any class of the voting shares of, or substantially all the assets of, any bank (or its holding company) located outside the state in which the operations of such acquiring bank holding company's banking subsidiaries are principally conducted on the date such company became a bank holding company, regardless of whether the acquisition would be prohibited by state law. Effective June 1, 1997, the law allows interstate bank mergers. The law also allows interstate branch acquisitions and de novo branching if permitted by the host state. These laws also permits interstate branch acquisitions and de novo branching in Virginia, Maryland and the District of Columbia by out-of-state banks if reciprocal treatment is accorded Virginia, Maryland or District of Columbia banks (as the case may be) in the state of the acquiror or entrant.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

         Crestar is registered under the bank holding company laws of Virginia. Accordingly, Crestar is subject to further regulation and supervision by the State Corporation Commission of Virginia.

Capital Requirements

         The Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations it supervises. In addition, the Federal Reserve Board may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements, Crestar is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred stockholders' equity, less certain intangibles and other adjustments. The remainder "Tier 2 capital" consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of Crestar as of June 30, 1997 were 10.7% and 13.5% respectively.

         In addition, a minimum leverage capital ratio (Tier 1 capital to average tangible assets) must be maintained. The guidelines provide for a minimum ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The Tier 1 capital leverage ratio of Crestar as of June 30, 1997, was 9.3%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Limits on Dividends and Other Payments

         Crestar is a legal entity separate and distinct from Crestar Bank. Most of the revenue of Crestar comes from dividends paid by Crestar Bank. There are various limitations applicable to the payment of dividends to Crestar as well as the payment of dividends by Crestar to its shareholders. Under federal law, prior approval from the bank regulatory agencies is required if cash dividends declared by banks in any given year exceed net income for that year plus retained earnings of the two preceding years. Under these supervisory practices, at June 30, 1997, without obtaining prior regulatory approval, Crestar Bank could have paid additional dividends of approximately $295 million to Crestar. The payment of dividends by Crestar Bank, or Crestar, may also be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have authority to prohibit any bank or holding company from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the

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



bank or holding company in question, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition.

Crestar Bank

         Crestar Bank is supervised and regularly examined by the SCC and the Federal Reserve Bank of Richmond. Crestar Bank is also subject to various requirements and restrictions under federal and state law such as limitations on the types of services that it may offer, the nature of investments that it may make, and the amounts of loans that may be granted. Various consumer and compliance laws and regulations also affect the operations of Crestar Bank. In addition to the impact of regulation, Crestar Bank is affected significantly by actions of the Federal Reserve Board in attempting to control the money supply and the availability of credit.

         Crestar Bank is subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to help meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in helping to meet community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open branches. Crestar Bank has attained either an "outstanding" or "satisfactory" rating on its most recent CRA performance evaluations.

         As an institution with deposits insured by BIF and SAIF, Crestar Bank is subject to insurance assessments imposed by the FDIC. Legislation that became effective on September 30, 1996 assessed a one-time charge on deposits insured by the Savings Association Insurance Fund (SAIF). As a result of acquisition of thrift institutions in recent years, approximately 45% of Crestar Bank's deposit base is SAIF-insured and the one-time charge assessed against Crestar Bank on an after-tax basis was approximately $22 million. This charge was recognized in Crestar's publicly announced third quarter 1996 earnings and will have the effect of significantly reducing future premiums payable by Crestar Bank into the SAIF.

Other Safety and Soundness Regulations

         The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.




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



                      DESCRIPTION OF CRESTAR CAPITAL STOCK

         The capital stock of Crestar consists of 200,000,000 authorized shares of Common Stock and 2,000,000 authorized shares of Preferred Stock. The shares of Preferred Stock are issuable in series, with relative rights, preferences and limitations of each series fixed by the Crestar Board. The following summary does not purport to be complete and is subject in all respects to applicable Virginia law, Crestar's Restated Articles of Incorporation (the "Crestar Articles") and Bylaws, and the Rights Agreement dated June 23, 1989 (described below) (the "Rights Agreement").

Common Stock

         Crestar had 110,638,161 shares of Common Stock outstanding at June 30, 1997. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive dividends when and as declared by the Crestar Board out of funds legally available therefor. Dividends may be paid on the Common Stock only if all dividends on any outstanding Preferred Stock have been paid or provided for.

         The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by Crestar.

         In the event of the voluntary or involuntary dissolution, liquidation or winding up of Crestar, holders of Common Stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of Preferred Stock, if any, all the remaining assets of Crestar available for distribution.

         Directors are elected by a vote of the holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights. Chase Mellon Shareholder Services acts as the transfer agent and registrar for the Common Stock.

Preferred Stock

         The Crestar Board is authorized to designate with respect to each new series of Preferred Stock the number of shares in each series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for, or the rights to purchase, shares of any other class or series, and the voting rights, if any. Any Preferred Stock issued will rank prior to the Common Stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of Crestar. The ability of the Crestar Board to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Common Stock and, under certain circumstances, may discourage an attempt by others to gain control of Crestar.

         Pursuant to Crestar's Articles, the Crestar Board has designated a series of 100,000 shares of Participating Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"), none of the shares of which are currently outstanding. The Series C Preferred Stock was created in connection with Crestar's shareholder rights plan which is described below.

Rights

         In 1989, pursuant to the Rights Agreement, Crestar distributed as a dividend one Right for each outstanding share of Common Stock, adjusted to one-half Right for each share of Common Stock to reflect a two-for-one stock split in the form of a stock dividend distribution in January, 1996. Each one-half Right entitles the holder to buy one one-thousandth of a share of Junior Preferred Stock at an exercise price of $57.50, subject to adjustment. Rights will become exercisable only if a person or group acquires or announces a tender offer for 10% or more of the outstanding Common Stock. When exercisable, Crestar may issue a share of Common Stock in exchange for each Right other than those held by such person or group. If a person or group acquires 30% or more of the outstanding Common Stock, each Right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire Series C Preferred Stock or, at the option

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



of Crestar, Common Stock, having a value equal to twice the Right's exercise price. If Crestar is acquired in a merger or other business combination or if 50% of its earnings power is sold, each Right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the Right. The Rights will expire on June 23, 1999, and may be redeemed by Crestar at any time prior to the tenth day after an announcement that a 10% position has been acquired, unless such time period has been extended by the Crestar Board.

         Until such time as a person or group acquires or announces a tender offer for 10% or more of the Common Stock, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, and (ii) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Rights may not be transferred, directly or indirectly (i) to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Rights (an "Acquiring Person"), (ii) to any person in connection with a transaction in which such person becomes an Acquiring Person or (iii) to any affiliate or associate of any such person. Any Right that is the subject of a purported transfer to any such person will be null and void.

         The Rights can be expected to have certain anti-takeover effects if an acquisition transaction not approved by the Crestar Board is proposed by a person or group. In such event, the Rights will cause substantial dilution to any person or group that acquires more than 10% of the outstanding shares of Crestar Common Stock if certain events thereafter occur without the Rights having been redeemed. For example, if thereafter such acquiring person acquires 30% of Crestar's outstanding Common Stock, or effects a business combination with Crestar, the Rights permits shareholders to acquire securities having a value equal to twice the amount of the purchase price specified in the Rights, but rights held by such "acquiring person" are void to the extent permitted by law and may not be exercised. Further, other shareholders may not transfer rights to such "acquiring person" above his 10% ownership threshold. Because of these provisions, it is unlikely that any person or group will propose an acquisition transaction that is not approved by the Crestar Board. Thus, the Rights could have the effect of discouraging acquisition transactions not approved by the Crestar Board. The Rights do not interfere with any merger or other business combination approved by the Crestar Board and shareholders because the rights are redeemable with the concurrence of a majority of the "Continuing Directors," defined as directors in office when the Rights Agreement was adopted or any person added thereafter to the Board with the approval of the Continuing Directors.

Virginia Stock Corporation Act

         The Virginia Stock Corporation Act ("VSCA") contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Stockholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Stockholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Stockholder by more than 5%.

         For three years following the time that an Interested Stockholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Stockholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Stockholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Stockholder, a member of the Crestar Board who was (1) a member on the date on which an Interested Stockholder became an Interested Stockholder and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Stockholder.

         The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in

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



a two-step acquisition transaction, the Interested Stockholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Stockholder whose acquisition of shares making such person an Interested Stockholder was approved by a majority of the Virginia corporation's Disinterested Directors.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Stockholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Crestar has not "opted out" of the Affiliated Transactions provisions.

         Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         At the Effective Time of the Holding Company Merger, American National shareholders (except any American National shareholder properly electing the cash option) automatically will become shareholders of Crestar, and their rights as shareholders will be determined by Crestar's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of shareholders of Crestar and American National.

Capitalization

         American National. American National's Certificate of Incorporation authorizes the issuance of up to 8,000,000 shares of American National Common Stock, par value $0.01 per share, of which 3,613,011 shares were issued and outstanding as of the Record Date, and up to 1,000,000 shares of serial preferred stock. American National preferred stock is issuable in series, each having such rights and preferences as American National's Board of Directors may, by adoption of an amendment of American National's Certificate of Incorporation, fix and determine. As of the Record Date, no shares of American National preferred stock were issued and outstanding.

         Crestar. Crestar's authorized capital is set forth under "Description of Crestar Capital Stock."

Amendment of Articles or Bylaws

         American National. Pursuant to the DGCL and American National's Certificate of Incorporation, American National's Certificate may be amended if the amendment is adopted by the Board of Directors and approved by a vote of the holders of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon, unless a greater vote is required by law or by the Certificate. The Certificate provides that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification and amendment of American National's Bylaws and Certificate of Incorporation.

         American National's Certificate of Incorporation and Bylaws generally provide that the American National Bylaws may be amended by a majority vote of the Board or by the vote of the holders of 80% of the outstanding voting stock of American National.


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



         Crestar. As permitted by the VSCA, the Crestar Articles provide that, unless a greater vote is required by law, by the Crestar Articles or by a resolution of the Crestar Board, the Crestar Articles may be amended if the amendment is adopted by the Crestar Board and approved by a vote of the holders of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon. To be amended, the Article providing for a classified Board and establishing criteria for removing Directors requires the approving vote of a majority of "Disinterested Directors" and the holders of at least two-thirds of the votes entitled to be cast on the amendment.

         Crestar's Bylaws generally provide that the Crestar Board may, by a majority vote, amend its Bylaws.

Required Shareholder Vote for Certain Actions

         American National. Each share of American National Common Stock has the same relative rights and is identical in all respects with every other share of American National Common Stock. The holders of American National Common Stock possess exclusive voting rights in American National, except to the extent that shares of American National preferred stock may have voting rights (no such shares currently are outstanding). Each holder of American National Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of American National Common Stock, except as described below, and does not have cumulative voting rights in the election of Directors.

         Crestar. The VSCA generally requires the approval of a majority of a corporation's Board of Directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The VSCA also specifies additional voting requirements for Affiliated Transactions and transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds, as discussed under "Description of Crestar Capital Stock -- Virginia Stock Corporation Act."

         None of the additional voting requirements contained in the American National Certificate of Incorporation or the VSCA are applicable to the Holding Company Merger.

Director Nominations

         American National. The Bylaws of American National require that shareholder nominations of persons for election as a director of American National be received in writing by the Secretary no less than 90 days prior to any meeting of the shareholders called for the election of directors; provided, however, that in the event less than 100 days' notice of the meeting is given to shareholders, nominations made by shareholders must be received by the Secretary no later than the tenth day following the day on which such notice of the date of the meeting was mailed. Such nominations shall set forth, among other things,
(i) the name, age and business and residence address of the nominee and the shareholder making the nomination; (ii) the occupation of the nominee; (iii) the number of Voting Shares owned of record by the shareholder making the nomination and by the nominee; and (iv) the consent of the nominee to serve if elected.

         Crestar. The Bylaws of Crestar provide that any nomination for director made by a shareholder must be made in writing to the Secretary of Crestar not less than 15 days prior to the meeting of shareholders at which directors are to be elected. If mailed, such notice shall be sent by certified mail, return receipt requested, and shall be deemed to have been given when received by the Secretary of Crestar. A shareholder's nomination for director shall set forth
(a) the name and business address of the shareholder's nominee, (b) the fact that the nominee has consented to his name being placed in nomination, (c) the name and address, as they appear on Crestar's books, of the shareholder making the nomination, (d) the class and number of shares of Crestar's stock beneficially owned by the shareholder, and (e) any material interest of the shareholder in the proposed nomination.

Directors and Classes of Directors; Vacancies and Removal of Directors

         American National. The American National Board of Directors is divided into three classes, each as nearly equal in number as possible, with one class being elected annually.


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         The Bylaws of American  National  provide  that the number of directors shall be such number as the Board of Directors shall designate, except that in the absence of any such designation such number shall be seven.

         Any vacancy occurring on the Board of Directors may be filled by the Board of Directors, acting by vote of a majority of the directors then in office, although less than a quorum. Any director so elected to fill a vacancy shall be elected to serve until annual meeting of shareholders at which the term of office of the class to which the director has been elected expires and until such director's successor shall have been elected and qualified.

         Subject  to  the  rights  of  the  holders  of  preferred   stock  then
outstanding, a director may be removed for cause upon a vote of the holders of 80% or more of the outstanding shares then entitled to vote.

         Crestar. The Crestar Articles provide that the number of Directors shall be set forth in the Bylaws, but the number of directors set forth in the Bylaws may not be increased by more than four during any 12-month period except by the affirmative vote of more than two-thirds of the votes entitled to be cast. The Bylaws provide for a Board of Directors consisting of not less than five nor more than 26 members, with the number to be fixed by the Board. The Crestar Board currently has fixed the number of directors at 17. The Crestar Board is divided into three classes, each as nearly equal in number as possible, with one class being elected annually.

         The Crestar Articles provide that any vacancy occurring on the Crestar Board, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Crestar Board. If at the time any such vacancy is filled, any person, or any associate or affiliate of such person (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, or any successor rule or regulation) is directly or indirectly the beneficial owner of 10% (or more) of outstanding voting shares, the vacancy shall be filled by the affirmative vote of a majority of the remaining directors in the class of directors in which the vacancy has occurred. Directors so chosen shall hold office for a term expiring at the next following annual meeting of shareholders at which directors are elected. No decrease in the number of directors constituting the Crestar Board shall shorten the term of any incumbent director.

         Subject  to  the  rights  of  the  holders  of  preferred   stock  then
outstanding, any director may be removed, with cause, only by the affirmative vote of the holders of at least two-thirds of outstanding voting shares.

Anti-Takeover Provisions

         American National. Certain provisions of Delaware law may be deemed to have an anti-takeover effect. Among other things, Delaware law provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. The statute exempts certain specified transactions from the foregoing requirements.

         In addition, certain provisions in American National's Certificate of Incorporation and the Savings Bank's Charter and their respective Bylaws provide for limitations on stockholder voting rights. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings, and certain uniform price provisions for certain business combinations. In particular, American National's Certificate of Incorporation provides that beneficial owners of more than 10% of American National's outstanding Common Stock may not vote the shares owned in excess of the 10% limit. The Savings Bank's amended Federal Stock Charter also prohibits, for a period of five years from the closing of the conversion, the acquisition of, or offer to, acquire, directly or indirectly, the beneficial ownership of more than 10% of the Savings Bank's voting securities.

         Crestar. For a description of certain provisions of VSCA which may be deemed to have an anti-takeover effect, see "Description of Crestar Capital Stock -- Virginia Stock Corporation Act."

Preemptive Rights

         Neither the shareholders of Crestar nor the shareholders of American National have preemptive rights. Thus, if additional shares of Crestar Common Stock, Crestar Preferred Stock or American National Common Stock or American National Preferred Stock are issued, holders of such stock, to the extent they do not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

Assessment

         All outstanding shares of American National Common Stock are deemed to be fully paid and nonassessable.

         All shares of Crestar Common Stock presently issued are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable.

Conversion; Redemption; Sinking Fund

         Neither Crestar Common Stock nor American National Common Stock is convertible, redeemable or entitled to any sinking fund.

Liquidation Rights

         American National. In the event of the complete liquidation or dissolution of American National, the holders of American National Common Stock are entitled to receive all assets of American National available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of American National (including all savings accounts and accrued interest thereon); (ii) any accrued dividend claims; and (iii) liquidation preferences upon serial preferred stock which may be issued in the future. In the event of any liquidation, dissolution or winding up of the Savings Bank, American National, as holder of the Savings Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Savings Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of the Savings Bank available for distribution.

         Crestar. The VSCA generally provides that a corporation's board of directors may propose dissolution for submission to shareholders and that to be authorized, the dissolution must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in the Crestar Articles which would modify the statutory requirements for dissolution under the VSCA.

Dividends and Other Distributions

         American National. The DGCL provides that, subject to any restrictions in American National's Certificate of Incorporation, dividends may be declared from American National's surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if American National's capital (generally defined in the DGCL as the sum of the aggregate par value of all shares of American National's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

         Crestar. The VSCA generally provides that a corporation may make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which the Crestar Articles do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. These requirements are applicable to Crestar as a Virginia corporation.

         In addition to the limitations set forth in the VSCA, there are various regulatory requirements which are applicable to distributions by bank holding companies such as Crestar and American National. For a description of the regulatory limitations on distributions, see "Supervision and Regulation Limits on Dividends and Other Payments."

Special Meetings of Shareholders

         American National. The Certificate of Incorporation of American National provides that special meetings of shareholders may be called only by the Board of Directors of American National or as otherwise provided in the Bylaws.

         Crestar. The Bylaws of Crestar provide that special meetings of the shareholders for any purpose or purposes may be called at any time by the Chairman of the Crestar Board, by the President of Crestar, or by a majority of the Crestar Board.

Indemnification

         American National. The Certificate of Incorporation of American National provides that to the full extent permitted by the DGCL, American National shall indemnify a director or officer of American National who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of American National as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         Crestar. The Crestar Articles provide that to the full extent permitted by the VSCA and any other applicable law, Crestar shall indemnify a director or officer of Crestar who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Crestar Board is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Shareholder Proposals

         American National. American National's Bylaws provide that any new business to be considered at the annual meeting must be submitted in writing and filed with the Secretary of American National at least 90 days before the date of the meeting; provided, however, that in the event that less than 100 days' notice of the meeting is given to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed. A shareholder's notice to the secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on American National's books, of the shareholder proposing such business; (iii) the class and number of shares of American National's capital stock that are beneficially owned by such shareholder; and
(iv) any material interest of such shareholder in such business.

         Crestar. The Bylaws of Crestar provide that at any meeting of shareholders of Crestar, only that business that is properly brought before the meeting may be presented to and acted upon by the shareholders. To be properly brought before the meeting, business must be brought (a) by or at the direction of the Crestar Board or (b) by a shareholder who has given written notice of business he expects to bring before the meeting to the Secretary of Crestar not less than 15 days prior to the meeting. If mailed, such notice shall be sent by certified mail, return receipt requested, and shall be deemed to have been given when received by the Secretary of Crestar. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on Crestar's books, of the shareholder proposing such business, (c) the class and number of shares of Crestar Common Stock beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. No business shall be conducted at a meeting of shareholders except in accordance with the procedures set forth in Crestar's Bylaws.

Shareholder Inspection Rights; Shareholder Lists

         American National. Under the DGCL, the shareholders of a Delaware corporation have substantially similar rights as those described below for shareholders of Virginia corporations.

         Crestar. The Certificate of Incorporation and Bylaws of American National and the Articles of Incorporation and Bylaws of Crestar do not contain any provisions which govern shareholder inspection rights of shareholder lists. Under the VSCA, the shareholder of a Virginia corporation is entitled to inspect and copy certain other books and records, including a list of shareholders, minutes of any meeting of the board of directors and accounting records of the corporation, if (i) the shareholder has been a shareholder of record for at least six months immediately preceding his or her written demand or is the holder of at least 5% of the corporation's outstanding shares, (ii) the shareholder's demand is made in good faith and for a proper purpose, (iii) the shareholder describes with reasonable particularity the purpose of the request and the records desired to be inspected and (iv) the records are directly connected with the stated purpose, and if he gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy. The VSCA also provides that a corporation shall make available for inspection by any shareholder during usual business hours, at least 10 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting.

Shareholder Rights Plan

         American National. American National does not have a shareholders' rights plan.

         Crestar. For a description of a shareholder rights plan which has been adopted by Crestar, see "Description of Crestar Capital Stock -- Rights." Each American National shareholder who elects to receive shares of Crestar Common Stock in exchange for American National Common Stock will receive one Right for each share of Crestar Common Stock received.

Dissenters' Rights

         American National. Section 262 of the DGCL provides shareholders of a Delaware corporation the right to dissent from, and obtain payment of the fair value of their shares in the event of mergers or consolidations. However,
Section 262 provides that holders of shares of a Delaware corporation which are designated as a national market system security (as are shares of American National) are not entitled to dissenter's rights unless certain requirements are met.

         Crestar. The provisions of Article 15 of the VSCA which provide shareholders of a Virginia corporation the right to dissent from, and obtain payment of the fair value of their shares in the event of, mergers, consolidations and certain other corporate transactions are applicable to Crestar as a Virginia corporation. However, because Crestar has more than 2,000 record shareholders, shareholders of Crestar generally do not have rights to dissent from mergers, consolidations and certain other corporate transactions to which Crestar is a party because Article 15 of the VSCA provides that holders of shares of a Virginia corporation which has shares listed on a national securities exchange or which has at least 2,000 record shareholders are not entitled to dissenters' rights unless certain requirements are met.

                         RESALE OF CRESTAR COMMON STOCK

         Crestar Common Stock has been registered under the 1933 Act, thereby allowing such shares to be traded freely and without restriction by those holders of American National Common Stock who receive such shares following consummation of the Holding Company Merger and who are not deemed to be "affiliates" (as defined under the 1933 Act, but generally including directors, certain executive officers and 10% or more shareholders) of American National or Crestar. Each holder of American National Common Stock who is deemed by American National to be an affiliate of it has entered into an agreement with Crestar prior to the Effective Date of the Holding Company Merger providing, among other things, that (A) such affiliate acknowledges and agrees to support and vote such shares of American National Common Stock beneficially owned by him to ratify and confirm the Agreement and the Holding Company Merger, (B) such affiliate acknowledges and agrees beginning 30 days prior to the Effective Date, that he will not sell, pledge, transfer or otherwise dispose of shares of American
National Common Stock or Crestar Common Stock except in compliance with the applicable provisions of the 1933 Act and rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Crestar and American National have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies, and (C) the certificates representing said shares may bear a legend referring to the foregoing restrictions. This Proxy Statement/Prospectus does not cover any resales of Crestar Common Stock received by affiliates of American National.

                                     EXPERTS

         The consolidated financial statements of Crestar Financial Corporation and Subsidiaries appearing in Crestar's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference herein, have been incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick refers to their reliance on another auditors' report with respect to amounts related to Citizens Bancorp included in the aforementioned consolidated financial statements.

         The consolidated financial statements of Citizens Bancorp, which have been consolidated with those of Crestar in Crestar's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP as stated in their report. The incorporation by reference herein of Crestar's Annual Report on Form 10-K for the year ended December 31, 1996, has been so incorporated in reliance upon the report of Deloitte & Touche LLP, independent auditors, given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of American National Bancorp, Inc. and Subsidiaries appearing in American National's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, incorporated by reference herein, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The legality of the Crestar Common Stock to be issued in the Holding Company Merger will be passed on for Crestar by Hunton & Williams, Richmond, Virginia. Gordon F. Rainey, Jr., a partner in Hunton & Williams, is a director of Crestar.

         Certain legal matters will be passed on for American National by Luse, Lehman, Gorman, Pomerenk & Schick, Washington, D.C.

         A condition to consummation of the Holding Company Merger is the delivery by Hunton & Williams of an opinion concerning certain federal income tax consequences of the Holding Company Merger. See "The Holding Company Merger -- Certain Federal Income Tax Consequences."

                                  OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, the American National Board does not know of any other matters to be presented for action at the American National Special Meeting other than procedural matters incident to the conduct of the meeting. In addition, shareholders may make proposals for consideration at the American National Special Meeting in accordance with the procedures specified in American National's Bylaws. If such shareholder proposals are made or any other matters not now known are properly brought before the American National Special Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the American National Board.

                                                                         ANNEX I

                                                          Execution Copy 6/23/97














                      AGREEMENT AND PLAN OF REORGANIZATION

                                      among

                         CRESTAR FINANCIAL CORPORATION,

                                  CRESTAR BANK,

                         AMERICAN NATIONAL BANCORP, INC.

                                       and

                     AMERICAN NATIONAL SAVINGS BANK, F.S.B.
















                                  June 23, 1997


                                                   INDEX

                                                                                                      Page
                                                                                                      ----

                                                 ARTICLE I
                                                  General

1.1.          Holding Company Merger...................................................................  2
1.2.          Bank Merger..............................................................................  2
1.3.          Issuance of Crestar Common Stock and Payment of Cash.....................................  2
1.4.          Taking of Necessary Action...............................................................  2


                                                 ARTICLE II
                               Effect of Transaction on Common Stock, Assets,
                                 Liabilities and Capitalization of Crestar,
                              Crestar Bank, American National and Savings Bank

2.1.          Conversion of Stock; Exchange Ratio; Cash Election.......................................  3
2.2.          Manner of Exchange.......................................................................  4
2.3.          No Fractional Shares.....................................................................  6
2.4.          Dissenting Shares........................................................................  6
2.5.          Assets...................................................................................  6
2.6.          Liabilities..............................................................................  7


                                                ARTICLE III
                                       Representations and Warranties

3.1.          Representations and Warranties of American National......................................  7
              (a)      Organization, Standing and Power................................................  7
              (b)      Capital Structure...............................................................  8
              (c)      Authority.......................................................................  8
              (d)      Investments..................................................................... 10
              (e)      Financial Statements............................................................ 10
              (f)      Absence of Undisclosed Liabilities.............................................. 11
              (g)      Tax Matters..................................................................... 11
              (h)      Options, Warrants and Related Matters........................................... 12
              (i)      Property........................................................................ 12
              (j)      Additional Schedules Furnished to Crestar....................................... 13
              (k)      Agreements in Force and Effect.................................................. 14
              (l)      Legal Proceedings; Compliance with Laws......................................... 14
              (m)      Employee Benefit Plans.......................................................... 15
              (n)      Insurance....................................................................... 17


                                                    (i)


              (o)      Loan Portfolio.................................................................. 18
              (p)      Absence of Changes.............................................................. 19
              (q)      Brokers and Finders............................................................. 19
              (r)      Subsidiaries.................................................................... 19
              (s)      Reports......................................................................... 20
              (t)      Environmental Matters........................................................... 20
              (u)      Disclosure...................................................................... 21
              (v)      Accounting; Tax; Regulatory Matters............................................. 22
              (w)      Regulatory Approvals............................................................ 22

3.2.          Representations and Warranties of Crestar and Crestar Bank............................... 22
              (a)      Organization, Standing and Power................................................ 22
              (b)      Capital Structure............................................................... 22
              (c)      Authority....................................................................... 23
              (d)      Financial Statements............................................................ 24
              (e)      Absence of Undisclosed Liabilities.............................................. 24
              (f)      Absence of Changes.............................................................. 24
              (g)      Brokers and Finders............................................................. 25
              (h)      Subsidiaries.................................................................... 25
              (i)      Reports......................................................................... 25
              (j)      Tax Matters..................................................................... 25
              (k)      Property........................................................................ 26
              (l)      Agreements in Force and Effect.................................................. 26
              (m)      Legal Proceedings; Compliance with Laws......................................... 27
              (n)      Employee Benefit Plans.......................................................... 27
              (o)      Regulatory Approvals............................................................ 28
              (p)      Environmental Matters........................................................... 28
              (q)      Disclosure...................................................................... 29


                                                 ARTICLE IV
                                     Conduct and Transactions Prior to
                                        Effective Time of the Merger

4.1.          Access to Records and Properties of Crestar, Crestar Bank,
              American National and Savings Bank; Confidentiality...................................... 29
4.2.          Registration Statement, Proxy Statement, Shareholder Approval............................ 30
4.3.          Operation of the Business of American National........................................... 31
4.4.          No Solicitation.......................................................................... 32
4.5.          Dividends................................................................................ 32
4.6.          Regulatory Filings; Best Efforts......................................................... 33
4.7.          Public Announcements..................................................................... 33
4.8.          Operating Synergies; Conformance to Reserve Policies, Etc................................ 33
4.9.          Crestar Rights Agreement................................................................. 34
4.10.         Agreement as to Efforts to Consummate.................................................... 34

                                                    (ii)



4.11.         Adverse Changes in Condition............................................................. 34
4.12.         NYSE Listing............................................................................. 34
4.13.         Updating of Schedules.................................................................... 34
4.14.         Transactions in Crestar Common Stock..................................................... 35
4.15.         Branch Closing Law....................................................................... 35



                                                 ARTICLE V
                                            Conditions of Merger

5.1.          Conditions of Obligations of Crestar and Crestar Bank.................................... 35
              (a)      Representations and Warranties; Performance of Obligations...................... 35
              (b)      Authorization of Transaction.................................................... 36
              (c)      Opinion of Counsel.............................................................. 36
              (d)      The Registration Statement...................................................... 36
              (e)      Tax Opinion..................................................................... 36
              (f)      Regulatory Approvals............................................................ 37
              (g)      Affiliate Letters............................................................... 37
              (h)      NYSE Listing.................................................................... 37
              (i)      Acceptance by Crestar and Crestar Bank Counsel.................................. 37

5.2.          Conditions of Obligations of American National and Savings Bank.......................... 37
              (a)      Representations and Warranties; Performance of Obligations...................... 38
              (b)      Authorization of Transaction.................................................... 38
              (c)      Opinion of Counsel.............................................................. 38
              (d)      The Registration Statement...................................................... 38
              (e)      Regulatory Approvals............................................................ 39
              (f)      Tax Opinion..................................................................... 39
              (g)      NYSE Listing.................................................................... 40
              (h)      Fairness Opinion................................................................ 40
              (i)      Acceptance by American National's Counsel....................................... 40


                                                 ARTICLE VI
                                        Closing Date; Effective Time

6.1.          Closing Date............................................................................. 40
6.2.          Filings at Closing....................................................................... 40
6.3.          Effective Time........................................................................... 41


                                                   (iii)



                                                ARTICLE VII
                                 Termination; Survival of Representations,
                               Warranties and Covenants; Waiver and Amendment

7.1.          Termination.............................................................................. 41
7.2.          Effect of Termination.................................................................... 43
7.3.          Survival of Representations, Warranties and Covenants.................................... 43
7.4.          Waiver and Amendment..................................................................... 43


                                                ARTICLE VIII
                                            Additional Covenants

8.1.          Indemnification of American National Officers and Directors;
              Liability Insurance...................................................................... 44
8.2.          Employment and Severance Agreements...................................................... 44
8.3.          Employee Benefit Matters................................................................. 44
8.4.          Stock Options............................................................................ 46


                                                 ARTICLE IX
                                               Miscellaneous

9.1.          Expenses................................................................................. 46
9.2.          Entire Agreement......................................................................... 46
9.3.          Descriptive Headings..................................................................... 46
9.4.          Notices.................................................................................. 46
9.5.          Counterparts............................................................................. 47
9.6.          Governing Law............................................................................ 47


Exhibit A              -        Stock Option Agreement
Exhibit B              -        Holding Company Plan of Merger of American National into
                                Crestar
Exhibit C              -        Bank Plan of Merger of Savings Bank into Crestar Bank
Exhibit D              -        Opinion of Luse, Lehman, Gorman, Pomerenk & Schick, counsel to American National and Savings Bank
Exhibit E              -        Opinion of Hunton & Williams, counsel to Crestar and Crestar
                                Bank
Exhibit F              -        Form of Affiliate's Undertaking

                                                    (iv)

                               INDEX TO SCHEDULES




       Schedule                        Description
       --------                        -----------

          A-1             Securities Owned by American National and Savings
                          Bank

          A-2             American National and Savings Bank Financial
                          Statements

           B              American National Taxes Being Contested, etc.

           C Salary Rates, American National Common Stock Held by Certain Employees and Directors of American National and Savings Bank, Options and Restricted Stock Awards

           D Notes, Bonds, Mortgages, Indentures, Licenses, Lease Agreements and Other Contracts of American
                          National and Savings Bank

           E Employment Contracts and Related Matters of American National and Savings Bank

           F Real Estate Owned or Leased by American National and Savings Bank

           G              Affiliates of American National

           H              Legal Proceedings of American National

           I              Insurance of American National

           J              American National Loans

           K              Certain Changes

           L              Environmental Matters

           M              Crestar Taxes Being Contested, etc.

           N              American National Subsidiaries and Joint Ventures

           O              Authority

           X              Permitted Contracts





                                       (v)

                      AGREEMENT AND PLAN OF REORGANIZATION


                  This Agreement and Plan of Reorganization (the "Agreement") dated as of June 23, 1997 among CRESTAR FINANCIAL CORPORATION, a Virginia corporation ("Crestar"), CRESTAR BANK, a Virginia banking corporation wholly-owned by Crestar ("Crestar Bank"), AMERICAN NATIONAL BANCORP, INC. a Delaware corporation (together with its subsidiaries, "American National") and AMERICAN NATIONAL SAVINGS BANK, F.S.B., a federal savings bank (together with its subsidiaries, "Savings Bank"), recites and provides:

                  A. American National and Crestar have agreed that Crestar will acquire American National in a statutory merger in exchange for Crestar Common Stock and cash, and pursuant to a Stock Option Agreement (the "Option Agreement") attached as Exhibit A, American National has granted an option to Crestar to purchase shares of American National Common Stock in certain events. The Option Agreement shall survive execution of the Agreement for the term provided in the Option Agreement.

                  B. The boards of directors of Crestar and American National deem it advisable to merge American National into Crestar (the "Holding Company Merger") pursuant to this Agreement and the Holding Company Plan of Merger attached as Exhibit B (the "Holding Company Plan of Merger") whereby the holders of shares of Common Stock ("American National Common Stock") of American National will receive Common Stock of Crestar ("Crestar Common Stock") and/or cash in exchange therefor.

                  C. The boards of directors of Crestar, American National, Crestar Bank and Savings Bank deem it advisable that after the Holding Company Merger, Crestar shall cause Savings Bank to be merged into Crestar Bank (the "Bank Merger"). The boards of directors deem it advisable that the Bank Merger be accomplished by the merger of Savings Bank into Crestar Bank pursuant to this Agreement and the Plan of Merger attached as Exhibit C (the "Bank Plan of Merger"). The Holding Company Merger and the Bank Merger are referred to herein collectively as the "Transaction."

                  D. To effectuate the foregoing, the parties desire to adopt this Agreement and the Holding Company Plan of Merger, which shall represent a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code, as amended (the "Code"), and the Bank Plan of Merger, which also shall represent a plan of reorganization.

                  NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, Crestar, Crestar Bank, American National and Savings Bank hereby adopt this Agreement whereby at the "Effective Time of the Holding Company Merger" (as defined in Article VI hereof) American National shall be merged into Crestar in accordance with the

Holding Company Plan of Merger. At the Effective Time of the Bank Merger (as defined in Article VI hereof), Savings Bank will merge directly into Crestar Bank in accordance with the Bank Plan of Merger. The Bank Merger is intended to qualify as an "Oakar" transaction to avoid the payment of Federal Deposit Insurance Corporation ("FDIC") exit and entrance fees in accordance with Section 5(d)(3) of the Federal Deposit Insurance Act ("FDIA"). The outstanding shares of American National Common Stock shall be converted into shares of Crestar Common Stock and/or cash as provided in this Agreement on the basis, terms and conditions contained herein and in the Holding Company Plan of Merger. At the Effective Time of the Bank Merger, the outstanding shares of Savings Bank Common Stock shall be canceled.


                  In connection therewith, the parties hereto agree as follows:

                                    ARTICLE I
                                     General

                  1.1. Holding Company Merger. Subject to the provisions of this Agreement and the Holding Company Plan of Merger, at the Effective Time of the Holding Company Merger the separate existence of American National shall cease and American National shall be merged with and into Crestar ("Crestar" or the "Surviving Company").

                  1.2. Bank Merger. Subject to the provisions of this Agreement and the Bank Plan of Merger, immediately following the Effective Time of the Holding Company Merger Crestar shall cause Savings Bank to merge into Crestar Bank ("Crestar Bank" or the "Surviving Bank"), which merger shall qualify as an "Oakar" transaction in accordance with Section 5(d)(3)(A) of the FDIA and the separate existence of Savings Bank shall cease.

                  1.3. Issuance of Crestar Common Stock and Payment of Cash. Crestar agrees that at the Effective Time of the Holding Company Merger it will issue Crestar Common Stock and/or pay cash to the extent set forth in, and in accordance with, the terms of this Agreement and the Holding Company Plan of Merger.

                  1.4. Taking of Necessary Action. In case at any time after the Effective Time of the Holding Company Merger any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company and/or Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of American National and/or Savings Bank, the officers and directors of the Surviving Company and/or Surviving Bank shall take all such necessary action.

                                   ARTICLE II
                 Effect of Transaction on Common Stock, Assets,
                   Liabilities and Capitalization of Crestar,
                Crestar Bank, American National and Savings Bank

                  2.1. Conversion of Stock; Exchange Ratio; Cash Election. At the Effective Time of the Holding Company Merger:

                             (a) Conversion of Stock. Each share of American National Common Stock issued and outstanding at the Effective Time of the Holding Company Merger (other than shares held directly by Crestar, which shall be canceled without payment therefore and shares to be exchanged for cash) shall, without any action by the holder thereof, be converted into the number of shares of Crestar Common Stock determined in accordance with subsection 2.1(b). All such shares shall be validly issued, fully paid and nonassessable.

                             (b)Exchange Ratio. Each share of American National Common Stock (other than shares held directly by Crestar and shares to be exchanged for cash) shall be converted into a fraction of a share of Crestar Common Stock, determined in accordance with the Exchange Ratio. The "Exchange Ratio" shall be calculated as follows:

                             (i) if the Average Closing Price (as defined below) is between $30 and $50, the Exchange Ratio shall be the quotient (rounded to the nearest one-thousandth) of (A) $20.25 (the "Common Stock Price Per Share") divided by
                                     (B) the Average Closing Price;

                             (ii) if the Average Closing Price is $50 or greater, the Exchange Ratio shall be 0.405; and

                             (iii) if the Average Closing Price is $30 or less, the Exchange Ratio shall be 0.675.

                             As used herein,  "Average Closing Price" shall mean
                  the average closing price of Crestar Common Stock as reported on the New York Stock Exchange for each of the 10 trading days ending on the tenth day prior to the Effective Time of the Holding Company Merger.

                             The  Exchange  Ratio at the  Effective  Time of the
                  Holding Company Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of Crestar Common Stock, any dividend payable in Crestar Common Stock, or any capital reorganization involving the reclassification of Crestar Common Stock subsequent to the date of this Agreement.

                             (c) Cash  Election.  Holders of shares of  American
                  National Common Stock will be given the option of exchanging their shares for the Common Stock Price Per Share in cash (subject to all applicable withholding taxes), provided that in the aggregate the number of shares that may be exchanged for cash shall not exceed 40% of the number of outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger. The cash election must be made at or prior to the time American National shareholders vote on the Holding Company Merger, and once such vote has been taken, cash elections shall be irrevocable. If the aggregate number of shares for which a cash election is made exceeds 40% of the outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger, Crestar first will pay cash for shares submitted for cash exchange by each holder of 100 or fewer American National shares (if such holder has submitted all his shares for cash exchange) and then will pay cash for the remaining shares submitted for cash pro rata. Shares not exchanged for cash after proration will be exchanged for Crestar Common Stock at the Exchange Ratio.

                  2.2.       Manner of Exchange.

                             (a) Shareholders who elect to exchange some or all of their shares of American National Common Stock for cash must submit to American National certificates for the shares being exchanged for cash at or prior to the meeting of American National's shareholders referred to in Section 4.2. If the Holding Company Merger is approved by American National's shareholders at this meeting, a shareholder's election to receive cash is irrevocable and American National will retain certificates for shares submitted for cash purchase until either (i) termination of this Agreement, upon which American National will return such certificates, or (ii) the Effective Time of the Holding Company Merger, when Chase Mellon Shareholder Services (the "Exchange Agent") will exchange such certificates for cash to the extent required by this Agreement and the Holding Company Plan of Merger.

                             (b) After the Effective Time of the Holding Company
                  Merger, each holder of a certificate for theretofore outstanding shares of American National Common Stock, upon surrender of such certificate to the Exchange Agent (unless previously surrendered to American National in connection with exercise of the cash option), accompanied by a Letter of Transmittal, shall be entitled to receive in exchange therefor the number of full shares of Crestar Common Stock for which shares of American National Common Stock shall have been exchanged or cash if the cash option is properly elected, or a combination of Crestar Common Stock and cash if the cash option is elected for part of a holder's American National shares. In the event of proration, a combination of cash and Crestar

                  Common Stock shall be issued in exchange for American National Common Stock. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Holding Company Merger, represented American National Common Stock will be deemed to evidence the right to receive either (i) the number of full shares of Crestar Common Stock into which the shares of American National Common Stock represented thereby may be converted in accordance with the Exchange Ratio or (ii) the Common Stock Price Per Share multiplied by the number of shares of American National Common Stock represented by such certificate (subject to all applicable withholding taxes) in cash if the cash option provided in subsection 2.1(c) was properly elected by a holder of American National Common
                  Stock, or (iii) a combination thereof; and, after the Effective Time of the Holding Company Merger (unless the cash option was properly elected) will be deemed for all corporate purposes of Crestar to evidence ownership of the number of full shares of Crestar Common Stock into which the shares of American National Common Stock represented thereby were converted.

                             (c) Until outstanding certificates formerly representing American National Common Stock are surrendered in exchange for Crestar Common Stock, no dividend payable to holders of record of Crestar Common Stock for any period as of any date subsequent to the Effective Time of the Holding Company Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Holding Company Merger, there shall be no further registry of transfer on the records of American National of shares of American National Common Stock. If a certificate representing such shares is presented to Crestar, it shall be canceled and exchanged for a certificate representing shares of Crestar Common Stock as herein provided. Upon surrender of certificates of American National Common Stock in exchange for Crestar Common Stock, there shall be paid to the recordholder of the certificates of Crestar Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid for such full shares of Crestar Common Stock as of any date subsequent to the Effective Time of the Holding Company Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Holding Company Merger but prior to surrender and a payment date subsequent to surrender. No interest shall be payable on such dividends upon surrender of outstanding certificates.

                             (d) At the  Effective  Time of the Holding  Company
                  Merger, each share of American National Common Stock held by Crestar shall be canceled, retired and cease to exist.

                             (e) At the  Effective  Time of the Holding  Company
                  Merger and as provided in the Holding Company Plan of Merger, outstanding options to acquire

                  American National Common Stock that were granted under the 1993 Stock Option Plan for Outside Directors, the 1993 Stock Incentive Plan, and the 1996 Stock Option Plan ("American National Options," as defined in Section 3.1(j)(1) hereof), and which are identified on Schedule C, shall be converted, based on the Exchange Ratio, into options to acquire Crestar Common Stock ("Crestar Options"). The exercise price per share of Crestar Common Stock under a Crestar Option shall be equal to the exercise price per share of American National Common Stock under the American National Option divided by the Exchange Ratio (rounded up to the nearest cent). The number of shares of Crestar Common Stock subject to a Crestar Option shall be equal to the number of shares of American National Common Stock subject to the American National Option multiplied by the Exchange Ratio (rounded down to the nearest whole share). Except as provided in the preceding sentences regarding the price of, and number of shares of Crestar Common Stock subject to a Crestar Option, the terms of the Crestar Option shall be the same as the terms of the American National Option.

                             (f) At the  Effective  Time of the Holding  Company
                  Merger and as provided in the Holding Company Plan of Merger, outstanding awards of restricted stock (including accumulated dividends payable in stock, if any) that were granted under the 1993 Recognition and Retention Plan for Outside Directors, the 1993 Employees Recognition and Retention Plan, the 1996 Recognition and Retention Plan and any other restricted stock award granted to an employee or director of American National or Savings Bank ("American National Restricted Stock Awards" as defined in Section 3.1(j)(1) hereof), and which are identified on Schedule C, shall be converted, based on the Exchange Ratio, into restricted awards of Crestar Common Stock equal to the number of shares of American National Common Stock subject to the American National Restricted Awards multiplied by the Exchange Ratio (rounded down to the nearest whole share). Except as provided in the preceding sentence, the terms of the American National Restricted Stock Awards shall not be changed.

                  2.3. No Fractional Shares. No certificates or scrip for fractional shares of Crestar Common Stock will be issued. In lieu thereof, Crestar will pay the value of such fractional shares in cash on the basis of the Average Closing Price.

                  2.4. Dissenting Shares. Holders of American National Common Stock do not have the right to demand and receive payment of the fair value of his shares of American National Common Stock in accordance with the provisions of Section 262(b)(1) of the Delaware General Corporation Law.

                  2.5. Assets. At the Effective Time of the Holding Company Merger, the corporate existence of American National shall be merged into and continued in Crestar as the Surviving Company. At the Effective Time of the Bank Merger, the corporate existence of

Savings Bank shall be merged into and continued in Crestar Bank as the Surviving Bank. All rights, franchises and interests of American National and of Savings Bank in and to any type of property and choses in action shall be transferred to and vested in the Surviving Company or the Surviving Bank, as applicable, by virtue of the Holding Company Merger and the Bank Merger without any deed or other transfer. The Surviving Company or the Surviving Bank, as applicable, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by American National or Savings Bank at the Effective Time of the Holding Company Merger and the Effective Time of the Bank Merger, respectively, as provided in Section 13.1-721 of Virginia Stock Corporation Act ("VSCA") and Section 259 of the Delaware General Corporation Law with respect to the Holding Company Merger and Section 6.1-44 of the Virginia Banking Act ("VBA") with respect to the Bank Merger.

                  2.6. Liabilities. At the Effective Time of the Holding Company Merger, the Surviving Company shall be liable for all liabilities of American National, as provided in Section 13.1-721 of the VSCA. At the Effective Time of the Bank Merger, the Surviving Bank shall be liable for all liabilities of Savings Bank, as provided in Section 13.1-721 of the VSCA and Section 6.1-44 of the VBA. All deposits, debts, liabilities and obligations of American National and Savings Bank, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of American National or Savings Bank shall be those of the Surviving Company or the Surviving Bank, respectively, and shall not be released or impaired by the Holding Company Merger or the Bank Merger. All rights of creditors and other obligees and all liens on property of American National or of Savings Bank shall be preserved unimpaired.


                                   ARTICLE III
                         Representations and Warranties

                  3.1. Representations and Warranties of American National and Savings Bank. American National and Savings Bank represent and warrant to Crestar and Crestar Bank as follows:

                             (a) Organization, Standing and Power. American National is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, as now being conducted and to perform this Agreement and the Holding Company Plan of Merger and to effect the transactions contemplated hereby and thereby. American National has delivered to Crestar complete and correct copies of (i) its Certificate of Incorporation and (ii) its By-laws.

                             Savings  Bank  is  a  federal   savings  bank  duly
                  organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to perform this Agreement and the Bank Plan of Merger and to effect the transactions contemplated hereby and thereby. Savings Bank's deposits are insured by the Savings Association Insurance Fund of the FDIC to the maximum extent permitted by law. Savings Bank has delivered to Crestar complete and correct copies of (i) its Charter and (ii) its By-laws.

                             (b) Capital Structure. The authorized capital stock
                  of American National consists of 8,000,000 shares of American National Common Stock, par value $0.01, and 1,000,000 shares of serial preferred stock. On the date hereof, 3,613,011 shares of American National Common Stock and no shares of preferred stock were outstanding. All of the outstanding shares of American National Common Stock were validly issued and are fully paid and nonassessable.


                             The  authorized   capital  stock  of  Savings  Bank
                  consists of 20,000,000 shares of Common Stock and 10,000,000 shares of Serial Preferred Stock. On the date hereof, 100 shares of Savings Bank Common Stock were outstanding and all of such outstanding shares were validly issued, fully paid and nonassessable. No shares of Serial Preferred Stock are outstanding. American National owns all of the issued and outstanding Common Stock of Savings Bank free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever.

                             Except  as  disclosed   on  Schedule  C,   American
                  National knows of no person who beneficially owns 5% or more of the outstanding American National Common Stock as of the date hereof.

                             (c) Authority. Subject to the approval of this Agreement and the Holding Company Plan of Merger by the shareholders of American National as contemplated by Section 4.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Holding Company Plan of Merger have been duly and validly authorized by all necessary action on the part of American National, and this Agreement is a valid and binding obligation of American National, enforceable in accordance with its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Holding Company Plan of Merger and compliance by American National with any of the provisions hereof or thereof will not (i) except as disclosed on Schedule O, conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which American National is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to American National or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC and the Office of Thrift Supervision ("OTS"), is required in connection with the execution and delivery by American National of this Agreement or the consummation by American National of the transactions contemplated hereby or by the Holding Company Plan of Merger.

                             The  execution  and delivery of this  Agreement and
                  the consummation of the transactions contemplated hereby and by the Bank Plan of Merger, as applicable, have been duly and validly authorized by all necessary action on the part of
                  Savings Bank, and this Agreement is a valid and binding obligation of Savings Bank, enforceable in accordance with its terms except as enforceability may be limited by laws affecting insured depository institutions and similar laws affecting the enforcement of creditors' rights generally and subject to any equitable principles limiting the right to obtain specific performance. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Bank Plan of Merger, as applicable, and compliance by Savings Bank with any of the provisions hereof will not (i) except as disclosed on Schedule O, conflict with or result in a breach of any provision of its Charter or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Savings Bank is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Savings Bank or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state banking laws, and regulations of the Federal Reserve Board, the FDIC and the OTS, is required in connection with the execution and delivery by Savings Bank of this Agreement or the consummation by Savings Bank of the transactions contemplated hereby or by the Bank Plan of Merger.

                             (d) Investments. All securities owned by American National and Savings Bank of record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the ability of American National or Savings Bank freely to dispose of any such security at any time, except as noted on Schedule A- 1. Any securities owned of record by American National and Savings Bank in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on such Schedule A-1. There are no voting trusts or other agreements or undertakings of which American National or Savings Bank is a party with respect to the voting of such securities. With respect to all repurchase agreements to which American National or Savings Bank is a party, American National or Savings Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

                             (e) Financial Statements. Schedule A-2 contains copies of the following financial statements of American National (the "American National Financial Statements"):

                                     (i)  Consolidated  Statements  of Financial
                             Condition as of July 31, 1996 and 1995 (audited) and as of April 30, 1997 (unaudited);

                                     (ii) Consolidated  Statements of Operations
                             for each of the three years ended July 31, 1996, 1995 and 1994 (audited) and the three months and nine months ended April 30, 1997 and 1996 (unaudited);

                                     (iii) Consolidated Statements of Changes in
                             Stockholders' Equity for each of the three years ended July 31, 1996, 1995 and 1994 (audited) and nine months ended April 30, 1997 (unaudited); and

                                     (iv) Consolidated  Statements of Cash Flows
                             for each of the three years ended July 31, 1996, 1995 and 1994 (audited) and the nine months ended April 30, 1997 and 1996 (unaudited).

                  Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated unless otherwise noted in the American National Consolidated Financial Statements. Each of such consolidated statements of financial condition, together with the notes thereto, presents fairly as of its date (subject in the case of unaudited interim financial statements to normal year end adjustments) the consolidated financial condition and assets and liabilities of American National. The consolidated statements of operations, changes in stockholders' equity and cash flows, together with the notes thereto, present fairly the results of consolidated operations, consolidated changes in stockholders' equity and consolidated cash flows of American National or Savings Bank for the periods indicated in accordance with generally accepted accounting principles ("GAAP").

                             Except  as  disclosed  in  the  American   National
                  Financial Statements, and in the case of Savings Bank, compliance with and subject to the requirements of 12 C.F.R. ss. 563.134, there are no restrictions precluding American National or Savings Bank from paying dividends when, as and if declared by their respective Boards of Directors.

                             (f) Absence of Undisclosed Liabilities. At July 31,
                  1996 and April 30, 1997, American National had no material obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the American National
                  Financial Statements or in the American National periodic reports filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "1934 Act") as of such dates, or disclosed in the notes thereto, except for those which are disclosed in Schedules specifically referred to herein or which in the aggregate are immaterial.

                             (g)  Tax  Matters.   Savings  Bank  and  all  other
                  subsidiaries of American National are members of the same "affiliated group," as defined in Section 1504(a)(1) of the Code, as American National (collectively, the "American National Group"). Each member of the American National Group has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for them before the
                  Effective Time of the Holding Company Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete in all material respects. Each member of the American National Group has paid or made adequate provision for, or (with respect to returns or reports not yet filed) before the Effective Time of the Holding Company Merger will pay or make adequate provision for, all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. There are, and at the Effective Time of the Holding Company Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by any member of the American National Group that are or could become a lien on any asset, or otherwise materially adversely affect the business, property or financial condition, of any member of the American National Group except for taxes and any such related liability being contested in good faith and disclosed in Schedule B. Each member of the American National Group has collected or withheld, or will collect or withhold before the Effective Time of the Holding Company Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Holding Company Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Each member of the American National Group is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The consolidated statements of financial condition contained in the American National Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of the members of the American National Group for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. For periods ending after July 31, 1996, the books and records of each member of the American National Group fully and properly reflect their liability for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. Except as disclosed in Schedule B, no member of the American National Group has granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted in writing against or with respect to any member of the American National Group by any taxing authority. No member of the American National Group has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder. Schedule B describes all tax elections, consents and agreements affecting any member of the American National Group. To the best knowledge of American National, no American National shareholder is a "foreign person" for purposes of
                  Section 1445 of the Code.

                             (h) Options,  Warrants and Related  Matters.  There
                  are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which American National or Savings Bank is a party or by which it is bound, calling for the issuance of securities of American National or Savings Bank or any security representing the right to purchase or otherwise receive any such security, except (i) as set forth on Schedule C and (ii) the Option Agreement.

                             (i)  Property.  American  National and Savings Bank
                  own (or enjoy use of under capital or operating leases) all property reflected on the American National Financial Statements as of July 31, 1996 (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in such American National Financial Statements or the notes thereto, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise materially impair American National's consolidated business operations. The leases relating to leased property are fairly reflected in such American National Financial Statements.

                             Except for Other Real Estate  Owned  ("OREO"),  all
                  property and assets material to the business or operations of American National and Savings Bank are in substantially good operating condition and repair and such property and assets are adequate for the business and operations of American National and Savings Bank as currently conducted.

                             (j) Additional  Schedules  Furnished to Crestar. In
                  addition to any Schedules furnished to Crestar pursuant to other provisions of this Agreement, American National has furnished to Crestar the following Schedules which are correct and complete as of the date hereof:

                                     (1)  Employees.  Schedule C lists as of the
                             date hereof (A) the names of and current annual salary rates for all present employees of American National and Savings Bank who received, respectively, $80,000 or more in aggregate compensation, whether in salary or otherwise as reported or would be reported on Form W-2, during the year ended July 31, 1996, or are presently scheduled to receive salary in excess of $60,000 during the year ending July 31, 1997; (B) the number of shares of American National Common Stock owned beneficially by each director and five highest compensated officers of American National or Savings Bank as of the date hereof, (C) the names of and the number of shares of American National Common Stock owned by each person known to American National who beneficially owns 5% or more of the outstanding American National Common Stock as of the date hereof, (D) each agreement to make stock awards granted to each person under the 1996 Stock Option Plan or any option granted to a director of American National or Savings Bank (collectively, "American National Options") naming the grantee, the number of outstanding options he owns, and the exercise price of each such American National Option and (E) the names of the recipients, the number of outstanding shares of restricted stock (and accumulated dividends payable in stock, if any), and the vesting date or dates for each American National Restricted Stock Award.

                                     (2) Certain Contracts. Schedule D lists all
                             notes, bonds, mortgages, indentures, licenses, lease agreements and other contracts and obligations to which American National or Savings Bank is an indebted party or a lessee, licensee or obligee as of the date hereof except (i) for those entered into by American National or Savings Bank in the ordinary course of its business consistent with its prior practice and (ii) that do not involve an amount remaining greater than $100,000.

                                     (3)   Employment   Contracts   and  Related
                             Matters. Except in all cases as set forth on Schedule E, neither American National nor Savings Bank is a party to any employment contract not terminable at the option of American National or Savings Bank without liability. Except in all cases as set forth on Schedule E, neither American National nor Savings Bank is a party to (A) any retirement, profit sharing or pension plan or thrift plan or agreement or employee benefit plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")), (B) any management or consulting agreement not terminable at the option of American National or Savings Bank without liability or (C) any union or labor agreement.

                                     (4) Real Estate.  Schedule F describes,  as
                             of the date hereof, all interests in real property owned, leased or otherwise claimed by American National and Savings Bank, including OREO.

                                     (5)  Affiliates.  Schedule G sets forth the
                             names and number of shares of American National Common Stock owned as of the date hereof beneficially or of record by any persons American National considers to be affiliates of American National ("American National Affiliates") as that term is defined for purposes of Rule 145 under the Securities Act of 1933 (the "1933 Act").

                             (k) Agreements in Force and Effect.  All contracts,
                  agreements, plans, leases, policies and licenses referred to in any Schedule of American National or Savings Bank referred to herein are valid and in full force and effect, and neither American National nor Savings Bank has breached any provision of, nor is in default in any respect under the terms of, any such contract, agreement, lease, policy or license, the effect of which breach or default would have a material adverse effect upon either the financial condition, results of operations, or business of American National on a consolidated basis.

                             (l) Legal Proceedings; Compliance with Laws. Schedule H describes all legal, administrative, arbitration or other proceeding or governmental investigation known to American National or Savings Bank pending or, to the knowledge of American National's and Savings Bank's management, threatened or probable of assertion against American National or Savings Bank. Except as set forth on Schedule H, no such proceeding or investigation, if decided adversely, would have a material adverse effect on either the financial condition, results of operations or business of American National on a consolidated basis. Except as set forth in Schedule H, American National and Savings Bank have complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business except where noncompliance would not have a material adverse effect on either the financial condition, results of operations or business of American National on a consolidated basis. American National and Savings Bank have all licenses, permits, orders or approvals (collectively, the "Permits") of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of its business and the absence of which would have a material adverse effect on the financial condition, results of operations or business of American National on a consolidated basis; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits nor has American National or Savings Bank received written notice of any violations; and no proceeding is pending or, to the knowledge of American National and Savings Bank, threatened to revoke or limit any Permit. Except as set forth in Schedule H, neither American National nor Savings Bank has entered into any agreements or written understandings with the Federal
                  Reserve Board, the OTS, the FDIC or any other regulatory agency having authority over it. Neither American National nor Savings Bank is subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected materially adversely to affect either the financial condition, results of operations, or business of American National on a consolidated basis.

                             (m)     Employee Benefit Plans.

                                     (1)  Schedule  E  includes  a  correct  and
                             complete list of, and Crestar has been furnished a true and correct copy of (or an accurate written description thereof in the case of oral agreements or arrangements) (A) all qualified pension and profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements (including oral agreements) that are presently in effect, or have been approved prior to the date hereof, maintained for the benefit of employees or former employees of American National or Savings Bank or the dependents or beneficiaries of any employee or former employee of American National or Savings Bank, whether or not subject to ERISA (the "Employee Plans"), (B) the most recent actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan and (C) the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters, that pertain to any such Employee Plan that is intended to be qualified under Section 401(c) of the Code. Schedule E identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each such plan is qualified.

                                     (2) Neither American National, Savings Bank
                             nor any employee pension benefit plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained or previously maintained by it, has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

                                     (3) Full  payment  has been made (or proper
                             accruals have been established) of all contributions which are required for periods prior to the Closing Date, as defined in Section 6.1 hereof, under the terms of each Employee Plan, ERISA, or a collective bargaining agreement, no accumulated funding deficiency (as defined in
                             Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan previously maintained by American National or Savings Bank), and except as set forth on Schedule E, there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Pension Plan.

                                     (4) No  Employee  Plan is a  "multiemployer
                             plan" (as defined in Section 3(37) of ERISA). Neither American National nor Savings Bank has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA). Neither American National nor Savings Bank has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

                                     (5) All Employee  Plans that are  "employee
                             benefit plans," as defined in Section 3(3) of ERISA, that are maintained by American National or Savings Bank or previously maintained by American National or Savings Bank comply and have been administered in compliance in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Neither American National nor Savings Bank has any material liability under any such plan that is not reflected in the American National Financial Statements or on Schedule E hereto.

                                     (6) Except as set forth on  Schedule  E, no
                             prohibited transaction has occurred with respect to any Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by American National or Savings Bank or previously maintained by American National or
                             Savings Bank that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under
                             Section 4975 of the Code.

                                     (7)  Schedule E  identifies  each  Employee
                             Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and its funding status, whether through insurance, a trust, or from an employee's general assets. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the Code. Neither American National nor Savings Bank is subject to taxation on the income of any such plan or any such plan previously maintained by American National or Savings Bank.

                                     (8)  Schedule  E  identifies  the method of
                             funding (including any individual accounting) for all post-retirement medical or life insurance benefits for the employees of American National and Savings Bank. Schedule E also discloses the funded status of these Employee Plans.

                                     (9)  Schedule E identifies  each  corporate
                             owned life insurance policy, including any key man insurance policy and policy insuring the life of any director or employee of American National or Savings Bank, and indicates for each such policy, the face amount of coverage, cash surrender value, if any, and annual premiums.

                                     (10) No trade or  business  is, or has ever
                             been, treated as a single employer with American National or Savings Bank for employee benefit purposes under ERISA and the Code.

                             (n) Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of American National or Savings Bank are described on Schedule I and are valid and enforceable in accordance with their terms, are in full force and effect, and are deemed appropriate and sufficient by American National and Savings

                  Bank. Neither American National nor Savings Bank is in default in any material respect with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Neither American National nor Savings Bank has received notice of cancellation or non-renewal of any such policy or binder. Neither American National nor Savings Bank has knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Neither American National nor Savings Bank has knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Neither American National nor Savings Bank has received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                             (o) Loan  Portfolio.  Each loan  outstanding on the
                  books of American National and Savings Bank is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, accrues interest (except for loans recorded on Savings Bank's books as non-accrual) in accordance with the terms of the loan, and with respect to loans originated by Savings Bank was made in accordance with Savings Bank's standard loan policies as in effect at the time in all material respects the loan was negotiated except for loans to facilitate the sale of OREO or loans with renegotiated terms and conditions. The records of Savings Bank regarding all loans outstanding and OREO by Savings Bank on its books are accurate in all material respects and the risk classifications for the loans outstanding are, in the best judgment of the management of American National and Savings Bank, appropriate. The reserves for possible loan losses on the outstanding loans of Savings Bank, as reflected in the American National Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the OTS and the FDIC. In the best judgment of the management of American National and Savings Bank, such reserves are adequate as of the date hereof and will be adequate as of the Effective Time of the Holding Company Merger to absorb all known and anticipated loan losses in the loan portfolio of Savings Bank. Except as identified on Schedule J, no loan in excess of $50,000 has been classified by examiners (regulatory or internal) as "Special Mention", "Substandard", "Doubtful", "Loss", or words of similar import. Except as disclosed on Schedule F, the OREO included in any nonperforming asset of Savings Bank is recorded at the lower of cost or fair value less estimated costs to sell based on independent appraisals that comply with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and

                  Uniform Standards of Professional Appraisal Practice. Except as identified on Schedule J, to the best knowledge of the management of American National and Savings Bank, each loan reflected as an asset on the American National Financial Statements is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such loan, which if successful would have a material adverse effect on the financial condition, results of operation or business of American National on a consolidated basis.

                             (p) Absence of  Changes.  Except as  identified  on
                  Schedule  K,  since  April  30,  1997,  there has not been any material adverse change in the aggregate assets or liabilities, earnings or business of American National, other than changes resulting from or attributable to (i) changes since such date in laws or regulations, generally accepted accounting principles or interpretations of either thereof that affect the banking or savings and loan industries generally, (ii) changes since such date in the general level of interest rates, (iii) expenses including brokers' and finders' fees disclosed in subsection 3.1(q) since such date incurred or to be incurred in connection with the transactions contemplated by this Agreement (estimated at $850,000), (iv) accruals and reserves incurred or to be incurred by American National or Savings Bank since such date pursuant to the terms of Section 4.8 hereof, or (v) any other accruals, reserves or expenses incurred or to be incurred by American National or Savings Bank since such date with Crestar's prior written consent. Since July 31, 1996, the business of American National has been conducted only in the ordinary course.

                             (q) Brokers and Finders. Neither American National,
                  Savings Bank nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein except for the engagement of Keefe, Bruyette & Woods, Inc., whose fee for its engagement shall not exceed approximately $390,000, excluding out-of-pocket expenses.

                             (r) Subsidiaries;  Partnerships and Joint Ventures.
                  American National's only subsidiaries, direct or indirect, other than Savings Bank, are set forth in Schedule N. Such corporations are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted in all material respects. American National owns, directly or indirectly, all of the issued and outstanding common stock of its subsidiaries free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever and is not a party to any joint venture agreement or partnership except as set forth in Schedule N.

                             (s) Reports. Since January 1, 1992, American National and Savings Bank have filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the OTS, (iv) the SEC and (v) any other governmental or regulatory authority or agency having jurisdiction over their operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, filed with the SEC pursuant to the 1934 Act was in form and substance in compliance in all material respects with the 1934 Act. No such report or statement, or any amendments thereto, contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading. American National is a reporting company under Section 12(g) or 15(d) of the 1934 Act and the regulations of the SEC.

                             (t) Environmental Matters. For purposes of this subsection, the following terms shall have the indicated meaning:

                             "Environmental  Law"  means any  federal,  state or
                  local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
                  Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C.
                  Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                             "Hazardous Substance" means any substance presently
                  listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                             "Loan  Portfolio  Properties  and Other  Properties
                  Owned" means those properties owned or operated by American National or Savings Bank or any of their subsidiaries, including those properties serving as collateral for any loans made and retained by American National or Savings Bank or for which American National or Savings Bank serves in a trust relationship for the loans retained in portfolio.

                             Except  as  disclosed  in  Schedule  L, to the best
                  knowledge of American National and Savings Bank,

                                     (i) Neither  American  National nor Savings
                             Bank has been or is in violation of or liable under any Environmental Law;

                                     (ii) none of the Loan Portfolio  Properties
                             and Other Properties Owned has been or is in violation of or liable under any Environmental Law; and

                                     (iii) there are no actions, suits, demands,
                             notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

                             (u) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of American National at any time to Crestar, in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by American National to Crestar is or will be a true and complete copy of such document, unmodified except by another document delivered by American National.

                             (v) Accounting; Tax; Regulatory Matters. Subject to
                  action taken by the Board of Directors of American National pursuant to or as a result of the exception clause to the first sentence of Section 4.4 hereof, American National has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the Holding Company Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or materially impede or delay receipt of any approval referred to in Section 4.6.

                             (w) Regulatory Approvals. Neither American National
                  nor Savings Bank knows of any reason why the approvals, consents and waivers of governmental authorities referred to in Sections 5.1(f) and 5.2(e) hereof should not be obtained on a timely basis without the imposition of any condition of the type referred to in Section 5.1(f) hereof.

                  3.2. Representations and Warranties of Crestar and Crestar Bank. Crestar and Crestar Bank represent and warrant to American National and Savings Bank as follows:

                             (a) Organization,  Standing and Power. Crestar is a
                  corporation duly organized, validly existing and in good standing under the laws of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Crestar has delivered to American National complete and correct copies of its Articles of Incorporation and all amendments thereto to the date hereof and its By-laws as amended to the date hereof. Crestar Bank is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                             (b) Capital Structure. The authorized capital stock
                  of Crestar consists of 200,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, of which 110,299,785 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of March 31, 1997. All of such issued and outstanding shares of Crestar Common Stock were validly issued, fully paid and nonassessable at such date.

                             The  authorized   capital  stock  of  Crestar  Bank
                  consists of 2,500,000 shares of common stock, $100 par value, of which 1,725,721 shares were issued and outstanding as of March 31, 1997. All of such shares are owned by Crestar free and clear of any liens, claims, encumbrances, charges or rights of third parties of any kind whatsoever. All such issued and outstanding shares of common stock of Crestar Bank were validly issued, fully paid and nonassessable.

                             (c) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Crestar; and this Agreement is a valid and binding obligation of Crestar, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Crestar with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Crestar is a party, or by which it or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Crestar or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, the rules of the New York Stock Exchange and regulations of the Federal Reserve Board, the OTS, the FDIC, the Maryland Bank Commissioner, and the Bureau of Financial Institutions of the State Corporation Commission of Virginia ("SCC") is required in connection with the execution and delivery by Crestar of this Agreement or the consummation by Crestar of the transactions contemplated hereby or by the Holding Company Plan of Merger.

                             The  execution  and delivery of this  Agreement and
                  the consummation of the transactions contemplated hereby and by the Bank Plan of Merger have been duly and validly authorized by all necessary action on the part of Crestar Bank, and this Agreement is a valid and binding obligation of Crestar Bank, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Bank Plan of Merger and compliance by Crestar Bank with any of the provisions hereof or thereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Crestar Bank is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Crestar Bank or any of its properties or assets. No consent or approval by any government authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the Federal Reserve Board, the OTS, the FDIC and the SCC, is required in connection with the execution and delivery by Crestar Bank of this Agreement or the consummation by Crestar Bank of the transactions contemplated hereby or by the Bank Plan of Merger.

                             (d) Financial  Statements.  Crestar has on or prior
                  to the date hereof delivered to American National copies of the following consolidated financial statements of Crestar (the "Crestar Financial Statements"):

                                    (i)   Consolidated   Balance  Sheets  as  of
                             December 31, 1996 and 1995 (audited) and as of March 31, 1997 and 1996 (unaudited);

                                (ii) Consolidated  Income Statements for each of
                             the three years ended December 31, 1996, 1995, and 1994 (audited) and the three months ended March 31, 1997 and 1996 (unaudited);

                                (iii) Consolidated Statements of Changes in Shareholders' Equity for each of the three years ended December 31, 1996, 1995 and 1994 (audited)
                             and the three months ended March 31, 1997 (unaudited); and

                                 (iv) Consolidated  Statements of Cash Flows for
                             each of the three years ended December 31, 1996, 1995 and 1994 (audited) and the three months ended March 31, 1997 and 1996 (unaudited).

                  Such consolidated financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated unless otherwise noted in the Crestar Financial Statements. Each of such consolidated balance sheets, together with the notes thereto, presents fairly as of its date (subject in the case of unaudited interim financial statements to normal year end adjustments) the financial condition and assets and liabilities of Crestar. The consolidated income statements, statements of changes in shareholders' equity and statements of cash flows, together with the notes thereto, present fairly the results of operations, shareholders' equity and cash flows of Crestar for the periods indicated.

                             Except  as  disclosed  in  the  Crestar   Financial
                  Statements, there are no restrictions precluding Crestar or Crestar Bank from paying dividends when, as and if declared by their respective Board of Directors.

                             (e) Absence of  Undisclosed  Liabilities.  At March
                  31, 1997 and December 31, 1996, Crestar and its consolidated subsidiaries had no material obligations or liabilities, (contingent or otherwise) of any nature which were not reflected in the Crestar Financial Statement as of such dates, or disclosed in the notes thereto, except for those which are disclosed in Schedules specifically referred to herein or which in the aggregate are immaterial.

                             (f) Absence of Changes. Since March 31, 1997, there
                  has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of Crestar, other than changes resulting from or attributable to (i) changes since such date in laws or regulations, generally accepted accounting principles or interpretations of either thereof that affect the banking or savings and loan industries generally, (ii) changes since such date in the general level of interest rates, and (iii) expenses since such date incurred in connection with the transactions contemplated by this Agreement. Since March 31, 1997 the business of Crestar has been conducted only in the ordinary course.

                             (g) Brokers and Finders.  Neither Crestar,  Crestar
                  Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

                             (h) Subsidiaries. Crestar's first-tier subsidiaries
                  are Crestar Bank, Crestar Insurance Agency, Inc., and Crestar Securities Corporation. Such corporations are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted in all material respects. As of the date hereof, Crestar and Crestar Bank (other than in a fiduciary capacity) do not own directly or indirectly, or have any rights to acquire, any shares of American National Common Stock, other than pursuant to the Option Agreement.

                             (i) Reports. Since January 1, 1992, Crestar has filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the SCC, (iv) the SEC and (v) any other governmental or regulatory authority or agency having jurisdiction over their operations. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, filed with the SEC pursuant to the 1934 Act was in form and substance in compliance with the 1934 Act. No such report or statement, or any amendments thereto, contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact necessary in order to make the statements contained therein not false or misleading.

                             (j) Tax Matters. Each of Crestar, Crestar Bank, and
                  all other corporations that are members of the same "affiliated group," as defined in Section 1504(a)(1) of the Code, as Crestar (collectively, the "Crestar Group") has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the Effective Time of the Holding Company Merger. Each member of the Crestar

                  Group has paid or made adequate provision for or (with respect to returns or reports not yet filed) before the Effective Time of the Holding Company Merger will pay or make adequate provision for all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. The consolidated balance sheets contained in the Crestar Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of the members of the Crestar Group for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. For periods ending after December 31, 1996, the books and records of each member of the Crestar Group fully and properly reflect its liability for all accrued taxes, additions to tax, penalties and interest in accordance with GAAP. Except as disclosed in Schedule M, no member of the Crestar Group has granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted in writing against or with respect to any member of the Crestar Group by any taxing authority.

                             (k) Property. Crestar and Crestar Bank own (or enjoy use of under capital or operating leases) all property reflected on the Crestar Financial Statements as of March 31, 1997 and December 31, 1996 as being owned by them (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in such Crestar Financial Statements or the notes thereto, liens for current taxes not yet due and payable, any unfiled mechanic's liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise would materially impair Crestar's consolidated business operations. The leases relating to leased property are fairly reflected in such Crestar Financial Statements.

                             All property and assets material to the business or
                  operations of Crestar and Crestar Bank are in substantially good operating condition and repair, and such property and assets are adequate for the business and operations of Crestar and Crestar Bank.

                             (l) Agreements in Force and Effect. All material contracts, agreements, plans, leases, policies and licenses of Crestar and Crestar Bank are valid and in full force and effect; and Crestar and Crestar Bank have not breached any material provision of, or are in default in any material respect under the terms of, any such contract, agreement, lease, policy or license, the effect of which breach or default would have a material adverse effect upon the financial condition, results of operations or business of Crestar and its subsidiaries taken as a whole.

                             (m) Legal Proceedings;  Compliance with Laws. Other
                  than as disclosed in the Notes to the Crestar Financial Statements, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending, or, to the knowledge of Crestar's and Crestar Bank's management,
                  threatened  or  probable  of  assertion   which,   if  decided
                  adversely, would have a material adverse effect on the financial condition, results of operations, business or prospects of Crestar on a consolidated basis. Crestar and Crestar Bank have complied with any laws, ordinances, requirements, regulations or orders applicable to their respective businesses, except where noncompliance would not have a material adverse effect on the financial condition, results of operations, business or prospects of Crestar on a consolidated basis. Crestar and Crestar Bank have all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of the respective businesses of Crestar and Crestar Bank and the absence of which would have a material adverse effect on the financial condition, results of operations, business or prospects of Crestar on a consolidated basis; the Permits are in full force and effect; neither Crestar nor Crestar Bank is aware of any material violations that are or have been recorded in respect of any Permit nor has Crestar or Crestar Bank received notice of any violations; and no proceeding is pending or, to the knowledge of Crestar or Crestar Bank, threatened to revoke or limit any Permit. Neither Crestar nor Crestar Bank has entered into any agreements or written understandings with the Federal Reserve Board, the SCC, the FDIC, or any other regulatory agency having authority over it. Neither Crestar nor Crestar Bank is subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, the financial condition, results of operations, business or prospects of Crestar on a consolidated basis.

                             (n)     Employee Benefit Plans.

                                     (1)   Neither   Crestar   nor  any  of  its
                             subsidiaries, nor any employee benefit pension plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained by it, has incurred any material liability to the PBGC or to the Internal Revenue Service with respect to any Pension Plan, deferred compensation, consultant, severance, thrift, option, bonus and group insurance contract or any other incentive, welfare and employee benefit plan and agreement presently in effect, or approved prior to the date hereof, for the benefit of employees or former employees of Crestar and its subsidiaries or the dependents or beneficiaries of any employee or former employee of Crestar or any subsidiary (the "Crestar Employee Plans"). There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

                                     (2) Full  payment  has been made (or proper
                             accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each Crestar Employee Plan, ERISA, or a collective bargaining agreement, and no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan.

                                     (3)  No   Crestar   Employee   Plan   is  a
                             "multiemployer plan" (as defined in Section 3(37) of ERISA). Neither Crestar nor Crestar Bank has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA). Neither Crestar nor Crestar Bank has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

                                     (4)  All  "employee   benefit   plans,"  as
                             defined in Section 3(3) of ERISA, that are maintained by Crestar comply and have been administered in compliance in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Neither Crestar nor Crestar Bank has any material liability under any such plan that is not reflected in the Crestar Financial Statements.

                                     (5) No prohibited  transaction has occurred
                             with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Crestar or Crestar Bank that would result, directly or indirectly, in material liability under ERISA or in the imposition of a material excise tax under
                             Section 4975 of the Code.

                             (o) Regulatory Approvals. Neither Crestar nor Crestar Bank knows of any reason why the approvals, consents and waivers of governmental authorities referred to in Sections 5.1(f) and 5.2(e) hereof should not be obtained on a timely basis without the imposition of any condition of the type referred to in Section 5.1(f) hereof.

                             (p) Environmental  Matters. To the knowledge of the
                  Manager, Environmental Compliance, of Crestar Bank, there are no actions, suits, demands, notices, claims, investigations or proceedings pending relating to the liability of properties owned or operated by Crestar Bank or any of its subsidiaries excluding properties serving as collateral for loans under any Environmental Law (as defined in subsection 3.1(t)), including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

                             (q) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Crestar at any time to American National, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Crestar to American National is or will be a true and complete copy of such document, unmodified except by another document delivered by Crestar.


                                   ARTICLE IV
                        Conduct and Transactions Prior to
                          Effective Time of the Merger

                  4.1. Access to Records and Properties of Crestar, Crestar Bank, American National and Savings Bank; Confidentiality. Between the date of this Agreement and the Effective Time of the Holding Company Merger, each of Crestar and Crestar Bank on the one hand, and each of American National and Savings Bank on the other, agree to give to the other reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the representations and warranties set forth herein, preparing the Registration Statement (as defined in Section 4.2) and applicable regulatory filings (as set forth in Section 4.6), and preparing unaudited financial statements of American National as of a date prior to the Effective Time of the Holding Company Merger in order to facilitate Crestar in performance of its post-Closing Date financial reporting requirements. Crestar and American National shall each maintain the confidentiality of all confidential information furnished to it by the other party hereto concerning the business, operations, and financial condition of the party furnishing such information, and shall not use any such information except in furtherance of the Transaction. If this Agreement is terminated, each party hereto shall promptly return all documents and copies of, and all workpapers containing, confidential information received from the other party hereto. The obligations of confidentiality under this
Section 4.1 and the Confidentiality Agreements dated March 3, 1997 and June 16, 1997 between Crestar and American National shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) one party shall have directly or indirectly acquired the assets and business of the other party; (b) as to any particular confidential information with respect to one party, such information (i) shall become generally available to the public other than as a result of an unauthorized disclosure by the other party or (ii) was available to the other party on a nonconfidential basis prior to its disclosure by the first party; (c) disclosure by any party is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction; or (d) disclosure is required by the SEC or bank or thrift regulatory authorities in connection with the Transactions contemplated by this Agreement, provided that the disclosing party has, prior to such disclosure, advised the other party of the circumstances necessitating such disclosure and have reached mutually agreeable arrangements relating to such disclosure.

                  4.2. Registration Statement, Proxy Statement, Shareholder Approval. American National will duly call and will hold a meeting of its shareholders as soon as practicable for the purpose of approving the Holding Company Merger and will comply fully with the provisions of the 1933 Act and the 1934 Act and the rules and regulations of the SEC under such acts to the extent applicable, and the Certificate of Incorporation and By-laws of American National relating to the call and holding of a meeting of shareholders for such purpose. Subject to action taken by its Board of Directors pursuant to or as a result of the exception clause to the first sentence of Section 4.4 hereof, the Board of Directors of American National will recommend to and actively encourage shareholders that they vote in favor of the Holding Company Merger. Crestar and American National will jointly prepare the proxy statement-prospectus to be used in connection with such meeting (the "Proxy Statement- Prospectus") and Crestar will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), of which such Proxy Statement-Prospectus shall be a part, and use its best efforts promptly to have the Registration Statement declared effective. In connection with the foregoing, Crestar will comply with the requirements of the 1933 Act, the 1934 Act, the New York Stock Exchange and the rules and regulations of the SEC under such acts with respect to the offering and sale of Crestar Common Stock in connection with the Transaction and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Proxy Statement-Prospectus shall not be mailed to American National shareholders until the Registration Statement shall have become effective under the 1933 Act. American National covenants that none of the information supplied by American National and Crestar covenants that none of the information supplied by Crestar in the Proxy Statement- Prospectus will, at the time of the mailing of the Proxy Statement-Prospectus to American National shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement-Prospectus, up to and including the date of the meeting of American National shareholders to which the Proxy
Statement-Prospectus   relates,   none  of  such   information   in  the   Proxy
Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

                  American National, as the sole shareholder of Savings Bank, and Crestar, as the sole shareholder of Crestar Bank, hereby approve this Agreement and the Bank Plan of Merger.

                  4.3. Operation of the Business of American National and Savings Bank. American National and Savings Bank agree that from April 30, 1997 to the Effective Time of the Merger, they have operated, and they will operate, their respective businesses substantially as presently operated and only in the ordinary course and in general conformity with applicable laws and regulations, and, consistent with such operation, they will use their best efforts to preserve intact its present business organizations and its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, American National and Savings Bank, from the date of this Agreement, agree that they will not, without the prior written consent of Crestar, (i) make any change in the salaries, bonuses or title of any officer; (ii) make any change in the title, salaries or bonuses of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to Crestar; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement or increase benefits under existing plans; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend its Certificate of Incorporation or By-laws; (vi) issue or contract to issue any shares of American National capital stock or securities exchangeable for or convertible into capital stock except (y) up to 345,357 shares of American National Common Stock issuable pursuant to American National Options outstanding as of May 31, 1997, or (z) up to 792,000 shares of American National Common Stock pursuant to the Option Agreement; (vii) purchase any shares of American National capital stock; (viii) except as set forth in Schedule X, enter into, renew, extend or assume any material contract or obligation, including, but not limited to, any outsourcing agreements or licenses, leases or purchases of data processing products or services; (ix) other than as provided in (a) below with respect to the work-out of nonperforming assets, waive, release, compromise or assign any right or claim involving $75,000 or more; (x) propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue; (xi) introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates; (xii) make any change in policies respecting extensions of credit or loan charge-offs;
(xiii) change reserve requirement policies; (xiv) change securities portfolio policies; (xv) acquire a policy or enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more; (xvi) propose or take any action with respect to the closing of any branches; (xvii) amend the terms of the American National Options; (xviii) amend the terms of the written severance or employment agreements identified in Schedule E; or (xix) make any change in any tax election or accounting method or system of internal accounting controls, except as may be appropriate to conform to any change in regulatory accounting requirements or generally accepted accounting principles. American National and Savings Bank further agree that, between the date of this Agreement and the Effective Time of the Holding Company Merger, they will consult with Crestar regarding (a) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, including notice to Crestar's Credit Review Department Management of any new nonresidential loans in excess of $500,000, and (b) securities portfolio and funds management, including management of interest rate risk.

                  4.4. No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither American National, Savings Bank nor any of their executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than Crestar) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar Transaction involving American National or Savings Bank or disclose, directly or indirectly, any information not customarily disclosed to the public concerning American National or Savings Bank, afford to any other person access to the properties, books or records of American National or Savings Bank or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets, except in a situation in which a majority of the full Board of Directors of American National has determined in good faith, upon advice of counsel, that such Board has a fiduciary duty to consider and respond to a bona fide proposal by a third party (which proposal was not directly or indirectly solicited by American National or Savings Bank or any of their officers, directors, representatives, agents or affiliates) and provides written notice of its intention to consider such proposal and the material terms thereof to Crestar at least five days before responding to the proposal. American National and Savings Bank will promptly communicate to Crestar the terms of any proposal which it may receive in respect to any of the foregoing transactions.

                  4.5. Dividends. American National agrees that subsequent to April 30, 1997, and until the Effective Time of the Holding Company Merger, it will declare cash dividends consistent (in terms of amount and timing of record and payment dates) with its practice in effect in its fiscal quarter ending April 30, 1997. American National agrees not to pay any cash dividends in the fiscal quarter in which the closing occurs unless the Closing Date occurs after the record date for payment of the Crestar cash dividend in the Crestar quarter most closely corresponding to such American National fiscal quarter, since it is the intention of American National and Crestar that American National shareholders not be paid cash dividends both on American National Common Stock and cash dividends on Crestar Common Stock received in exchange therefor in corresponding quarters. If the Closing Date occurs after the record date for payment of Crestar's cash dividend in the Crestar quarter most closely corresponding to the American National fiscal quarter in which the closing occurs, American National may declare a cash dividend complying with the conditions of this Section 4.5 for such fiscal quarter payable to American National shareholders of record at the Effective Time of the Holding Company Merger.

                  4.6. Regulatory Filings; Best Efforts. Crestar and American National shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board, the OTS, the FDIC, the SCC and the Maryland Banking Commissioner as soon as practicable after the date hereof. Crestar and American National shall use their best efforts to obtain approvals of such filings.

                  4.7. Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Transaction and shall not issue any press release or make any such public statement prior to such consultations and approval of the other party, which approval shall not be unreasonably withheld, except as may be required by law.

                  4.8. Operating Synergies; Conformance to Reserve Policies, Etc. Between the date hereof and the Effective Time of the Holding Company Merger, American National's and Savings Bank's management will work with Crestar Bank to achieve appropriate operating efficiencies following the Closing Date. Subject to Savings Bank's approval, which will not be unreasonably withheld, Crestar notification to Savings Bank's customers and Crestar's direct contact with customers will commence following receipt of Federal Reserve Board approval but not earlier than 60 days prior to the Closing Date. At the request of Crestar Bank and upon receipt by American National and Savings Bank of written confirmation from Crestar and Crestar Bank that there are no conditions to the obligations of Crestar and Crestar Bank under this Agreement set forth in
Article V which will not be fulfilled so as to permit them to consummate the Holding Company Merger and the other transactions contemplated hereby, not more than three days before the Effective Time of the Holding Company Merger American National shall establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records (provided such adjustments are in accordance with GAAP and applicable law and regulation) as may be necessary to conform American National's accounting and credit loss reserve practices and methods to those of Crestar Bank (as such practices and methods are to be applied from and after the Effective Time of the Holding Company Merger) and to Crestar Bank's plans with respect to the conduct of the business of American National and Savings Bank following the Transaction, as well as the costs and expenses relating to the consummation by American National and Savings Bank of the Transaction and the other transactions contemplated hereby. Any such accruals, reserves and charge-offs shall not be deemed to cause any representation and warranty of American National and Savings Bank to be untrue or inaccurate as of the Effective Time of the Holding Company Merger.

                  At the same time that the accruals referred to in the two immediately preceding sentences are established, American National and Savings Bank will convey any OREO properties that are titled in its name to an American National subsidiary to be identified by Crestar. Such subsidiary will be merged into a Crestar or Crestar Bank subsidiary at the time of the Bank Merger.

                  4.9. Crestar Rights Agreement. Crestar agrees that any rights issued pursuant to the Rights Agreement adopted by it in 1989 shall be issued with respect to each share of Crestar Common Stock issued pursuant to the terms hereof and the Holding Company Plan of Merger, regardless whether there has occurred a Distribution Date under the terms of such Rights Agreement prior to the occurrence of the Effective Time of the Holding Company Merger.

                  4.10. Agreement as to Efforts to Consummate. Subject to action taken by the Board of Directors of American National pursuant to or as a result of the exception clause to the first sentence of Section 4.4 hereof and to the other terms and conditions of this Agreement, each of Crestar and American National agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein. Each of Crestar and American National shall use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                  4.11. Adverse Changes in Condition. Crestar and American National each agrees to give written notice promptly to the other concerning any event or circumstance which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained herein. Each of Crestar and American National shall use its best efforts to prevent or promptly to remedy the same.

                  4.12. NYSE Listing. If the shares of Crestar Common Stock to be issued in the Holding Company Merger are not repurchased on the open market, Crestar will file with the New York Stock Exchange a Supplemental Listing Application for the shares of Crestar Common Stock to be issued in the Holding Company Merger and have such shares approved for listing on the New York Stock Exchange prior to the Effective Time of the Merger.

                  4.13. Updating of Schedules. American National shall notify Crestar, and Crestar shall notify American National, of any changes, additions or events which may cause any change in or addition to any Schedules delivered by it under this Agreement, promptly after the occurrence of same and at the Closing Date by delivery of updates of all Schedules, including future quarterly and annual American National Financial Statements. No notification made pursuant to this Section 4.13 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless Crestar or American National, as the case may be, specifically agree thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by American National or Savings Bank on the one hand, or Crestar or Crestar Bank on the other hand of any condition set forth in this Agreement.

                  4.14. Transactions in Crestar Common Stock. Other than the issuance or acquisition of Crestar Common Stock pursuant to Crestar employee benefit plans, or the purchase or sale of Crestar Common Stock by Crestar Bank in its capacity as trustee under Crestar employee benefit plans or in any other fiduciary capacity in which it is directed to sell or purchase Crestar Common Stock, none of Crestar, Crestar Bank, American National or Savings Bank will, directly or indirectly, purchase, publicly sell or publicly acquire any shares of Crestar Common Stock during the 10 trading days ending on the 10th day prior to the Effective Time of the Holding Company Merger.

                  4.15. Branch Closing Law. Crestar expects to close and relocate the business of certain Savings Bank branches in connection with the Bank Merger. If any of these closing/relocations do not constitute "relocations" as that term is defined in the Joint Policy Statement of September 2, 1993, Concerning Branch Closings issued by the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC, and instead is considered a branch closing for purposes of Section 42 of the Federal Deposit Insurance Act, American National will, following receipt of all required regulatory approvals of the Holding Company Merger, take all necessary action under Section 42 and any regulations promulgated thereunder by notifying customers and otherwise complying with the branch closing law and regulations.


                                    ARTICLE V
                              Conditions of Merger

                  5.1. Conditions of Obligations of Crestar and Crestar Bank. The obligations of Crestar and Crestar Bank to perform this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by Crestar and Crestar Bank.

                             (a) Representations and Warranties;  Performance of
                  Obligations. The representations and warranties of American National and Savings Bank set forth in Section 3.l hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the
                  Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); American National and Savings Bank shall have in all material respects performed all obligations required to be performed by them and satisfied all conditions required to be satisfied by them under this Agreement prior to the Effective Time of the Merger; and Crestar and Crestar Bank shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of American National and Savings Bank, without personal liability, which may be to their best knowledge after due inquiry, to such effects. The foregoing notwithstanding, Crestar and Crestar Bank agree not to exercise their rights under this subsection 5.1(a) because of a breach of a representation and warranty by

                  American National or Savings Bank unless the Crestar Board of Directors, acting reasonably, concludes that any such breach could have a material adverse effect on the consolidated financial condition or consolidated results of operations of American National.

                             (b) Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by American National and Savings Bank and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the Boards of Directors of American National and Savings Bank and by the shareholders of American National and Savings Bank, and American National and Savings Bank shall have full power and right to merge into Crestar and Crestar Bank, respectively, on the terms provided herein.

                             (c) Opinion of Counsel. Crestar and Crestar Bank shall have received an opinion of Luse, Lehman, Gorman, Pomerenk & Schick, counsel to American National and Savings Bank, dated the Closing Date and satisfactory in form and substance to counsel to Crestar and Crestar Bank, in the form attached hereto as Exhibit D.

                             (d) The  Registration  Statement.  The Registration
                  Statement shall be effective under the 1933 Act and Crestar shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the Crestar Common Stock in connection with the Holding Company Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                             (e) Tax  Opinion.  Crestar and  Crestar  Bank shall
                  have received, in form and substance satisfactory to them, an opinion of Hunton & Williams to the effect that, for federal income tax purposes, each of the Holding Company Merger and the Bank Merger will qualify as a "reorganization" under
                  Section 368(a) of the Code, and no taxable gain will be recognized by Crestar, Crestar Bank, American National or Savings Bank (i) in the Holding Company Merger (a) upon the transfer of American National's assets to Crestar in exchange for Crestar Common Stock, cash and the assumption of American National's liabilities or (b) upon the distribution of such Crestar Common Stock and cash to American National shareholders or (ii) in the Bank Merger, (a) upon the transfer of Savings Bank's assets to Crestar Bank in exchange for the assumption of Savings Bank's liabilities and in constructive exchange for Crestar Bank common stock (but Savings Bank or Crestar Bank may be required to include certain amounts in income as a result of the termination of any bad-debt reserve maintained by Savings Bank for federal income tax purposes and other possible required changes in tax accounting methods) or
                  (b) upon the constructive distribution of such Crestar Bank common stock to Crestar.

                             (f) Regulatory  Approvals.  All required  approvals
                  from federal and state regulatory authorities having jurisdiction to permit Crestar and Crestar Bank to consummate the Transaction and to issue Crestar Common Stock to American National shareholders shall have been received and shall have contained no conditions deemed in good faith to be materially disadvantageous by Crestar, including such approval necessary to consummate the Bank Merger in an "Oakar" transaction as described in Section 1.1 hereof. Notwithstanding the foregoing, no condition or requirement which does no more than subject Crestar or Crestar Bank or American National or Savings Bank to legal requirements generally applicable to entities and transactions of the same type as a matter of law or regulatory policy shall be deemed to be materially disadvantageous.

                             (g) Affiliate  Letters.  Within 60 days of the date
                  hereof, each shareholder of American National who is a American National Affiliate shall have executed and delivered a commitment and undertaking in the form of Exhibit F to the effect that (1) such shareholder will dispose of the shares of Crestar Stock received by him in connection with the Holding Company Merger only in accordance with the provisions of paragraph (d) of Rule 145 under the 1933 Act; (2) such shareholder will not dispose of any of such shares until Crestar has received, at its expense, an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of paragraph (d) of Rule 145 and any applicable securities laws which opinion shall be rendered promptly following counsel's receipt of such shareholder's written notice of its intent to sell shares of Crestar Common Stock; and (3) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

                             (h) NYSE Listing.  If the shares of Crestar  Common
                  Stock to be issued in the Holding Company Merger are not repurchased on the open market, such shares to be issued in the Merger shall have been approved for listing, upon notice of issuance, on the New York Stock Exchange.

                             (i) Acceptance by Crestar and Crestar Bank Counsel.
                  The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for Crestar and Crestar Bank.

                  5.2. Conditions of Obligations of American National and Savings Bank. The obligations of American National and Savings Bank to perform this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by American National and Savings Bank:

                             (a) Representations and Warranties;  Performance of
                  Obligations. The representations and warranties of Crestar and Crestar Bank set forth in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); Crestar and Crestar Bank shall have in all material respects performed all obligations required to be performed by them and satisfied all conditions required to be satisfied by them under this Agreement prior to the Effective Time of the Holding Company Merger; and American National and Savings Bank shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of Crestar and Crestar Bank, without personal liability, which may be to their best knowledge after due inquiry, to such effects. The foregoing notwithstanding, American National and Savings Bank agree not to exercise their rights under this subsection 5.2(a) because of a breach of a representation and warranty by Crestar or Crestar Bank unless the American National Board of Directors, acting reasonably, concludes that any such breach could have a material adverse effect on the consolidated financial condition or consolidated results of operations of Crestar.

                             (b) Authorization of Transaction. All action necessary to authorize the execution, delivery and performance of this Agreement by Crestar and Crestar Bank and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of Crestar and Crestar Bank and the shareholders of American National and the sole shareholder of Savings Bank, and Crestar and Crestar Bank shall have full power and right to merge with American National and Savings Bank, respectively, on the terms provided herein.

                             (c) Opinion of Counsel. American National and Savings Bank shall have received an opinion of Hunton & Williams, counsel to Crestar and Crestar Bank, dated the Closing Date and satisfactory in form and substance to counsel to American National and Savings Bank, in the form attached hereto as Exhibit E.

                             (d) The  Registration  Statement.  The Registration
                  Statement shall be effective under the 1933 Act and Crestar shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the Crestar Common Stock in connection with the Holding Company Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                             (e) Regulatory  Approvals.  All required  approvals
                  from federal and state regulatory authorities having jurisdiction to permit American National and Savings Bank to consummate the Transaction and to permit Crestar to issue Crestar Common Stock to American National shareholders shall have been received, including such approval necessary to consummate the Bank Merger in an "Oakar" transaction as described in Section 1.1 hereof.

                             (f) Tax Opinion. American National and Savings Bank
                  shall have received, in form and substance reasonably satisfactory to them, an opinion of Hunton & Williams to the effect that, for federal income tax purposes, each of the Holding Company Merger and the Bank Merger will qualify as a "reorganization" under Section 368(a) of the Code; no taxable gain will be recognized by Crestar, Crestar Bank, American National or Savings Bank (i) in the Holding Company Merger (a) upon the transfer of American National's assets to Crestar in exchange for Crestar Common Stock, cash and the assumption of American National's liabilities or (b) upon the distribution of such Crestar Common Stock and cash to American National shareholders or (ii) in the Bank Merger, (a) upon the transfer of Savings Bank's assets to Crestar Bank in exchange for the assumption of Savings Bank's liabilities and in constructive exchange for Crestar Bank stock (but Savings Bank or Crestar Bank may be required to include certain amounts in income as a result of the termination of any bad-debt reserve maintained by Savings Bank for federal income tax purposes and other possible required changes in tax accounting methods) or (b) upon the constructive distribution of such Crestar Bank stock to Crestar; no taxable gain will be recognized by an American National shareholder on the exchange by such shareholder of shares of American National Common Stock solely for shares of Crestar Common Stock (including any fractional share interest) in the Holding Company Merger; an American National shareholder who receives cash and shares of Crestar Common Stock (including any fractional share interest) for shares of American National Common Stock in the Holding Company Merger pursuant to the cash election will recognize any gain realized (including any gain treated as a dividend) up to the amount of cash received (excluding cash in lieu of a fractional share of Crestar Common Stock), but will not recognize any loss; an American National shareholder's basis in Crestar Common Stock (including any fractional share interest) received in the Holding Company Merger will be the same as the shareholder's basis in the American National Common Stock surrendered in exchange therefor, decreased by the amount of any cash received (excluding cash in lieu of a fractional share of Crestar Common Stock) and increased by the amount of any gain recognized (including any gain treated as a dividend) by the shareholder; the holding period of such Crestar Common Stock (including any fractional share interest) for an American National shareholder will include the holding period of the American National Common Stock surrendered in exchange therefor, if such American National Common Stock is held as a capital asset by the shareholder at the Effective Time of the Holding Company Merger; and an American National shareholder who receives cash in lieu of a fractional share of Crestar Common Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest.

                             (g) NYSE Listing.  If the shares of Crestar  Common
                  Stock to be issued in the Holding Company Merger are not repurchased on the open market, such shares to be issued in the Holding Company Merger shall have been approved for listing, upon notice of issuance, on the New York Stock Exchange.

                             (h) Fairness Opinion. The opinion of Keefe, Bruyette & Woods, Inc., dated the date hereof, to the effect that the consideration to be received by the shareholders of American National as a result of the Holding Company Merger is fair to the shareholders of American National from a financial point of view, and shall not have been withdrawn prior to the mailing of the Proxy Statement for the meeting of shareholders of American National referred to in Section 4.2 hereof.

                             (i) Acceptance by American National's Counsel.  The
                  form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be acceptable to counsel for American National.


                                   ARTICLE VI
                          Closing Date; Effective Time

                  6.1. Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of Crestar, 919 East Main Street, Richmond, Virginia, at 10:00 o'clock A.M., local time, on such date as Crestar shall designate to American National at least 10 days prior to the designated Closing Date and as reasonably acceptable to American National; provided, that the date so designated shall not be earlier than 15 days after Federal Reserve Board approval, and shall not be later than 60 days after such approval and, in no event, shall be later than March 31, 1998 (the "Closing Date"). The parties agree to use their best efforts to make the Merger effective on or before December 31, 1997, and not earlier than November 6, 1997.

                  6.2. Filings at Closing. Subject to the provisions of Article V, at the Closing Date, Crestar shall cause Articles of Merger relating to the Holding Company Plan of Merger to be filed in accordance with the VSCA and Articles of Merger to be filed relating to the Bank Plan of Merger in accordance with the VSCA, the Delaware Corporation Law, the rules and regulations of the OTS and the SCC, and each of Crestar and American National shall take any and all lawful actions to cause the Holding Company Merger and the Bank Merger to become effective.

                  6.3. Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Holding Company Merger shall become effective at the time Articles of Merger filed with the SCC are made effective (the "Effective Time of the Holding Company Merger") and the Bank Merger shall become effective at the time the Articles of Merger filed with the SCC are made effective.


                                   ARTICLE VII
                    Termination; Survival of Representations,
                 Warranties and Covenants; Waiver and Amendment

                  7.1. Termination. This Agreement shall be terminated, and the Transaction abandoned, if the shareholders of American National shall not have given the approval required by Section 4.2. Notwithstanding such approval by such shareholders, this Agreement may be terminated at any time prior to the Effective Time of the Holding Company Merger, by:

                             (a) The mutual  consent of Crestar,  Crestar  Bank,
                  American National and Savings Bank, as expressed by their respective Boards of Directors;

                             (b) Either  Crestar or Crestar Bank on the one hand
                  or American National or Savings Bank on the other hand, as expressed by their respective Boards of Directors, if the Holding Company Merger has not occurred by March 31, 1998, provided that the failure of the Holding Company Merger to so occur shall not be due to a willful breach of any representation, warranty, covenant or agreement by the party seeking to terminate this Agreement;

                             (c) By Crestar in writing  authorized  by its Board
                  of Directors if American National or Savings Bank has, or by American National in writing authorized by its Board of Directors, if Crestar or Crestar Bank has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date, provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty which is not cured within 30 days of written notice thereof contained herein notwithstanding any qualification therein relating to the knowledge of the other party. The foregoing notwithstanding, each of Crestar on the one hand and American National on the other hand agree not to exercise its respective rights under this subsection 7.1(c) because of a breach of a representation and warranty by the other (including by its subsidiary which is a party to this Agreement) unless its Board of Directors, acting reasonably, concludes that any such breach could have a material adverse effect on the consolidated financial condition or consolidated results of operations of the other;

                             (d) Either  Crestar or Crestar Bank on the one hand
                  or American National or Savings Bank on the other hand, as expressed by their respective Boards of Directors, in the event that any of the conditions precedent to the obligations of such parties to consummate the Transaction have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that no party shall be entitled to terminate this Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed;

                             (e) Crestar and Crestar Bank, if the Boards of Directors of Crestar and Crestar Bank shall have determined in their sole discretion, exercised in good faith, that the Transaction, has become inadvisable or impracticable by reason of (A) the issuance of any order, decree or advisory letter of regulatory authority containing conditions or requirements reasonably deemed objectionable to Crestar, (B) the threat or the institution by any governmental authority of any litigation, proceeding or investigation (including under federal antitrust laws) to restrain or prohibit the consummation of the Transaction or to obtain other relief in connection with this Agreement or an injunction has been obtained by any person restraining or prohibiting consummation of the Holding Company Merger or (C) commencement of a competing offer for American National Common Stock which is significantly better than Crestar's offer, and which Crestar certifies to American National, in writing, it is unwilling to meet;

                             (f) American National and Savings Bank, if the Boards of Directors of American National and Savings Bank shall have determined in their sole discretion, exercised in good faith, that the Transaction has become inadvisable or impracticable by reason of (A) the issuance of any order, decree or advisory letter of regulatory authority containing conditions or requirements reasonably deemed objectionable to American National, (B) the threat or the institution by any governmental authority of any litigation, proceeding or investigation (including under federal antitrust laws) to restrain or prohibit the consummation of the Transaction or to obtain other relief in connection with this Agreement or an injunction has been obtained by any person restraining or prohibiting consummation of the Holding Company Merger, or (C) commencement of a competing offer for American National Common Stock which is significantly better than Crestar's offer, and which Crestar has certified to American National, in writing, it is unwilling to meet;

                             (g) Crestar,  Crestar  Bank,  American  National or
                  Savings Bank, if the Federal Reserve Board, the OTS, the FDIC, the Maryland Bank Commissioner, or the SCC deny approval of the Transaction and the time period for all appeals or requests for reconsideration has run;

                             (h) Crestar if there has been a material adverse change in the results of operations or consolidated financial condition or consolidated results of operations of American National from that shown by the American National Financial Statements as of April 30, 1997. For purposes of this paragraph (h), the term "material adverse change" shall not include the following: (i) changes resulting from movements in general market interest rates, (ii) changes in laws, rules and regulations and accounting principles, and (iii) any other matters mutually agreed to by the parties to this Agreement;

                             (i) American  National if there has been a material
                  adverse change in the business operations or consolidated financial condition of Crestar from that shown by the Crestar Financial Statements as of March 31, 1997. For purposes of this paragraph (i), the term "material adverse change" shall not include the following: (i) changes resulting from movements in general market interest rates, (ii) changes in laws, rules and regulations and accounting principles, and
                  (iii) any other matters mutually agreed to by the parties to this Agreement.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement and the Transaction pursuant to Section 7.1, this Agreement, other than the provisions of Sections 4.1 (last three sentences) and 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, provided that nothing contained in this Section 7.2 shall relieve any party from liability for any willful breach of this Agreement.

                  7.3. Survival of Representations, Warranties and Covenants. The respective representations and warranties, obligations, covenants and agreements (except for those contained in Sections 1.2, 1.3, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 4.1 (second sentence), 8.1, 8.2, 8.3, 8.4, and 9.1, which shall survive the effectiveness of the Holding Company Merger) of Crestar, Crestar Bank, American National and Savings Bank contained herein shall expire with, and be terminated and extinguished by, the effectiveness of the Holding Company Merger.

                  7.4. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meeting of American

National shareholders referred to in Section 4.2 hereof, excepting statutory requirements and requisite approvals of shareholders and regulatory authorities, provided that any such amendment or waiver executed after shareholders of American National have approved this Agreement and the Holding Company Plan of Merger shall not modify either the amount or form of the consideration to be received by such shareholders for their shares of American National Common Stock or otherwise materially adversely affect such shareholders without their approval.


                                  ARTICLE VIII
                              Additional Covenants

                  8.1. Indemnification of American National Officers and Directors; Liability Insurance. After the Effective Time of the Holding Company Merger, Crestar agrees to provide indemnification to the directors, employees and officers of American National and Savings Bank and the subsidiaries thereof for events occurring prior to or subsequent to the Effective Time of the Holding Company Merger as if they had been directors, employees or officers of Crestar prior to the Effective Time of the Holding Company Merger, to the extent permitted under the VSCA and the Articles of Incorporation and Bylaws of Crestar as in effect as of the date of this Agreement. Such indemnification shall continue for six years after the Effective Time of the Holding Company Merger, provided that any right to indemnification in respect of any claim asserted or made within such six year period shall continue until final disposition of such claim. Crestar will provide officers and directors liability insurance coverage to all American National and Savings Bank and subsidiaries thereof directors and officers, whether or not they become part of the Crestar organization after the Effective Time of the Holding Company Merger, to the same extent it is provided to Crestar's officers and directors, provided that coverage will not extend to acts as to which notice has been given prior to the Effective Time of the Holding Company Merger. The right to indemnification and insurance provided in this Section 8.1 is intended to be for the benefit of directors, employees and officers of American National and Savings Bank and the subsidiaries thereof and as such may be personally enforced by them at law or in equity.

                  8.2. Employment and Severance Agreements. Crestar will honor the terms of American National's and/or Savings Bank's employment agreements with A. Bruce Tucker, Joseph M. Solomon, James M. Uveges and Mark S. Barker described on Schedule E.

                  8.3. Employee Benefit Matters. (a) Transferred Employees. All employees of American National or Savings Bank (including subsidiaries) immediately prior to the Effective Time of the Holding Company Merger who are employed by Crestar, Crestar Bank or another Crestar subsidiary immediately following the Effective Time of the Holding Company Merger ("Transferred Employees") will be covered by Crestar's employee benefit plans as to which they are eligible based on their length of service, compensation, job classification, and position, including, where applicable, any incentive compensation plan. Notwithstanding the foregoing,

Crestar may determine to continue any of the American National or Savings Bank benefit plans for Transferred Employees in lieu of offering participation in Crestar's benefit plans providing similar benefits (e.g., medical and hospitalization benefits or 401(k) or pension benefits), to terminate any of the American National or Savings Bank benefit plans, or to merge any such benefit plans with Crestar's benefit plans. Except as specifically provided in this
Section 8.3 and as otherwise prohibited by law, with respect to Crestar benefit plans for which Transferred Employees are otherwise eligible, Transferred Employees' service with American National or Savings Bank which is recognized by the applicable benefit plan of American National or Savings Bank at the Effective Time of the Holding Company Merger shall be recognized as service with Crestar for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the corresponding Crestar benefit plan, if any, subject to applicable break-in-service rules.

                  (b) Health Plans. Crestar agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by American National or Savings Bank on the date of the Holding Company Merger and who then change that coverage to Crestar's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll in Crestar's health plans.

                  (c) Pension Plans. Crestar agrees to assume the Pension Plan of Savings Bank (the "Savings Bank Pension Plan") as of the Effective Time of the Holding Company Merger. Crestar, at its option, may continue the Savings Bank Pension Plan as a frozen plan or may terminate the Savings Bank Pension Plan and pay out or annuitize benefits, or may merge the Savings Bank Pension Plan into the Retirement Plan for Employees of Crestar Financial Corporation and Affiliated Corporations ("Crestar's Retirement Plan"). If the Savings Bank Pension Plan is terminated or if benefit accruals are suspended, or if the Savings Bank Pension Plan is merged into Crestar's Retirement Plan, each Transferred Employee who becomes a participant in Crestar's Retirement Plan will begin to accrue benefits under Crestar's Retirement Plan on and after the date of such termination, suspension or merger in accordance with the terms of Crestar's Retirement Plan and Crestar's Retirement Plan will recognize for purposes of eligibility to participate, vesting and eligibility for early retirement, but not for benefit accrual purposes, all Transferred Employees' service which is recognized under the Savings Bank Pension Plan as of the date of such termination, suspension or merger of the Savings Bank Pension Plan.

                  (d) 401(k) Plan. Transferred Employees' service with American National or Savings Bank for purposes of eligibility to participate in the Crestar Employees' Thrift and Profit Sharing Plan shall not be recognized until, if applicable, the later of January 1, 1998 (assuming the Holding Company Merger occurs in 1997) or the date the American National 401(k) Plan is frozen as to eligibility to participate and future contributions, merged or terminated.

                  (e) Cooperation. American National and Savings Bank agree to cooperate with Crestar in implementing any decision made by Crestar with respect to employee benefit plans and to provide to Crestar on or before the Effective Time of the Holding Company Merger a schedule of service credit for prospective Transferred Employees.

                  8.4. Stock Options. Holders of outstanding American National Options shall (a) exercise the American National Options for American National Common Stock prior to the Closing Date (if such options are by their terms then exercisable) and convert such Common Stock held as of the Effective Time of the Holding Company Merger into Crestar Common Stock or (b) have the American National Options converted into options to purchase Crestar Common Stock as set forth in subsection 2.2(e) hereof. American National agrees not to amend any outstanding option agreement to extend the period following termination of employment during which American National Options may be exercised, or, except with the consent of Crestar, to otherwise amend the terms of any outstanding option agreement.


                                   ARTICLE IX
                                  Miscellaneous

                  9.1. Expenses. Each party hereto shall bear and pay the costs and expenses incurred by it relating to the transactions contemplated hereby.

                  9.2. Entire Agreement. This Agreement contains the entire agreement among Crestar, Crestar Bank, American National and Savings Bank with respect to the Transaction and the related transactions and supersedes all prior agreements, arrangements or understandings with respect thereto (other than as specifically agreed).

                  9.3.  Descriptive  Headings.   Descriptive  headings  are  for
convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

                  9.4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                             If to Crestar or Crestar Bank:

                                     Crestar Financial Corporation
                                     P. O. Box 26665
                                     919 East Main Street
                                     Richmond, Virginia 23261-6665
                                     Attention:  Linda F. Rigsby
                                                  Senior Vice President,
                                                   and Corporate Secretary

                             Copy to:

                                     Lathan M. Ewers, Jr.
                                     Hunton & Williams
                                     951 East Byrd Street
                                     Richmond, Virginia  23219

                             If to American National or Savings Bank:

                                     American National Bancorp Inc.
                                     211 North Liberty Street
                                     Baltimore, Maryland  21201
                                     Attention:  A. Bruce Tucker,
                                                   President and Chief Executive
                                                    Officer

                             Copy to:

                                     John J. Gorman
                                     Eric Luse
                                     Luse, Lehman, Gorman, Pomerenk & Schick
                                     5335 Wisconsin Avenue,NW
                                     Washington, DC  20015


                  9.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  9.6. Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of Virginia.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.


                                       CRESTAR FINANCIAL CORPORATION


                                       By
                                          ------------------------------------
                                          Name:   C. Garland Hagen
                                          Title:  Corporate Executive
                                                             Vice President

                                       CRESTAR BANK


                                       By
                                          ------------------------------------
                                          Name:   C. Garland Hagen
                                          Title:  Corporate Executive
                                                   Vice President


                                       AMERICAN NATIONAL BANCORP, INC.


                                       By
                                          ------------------------------------
                                          Name:   A. Bruce Tucker
                                          Title:  President and Chief
                                                   Executive Officer


                                       AMERICAN NATIONAL SAVINGS BANK, F.S.B.


                                       By
                                          ------------------------------------
                                          Name:   A. Bruce Tucker
                                          Title:  President and Chief
                                                   Executive Officer

---------------------------                     ------------------------------
Howard K. Thompson                                     Jimmie T. Noble



---------------------------                     ------------------------------
Lenwood M. Ivey                                        A. Bruce Tucker



---------------------------                     ------------------------------
Betty J. Stull                                         Joseph M. Solomon



---------------------------
David L. Pippenger





All of the Directors of American National have signed solely above to agree to vote all their shares of American National Common Stock beneficially owned by them and with respect to which they have power to vote in favor of the Holding Company Merger and, subject to their fiduciary duties described in Section 4.4 of the Agreement, to cause the Holding Company Merger to be recommended by the Board of Directors of American National to the shareholders of American National in the proxy statement sent to shareholders in connection with such shareholders' meeting.

                                                                       Exhibit A

                                                                         6/20/97

                             STOCK OPTION AGREEMENT


                  This STOCK OPTION AGREEMENT ("Option Agreement") dated as of June 23, 1997, between AMERICAN NATIONAL BANCORP, INC. ("American National"), a Delaware corporation, and CRESTAR FINANCIAL CORPORATION ("Crestar"), a Virginia corporation, recites and provides:

                  A. The Boards of Directors of American National and Crestar have approved an Agreement and Plan of Reorganization dated as of June 23, 1997 (the "Merger Agreement") providing for the merger (the "Merger") of American National with and into Crestar.

                  B. As a condition to and as consideration for Crestar's entry into the Merger Agreement and to induce such entry, American National has agreed to grant to Crestar the option set forth herein to purchase authorized but unissued shares of American National Common Stock.

                  NOW, THEREFORE, the parties agree as follows:

                  1.         Definitions.

                  Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

                  2.         Grant of Option.

                  Subject to the terms and conditions set forth herein, American National hereby grants to Crestar an option (the "Option") to purchase up to 792,000 shares of American National Common Stock at an exercise price of $16.125 per share payable in cash as provided in Section 4; provided, however, that in the event American National issues or agrees to issue any shares of American National Common Stock (other than as permitted under the Merger Agreement) at a price less than $16.125 per share (as adjusted pursuant to Section 6), the exercise price shall be such lesser price.

                  3.         Exercise of Option.

                  (A) Unless Crestar shall have breached in any material respect any material covenant or representation contained in the Merger Agreement and such breach has not been cured, Crestar may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger, or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by American National of any Specified Covenant or, following the occurrence of a Purchase Event, failure of American National's stockholders to approve the Merger Agreement by the vote required under applicable law or under American National's Charter), or
(iii) 12 months after termination of the Merger Agreement due to a willful breach by American National of any Specified Covenant or, following the occurrence of a Purchase Event, failure of American National's stockholders to approve the Merger Agreement by the vote required under applicable law or under American National's Charter. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

                  (B) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                             (i) American National or any banking  subsidiary of
American National (a "Bank"), without having received Crestar's prior written consent, shall have entered into an agreement with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated in the Merger Agreement, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of American National or a Bank, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of American National or a Bank;

                             (ii) any person (other than American  National or a
Bank in a fiduciary capacity, or Crestar or Crestar Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of American National Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder);

                             (iii)  any  person  shall  have  made a  bona  fide
proposal to American National by public announcement or written communication that is or becomes the subject of public disclosure to acquire American National or a Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the stockholders of American National vote not to adopt the Merger Agreement; or

                             (iv)  American   National   shall  have   willfully
breached  any  Specified  Covenant  following  a bona fide  proposal to American
National or a Bank to acquire American National or a Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle Crestar to terminate the Merger

Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

                             If more than one of the transactions giving rise to
a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  (C) In the event Crestar wishes to exercise the Option, it shall send to American National a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Crestar shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

                  (D) As used herein, "Specified Covenant" means any covenant contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, 4.10, 4.11, 4.13, or
6.1 of the Merger Agreement.

                  4.         Payment and Delivery of Certificates.

                  (A) At the closing referred to in Section 3, Crestar shall pay to American National the aggregate purchase price for the shares of American National Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by American National.

                  (B) At such closing, simultaneously with the delivery of funds as provided in subsection (a), American National shall deliver to Crestar a certificate or certificates representing the number of shares of American National Common Stock purchased by Crestar, and Crestar shall deliver to American National a letter agreeing that Crestar will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

                  (C) Certificates for American National Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement between the registered holder hereof and American National Bancorp and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of American National Bancorp. A copy of such agreement will be provided to the holder hereof without charge upon receipt by American National Bancorp of a written request."

                  It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Crestar shall have delivered to American National a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to American National, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended.

                  5.         Representations.

                  American  National  represents,   warrants  and  covenants  to
Crestar as follows:

                  (A) American National shall at all times maintain sufficient authorized but unissued shares of American National Common Stock so that the Option may be exercised without authorization of additional shares of American National Common Stock.

                  (B) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

                  6.         Adjustment Upon Changes in Capitalization.

                  In the event of any change in American National Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of American National Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of American National Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of American National Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize American National to breach any provision of the Merger Agreement.

                  7.         Registration Rights.

                  If requested by Crestar, American National shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of American National Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Crestar. Crestar shall provide all information reasonably requested by American National for inclusion in any registration statement to be filed hereunder.

American National will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at American National's expense except for underwriting commissions and the fees and disbursements of Crestar's counsel attributable to the registration of such American National Common Stock. A second registration may be requested hereunder at Crestar's expense. In no event shall American National be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by American National of American National Common Stock. If requested by Crestar, in connection with any such registration, American National will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Crestar or assignee thereof under this Section 7, American National agrees to send a copy thereof to Crestar and to any assignee thereof known to American National, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

                  8.         Severability.

                  If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option
Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of American National Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of American National to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

                  9.         Miscellaneous.

                  (A) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (B) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

                  (C) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Crestar may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Crestar may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of American National, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Crestar's behalf, or (iv) any other manner approved by applicable regulatory authorities.

                  (D) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 9.4 of the Merger Agreement.

                  (E) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  (F) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

                  (G) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of Virginia applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.



                                     AMERICAN NATIONAL BANCORP, INC.


                                     By:
                                         A. Bruce Tucker
                                         President and Chief
                                              Executive Officer


                                     CRESTAR FINANCIAL CORPORATION


                                     By:
                                         C. Garland Hagen
                                         Corporate Executive
                                              Vice President

                                                                       Exhibit B

                                 PLAN OF MERGER

                                       OF

                         AMERICAN NATIONAL BANCORP, INC.

                                      INTO

                          CRESTAR FINANCIAL CORPORATION

         Section 1. Merger. American National BanCorp, Inc. ("American National") shall, upon the time that Articles of Merger are made effective by the State Corporation Commission of Virginia (the "Effective Time of the Holding Company Merger"), be merged (the "Holding Company Merger") into Crestar Financial Corporation ("Crestar"), which shall be the "Surviving Corporation".

         Section 2. Conversion of Stock. At the Effective Time of the Holding Company Merger:

                  (i) Each share of Crestar Financial Corporation Common Stock outstanding immediately prior to the Effective Time of the Merger shall continue unchanged as an outstanding share of Common Stock of the Surviving Corporation.

                  (ii) Subject to Section 4, each share of American National Common Stock which is issued and outstanding immediately prior to the Effective Time of the Holding Company Merger (other than shares held of record by Crestar and shares to be exchanged for cash) and which, under the terms of Section 3, is to be converted into Crestar Common Stock, shall be converted into a fraction of a share of Crestar Common Stock, determined in accordance with the Exchange Ratio. The "Exchange Ratio" shall be calculated as follows:

                              (A) if the Average Closing Price (as defined below) is between $30 and $50, the Exchange Ratio shall be the quotient (rounded to the nearest one-thousandth) of (A) $20.25 divided by (B) the Average Closing Price;

                              (B) if the Average Closing Price is $50 or greater, the Exchange Ratio shall be 0.405; and

                              (C) if the Average Closing Price is $30 or less, the Exchange Ratio shall be 0.675.

                  As used herein, "Average Closing Price" shall mean the average closing price of Crestar Common Stock as reported on the New York Stock Exchange for each of the 10 trading days ending on the tenth day prior to the Effective Time of the Holding Company Merger.

                  The  Exchange  Ratio  at the  Effective  Time  of the  Holding
         Company Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of Crestar Common Stock, any dividend payable in Crestar Common Stock, or any capital reorganization involving the reclassification of Crestar Common Stock subsequent to the date of this Agreement.

                  (iii) Subject to Section 4, each share of American National Common Stock outstanding immediately prior to the Effective Time of the Holding Company Merger which, under the terms of Section 3, is to be converted into the right to receive cash, shall be converted into the right to receive the Price Per Share in cash (subject to all applicable withholding taxes).

                  (iv) At the  Effective  Time of the  Holding  Company  Merger,
         American National's transfer books shall be closed and no further transfer of American National Common Stock or Series A shall be permitted.

                  (vi) Outstanding American National Options shall be converted into options to purchase Crestar Common Stock as set forth in subsection 2.2(e) of the Agreement and Plan of Reorganization dated June 23, 1997 among Crestar, Crestar Bank, American National and
         American National Savings Bank, F.S.B. (the "Agreement"). American National agrees not to amend any outstanding option agreement to extend the period following termination of employment during which

         American National Options may be exercised, or, except with the consent of Crestar, to otherwise amend the terms of any outstanding option agreement.

         Section 3. Manner of Conversion. The manner in which each outstanding share of American National Common Stock shall be converted into Crestar Common Stock or cash, as specified in Section 2 hereof, after the Effective Time of the Holding Company Merger, shall be as follows:

                  (i) All shares for which cash elections shall have been made and for which certificates representing such shares shall have been delivered to American National subject to the terms of the Agreement at or prior to the meeting of American National shareholders at which the Holding Company Merger is considered, shall be converted into the right to receive the Price Per Share in cash. If the Holding Company Merger is approved by American National's shareholders, a shareholder's election to receive the Price Per Share in cash shall be irrevocable. American National shall retain certificates for shares submitted for cash purchase until either (i) termination of the Agreement upon which American National shall return such certificates, or (ii) the Effective Time of the Holding Company Merger, when Chase Mellon Shareholder Services (the "Exchange Agent") shall exchange such certificates for cash, at the Price Per Share, subject to Section 4. Certificates for shares of American National Common Stock shall be submitted in exchange for cash accompanied by a Letter of Transmittal (to be promptly furnished by the Exchange

         Agent, to American National shareholders of record as of the Effective Time of the Holding Company Merger). Until so surrendered, each outstanding certificate which prior to the Effective Time of the Holding Company Merger represented American National Common Stock shall be deemed to evidence only the right to receive the Price Per Share (less applicable withholding taxes) multiplied by the number of shares evidenced by the certificates, without interest thereon.

                  (ii) Each share of American National Common Stock, other than shares held of record by Crestar and shares for which a cash election has been made (and are not exchanged for cash because of Section 4), shall be exchanged for shares of Crestar Common Stock as determined by the Exchange Ratio.

                  (iii) No fractional shares of Crestar Common Stock shall be issued, but instead the value of fractional shares shall be paid in cash (subject to all applicable withholding taxes), for which purpose the Average Closing Price shall be employed.

                  (iv) Certificates for shares of American National Common Stock shall be submitted in exchange for Crestar Common Stock and/or cash accompanied by a Letter of Transmittal (to be promptly furnished by the Exchange Agent to American National's shareholders of record as of the Effective Time of the Holding Company Merger). Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Holding Company Merger, represented American National

         Common Stock, shall be deemed to evidence only the right to receive (a) shares of Crestar Common Stock as determined by the Exchange Ratio, or
         (b) in the case of shares for which cash elections shall have been made, the Price Per Share in cash (subject to all applicable withholding taxes) multiplied by the number of shares evidenced by the certificates, without interest. Until such outstanding shares formerly representing American National Common Stock are so surrendered, no dividend payable to holders of record of Crestar Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. Upon such surrender, dividends accrued or declared on Crestar Common Stock shall be paid in accordance with Section 2.2 of the Agreement.

         Section 4. Proration of Shares Purchased with Cash. The number of shares of American National Common Stock to be exchanged for cash cannot exceed 40% of the outstanding shares of American National Common Stock immediately prior to the Effective Time of the Holding Company Merger. If the number of shares that shareholders of American National elect to exchange for cash exceed this percentage of such American National Common Stock, Crestar shall purchase all shares submitted by holders of 100 or fewer shares (if such holder has submitted all his shares for cash exchange) and then purchase shares submitted by other holders pro rata so as to require Crestar to pay cash (including payments for Dissenting Shares) for no more than 40% of the shares of American National Common Stock. A shareholder submitting shares for cash purchase, all of whose shares are not exchanged for cash because of the proration provisions of this
Section 4, shall receive shares of Crestar Common Stock at the Exchange Ratio for all shares of American National Common Stock not exchanged for cash.

         Section 5. Dissenting Shares. Holders of American National Common Stock do not have the right to demand and receive payment of the fair value of his shares of American National Common Stock in accordance with the provisions of
Section 262(b)(1) of the Delaware General Corporation Law.

         Section 6. Articles of Incorporation, Bylaws and Directors of the Surviving Corporation. At the Effective Time of the Holding Company Merger, there shall be no change caused by the Holding Company Merger in the Articles of Incorporation (except any change caused by the filing of Articles of Merger relating to the Holding Company Merger), By-laws, or Board of Directors of the Surviving Corporation.

         Section 7. Conditions to Merger. Consummation of the Merger is subject to the following conditions:

                  (i) The approving vote of the holders of a majority of the outstanding shares of American National Common Stock entitled to vote.

                  (ii) The approval of the Merger by the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Maryland Banking Commissioner and the State Corporation Commission of Virginia.

                  (iii) The satisfaction of the conditions contained in the Agreement or the waiver of such conditions by the party for whose benefit they were imposed.

         Section 8. Effect of the Merger. The Merger shall have the effect provided by Section 13.1-721 of the Code of Virginia and Section 261 of the Delaware General Corporation Law.

         Section 9. Amendment. Pursuant to Section 13.1-718(I) of the Virginia Stock Corporation Act, the Board of Directors of Crestar reserves the right to amend this Plan of Merger (with American National's consent) at any time prior to issuance of the certificate of merger by the State Corporation Commission of Virginia, provided, however, that any such amendment made subsequent to the submission of this Plan of Merger to the shareholders of American National may not: (i) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or in conversion of all or any of the shares of American National Common Stock; (ii) alter or change any of the terms and conditions of this Plan of Merger if such alteration or change would adversely affect the shares of American National Common Stock; or (iii) alter or change any term of the certificate of incorporation of American National (except as provided herein).

                                                                       Exhibit C

                                 PLAN OF MERGER

                                       OF

                     AMERICAN NATIONAL SAVINGS BANK, F.S.B.

                                      INTO

                                  CRESTAR BANK


         Section 1. American National Savings Bank, F.S.B. ("Savings Bank") shall, upon the issuance of certificates of merger by the State Corporation Commission of Virginia and the Office of Thrift Supervision (the "Effective Time of the Bank Merger"), be merged (the "Bank Merger") into Crestar Bank, which shall be the Surviving Bank.

         Section  2.  Conversion  of Stock.  At the  Effective  Time of the Bank
Merger:

                  (i) Each share of Crestar Bank Common Stock outstanding immediately prior to the Effective Time of the Bank Merger shall continue unchanged as a share of Common Stock of the Surviving Bank.

                  (ii) Each share of Savings Bank Common Stock outstanding immediately prior to the Effective Time of the Bank Merger shall be canceled, the transfer books of Savings Bank shall be closed, and no further transfer of Savings Bank Common Stock shall be permitted.

         Section 3. Articles of Incorporation, Bylaws and Directors of the Surviving Bank.

At the Effective Time of the Bank Merger, there shall be no change caused by the Bank Merger in the Articles of Incorporation (except any change caused by the filing of Articles of Merger relating to the Bank Merger), Bylaws, or Board of Directors of the Surviving Bank.

         Section 4. Conditions to Bank Merger. Consummation of the Bank Merger is subject to the following conditions:

                  (i) The approving vote of the sole shareholder of the outstanding shares of Savings Bank Common Stock entitled to vote.

                  (ii) The approval of the Bank Merger by the State Corporation Commission of Virginia, the Maryland Banking Commissioner, the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision.

                  (iii) The satisfaction of the conditions contained in the Agreement and the Plan of Reorganization dated June 23, 1997 among Crestar Financial Corporation, Crestar Bank, American National Bancorp Inc. and Savings Bank, or the waiver of such conditions by the party for whose benefit they were imposed.

         Section 5. Effect of the Bank Merger. The Bank Merger, upon the Effective Time of the Bank Merger, shall have the effect provided by Sections 13.1-721 and 6.1-44 of the Code of Virginia.

                                                                       Exhibit D

                  Crestar and Crestar Bank shall have received an opinion of Luse, Lehman, Gorman, Pomerenk & Schick, counsel to American National and Savings Bank, dated the Closing Date and satisfactory in form and substance to counsel to Crestar and Crestar Bank, to the effect that:

                              (1) American  National has been duly  incorporated
                  and is validly existing in good standing on the laws of the State of Delaware, with the corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and Proxy Statement-Prospectus.

                              (2) Savings Bank is a federally  chartered,  stock
                  savings bank organized and existing under the laws of the United States, with the corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and Proxy Statement-Prospectus.

                              (3) The  Agreement and the  accompanying  Plans of
                  Merger have been duly authorized by all necessary corporate actions and have been duly executed and delivered by American National and Savings Bank; and the Plans of Merger have been approved by the Boards of Directors and the shareholders of American National and Savings Bank;

                              (4) The Agreement constitutes the valid and binding obligation of American National and Savings Bank enforceable in accordance with its terms except as the same
                  (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or the rights of creditors of FDIC-insured institutions, (ii) laws relating to the safety and soundness of insured depository institutions, and (iii) is subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or law).

                              (5) All  outstanding  shares of American  National
                  Common Stock to be exchanged for shares of Crestar Common Stock at the Effective Time of the Holding Company Merger have been duly authorized and are validly issued, fully paid and nonassessable.

                              (6) The execution and delivery by American National and Savings Bank of the Agreement do not, and the consummation of the transactions therein contemplated, will not (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of American National or the Charter or Bylaws of Savings Bank, or (b) to our knowledge, violate any judgment, decree or order binding on American National or Savings Bank or their respective properties or constitute a default under, any mortgage, indenture, contract or other instrument listed in Schedule D to the Agreement or (c) result in the creation or imposition of any lien, charge, encumbrance on, or security interest in, any assets of American National or Savings Bank pursuant to the terms of any material indenture, mortgage, contract or other instrument listed in Schedule D to the Agreement.

                              (7) To such counsel's knowledge, except as described in the Agreement, there is no action, suit or proceeding of or before any court or administrative body pending or threatened against American National or Savings Bank (a) asserting the invalidity of the Agreement, (b) seeking to prevent the consummation of the transactions contemplated by the Agreement, or (c) that would be likely to impair materially the ability of American National or Savings Bank to perform its obligations under the Agreement.

                              (8) Except as listed in Schedule G to the Agreement, to our knowledge there are no persons who may be deemed to be American National Affiliates (as defined in Rule 144 under the 1933 Act).

                              (9) Except as described  in Section  3.1(h) of the
                  Agreement, to our knowledge neither American National nor Savings Bank is a party to or bound by any outstanding option or agreement to sell, issue, buy or otherwise dispose of or acquire any shares of American National Common Stock or other security of American National.

                              (10) To our knowledge,  there is no default under,
                  nor the occurrence of any event which with the lapse of time, action or inaction by American National or Savings Bank or a third party would result in a default under any outstanding indenture, contract or agreement listed in Schedule D to the Agreement (such counsel having no knowledge of any item called for by such Schedule which is not disclosed therein) or under any governmental license or permit or a breach of any provision of the Certificate of Incorporation, Charter or By-laws of American National or Savings Bank.

                              (11) On the basis of facts  within such  counsel's
                  knowledge, such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, Crestar Bank for inclusion in the Proxy Statement-Prospectus, as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of
                  (i) the time the  Registration  Statement became effective and
                  (ii) the time of the special meeting of shareholders of American National mentioned in Section 4.2 of the Agreement.

                                                                       Exhibit E


                  Opinion of Counsel. American National and Savings Bank shall have received an opinion of Hunton & Williams, counsel to Crestar and Crestar Bank, dated the Closing Date and satisfactory in form and substance to counsel to American National and Savings Bank, to the effect that:

                              (1)  Crestar  has been  duly  incorporated  and is
                  validly existing and in good standing under the laws of the Commonwealth of Virginia, with the corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and Proxy Statement-Prospectus;

                              (2) Crestar Bank has been duly incorporated and is
                  validly existing and in good standing under the laws of the Commonwealth of Virginia, with the corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and Proxy Statement-Prospectus;

                              (3) The Agreement and the Holding  Company Plan of
                  Merger and the Bank Plan of Merger have been duly authorized by all necessary corporate actions and have been duly executed and delivered by Crestar and Crestar Bank;

                              (4) The Agreement constitutes the valid and binding obligation of Crestar and Crestar Bank enforceable in accordance with its terms except as the same (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or the rights of creditors of FDIC-insured institutions and (ii) laws relating to the safety and soundness of insured depository institutions, and (iii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); and the Agreement and the Holding Company Plan of Merger and the Bank Plan of Merger have been adopted by the Board of Directors of Crestar and Crestar Bank, and by Crestar as the sole shareholder of Crestar Bank;

                              (5) All of the outstanding  shares of Common Stock
                  of Crestar and Crestar Bank have been duly authorized and are validly issued, fully paid and nonassessable, and the shares of Crestar Common Stock to be issued in the Holding Company Merger in exchange for all of the outstanding shares of American National Common Stock have been duly authorized and when so issued will be validly issued, fully paid and non-assessable;

                              (6) The  execution  and  delivery  by Crestar  and
                  Crestar Bank of the Agreement do not, and the consummation of the transactions therein contemplated, will not (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of either Crestar or Crestar Bank, or
                  (b) to our knowledge, violate any judgment, decree or order binding on Crestar or Crestar Bank or either of their properties, or constitute a default under any material mortgage, indenture, contract or other instrument to which either of them is a party or by which either of them is bound or (c) to our knowledge, result in the creation or imposition of any lien, charge, encumbrance on, or security interest in, any assets of either Crestar or Crestar Bank pursuant to the terms of any material indenture, mortgage, contract or other instrument to which Crestar Bank is a party or by which it is bound;

                              (7) Shares of Crestar Common Stock to be issued pursuant to the Agreement have been duly registered under the 1933 Act and Crestar has received all state securities laws or "blue sky" permits and other authorizations or is utilizing exemptions from the state registration requirements necessary to offer and issue the Crestar Common Stock in connection with the Merger;

                              (8) To such counsel's knowledge, there is no action, suit or proceeding of or before any court or administrative body pending or threatened against Crestar or Crestar Bank (a) asserting the invalidity of the Agreement,
                  (b) seeking to prevent the consummation of the transactions contemplated by the Agreement, or (c) that would be likely to impair materially the ability of Crestar or Crestar Bank to perform their respective obligations under the Agreement;

                              (9) No consent,  approval,  authorization or order
                  of any court or governmental agency or body or official is required to be made in connection with the execution and delivery of the Agreement and the Holding Company Plan of Merger and the Bank Plan of Merger other than the approval of each of (a) the Board of Governors of the Federal Reserve System, (b) the OTS, (c) the Maryland Banking Commissioner, and (d) the Bureau of Financial Institutions of the State Corporation Commission of Virginia, which approvals have been obtained, subject to the satisfaction of certain post-closing conditions which have not yet been performed (and upon which we do not opine), and the filing of the Articles of Merger;

                              (10) Such  counsel has no knowledge of any default
                  under, or the occurrence of any event which with the lapse of time, action or inaction by Crestar or Crestar Bank or a third party would result in a default under any material indenture, contract or agreement or under any governmental license or permit or a breach of any provision of the Articles of Incorporation or Bylaws of Crestar or Crestar Bank.

                              (11) On the basis of facts  within such  counsel's
                  knowledge, such counsel have no reason to believe that (except as to financial statements and other financial data, or as to material relating to, and supplied by, American National for inclusion in the Proxy Statement-Prospectus, as to which no belief need be expressed) the Proxy Statement-Prospectus (as amended or supplemented, if so amended or supplemented) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of
                  (i) the time the  Registration  Statement became effective and
                  (ii) the time of the special meeting of shareholders of American National mentioned in Section 4.2 of the Agreement.

                                                                       Exhibit F






Crestar Financial Corporation
P.O. Box 26665
Richmond, Virginia  23261-6665

Dear Sirs:

         In accordance with Section 5.1(g) of the Agreement and Plan of Reorganization dated June [ ], 1997 among Crestar Financial Corporation, Crestar Bank, American National Bancorp Inc. and American National Savings Bank, F.S.B., I represent and agree as follows:

         1. I will comply with paragraph (d) of Rule 145 under the Securities Act of 1933 and will not offer to sell, sell or otherwise dispose of any shares of Crestar Common Stock except upon compliance with Rule 145 or an opinion of counsel, at Crestar's expense that the proposed disposition will not violate paragraph (d) of Rule 145.

         2. I agree that the certificates for shares of Crestar Common Stock I will receive may bear the following legend:

         "Shares represented by this certificate are subject to restrictions as to transfer by virtue of provisions of the Securities Act of 1933 and the General Rules and Regulations of the Securities and Exchange Commission thereunder. Such shares may not be transferred except upon compliance with 17 C.F.R. 230.145(d) or the favorable opinion of counsel for Crestar Financial Corporation that such transfer will not constitute or result in a violation of 17 C.F.R. 230.145(d)."


Dated:  __________ __, 1997

                                            Very truly yours,



                                            SIGN HERE:_________________________

                                            PRINT NAME:________________________

                                                                        ANNEX II

                                                          Execution Copy 6/23/97



STOCK OPTION AGREEMENT


         This STOCK OPTION AGREEMENT ("Option Agreement") dated as of June 23, 1997, between AMERICAN NATIONAL BANCORP, INC. ("American National"), a Delaware corporation, and CRESTAR FINANCIAL CORPORATION ("Crestar"), a Virginia corporation, recites and provides:

         A. The Boards of Directors of American National and Crestar have approved an Agreement and Plan of Reorganization dated as of June 23, 1997 (the "Merger Agreement") providing for the merger (the "Merger") of American National with and into Crestar.

         B. As a condition to and as consideration for Crestar's entry into the Merger Agreement and to induce such entry, American National has agreed to grant to Crestar the option set forth herein to purchase authorized but unissued shares of American National Common Stock.

         NOW, THEREFORE, the parties agree as follows:

         1.       Definitions.

         Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

         2.       Grant of Option.

         Subject to the terms and conditions set forth herein, American National hereby grants to Crestar an option (the "Option") to purchase up to 792,000 shares of American National Common Stock at an exercise price of $16.125 per share payable in cash as provided in Section 4; provided, however, that in the event American National issues or agrees to issue any shares of American National Common Stock (other than as permitted under the Merger Agreement) at a price less than $16.125 per share (as adjusted pursuant to Section 6), the exercise price shall be such lesser price.

         3.       Exercise of Option.

         (a) Unless Crestar shall have breached in any material respect any material covenant or representation contained in the Merger Agreement and such breach has not been cured, Crestar may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect
(i) on the Effective Date of the Merger, or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by American National of any Specified Covenant or, following the occurrence of a Purchase Event, failure of American National's stockholders to approve the Merger Agreement by the vote required under applicable law or under American National's Charter), or (iii) 12 months after termination of the Merger Agreement due to a willful breach by American National of any Specified Covenant or, following the occurrence of a Purchase Event, failure of American National's stockholders to approve the Merger Agreement by the vote required under applicable law or under American National's Charter. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

         (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) American National or any banking subsidiary of American National (a "Bank"), without having received Crestar's prior written consent, shall have entered into an agreement with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated in the Merger Agreement, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of American National or a Bank, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of American National or a Bank;

                  (ii) any person (other than American National or a Bank in a fiduciary capacity, or Crestar or Crestar Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of American National Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder);

                  (iii) any person shall have made a bona fide proposal to American National by public announcement or written communication that is or becomes the subject of public disclosure to acquire American National or a Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the stockholders of American National vote not to adopt the Merger Agreement; or

                  (iv) American National shall have willfully breached any Specified Covenant following a bona fide proposal to American National or a Bank to acquire American National or a Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle Crestar to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

                  If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (c) In the event Crestar wishes to exercise the Option, it shall send to American National a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Crestar shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

         (d) As used herein, "Specified Covenant" means any covenant contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, 4.10, 4.11, 4.13, or 6.1 of the
Merger Agreement.

         4.       Payment and Delivery of Certificates.

         (A) At the closing referred to in Section 3, Crestar shall pay to American National the aggregate purchase price for the shares of American
National Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by American National.

         (B) At such closing, simultaneously with the delivery of funds as provided in subsection (a), American National shall deliver to Crestar a certificate or certificates representing the number of shares of American National Common Stock purchased by Crestar, and Crestar shall deliver to American National a letter agreeing that Crestar will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

         (C) Certificates for American National Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

         "The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement between the registered holder hereof and American National Bancorp and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of American National Bancorp. A copy of such agreement will be provided to the holder hereof without charge upon receipt by American National Bancorp of a written request."

         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Crestar shall have delivered to American National a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to American National, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended.

         5.       Representations.

         American National represents, warrants and covenants to Crestar as follows:

         (A) American National shall at all times maintain sufficient authorized but unissued shares of American National Common Stock so that the Option may be exercised without authorization of additional shares of American National Common Stock.

         (B) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

         6.       Adjustment Upon Changes in Capitalization.

         In the event of any change in American National Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of American National Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of American National Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of American National Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize American National to breach any provision of the Merger Agreement.

         1.       Registration Rights.

         If requested by Crestar, American National shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of American National Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Crestar. Crestar shall provide all information reasonably requested by American National for inclusion in any registration statement to be filed hereunder. American National will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at

American National's expense except for underwriting commissions and the fees and disbursements of Crestar's counsel attributable to the registration of such American National Common Stock. A second registration may be requested hereunder at Crestar's expense. In no event shall American National be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by American National of American National Common Stock. If requested by Crestar, in connection with any such registration, American National will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Crestar or assignee thereof under this Section 7, American National agrees to send a copy thereof to Crestar and to any assignee thereof known to American National, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         2.       Severability.

         If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option
Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of American National Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of American National to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         3.       Miscellaneous.

         (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

         (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Crestar may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Crestar may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of American National, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Crestar's behalf, or (iv) any other manner approved by applicable regulatory authorities.

         (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 9.4 of the Merger Agreement.

         (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

         (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of Virginia applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.



                           AMERICAN NATIONAL BANCORP, INC.


                           By:
                              -------------------------------
                               A. Bruce Tucker
                               President and Chief
                                    Executive Officer


                           CRESTAR FINANCIAL CORPORATION


                           By:
                              -------------------------------
                               C. Garland Hagen
                               Corporate Executive
                                    Vice President

                                                                       ANNEX III





June 23, 1997


Board of Directors
American National Bancorp, Inc.
211 N. Liberty Street
Baltimore, Ohio  21201-3909


Dear Board of Directors:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of American National Bancorp, Inc. ("ANBK" or the "Company"), of the consideration to be received by such stockholders in the merger (the "Merger") between the Company and Crestar Financial Corporation., a Virginia Corporation ("CF"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Reorganization, dated June 23, 1997, by and among the Company and CF (the "Agreement"), at the effective time of the Merger, CF will acquire all of the Company's issued and outstanding shares of common stock.. The holders of Company common stock will receive in exchange for each share of Company common stock shares of common stock of CF based on an Exchange Ratio which equates to a $20.25 per share price, within a certain range, for each share of Company common stock. For calculation purposes the Exchange Ratio will be calculated by dividing $20.25 per share of ANBK Common Stock by the average closing price of CF common stock as reported on the New York Stock Exchange for the ten days ending on the 10th day prior to the Effective Date ("Average Closing Price"). If CF's stock price averages between $30.00 and $50.00, the Exchange Ratio will range from .6750 to .4050, respectively. The Agreement details the provisions in the event the Average Closing Price is outside of the range. Further, holders of shares of ANBK common stock will be given the option to exchange their shares for $20.25 in cash, provided that in the aggregate, the number of shares that may be exchanged for cash shall not exceed 40% of the number of outstanding shares of ANBK common stock..

In addition, the holders of unexercised and outstanding options awarded pursuant to the Company's 1993 Stock Option Plan for Outside Directors, the 1993 Stock Incentive Plan, and the 1996 Stock Option Plan shall be converted, based on the Exchange Ratio, into options to acquire Crestar common stock. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by the Company including (i) Annual Reports, Proxy Statements and Form 10-Ks for the years ended July 31, 1994, 1995 and 1996, (ii) Form 10-Qs for the quarters ended October 31, 1996, January 31, 1997, and April 30, 1997, and (iii) certain other information we deemed relevant. We discussed with senior management and the boards of directors of the Company and its wholly owned subsidiary, American National Savings Bank, F.S.B., the current position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since the Company's completion of its second step offering.. We reviewed financial and stock market data of other savings institutions, particularly in the mid-Atlantic region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For CF, we reviewed the audited financial statements for the fiscal years ended December 31, 1996 and 1995, quarterly financial statements (unaudited) for the quarters ending March 31, 1996, June 30, 1996 and September 30, 1996, and certain other information deemed relevant. We discussed with senior management of CF the current position and prospective outlook for CF.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and CF and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or CF. We have further relied on the assurances of management of the Company and CF that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a majority of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,



Keefe, Bruyette & Woods, Inc.

                                                                        ANNEX IV


                       1996 ANNUAL REPORT TO STOCKHOLDERS

                         AMERICAN NATIONAL BANCORP, INC.

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Message of President and Chief Executive Officer...........................1
Selected Consolidated Financial and Other Data.............................3
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................5
American National Bancorp, Inc. Common Stock and Related Matters..........16
Consolidated Financial Statements.........................................17
Notes to Financial Statements.............................................22
Independent Auditors' Report and Selected Quarterly Financial Data........51

                  [American National Bancorp, Inc. Letterhead]




To our Stockholders:


         I am pleased to report that American National Bancorp, Inc. has made significant progress in the nine months following the close of its successful mutual to stock conversion on October 31, 1995. The Company sold 2,182,125 shares of common stock at $10.00 per share and minority stockholders of American National Savings Bank, F.S.B. (the "Bank") were issued 1.94 shares of Company common stock in exchange for each outstanding share of common stock of the Bank. Due to the offering and profits, stockholders' equity increased by $18.3 million to $47.3 million at July 31, 1996.

         Net income increased to $1.5 million from $10,000 in 1995. Net interest income for 1996 increased $1.2 million to $12.9 million compared to $11.7 million for 1995. This 9.5% increase primarily reflects growth in assets, relatively stable net interest margins and a decrease in the provision for loan losses.

         In 1996, assets were up $35.1 million or 8.2% to $461.3 million, and loans were up $45.9 million or 19.8% to $278.0 million. We are beginning to see the results of the Bank's efforts to expand its lending operations. Although our primary focus continues to be single-family residential loans, the Company continues to promote its auto, home equity and construction lending in order to change the mix of assets and improve earnings. Nonperforming assets decreased to $4.7 million or 1% of total assets at July 31, 1996, compared to $9.5 million or 2.2% of total assets at July 31, 1995. Our capital continues to significantly exceed all regulatory requirements and supports our firm commitment to remain a financially sound institution.

         Consistent with the Company's capital management program and its goal to improve Return on Equity, in June 1996, we repurchased 199,025 shares and in August 1996 we repurchased 189,074 shares of American National Bancorp's Common Stock in the open market at a cost of approximately $2.0 million and $2.3 million, respectively. Stockholders will continue to benefit from this repurchase plan as future profits are spread over fewer shares. Also, on September 19, 1996, the Board of Directors authorized the first quarterly cash dividend of three cents ($.03) per share to be paid on or about November 15, 1996 to stockholders of record as of October 31, 1996.

         Although the Company's returns on assets and equity are below industry norms, the Company's core earnings continue to improve with management focused on its Strategic Business Plan which targets return on equity of approximately 12% in three years. While the future course of interest rates cannot always be accurately predicted, we believe that through continued hard work, this goal is achievable.


Letter to Stockholders, Continued

         Our goal to increase profitability has fostered our commitment to improve our delivery and our mix of services. The relocation of our largest branch at the Fallstaff Shopping Center in Pikesville, to a free standing building complete with drive-up and ATM capabilities, should open in late October, 1996. We are also building a highly visible office on a pad site of the Constant Friendship Shopping Center in Harford County, one of the Company's primary lending markets. This office should be operational by the spring of 1997. However, in late November, 1996, we will open a temporary office in the shopping center until our larger facility is completed. We anticipate that this increased exposure in Harford County will not only enhance our lending capabilities but will also be a strong source of low cost core deposits.

         The Company continues to grow its market share. Marketing studies confirm that customers who use the Bank's services continue to be very satisfied. The Company increased the awareness of American National Savings Bank over the past year through a very successful media campaign. This campaign contributed, in a large part, to the $45.9 million increase in loans. The Company intends to build on this success and has increased its advertising and marketing budgets for 1997.

         We also intend to improve customer service by investing in technology in the future. While retaining our strong customer base in the over-age 55 category, we are working to increase our market share of younger customers. Since these customers demand technology-based delivery systems, the Bank is currently reviewing potential new products including telephone banking, Internet services, and debit cards for implementation in 1997. We will also continue to focus on building competitive checking accounts and other core deposits.

         Recent federal legislation has been enacted to recapitalize the FDIC insurance fund. Although the one-time special assessment that the Bank is required to make will have a short term impact on its 1997 earnings, the long term effect will be to significantly reduce the Bank's future insurance expenses.

         With our strong capital position, improved asset quality and higher core earnings, we believe exciting opportunities lie ahead. And, with the continued support of our stockholders, customers and employees, I am confident that we will continue to provide quality service and enhance our performance.




                                  A. Bruce Tucker
                                  President and Chief Executive Officer

Selected Consolidated Financial and Other Data

         Prior to October 31, 1995, the Company had no assets or operations. The following tables set forth certain consolidated financial and other data of the Company at and for the year ended July 31, 1996, and of the Bank at and for the years ended July 31, 1995, 1994, 1993 and 1992. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto presented elsewhere herein. For additional information about the Company and the Bank, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                             At July 31,
                                               ----------------------------------------------------------------------
                                                  1996           1995           1994           1993           1992
                                               ----------     ----------     ----------     ----------     ----------
Selected Consolidated Financial Condition Data:                             (In Thousands)

Total assets...........................         $461,271       $426,174       $400,046        $383,259      $ 398,863
Loans receivable,  net (1).............          278,042        232,089        208,542         221,595        254,665
Mortgage-backed securities ............          100,195        156,775         117,597        102,478         97,179
Investment securities .................           24,109         13,918          6,825           8,583          4,800
Securities available for sale..........           40,266          3,030         43,600          27,141             --
Cash and cash equivalents..............            4,902          5,360          7,109           5,112         19,134
Investments in real estate, net........            5,670          5,828          5,623           6,282          7,476
Investments in and advances to
    real estate joint ventures.........            1,270          2,215          3,676           4,576          6,883
Deposits...............................          313,083        314,613        308,989         317,711        344,586
Borrowed funds.........................           97,269         78,475         58,197          40,968         29,400
Stockholders' equity...................           47,270         28,959         29,160          21,193         20,508
------------------------------------
(1)  Includes loans held for sale.



                                                         3




                                                                      At or for the Years Ended July 31,
                                               ----------------------------------------------------------------------
                                                  1996           1 95           1994           1993           1992
                                               ----------     ----------     ----------     ----------     ----------

Key Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (1)(2)........          .35%             --%           .33%           .18%           .05%
Return on average equity (1)(3)........         3.63             .03           4.68           3.27            .95
Net interest rate spread (4)...........         2.44            2.48           2.56           2.73           2.06
Net interest margin (5)................         2.93            2.87           2.89           2.97           2.44
Net interest income to noninterest expense     128.15         125.76         120.11         127.70         103.91
Net interest income after provision for
    loan losses to total noninterest expense   120.46          89.51          98.56          86.44          75.52
Noninterest expense to average assets..         2.25            2.24           2.36           2.28           2.32

Quality Ratios:
Nonperforming loans to total loans (6).         1.31            3.52           1.67           3.34           3.74
Nonperforming assets to total assets (7)        1.01            2.23           1.07           2.33           3.05
Allowance for loan losses to
  nonperforming loans..................        112.87          73.90         101.41           30.42         15.06
Allowance for loan losses to
  nonperforming assets (7).............        94.37           66.98          85.70          26.04          12.07

Equity Ratios:
Stockholders' equity to assets at period end   10.25            6.80           7.29           5.53           5.14
Average stockholders' equity to average assets  9.55            6.95           7.05           5.54           5.05
Average interest-earning assets to
    average interest-bearing liabilities       110.54         108.04         107.84         105.16         106.34
Other Data:
Number of full-service offices.........            9               9              9              9              9

Per Share Data:
  Book value per share.................        $13.06         $14.11         $14.21            N/A            N/A
  Earnings per share (8)...............          .36              --            .41            N/A            N/A
  Pro forma net income per share (8)...          .47             N/A            .67            N/A            N/A
  Dividends declared per share.........          N/A             .40            .30            N/A            N/A
  Dividend payout ratio................          N/A             N/A            .73            N/A            N/A

------------------------------------
(1) Net income for the fiscal year ended July 31, 1993, includes $583,000 representing the cumulative effect of change in accounting for income taxes.
(2) Return on average assets represents net income divided by average total assets.
(3)  Return on average equity represents net income divided by average equity.
(4) Net interest rate spread represents the difference between average yield on interest-earning assets and average cost of interest-bearing liabilities. (5) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6) Nonperforming loans include nonaccrual loans and accruing loans 90 days or more delinquent. (7) Nonperforming assets consist of nonperforming loans and foreclosed assets.
(8)  See Note 13 of Notes to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


American National Bancorp, Inc.

         American  National   Bancorp,   Inc.  (the  "Company")  is  a  Delaware
corporation that was organized in July 1995. On October 31, 1995, the Company acquired 100% of the capital stock of American National Savings Bank, F.S.B. (the "Bank"), sold 2,182,125 shares of common stock in a subscription offering for a purchase price of $10.00 per share (the "Offering"), and issued 1,798,402 shares of common stock in exchange for 927,000 shares of the Bank's common stock held by shareholders other than American National Bankshares, M.H.C. (together with the Offering, the "Conversion"). Immediately following the Conversion, the only significant assets of the Company were the common stock of the Bank and $19.3 million of the proceeds from the Offering. The Company is registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS"). At July 31, 1996, the Company had total consolidated assets of $461.3 million, total consolidated deposits of $313.1 million, and consolidated stockholders' equity of $47.3 million. The Company's executive office is located at 211 North Liberty Street, Baltimore, Maryland 21201 and its telephone number is (410) 752-0400.

American National Savings Bank, F.S.B.

         American National Savings Bank, F.S.B. (the "Bank") is a federally chartered stock savings bank headquartered in Baltimore, Maryland. The Bank conducts operations through nine full-service offices in its market area consisting of Baltimore City and parts of the Maryland counties of Baltimore, Howard, Harford, Anne Arundel, and Carroll. The Bank is primarily engaged in the business of attracting deposits from the general public in the Bank's market area, and investing such deposits together with other funds, in loans collateralized by one- to four-family residential real estate, mortgage-backed securities, and, to a lesser extent, construction and land development loans, consumer loans and investment securities. In the past, the Bank also actively originated multifamily residential real estate loans and commercial real estate loans; however, originations of such loans have decreased significantly in recent years as the Bank has sought to reduce the credit risk and losses in its loan portfolio. The Bank also has reduced its involvement in real estate joint ventures due to economic conditions and changes in regulatory capital requirements.

General

         The Company's results of operations are primarily dependent on its net interest income, which is the difference between interest income earned on its loans, mortgage-backed securities, and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowed funds. The Company's net income also is affected by its provisions for losses on loans and investments in real estate, as well as the amount of noninterest income, including fees and service charges, gains or losses on sales of loans, mortgage-backed securities, investment securities, and other noninterest income, and noninterest expense, including salary and employee benefits, net occupancy, federal deposit insurance premiums, operations of investment in real estate, other noninterest expense, and income taxes. During the fiscal years ended July 31, 1996, 1995, and 1994, net interest income constituted 97.8%, 92.6%, and 84.0% of gross earnings (i.e., net interest income and noninterest income), and noninterest income constituted 2.2%, 7.4%, and 16.0% of gross earning, respectively. Net income of the Company is also affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

Financial Condition

         Total assets increased by $35.1 million, or 8.2%, to $461.3 million at July 31, 1996 from $426.2 million at July 31, 1995 due to the second step stock offering which closed October 31, 1995. Loans receivable increased by $45.9 million, or 19.8%, to $278.0 million at July 31, 1996 from $232.1 million at July 31, 1995 largely due to increased originations and purchases of loans. Securities available for sale increased $37.3 million, to $40.3 million at July 31, 1996 from $3.0 million at July 31, 1995. Mortgage-backed securities decreased $56.6 million, or 36.1%, to $100.2 million at July 31, 1996 from $156.8 million at July 31, 1995. The increase in securities available for sale and the decrease in mortgage-backed securities was due primarily to the reclassification of securities to the available for sale portfolio in December 1995. In November 1995, the Financial Accounting Standards Board announced its intention to allow a one-time change in the classification of securities, providing such change was effected by December 31, 1995. Management utilized this opportunity and designated part of its mortgage-backed and investment securities portfolio as available for sale. Investment securities increased $10.2 million, or 73.2%, to $24.1 million at July 31, 1996 due to the purchase of higher yielding callable securities, offset by the transfer of securities into the available for sale portfolio in December 1995.

         Advances from the Federal Home Loan Bank of Atlanta increased $18.7 million, or 42.3%, to $62.8 million at July 31, 1996 from $44.1 million at July 31, 1995 in order to fund loan settlements and purchases.

         Total stockholders' equity increased by $18.3 million to $47.3 million at July 31, 1996 compared to $29.0 million at July 31, 1995. This increase was the result of $20.0 million of proceeds from the stock offering, net of expenses, and net income for the year of $1.5 million, partially offset by the Company's establishment of an Employee Stock Ownership Plan (the "ESOP") which borrowed $1.7 million from the proceeds, the repurchase of 5% of its outstanding shares, or 199,025 shares, in open market transactions, and an increase in the net unrealized holding loss on securities of $424,000.

Results of Operations

         General. The Company reported net income of $1.5 million, $10,000, and $1.3 million for the fiscal years ended July 31, 1996, 1995, and 1994. The $1.5 million increase for the fiscal year ended July 31, 1996 resulted from the decrease in the provision for loan losses of $2.6 million and an increase in net interest income of $1.1 million, partially offset by a decrease in noninterest income of $647,000, an increase in noninterest expense of $699,000 and an increase in income tax expense of $647,000. Net income for the fiscal year ended July 31, 1994 included substantial gains on sales of loans, mortgage-backed securities, and investment securities, which income is not considered to be core earnings and there is no assurance that these gains will occur in future periods, or that there will not be losses on sales of loans, mortgage-backed securities, and investment securities in future periods. Net income represented a return on average assets of .35%, .00% and .33%, and a return on average equity of 3.63%, .03%, and 4.68% for the fiscal years ended July 31, 1996, 1995, and 1994, respectively.

         Interest Income. Interest income totalled $33.4 million for the fiscal year ended July 31, 1996, compared to $31.0 million for the fiscal year ended July 31, 1995. The $2.4 million, or 7.9%, increase in interest income for the fiscal year ended July 31, 1996 compared to the fiscal year ended July 31, 1995 was due to an increase of $27.4 million in average interest earning assets to $438.5 million from $411.1 million and a 9 basis point increase in the yield on average interest earning assets to 7.62% from 7.53%. The increase in average interest earning assets resulted primarily from a $27.0 million, or 12.6%, increase in average mortgage loans to $240.7 million from $213.7 million and a $5.6 million, or 42.7%, increase in investment securities to $18.7 million from $13.1 million, partially offset by a $7.2 million, or 4.5%, decrease in mortgage-backed securities.

         Interest income totalled $31.0 million for the fiscal year ended July 31, 1995, compared to $27.3 million for the fiscal year ended July 31, 1994. The $3.7 million, or 13.6%, increase in interest income for the fiscal year ended July 31, 1995 compared to the fiscal year ended July 31, 1994 was due to a 41 basis point increase in the yield on average interest earning assets to 7.53% from 7.12%, and an increase of $27.3 million in average interest earning assets to $411.1 million from $383.8 million. The principal reason for the increase in the yield on interest-earning assets was a 98 basis point increase in the yield on average mortgage-backed securities. Such increase resulted from the upward repricing of the Bank's adjustable rate securities portfolio which, at July 31, 1995, comprised 44.0% of the Bank's portfolio of mortgage-backed securities. The yield on the Bank's average mortgage loans decreased by 10 basis points to 8.48% from 8.58%. The increase in average interest-earnings assets resulted primarily from a $7.9 million, or 3.8%, increase in average mortgage loans to $213.7 million from $205.8 million, a $20.2 million, or 14.2% increase in mortgage-backed securities to $162.2 million from $142.0 million, and a $4.9 million increase in investment securities, partially offset by a $5.7 million decrease in other interest-earnings assets. The increase in interest-earnings assets reflected management's decision to leverage the Bank's capital in order to increase net interest income.

         Interest Expense. Interest expense totalled $20.6 million for the fiscal year ended July 31, 1996, compared to $19.2 million for the fiscal year ended July 31, 1995. The $1.4 million increase was due to a $16.2 million, or 4.3%, increase in average interest-bearing liabilities to $396.7 million from $380.5 million, and a 13 basis point increase in the average cost of interest-bearing liabilities to 5.18% form 5.05%. Total average deposits increased $6.3 million, or 2.0% and total borrowed funds increased $9.9 million, or 14.0%.

         Interest expense totalled $19.2 million for the fiscal year ended July 31, 1995, compared to $16.2 million for the fiscal year ended July 31, 1994. The $3.0 million increase for the fiscal year ended July 31, 1995 compared to the fiscal year ended July 31, 1994 was due to a $24.6 million, or 6.9%, increase in average interest-bearing liabilities to $380.5 million from $355.9 million, and a 49 basis point increase in the average cost of interest-bearing liabilities to 5.05% from 4.56%. The increase in average interest bearing liabilities resulted from the Bank's strategy of leveraging its capital in order to increase net interest income. In order to leverage its capital, the Bank increased its average borrowings to $70.9 million from $40.7 million. The Bank's borrowings included Federal Home Loan Bank ("FHLB") advances and securities sold under agreements to repurchase.

         Net Interest Income. Net interest income increased by $1.2 million, or 9.5%, to $12.9 million for the fiscal year ended July 31, 1996 from $11.7 million for the fiscal year ended July 31, 1995. The increase in net interest income was primarily due to the results of operations discussed above, which resulted in an increase in the ratio of average interest-earning assets to average interest-bearing liabilities to 110.54% from 108.04%, partially offset by a 4 basis point decrease in the Bank's interest rate spread to 2.44% from 2.48%.

         Net interest income increased by $662,000, or 6.0%, to $11.7 million for the fiscal year ended July 31, 1995 from $11.1 million for the fiscal year ended July 31, 1994. The increase in net interest income was primarily due to the results of operations discussed above, which resulted in an increase in the ratio of average interest-earning assets to average interest-bearing liabilities to 108.04% from 107.84%, partially offset by an 8 basis point decrease in the Bank's interest rate spread to 2.48% from 2.56%.

         Provision for Loan Losses. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Company's past loan loss experience, the volume and type of lending presently being conducted by the Company, adverse situations that may affect borrowers' ability to repay loans, estimated value of underlying loan collateral, current economic conditions in the Company's market area, and other relevant factors. Management calculates the general allowance for loan losses in part based on past experience, and in part based on specified percentages of loan balances. The allowance is reviewed by management and the Board of Directors, both of which believe that the Company's allowance for loan losses is reasonable and adequate to cover losses reasonably expected in its loan portfolio. Although management uses the best information available and its best judgment in providing for possible losses, no assurance can be given as to whether future adjustments may be necessary. The Company's allowance for loan losses was $4.4 million. or 1.5% of total loans receivable at July 31, 1996, compared to $6.4 million, or 2.6%, of total loans receivable at July 31, 1995. During the fiscal year ended July 31, 1996, the Company's provision for loan losses was $772,000, compared to $3.4 million for the fiscal year ended July 31, 1995. The decrease in the provision for loan losses for the fiscal year ended July 31, 1996, compared to the fiscal year ended July 31, 1995, reflected a reduction in nonperforming assets to $4.7 million, or 1.0% of total assets, at July 31, 1996 from $9.5 million, or 2.2% of total assets, at July 31, 1995.

         The Bank's provision for loan losses was $3.4 million for the fiscal year ended July 31, 1995, compared to $2.0 million for the fiscal year ended July 31, 1994. The increase in the provision for loan losses for the fiscal year ended July 31, 1995 was attributable to a provision of $1.6 million recorded for the quarter ended October 31, 1994, that related to developments affecting several loans that were part of the Bank's largest lending relationship at July 31, 1995. During the fiscal year ended July 31, 1995, the borrower became delinquent on these loans, and the loans were placed on nonaccrual status. The Bank has foreclosed on several of the loans comprising this lending relationship and is continuing its efforts to resolve these loans. These loans were the primary reason for the increase in the Bank's nonperforming assets to $9.5 million or 2.2% of total assets at July 31, 1995 from $4.3 million, or 1.1%, of total assets at July 31, 1994. As of July 31, 1995, the Bank's allowance for loan losses was $6.4 million, or 2.6%, of total loans receivable and 73.9% of nonperforming loans, compared to the Bank's July 31, 1994 allowance for loan losses of $3.7 million, or 1.7% of total loans receivable and 101.4% of nonperforming loans.

         Noninterest Income. Noninterest income, consisting primarily of deposit fees, loan servicing fees and gains and losses on sales of loans, mortgage-backed securities and investments, totalled $293,000 for the fiscal year ended July 31, 1996 compared to $940,000 for the fiscal year ended July 31, 1995. The $647,000 decrease for the fiscal year ended July 31, 1996 compared to the fiscal year ended July 31, 1995 was due primarily to the sale of low yielding mortgage-backed and investment securities at a loss, and to a decrease in revenue from the Bank's subsidiary, American National Insurance Agency, Inc.

         Noninterest income totalled $652,000 for the fiscal year ended July 31, 1995, compared to $2.0 million for the fiscal year ended July 31, 1994. The $1.3 million decrease for the fiscal year ended July 31, 1995 compared to the fiscal year ended July 31, 1994 was due primarily to nominal sales of securities during the fiscal year ended July 31, 1995 as compared to gains of $1.1 million on the sale of mortgage-backed securities during the fiscal year ended July 31, 1994, a decrease in the gain on sales of loans of $159,000 and an increase in the loss on investments in joint ventures of $174,000. The Bank sold few securities or loans during the fiscal year ended July 31, 1995, because it held relatively few securities in its available for sale portfolio, and because of its strategy to increase its interest-earning assets.

         Noninterest Expense. Noninterest expense, consisting primarily of salaries and employee benefits, occupancy and equipment, federal deposit insurance premiums and losses on investments in real estate ("REO") totalled $10.0 million for the fiscal year ended July 31, 1996 compared to $9.3 million for the fiscal year ended July 31, 1995. The $700,000 increase for the fiscal year ended July 31, 1996 compared to the fiscal year ended July 31, 1995 was the result of increased advertising expense for mortgage and consumer loans and deposits, salary increases, as well as costs associated with the formation of the ESOP.

         Noninterest expense remained relatively stable at $9.1 million for the fiscal years ended July 31, 1995 and 1994. Decreases of $296,000 in other noninterest expense and $41,000 in loss on investments in real estate were partially offset by increases of $207,000 in salaries and employee benefits, and $67,000 in advertising expense.

         Income Taxes. The Company's income tax provisions (benefit) were $801,000, $(50,000), and $695,000 in the fiscal years ended July 31, 1996, 1995, and 1994, respectively.

         Deposit Insurance Premiums. The deposits of federal savings banks such as the Bank are presently insured by the Savings Association Insurance Fund (the "SAIF"), which along with the Bank Insurance Fund (the "BIF"), is one of the two insurance funds administered by the Federal Deposit Insurance Corporation.
Financial institutions which are members of the BIF have been experiencing substantially lower deposit insurance premiums because the BIF has achieved its required level of reserves while the SAIF has not yet achieved its required level of reserves.
         On September 30, 1996, legislation was enacted and signed into law which provides a resolution to the disparity in BIF/SAIF premiums. In particular, SAIF-insured institutions will pay a one-time assessment of 65.7 cents on every $100 of deposits held at March 31, 1995. Such payment is due no later than November 29, 1996. As a result of the new law the Company will be required to pay approximately $2,033,000. Assuming the special assessment is tax deductible, the cost, net of income tax benefits, will be approximately $1.34 million. The Company will make a one-time charge to earnings of this amount for the fiscal quarter ending October 31, 1996. Also, beginnning January 1, 1997, the current annual minimum premium of 23 basis points will be reduced to approximately 6.5 basis points. Average Balance Sheet

         The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the years indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the years presented. Average balances are derived from daily average balances.


                                                                            Years Ended July 31,
                                      ---------------------------------------------------------------------------------------
                                                1996                         1995                         1994
                                      ------------------------   ---------------------------     ----------------------------
                                                          Average                     Average                      Average
                                       Average            Yield/  Average             Yield/    Average             Yield/
                                       Balance Interest    Cost   Balance  Interest    Cost     Balance Interest     Cost
                                       ------- --------    ----   -------  --------    ----     ------- --------     ----

                                                                     (Dollars in Thousands)

Interest-earning assets:
    Mortgage loans (1).............. $240,713  $20,652     8.58%  $213,701  $18,120     8.48%   $20 ,770 $17,650      8.58%
    Consumer and other loans........   13,377    1,102     8.24     11,932      916     7.68      11,892     809      6.80
    Mortgage-backed securities (2)..  154,945    9,630     6.22    162,178   10,355     6.38     141,978   7,665      5.40
    Investment securities  (3)......   18,749    1,255     6.70     13,139      831     6.32       8,242     432      5.24
    Other (4).......................   10,742      779     7.25     10,158      747     7.35      15,881     769      4.85
                                      -------  -------    -----    -------  -------    -----    -------- -------    ------
        Total interest-earning assets 438,526   33,418     7.62    411,108   30,969     7.53     383,763  27,325      7.12
                                               -------                      -------                      -------
Noninterest-earning assets..........    6,986                        5,896                         6,983
                                      -------                      -------                      --------
        Total assets................  $445,512                     $417,004                     $390,746
                                      ========                     ========                     ========

Interest-bearing liabilities:
  Deposits:
    Passbook accounts...............  $41,468    1,230     2.97    $43,347    1,332     3.07    $ 46,709   1,422      3.04
    NOW accounts....................   15,356      237     1.54     14,675      240     1.64      15,609     264      1.69
    Money accounts..................   45,601    1,511     3.31     51,652    2,008     3.89      59,566   1,842      3.09
    Certificates of deposit.........  213,428   12,847     6.02    199,922   11,343     5.67     193,284  10,399      5.38
                                      -------  -------    -----    -------  -------    -----    -------- -------    ------
        Total deposits..............  315,853   15,825     5.01    309,596   14,923     4.82     315,168  13,927      4.42
                                      -------  -------    -----    -------  -------    -----    -------- -------    ------
  Borrowings:
    Advances from Federal Home
      Loan Bank.....................   46,851    2,770     5.91     50,182    3,084     6.15      31,403   1,993      6.35
    Securities sold under agreements to
      repurchase....................   34,005    1,958     5.76     20,741    1,216     5.86       9,307     321      3.45
                                      -------  -------    -----    -------  -------    -----    -------- -------    ------
        Total borrowed funds........   80,856    4,728     5.85     70,923    4,300     6.06      40,710   2,314      5.68
                                      -------  -------    -----    -------  -------    -----    -------- -------    ------
        Total interest-bearing
          liabilities                 396,709   20,553     5.18    380,519   19,223    5.05      355,878  16,241      4.56

Noninterest-bearing liabilities.....    6,245                        7,512                         7,313
                                      -------                      -------                      --------
            Total liabilities.......  402,954                      388,031                       363,191
Stockholders' equity................   42,558                       28,973                        27,555
                                      -------                      -------                      --------
            Total liabilities and
                stockholders' equity $445,512                     $417,004                      $390,746
                                     ========                     ========                      ========
Net interest income.................           $12,865                      $11,746                      $11,084
                                               =======                      =======                      =======
Net interest rate spread (5)........                       2.44%                        2.48%                         2.56%
                                                           ====                        =====                        ======
Net interest margin (6).............                       2.93%                        2.86%                         2.89%
                                                           ====                        =====                        ======
Ratio of average interest-earning
    assets to average interest-bearing
    liabilities.....................                      110.54%                      108.04%                      107.84%
                                                          ======                       ======                       ======

-----------------------------------------
(1)  Includes nonperforming loans.
(2) Includes mortgage-backed securities available for sale. Separate yields for available-for-sale portfolio are not available as the income from the available- for-sale securities has not historically been segregated from the income from the held-to-maturity securities.
(3) Includes investment securities available for sale. Separate yields for available-for-sale portfolio are not available as the income from the available-for-sale securities has not historically been segregated from the income from the held-to-maturity securities.

(4) Includes interest-bearing deposits in other financial institutions, federal funds sold, securities purchased under agreements to resell, Federal Home Loan Bank stock, and ground rents.

(5) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in average volume (changes in average volume multiplied by old rate); (ii) changes in rates
(changes in rate multiplied by old average volume); and (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and
(iv) the net change.


                                                                          Years Ended July 31,
                                           ----------------------------------------------------------------------------------
                                                      1996 vs. 1995                               1995 vs. 1994
                                           --------------------------------------     ---------------------------------------
                                                Increase/(Decrease)                       Increase/(Decrease)
                                                     Due to                                     Due to
                                           ---------------------------                --------------------------
                                                                            Total                                      Total
                                                                 Rate/     Increase                       Rate/      Increase
                                           Volume       Rate    Volume    (Decrease)  Volume      Rate    Volume    (Decrease
                                           ------       ----    ------    ----------  ------      ----    ------    ---------
                                                                               (In Thousands)

Interest income:
    Mortgage loans..............            $2,291   $   214     $ 27      $2,532     $  681    $  (203)    $ (8)     $  470
    Consumer and other loans....               111        67        8         186          3        103        1         107
    Mortgage-backed securities..              (462)     (276)      13        (725)     1,091      1,400      199       2,690
    Investment securities.......               354        49       21         424        257         89       53         399
    Other interest-earning assets               43       (10)      (1)         32       (276)       397     (143)        (22)
                                            ------   --------    -----     ------     ------    -------     ----      ------
        Total interest-earning assets       $2,337   $    44     $ 68      $2,449     $1,756    $ 1,786     $102      $3,644
                                            ======   =======     ====      ======     ======    =======     ====      ======


Interest expense:
    Passbook....................            $  (58)  $   (46)    $  2      $ (102)    $ (102)   $    13     $ (1)     $  (90)
    NOW.........................                11       (13)      (1)         (3)       (16)        (9)       1         (24)
    Money fund..................              (235)     (297)      35        (497)      (244)       473      (63)        166
    Certificate.................               766       691       47       1,504        357        568       19         944
    Advances from FHLB..........              (205)     (117)       8        (314)     1,192        (63)     (38)      1,091
    Reverse repurchase agreements              777       (21)     (14)        742        394        225      276         895
                                            ------   --------    -----     ------     ------    -------     ----      ------
        Total interest-bearing
            liabilities.........            $1,056   $   197     $ 77      $1,330     $1,581    $ 1,207     $194      $2,982
                                            ======   =======     ====      ======     ======    =======     ====      ======

Change in net interest income...            $1,281   $  (153)    $ (9)     $1,119     $  175    $   579     $(92)     $  662
                                            ======   ========    =====     ======     ======    =======     ====      ======


Asset and Liability Management-Interest Rate Sensitivity Analysis

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

         The Company's deposit accounts typically react more quickly to changes in market interest rates than interest-earning assets such as fixed rate mortgage loans, because of the relatively shorter maturities of deposits. When interest rates are rising, interest expense will increase more rapidly than interest income if a higher volume of interest-bearing liabilities than interest-earning assets reprice to higher interest rates. In a falling interest rate environment, interest income will decrease less rapidly than interest expense if a higher volume of interest-bearing liabilities than interest-earning assets reprice to lower interest rates.

         Management seeks to manage the Company's interest rate risk exposure by monitoring the levels of interest rate sensitive assets and liabilities while maintaining an acceptable interest rate spread. To reduce the potential volatility of the Company's earnings in a changing interest rate environment, the Company invests in mortgage-backed securities that have adjustable rates and/or relatively short expected terms. At July 31, 1996, $97.4 million, or 73.0%, of the Company's $133.5 million of mortgage-backed securities had adjustable interest rates. The Company also originates adjustable-rate loans, and from time to time may purchase ARM loans. During the fiscal year ended July 31, 1996, the Company purchased $11.0 million of adjustable-rate one- to four-family mortgage loans. At July 31, 1996, $114.1 million, or 38.2%, of the Company's total loans receivable had adjustable interest rates. The Company also seeks to reduce the term of its interest-earning assets by offering fixed-rate one- to four-family mortgage loans with terms of 15 years or less.

         In addition, the Company manages its interest-bearing liabilities by offering competitive interest rates on deposit accounts and pricing certificates of deposit to provide customers with incentives to choose certificates of deposit with longer terms. At July 31, 1996, time deposits maturing beyond 12 months totalled $97.3 million, or 31.1%, of the Company's total deposits.

         At July 31, 1996, the Company's total interest-bearing liabilities maturing or repricing within one year exceeded its total interest-earning assets maturing or repricing within one year by $19.4 million, representing a cumulative one-year gap ratio of negative 4.2%. The Company's gap measures indicate that net interest income is moderately exposed to increases in interest rates. In a rising interest rate environment, the Company's net interest income may be adversely affected as liabilities would reprice to higher market rates more quickly than assets. This effect would be compounded because the prepayment speeds of the Company's long-term fixed-rate assets would decrease in a rising interest rate environment. Although the Company could reduce its exposure to interest rate risk by investing more of its assets in short-term securities and adjustable-rate mortgage-backed securities, management believes that the benefits of such a strategy would be outweighed by the loss of earnings from an increased concentration on short-term and adjustable-rate investments, which may offer lower yields.

         The Company's analysis of the gap between its interest-earning assets and interest-bearing liabilities within specified periods may include the effects of certain hedging techniques that may be used by the Company to manage interest rate risk, including primarily interest-rate cap agreements that the Company has from time to time entered into with national brokerage firms. An interest-rate cap agreement is an agreement pursuant to which the seller of the cap agrees to pay the buyer the difference between the actual interest rate and the strike rate set forth in the contract if the actual rate is higher than the strike rate. Pursuant to the cap agreements that the Company has used in the past and may continue to use from time to time, the Company receives variable interest payments based on the spread between the variable three month London Interbank Offered Rate ("LIBOR") and the strike rate of the caps if the variable three month LIBOR is higher than the strike rate. The premiums paid for such agreements are amortized over the life of the agreements. The interest differential received, if any, on interest rate cap agreements is recorded as an adjustment to interest expense. During the fiscal years ended July 31, 1996 and 1995, the Company did not use interest rate cap agreements. During the fiscal year ended July 31, 1994, the net effect of the Company's interest rate caps was to increase the Company's interest expense by $200,000. Although the interest rate caps have reduced the Company's net interest income in prior years, they also reduced the Company's exposure to increases in interest rates.

         The Company has an Asset-Liability Management Committee, which is responsible for reviewing the Company's asset and liability policies. Management presently monitors and evaluates the potential impact of interest rate movements upon the market value of portfolio equity and the level of net interest income on a quarterly basis. This evaluation is performed in compliance with OTS regulations and is compared to Board-established limits to ensure that interest rate risk is maintained within these guidelines. The Committee meets quarterly and reports quarterly to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratios and regulatory requirements.

         Gap Table. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at July 31, 1996, that are expected to reprice or mature, based upon certain assumptions, in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the earlier of term or repricing or the contractual terms of the asset or liability.

                                                                       At July 31, 1996
                                               --------------------------------------------------------------------
                                               Within      1-3       3-5       5-10      10-20    Over 20
                                               1 Year     Years     Years     Years     Years     Years     Total
                                               ------     -----     -----     -----     -----     -----     -----
                                                                 (Dollars in Thousands)

Interest-earning assets:
  Real Estate Mortgages:
  Adjustable R.ate..........................  $ 85,489  $ 20,655   $ 7,935   $    --   $    --   $    --   $114,079
  Fixed (1).................................    31,310    30,017    18,905    32,772    25,083     7,209    145,296
  Consumer..................................    12,375     2,877     2,955       385        75        --     18,667
  Mortgage-backed securities................    89,754     4,052     2,747     2,884       631       127    100,195
  Investment securities.....................     5,198        --        --     9,947     8,964        --     24,109
  Securities available for sale.............    12,976     4,756    13,976     6,085     2,453        20     40,266
  Other interest-earning assets (2).........     5,372        --        --        --        --     4,904    10,276
                                              --------  --------   -------   -------   -------   -------   -------
    Total interest-earning assets...........   242,474    62,357    46,518    52,073    37,206    12,260    452,888

Rate sensitive liabilities:
  Passbook accounts.........................    32,217     4,487     2,136     1,638       296         7     40,781
  NOW accounts..............................     9,024     2,042     1,348     1,693       814       117     15,038
  Money accounts............................    32,504     4,527     2,155     1,652       299         8     41,145
  Certificates of deposit...................   118,772    59,823    19,711    17,813        --        --    216,119
  Borrowings................................    69,394    25,625        --     1,500       750        --     97,269
                                              --------  --------   -------   -------   -------   -------   --------
     Total interest-bearing liabilities.....   261,911    96,504    25,350    24,296     2,159       132    410,352
                                              --------  --------   -------   -------   -------   -------   --------

Interest sensitivity gap....................   (19,437)  (34,147)   21,168    27,777    35,047    12,128     42,536
                                               ========  ========   ======    ======    ======    ======     ======
Cumulative interest-sensitivity gap.........   (19,437)  (53,584)  (32,416)   (4,639)   30,408    42,536     42,536
                                               ========  ========  ========  ========   ======    ======     ======
Cumulative interest-sensitivity gap
  to total assets...........................      (4.2)%   (11.6)%   (7.0)%    (1.0)%      6.6%      9.2%
Ratio of interest-earning assets to
  interest-bearing liabilities..............      92.6%     64.6%    183.5%    214.3%   1723.3%   9287.9%
Cumulative ratio of interest sensitive
  assets to interest sensitive liabilities..      92.6%     85.0%     91.6%     98.9%    107.4%    110.4%

------------------------------------
(1)  Includes loans held for sale.
(2) Includes federal funds sold, interest-bearing deposits in other banks, Federal Home Loan Bank stock, and ground rents.


         The above table was prepared based on the Company's historical experience and OTS decay rate assumptions. Management believes that the assumptions used to prepare the table approximate the standards used in the savings industry, and considers the assumptions appropriate and reasonable. However, certain shortcomings are inherent in the analysis presented by the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

         Net Portfolio Value. The OTS has adopted a rule that incorporates an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between discounted incoming and outgoing cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution from the institution's Thrift Financial Reports. The OTS has deferred for the present time the date on which the IRR component is to be deducted from total capital. The following table presents the Bank's NPV as of June 30, 1996, as calculated by the OTS, based on information provided to the OTS by the Bank.

             Change in                                                          Change in NPV
          Interest Rates                    Net Portfolio Value                   as a % of
          in Basis Points       -------------------------------------------    Estimated Market
           (Rate Shock)          Amount           $ Change         % Change     Value of Assets
         ---------------        --------          --------         --------   -----------------
                                            (Dollars in Thousands)

                400              $ 20,400        $  (28,430)           (58)%           5.89%
                300                27,372           (21,459)           (44)            4.45
                200                35,111           (13,719)           (28)            2.84
                100                42,399            (6,432)           (13)            1.33
              Static               48,830                --             --               --
               (100)               53,987             5,156             11             1.07
               (200)               55,582             6,752             14             1.40
               (300)               57,289             8,459             17             1.75
               (400)               59,656            10,825             22             2.24


         As shown by the table above, increases in interest rates will result in net decreases in the Bank's NPV, while decreases in interest rates will result in smaller net increases in the Bank's NPV. Because the table reflects the Bank's NPV decreasing by 2.84% if interest rates increase by 200 basis points, the Bank would be required to make a deduction from total capital for purposes of calculating the Bank's risk-based capital requirement if such decrease exceeded 2% of the estimated market value of its assets for three consecutive quarters. No capital deduction was required at July 31, 1996. As is the case with the gap table, certain shortcomings are inherent in the methodology used in the above table. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements do provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income.

Liquidity and Capital Resources

         The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5%. The Bank's liquidity ratio averaged 7.7% during the month of July 1996. In addition the Bank is required to maintain short term liquid assets of at least 1% of the Bank's average daily balance of net withdrawable deposit accounts and current borrowings. The Bank adjusts liquidity as appropriate to meet its asset and
liability  management  objectives.   Certain  mortgage-backed  securities,  time
deposits, federal funds sold and other assets outstanding at July 31, 1996, 1995, and 1994, that qualify for liquidity amounted to $11.9 million, $26.4 million, and $19.3 million, respectively. At July 31, 1996, the Bank was in compliance with such liquidity requirements.

         The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, FHLB advances and other borrowings, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Bank invests excess funds in federal funds, and other short-term interest-earning and other assets, which provide liquidity to meet lending requirements.

         The Company's borrowings increased to $97.3 million at July 31, 1996 and an average of $80.9 million for the fiscal year ended July 31, 1996. The $18.7 million increase was primarily in advances from the Federal Home Loan Bank of Atlanta in order to fund loan settlements and purchases. The Company's borrowings increased to an average of $70.9 million for the fiscal year ended July 31, 1995, from an average of $40.7 million for the fiscal year ended July 31, 1994. The increase in borrowings related primarily to the Company's efforts to manage its level of interest rate risk by utilizing longer-term FHLB borrowings, and leverage proceeds of the Minority Stock Offering. Although the average rate paid by the Company has exceeded the average rate paid on deposits, the Company did not use deposits to fund the growth in assets that occurred after the Minority Stock Offering because of management's belief that shorter-term deposits would adversely affect the Company's exposure to increases in interest rates, that longer-term deposits would be more expensive, and that any attempt to quickly increase deposits would be more costly than a strategic effort to grow deposits in a controlled manner over a period of time. The Company's deposits increased to $313.1 million at July 31, 1996, from an average of $309.6 million over the fiscal year ended July 31, 1995, and the Company intends to continue its strategic effort to grow its deposit base in the future as it leverages proceeds of the October 31, 1995 Offering.

         The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $5.2 million, $1.8 million, and $7.0 million for the fiscal years ended July 31, 1996, 1995, and 1994, respectively.

         Net cash used in investing activities consisted primarily of disbursements for purchases of mortgage-backed securities, loan originations and purchases, and purchases of investment securities, offset by proceeds from the sales and repayments of mortgage-backed securities, loan principal repayments, and sales and maturities of investment securities totalled $39.6 million, $29.4 million, $21.8 million, for the fiscal years ended July 31, 1996, 1995, and 1994, respectively. Disbursements for purchases of mortgage-backed securities totalled $42.7 million, $17.4 million, and $131.3 million for the years ended July 31, 1996, 1995, and 1994, respectively. Disbursements for loans originated and purchased were $94.4 million, $58.3 million and $43.5 million for the years ended July 31, 1996, 1995, and 1994, respectively. Disbursements for purchases of investment securities totalled $29.2 million, $7.8 million and $6.6 million for the years ended July 31, 1996, 1995 and 1994, respectively. Proceeds from the sales and repayments of mortgage-backed securities totalled $67.9 million, $18.1 million, and $89.4 million for the years ended July 31, 1996, 1995, and 1994, respectively. Proceeds from loan principal repayments totalled $40.7 million, $27.8 million, and $45.8 million for the years ended July 31, 1996, 1995 and 1994, respectively. Proceeds from the sales and maturities of investment securities totalled $12.0 million, $1.9 million and $17.0 million for the years ended July 31, 1996, 1995 and 1994, respectively.

         Net cash provided by financing activities consisting primarily of net activity in deposit accounts, proceeds from funding and repayments of FHLB advances, and net activity in securities sold under agreements to repurchase totalled $33.9 million, $25.8 million, and $16.7 million for the fiscal years ended July 31, 1996, 1995 and 1994, respectively. Additionally, on October 31, 1995, the Company completed its conversion to a stock holding company and received net proceeds of $19.3 million. Also, in November 1993, the Bank completed its minority stock offering and received net proceeds of $8.3 million. The net increase (decrease) in deposits was ($1.5) million, $5.6 million and $(8.7) million for the years ended July 31, 1996, 1995 and 1994, respectively. The activity in net proceeds (repayments) from FHLB advances was $18.7 million, $(6.6) million and $24.4 million for the years ended July 31, 1996, 1995 and 1994, respectively. The net increase (decrease) in securities sold under agreements to repurchase was $107,000, $26.9 million, and $(7.1) million for the years ended July 31, 1996, 1995 and 1994, respectively.

         Federal regulations require thrift institutions to maintain certain minimum levels of regulatory capital. The regulatory capital regulations require minimum levels of tangible and core capital of 1.5% and 3%, respectively, of adjusted total assets and risk-based capital of 8% of risk-weighted assets. The Bank was in compliance with the regulatory capital requirements with tangible, core and risk-based capital ratios of approximately 8.64%, 8.64% and 18.2%, respectively, at July 31, 1996.

         The Bank has other sources of liquidity, including a $95 million line of credit with the FHLB. At July 31, 1996, the Bank's FHLB advances totalled $62.8 million.

Impact of Inflation and Changing Prices

         The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

         Accounting for Impairment of Long-Lived Assets. In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 is effective for fiscal years beginning after December 15, 1995. Earlier application is permitted. SFAS 121 will require, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management adopted the provisions of SFAS 121 as of August 1, 1996, and the adoption of SFAS 121 will not have a material impact on the Company's financial statements.

         Mortgage Servicing Rights. In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 Accounting for Mortgage Servicing Rights (SFAS 122). SFAS 122 is effective for years beginning after December 15, 1995. The Statement requires among other provisions, that the Company capitalize the estimated fair value of servicing rights on loans originated for sale, and amortize such amount over the estimated servicing life of the loan. The Company adopted the provisions of SFAS 122 as of August 1, 1996. Adoption of SFAS 122 will not have a material impact on the Company's financial statements.

         Stock-Based Compensation. In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 Accounting for Awards of Stock-Based Compensation to Employees (SFAS 123). SFAS 123 is effective for years beginning after December 15, 1995. The Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for an employee stock option or similar equity instrument, and for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans, the most common type of stock compensation plan, have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Management adopted the provisions of SFAS 123 as of August 1, 1996 using the intrinsic value-based method and believes that the adoption will not have a material impact on the Company's financial statements. The Company will provide disclosure about its stock based employee compensation plans in its 1997 financial statements, as required by SFAS 123.

         Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, the FASB issued Statement of Financial Accounting Standards 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125). SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement will require, among other things, that the Company record at fair value, assets and liabilities resulting from a transfer of financial assets. The Company will adopt the provisions of SFAS 125 as of January 1, 1997, and management believes that the adoption of SFAS 125 will not have a material effect on the Company's financial condition or results of operations.

                         AMERICAN NATIONAL BANCORP, INC.
                        COMMON STOCK AND RELATED MATTERS

         On October 31, 1995, the Company acquired all of the outstanding common stock of the Bank, sold 2,182,125 shares of Company common stock for a purchase price of $10.00 per share and issued 1,798,402 shares of Company common stock in exchange for the Bank's outstanding common stock held by shareholders other than American National Bankshares, M.H.C. On that date, the Company's common stock began to trade on the Nasdaq National Market using the Bank's previous symbol, "ANBK." As of September 27, 1996, the Company had 846 stockholders of record and 3,603,646 outstanding shares of common stock. This does not reflect the number of persons whose stock is in nominee or "street" name accounts through brokers.

         The following table sets forth the high and low trading prices of the Company's common stock subsequent to the completion of the Offering. No dividends have been declared on the Common Stock since the Offering. In
September 1996, the Company's Board of Directors authorized a quarterly cash dividend of $.03 per share which will be paid on or about November 15, 1996, to stockholders of record as of October 31, 1996.

         Three Months Ended                             High              Low
         ------------------                             ----              ---

         January 31, 1996.......................       $10.25            $9.375
         April 30, 1996.........................        10.25             9.50
         July 31, 1996..........................        10.625            9.50



          Payment of dividends on the Common Stock is subject to determination and declaration by the Board of Directors and depends upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, the Company's results of operations and financial condition, tax considerations and general economic conditions.


American National Bancorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
July 31, 1996 and 1995
                           Assets                                                         1996             1995
                           ------                                                         ----             ----
                                                                                             (In Thousands)
Cash:
     On hand and due from banks                                                        $    2,671          2,170
     Interest-bearing deposits                                                              1,837          2,240
Federal funds sold                                                                            394            950
Securities available for sale, amortized cost of $41,370,
     and $2,922, respectively (note 2)                                                     40,266          3,030
Investment securities, fair value of $23,651 and
     $13,652, respectively (note 3)                                                        24,109         13,918
Mortgage-backed securities, fair value of $97,627
     and $152,621, respectively (notes 4 and 11)                                          100,195        156,775
Loans receivable, net (notes 5 and 11)                                                    278,042        232,089
Federal Home Loan Bank stock, at cost (note 17)                                             3,141          2,914
Investments in real estate, net (note 6)                                                    5,670          5,828
Investments in and advances to real estate joint ventures (note 7)                          1,270          2,215
Property and equipment, net (note 8)                                                        1,198            965
Prepaid expenses and other assets                                                             612            624
Income taxes receivable                                                                     --               380
Deferred income taxes (note 12)                                                             1,866          2,076
                                                                                       ----------     ----------
                                                                                     $    461,271        426,174
                                                                                       ==========     ==========
         Liabilities and Stockholders' Equity
Liabilities:
     Deposits (note 9)                                                               $    313,083        314,613
     Securities sold under agreements to repurchase  (note 10)                             34,445         34,338
     Advances from the Federal Home Loan Bank of Atlanta (note 11)                         62,824         44,137
     Drafts payable                                                                           859          1,288
     Advance payments by borrowers for taxes and insurance                                  1,760          1,852
     Accrued expenses and other liabilities                                                 1,030            987
                                                                                       ----------     ----------
           Total liabilities                                                              414,001        397,215
                                                                                       ----------     ----------
Stockholders' equity (notes 13 and 17):
     Serial preferred stock, 10,000,000 shares authorized, none issued.                      --              --
     Common stock, $1 par value, 20,000,000 shares authorized, 2,052,000
        shares issued  and outstanding at July 31, 1995                                     --             2,052
     Common stock, $.01 par value, 8,000,000 shares authorized, 3,980,500
        shares issued and 3,781,475 shares outstanding at July 31, 1996                        40          --
     Additional paid-in capital                                                            30,705          7,652
     Unearned common stock acquired by management recognition
        and retention plans                                                                   (77)          (132)
     Unearned employee stock ownership plan (ESOP) shares                                  (1,629)         --
     Treasury stock at cost, 199,025 shares                                                (2,040)         --
     Retained income-- substantially restricted                                            21,970         20,662
     Net unrealized holding loss on securities, net of income taxes                        (1,699)        (1,275)
                                                                                       ----------     ----------
           Total stockholders' equity                                                      47,270         28,959
Commitments (notes 5, 8, 13 and 14)
                                                                                     $    461,271        426,174
                                                                                       ==========     ==========
See accompanying notes to consolidated financial statements.


American National Bancorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended July 31, 1996, 1995 and 1994
                                                                                   1996         1995        1994
                                                                                   ----         ----        ----
                                                                                           (In Thousands)
Interest income:
   Loans receivable                                                          $    21,754      19,036      18,459
   Mortgage-backed securities                                                      9,630      10,355       7,665
   Investment securities                                                           1,255         831         432
   Other                                                                             779         747         769
                                                                                     ---     -------     -------
       Total interest income                                                      33,418      30,969      27,325
                                                                                --------     -------     -------
Interest expense:
   Deposits (note 9)                                                              15,825      14,923      13,927
   Borrowed funds                                                                  4,728       4,300       2,314
                                                                                --------     -------     -------
       Total interest expense                                                     20,553      19,223      16,241
                                                                                --------     -------     -------
       Net interest income                                                        12,865      11,746      11,084
Provision for loan losses                                                            772       3,386       1,989
                                                                                --------     -------     -------
       Net interest income after provision for loan losses                        12,093       8,360       9,095
                                                                                --------     -------     -------
Noninterest income:
   Fees and service charges                                                          640         592         630
   Gain (loss) on sales of:
     Loans receivable, net                                                            41          20         179
     Mortgage-backed securities, net                                                (558)         (5)      1,100
     Investment securities, net                                                      (14)         15         (46)
   Other                                                                             184         318         254
                                                                                     ---     -------     -------
       Total noninterest income                                                      293         940       2,117
                                                                                --------     -------     -------
Noninterest expenses:
   Salaries and employee benefits                                                  4,276       4,066       3,859
   Net occupancy                                                                   1,341       1,300       1,313
   Professional services                                                             380         399         367
   Advertising                                                                       684         442         375
   Federal deposit insurance premiums                                                772         809         831
   Furniture, fixtures and equipment                                                 324         286         282
   Equity in net loss of real estate joint ventures (note 7)                         193         288         114
   Loss on investments in real estate (note 6)                                       390         330         371
   Other                                                                           1,679       1,420       1,716
                                                                                   -----     -------     -------
       Total noninterest expenses                                                 10,039       9,340       9,228
                                                                                --------     -------     -------
       Income (loss) before income taxes                                           2,347         (40)      1,984
Income tax provision (benefit) (note 12)                                             801         (50)        695
                                                                                --------     -------     -------
       Net income                                                            $     1,546          10       1,289
                                                                                ========     =======     =======
Net income per share of common  stock (note 13):
   From date of conversion                                                          .36        --            .41
                                                                                =======      =======     =======
   Proforma                                                                         .47          N/A         .67
                                                                                    ===      =======         ===

See accompanying notes to consolidated financial statements.

American National Bancorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended July 31, 1996, 1995 and 1994
                                                                                                                Net
                                                                Unearned                                    unrealized
                                                                 common                                       holding
                                                                  stock                                        gains
                                                  Additional    acquired   Unearned                         (losses) on
                                       Common       paid-in        by        ESOP      Treasury   Retained  securities,
                                        stock       capital       MRRP      shares       stock     income       net        Total
                                        -----       -------       ----      ------       -----     ------       ---        -----
                                                                      (In Thousands)
Balance at July 31, 1993               $ --           --          --          --          --        21,193       --       21,193
Unrealized holding gain on
     securities available for sale,
     net of income taxes, recognized
     upon adoption of Statement 115
     (note 1)                            --           --           --         --          --            --      924          924
Change in net unrealized holding
     losses on securities, net of
     income taxes (note 2)               --           --           --         --          --            --   (2,372)      (2,372)
Proceeds from common stock
     offering, net of conversion
     costs (note 13)                  2,025        7,409           --         --          --        (1,125)      --        8,309
Common stock acquired by
     management recognition and
     retention plan (MRRP)
     (note 13)                           27          243         (270)        --          --            --       --           --
Cash dividends declared (note 13)        --           --           --         --          --          (276)      --         (276)
MRRP                                     --           --           93         --          --            --       --           93
Net income-- 1994                        --           --           --         --          --         1,289       --        1,289
                                      -----        -----         ----      -----      ------        ------   ------       ------

Balance at July 31, 1994              2,052        7,652         (177)        --          --        21,081   (1,448)      29,160
Change in net unrealized gains
     on securities, net of
     income taxes (note 2)               --           --           --         --          --            --      115          115
Amortization of net unrealized
     holding loss (note 4)               --           --           --         --          --           (58)      58           --
Cash dividends declared (note 13)        --           --           --         --          --          (371)      --         (371)
MRRP                                     --           --           45         --          --            --       --           45
Net income-- 1995                        --           --           --         --          --            10       --           10
                                      -----        -----         ----      -----      ------        ------   ------       ------

Balance at July 31, 1995              2,052        7,652         (132)        --          --        20,662   (1,275)      28,959
Changes in net unrealized
     losses on securities,
     net of income taxes
     (note 2)                            --           --           --         --          --            --     (570)        (570)
Amortization of net unrealized
     holding loss (note 4)               --           --           --         --          --          (146)     146           --
Proceeds from common stock
     offering, net of expenses
     (note 13)                       (2,012)      23,052           --         --          --            --       --       21,040
Cash dividends declared (note 13)        --           --           --         --          --           (92)      --          (92)
MRRP                                     --           --           55         --          --            --       --           55
Borrowings for employee
     stock ownership plan
     (ESOP) (note 15)                    --           --           --     (1,746)         --            --       --       (1,746)
Compensation expense-- ESOP              --            1           --        117          --            --       --          118
Purchase of common stock                 --           --           --         --      (2,040)           --       --       (2,040)
Net income-- 1996                        --           --           --         --          --         1,546       --        1,546
                                      -----        -----         ----      -----      ------        ------   ------       ------
Balance at  July 31, 1996             $  40       30,705          (77)    (1,629)     (2,040)       21,970   (1,699)      47,270
                                      =====       ======          ===     ======      ======        ======   ======       ======










American National Bancorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended July 31, 1996, 1995 and 1994

                                                                                  1996          1995        1994
                                                                                  ----          ----        ----
                                                                                          (In Thousands)

Cash flows from operating activities:
   Net income                                                                 $    1,546          10       1,289
    Adjustments to reconcile net income to net cash
      provided by operating activities:
       Depreciation                                                                  532         483         475
       Noncash compensation under stock-based
          benefit plans                                                              173          45          93
       Amortization of loan fees                                                    (398)       (437)       (727)
       Amortization of premiums and discounts, net                                   177         (38)        505
       Provision for losses on loans and
          investments in real estate                                                 930       3,430       2,180
       (Gain) loss on sales of assets, net                                           531         (30)     (1,232)
       Loans originated for sale                                                  (2,754)     (3,990)     (5,489)
       Sales of loans originated for sale                                          4,194       2,159       8,710
       Deferred income taxes                                                         409        (138)         (7)
       Decrease in prepaid expenses and other assets                                  12         202         356
       Increase in accrued expenses and other liabilities                             43         163         200
       Decrease (increase) in income taxes receivable                                380        (112)        830
       Federal Home Loan Bank stock purchases, net                                  (227)      --           --
       Federal Home Loan Bank stock dividends                                      --          --            (72)
       Other, net                                                                   (338)         66         (77)
                                                                                --------     -------     -------
          Net cash provided by operating activities                                5,210       1,813       7,034
                                                                                --------     -------       -----
Cash flows from investing activities:
   Sales of investment securities available for sale                                 969       1,015      14,016
   Maturities of investment securities available for sale                          --            842       1,000
   Purchases of investment securities available for sale                          (2,000)       (842)     (1,409)
   Sales of mortgage-backed securities available for sale                         56,036       3,100      49,601
   Repayments of mortgage-backed securities available
     for sale                                                                      4,082         432      14,990
   Purchases of mortgage-backed securities available
     for sale                                                                    (10,989)     (3,894)    (45,156)
   Maturities of investment securities                                            11,000       --          2,000
   Purchases of investment securities                                            (27,176)     (6,983)     (5,208)
   Repayments of mortgage-backed securities                                        7,741      14,569      24,800
   Purchases of mortgage-backed securities                                       (31,714)    (13,470)    (86,100)
   Loan principal repayments                                                      40,659      27,763      45,753
   Loan originations                                                             (73,671)    (43,092)    (37,993)
   Loan purchases                                                                (17,972)    (11,216)       --
   Increase in deferred loan fees, net                                               515         533         388
                                                                                                        (Continued)



American National Bancorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     1996       1995        1994
                                                                                     ----       ----        ----
                                                                                           (In Thousands)
Cash  flows  from   investing   activities,
continued:
   Decrease in investments in real estate                                        $ 2,960       1,151         979
   Decrease in investments in and advances to
     real estate joint ventures                                                      752       1,173         786
   Purchases of property and equipment                                              (764)       (438)       (230)
                                                                                --------     -------     -------
          Net cash used in investing activities                                  (39,572)    (29,357)    (21,783)
                                                                                --------     -------     -------
Cash flows from financing activities:
   Net (decrease) increase in deposits                                            (1,530)      5,624      (8,722)
   Net increase (decrease) in securities sold under
     agreements to repurchase                                                        107      26,871      (7,139)
   Proceeds from Federal Home Loan Bank advances                                 215,147     123,698      88,600
   Repayment of Federal Home Loan Bank
     advances                                                                   (196,460)   (130,291)    (64,232)
   (Decrease) increase in drafts payable                                            (429)        111          65
   (Decrease) increase in advance payments
     by borrowers for taxes and insurance                                            (92)        153          47
   Proceeds from common stock offering                                            21,040       --          8,309
   Common stock acquired by ESOP                                                  (1,746)      --           --
   Dividends paid on common stock                                                    (93)       (371)       (182)
   Purchase of treasury stock                                                     (2,040)      --           --
                                                                                --------     -------     -------
          Net cash provided by financing activities                               33,904      25,795      16,746
                                                                                --------     -------     -------
Net (decrease) increase in cash and cash equivalents                                (458)     (1,749)      1,997
Cash and cash equivalents at beginning  of year                                    5,360       7,109       5,112
                                                                                --------     -------     -------
Cash and cash equivalents at end of year                                         $ 4,902       5,360       7,109
                                                                                 =======       =====       =====

Supplemental information:
   Interest paid on deposits and borrowed funds                                 $ 20,457      19,152      16,192
   Income taxes (received) paid, net                                            $   (104)        165        (128)
                                                                                 =======       =====       =====

Noncash activities:
   Loans transferred to real estate acquired
     through foreclosure                                                        $  2,960       1,400         489
                                                                                 =======       =====       =====


American National Bancorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
July 31, 1996, 1995, and 1994


(1) Description of Business, Summary of Significant Accounting Policies and Other Matters

      Description of Business

      American  National  Bancorp,  Inc. (the Company) is the holding company of
      American National Savings Bank, F.S.B. (the Bank). The Bank provides a full range of banking services to individual and corporate customers through its subsidiaries and branch offices in Maryland. The Bank is subject to competition from other financial and mortgage institutions. The Bank is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies.

      Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank and the Bank's subsidiaries, American National Insurance Agency, Inc. (ANIA), ANSB Corporation and National Development Corporation (NDC). ANIA acts as agent in offering annuity and mortgage life insurance products to customers of the Company. ANSB Corporation was incorporated in June 1994 for the purpose of holding investment securities for the Company. NDC is a partner in various real estate joint ventures formed for the purpose of acquiring and developing real estate for sale. All significant intercompany accounts and transactions have been eliminated in consolidation.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of investments in real estate. In connection with these determinations, management obtains independent appraisals for significant properties and prepares fair value analyses as appropriate.

      Management believes that the allowances for losses on loans and investments in real estate are adequate. While management uses available information to recognize losses on loans and investments in real estate, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and investments in real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

(1) Description of Business, Summary of Significant Accounting Policies and Other Matters, Continued

      Investment and Mortgage-Backed Securities

      Debt securities that the Company has the positive intent and ability to hold to maturity are reported at amortized cost. Debt and equity securities that are purchased and held principally for the purpose of selling in the near term are reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities are considered available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of tax effects).

      If a decline in value of an individual security classified as held to maturity or available for sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is included in earnings. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. For purposes of computing realized gains or losses on the sales of investments, cost is determined using the specific identification method. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using methods that approximate the interest method.

      On August 8, 1994 the Company transferred approximately $36.3 million of its collateralized mortgage obligations (CMOs), net of unrealized loss of approximately $1.8 million, from the available for sale portfolio to held to maturity. On that date certain accounting issues were resolved permitting the Company to transfer substantially all of these securities from the available for sale portfolio to the held to maturity portfolio as originally intended. The unrealized loss at the time of the transfer is being amortized over the remaining lives of the securities as an adjustment of yield. The unrealized loss, net of taxes, was $1.1 million at the date of transfer. The unrealized loss has been recorded as a component of stockholders' equity and is being reduced in subsequent periods through the amortization.

      In November 1995, the Financial Accounting Standards Board announced its intention to allow a one-time change in the classification of securities, providing such change was effected by December 31, 1995. Management utilized this opportunity and designated as available-for-sale approximately $87.1 million of investment and mortgage-backed securities previously classified as held to maturity with an unrealized loss of approximately $348,000.

      Loans Held for Sale

      Loans held for sale are carried at the lower of cost or market on an aggregate basis.

      Investments in and Advances to Real Estate Joint Ventures

      Investments in and advances to real estate joint ventures are accounted for using the equity method. The carrying values are subject to subsequent adjustment to the extent they exceed net realizable value. Interest income and fees on loans to real estate joint ventures are deferred. Such interest and fees, in excess of related capitalized interest cost, are recognized as the loans are repaid.

(1) Description of Business, Summary of Significant Accounting Policies and Other Matters, Continued

      Investments in and Advances to Real Estate Joint Ventures, continued

      Interest costs are capitalized based on the Company's average cost of funds and its average investment in and advances to real estate joint ventures with development in progress. Interest capitalized was approximately $56,000, $95,000, and $160,000 for the years ended July 31, 1996, 1995, and 1994, respectively.

      Investments in Real Estate

      Ground rents are carried at cost.

      Real estate acquired through foreclosure is recorded at the lower of cost or estimated fair value less estimated costs to sell. Management estimates fair value based on appraisals and/or cash flow analyses. Costs relating to improving such properties are capitalized and costs relating to holding such properties are charged to expense.

      Property and Equipment

      Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are recorded on a straight-line basis over the estimated useful lives of the assets or leases as appropriate. Additions and improvements are capitalized and charges for repairs and maintenance are expensed when incurred. Gains or losses on sales of property and equipment are recognized upon sale.

      Loans Receivable

      Origination and commitment fees and direct origination costs are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.

      Interest on potential problem loans is not accrued when, in the opinion of management, the full collection of principal or interest is in doubt. Any amounts ultimately collected on such loans is recorded as a reduction of principal, as interest income or combination thereof depending on management's evaluation of the recoverability of the loan principal.

      Provisions for loan losses are charged to operations based on management's review of the loan portfolio and analyses of the borrowers' ability to repay, past loan loss and collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions and status of nonperforming loans. Loans or portions thereof are charged-off when considered, in the opinion of management, uncollectible.

(1) Description of Business, Summary of Significant Accounting Policies and Other Matters, Continued

      Provision for Loan Losses, continued

      The Company adopted the provisions of Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" and by Statement 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" (collectively referred to as "Statement 114") as of August 1, 1995. Statement 114 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller-balance homogenous loans, including residential mortgage loans and consumer installment loans that are collectively evaluated for impairment. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. However, if a loan that was restructured in a troubled debt restructuring involving a modification of terms before the effective date of Statement 114 is not impaired based on the terms specified by the restructuring agreement, a creditor may continue to account for the loan in accordance with the provisions of Statement 15, "Accounting for Troubled Debt Restructurings" prior to its amendment by Statement 114.

      Statement 114 requires that impaired loans be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

      Impaired loans are generally placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

      An allocated valuation allowance, if any, is included in the Bank's allowance for credit losses. An impaired loan is charged-off when the loan, or a portion thereof, is considered uncollectible or transferred to real estate owned.

      The Bank recognized interest income for impaired loans consistent with its method for nonaccrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

      Changes resulting from the implementation of SFAS Nos. 114 and 118 did not materially impact the financial condition or results of operations of the Company as of and for the year ended July 31, 1996.

      Income Taxes

      Deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets (including tax loss carryforwards) are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors.

      A continuing exception allows qualified thrift lenders not to provide a deferred tax liability on certain bad debt reserves for tax purposes that arose in fiscal years beginning before July 31, 1988. Such bad debt reserves for the Company, which are included in retained income, amounted to approximately $11.5 million at July 31, 1996 with an income tax effect of approximately $4.4 million. As specified in legislation enacted by Congress and signed by the President on August 20, 1996, this bad debt reserve would become taxable if the Bank fails to meet certain conditions.

      Changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

      Statement of Cash Flows

      For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents. Cash equivalents consist of federal funds sold and certain securities purchased under agreements to resell.

      Interest Rate Cap Agreements

      The Company may use interest rate cap agreements to hedge interest rate risk associated with its money market and short-term certificate of deposit accounts. The premiums paid for such agreements are amortized over the life of the agreements using the straight-line method. The interest differential received, if any, on interest rate cap agreements is recorded as an adjustment to interest expense.

      Reclassifications

      Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the 1996 presentation.

(2)   Securities Available for Sale

      The amortized cost and fair value of securities available for sale are summarized as follows at July 31:

                                                                                       1996
                                                                                Gross         Gross
                                                                 Amortized   Unrealized    Unrealized      Fair
                                                                   cost         gains        losses        value
                                                                   ----         -----        ------        -----
                                                                                  (In Thousands)
      U.S. government and agency obligations                 $     7,069          --          (262)        6,807
      Federal National Mortgage Association
         (FNMA) mortgage-backed securities                        17,552          --          (654)       16,898
      Federal Home Loan Mortgage
         Corporation (FHLMC) mortgage-
         backed securities                                         4,527          --          (166)        4,361
      Government National Mortgage
         Association (GNMA) mortgage-
         backed securities                                         3,698          37           --          3,735
      FNMA collateralized mortgage
         obligations                                               6,510          33           (88)        6,455
      FHLMC collateralized mortgage
         obligations                                               1,676          --            (4)        1,672
                                                                --------        ----       -------       -------
                                                                  41,032          70        (1,174)       39,928
      Accrued interest receivable                                    338          --          --             338
                                                                --------        ----       -------       -------
                                                             $    41,370          70        (1,174)       40,266
                                                                ========        ====         =====       =======

                                                                                       1995
                                                                                Gross         Gross
                                                                 Amortized   Unrealized    Unrealized      Fair
                                                                   cost         gains        losses        value
                                                                                  (In Thousands)
      FHLMC Collateralized Mortgage
         Obligations                                          $    2,909         108          --           3,017
      Accrued interest receivable                                     13          --          --              13
                                                                --------        ----          ----       -------
                                                              $    2,922         108          --           3,030
                                                                ========        ====         =====       =======

      The proceeds from the sales of securities available for sale and the gross realized gains and losses were $4.75 million, $228,000 and $800,000, respectively, for the year ended July 31, 1996, $4.1 million, $25,000 and $15,000, respectively, for the year ended July 31, 1995 and $63.6 million, $1.3 million and $221,000, respectively, for the year ended July 31, 1994.





(2)   Securities Available for Sale, Continued

      A summary of maturities of securities available for sale as of July 31, 1996:

                                                                                    Amortized
                                                                                      cost           Fair value
                                                                                      ----           ----------

      Due within 12 months                                                         $2,9893,002
      Due beyond 12 months but within 5 years                                           19,236            18,530
      Due beyond 5 years but within 10 years                                             5,839             5,601
      Beyond 10 years                                                                   13,306            13,133
                                                                                     ---------          --------
                                                                                   $    41,370            40,266
                                                                                     =========          ========

(3)   Investment Securities

      The amortized cost and fair value of investment securities are summarized as follows at July 31:

                                                                                       1996
                                                                                Gross         Gross
                                                                  Amortized   Unrealized    Unrealized     Fair
                                                                    cost         gains        losses       value
                                                                    ----         -----        ------       -----
                                                                                  (In Thousands)
      U. S. government and agency obligations due:
         1 through 5 years                                     $    1,500         --           (82)        1,418
         5 through 10 years                                         9,947         --           (28)        9,919
         Greater than 10 years                                     12,235         --          (348)       11,887
                                                                 --------       ----           ---       -------
                                                                   23,682         --          (458)       23,224
      Accrued interest receivable                                     427         --            --           427
                                                                 --------       ----         -----       -------
                                                               $   24,109         --          (458)       23,651
                                                                 ========     ======         =====       =======


                                                                                       1995
                                                                                Gross         Gross
                                                                  Amortized   Unrealized    Unrealized     Fair
                                                                    cost         gains        losses       value
                                                                    ----         -----        ------       -----
                                                                                  (In Thousands)
      U. S. government and agency obligations due:
         1 through 5 years                                     $    4,486         --          (133)        4,353
         5 through 10 years                                         5,129         --          (149)        4,980
         Greater than 10 years                                      4,000         16            --         4,016
                                                                 --------       ----         -----       -------
                                                                   13,615         16          (282)       13,349
      Accrued interest receivable                                     303         --            --           303
                                                                 --------       ----         -----       -------
                                                               $   13,918         16          (282)       13,652
                                                                 ========     ======         =====       =======

      There were no sales of investment securities held to maturity during the years ended July 31, 1996, 1995 and 1994.





(4)   Mortgage-Backed Securities

      The amortized cost and fair value of mortgage-backed securities are summarized as follows at July 31:

                                                                                       1996
                                                                                Gross         Gross
                                                                  Amortized   Unrealized    Unrealized     Fair
                                                                    cost         gains        losses       value
                                                                    ----         -----        ------       -----
                                                                                  (In Thousands)
      FNMA                                                   $     27,623          --        (450)        27,173
      FHLMC                                                         8,222          --         (92)         8,130
      FNMA Collateralized Mortgage Obligations                     28,091          --        (919)        27,172
      FHLMC Collateralized Mortgage
         Obligations                                               35,731          --      (1,107)        34,624
      Other Collateralized Mortgage Obligations                        52          --       --                52
                                                               ----------       -----     -------       --------
                                                                   99,719          --      (2,568)        97,151
      Accrued interest receivable                                     476          --       --               476
                                                               ----------       -----     -------       --------
                                                             $    100,195          --      (2,568)        97,627
                                                                 ========      ======     =======       ========

                                                                                       1995
                                                                                Gross         Gross
                                                                  Amortized   Unrealized    Unrealized     Fair
                                                                    cost         gains        losses       value
                                                                                  (In Thousands)
      FNMA                                                   $     65,372          59      (1,992)        63,439
      GNMA                                                         13,710         258          (5)        13,963
      FHLMC                                                        21,359         121        (214)        21,266
      FNMA Collateralized Mortgage Obligations                     21,635          29      (1,152)        20,512
      FHLMC Collateralized Mortgage
         Obligations                                               33,803         222      (1,481)        32,544
      Other Collateralized Mortgage  Obligations                      142           1       --               143
                                                               ----------       -----    --------     ----------
                                                                  156,021         690      (4,844)       151,867
      Accrued interest receivable                                     754          --       --               754
                                                               ----------       -----    --------     ----------
                                                             $    156,775         690      (4,844)       152,621
                                                                 ========      ======     =======       ========

      There were no sales of mortgage-backed securities held to maturity during the years ended July 31, 1996, 1995 and 1994.





(4)   Mortgage-Backed Securities, Continued

      A summary of maturities of mortgage-backed securities as of July 31, 1996:

                                                                                    Amortized
                                                                                      cost           Fair value
                                                                                      ----           ----------

       Due within 12 months                                                     $      533                533
       Due beyond 12 months but within 5 years                                       5,378              5,217
       Due beyond 5 years but within 10 years                                        6,939              6,651
       Beyond 10 years                                                              87,345             85,226
                                                                                  --------           --------
                                                                                $  100,195             97,627
                                                                                  ========           ========

      The amortized cost of mortgage-backed securities at July 31, 1996 includes
      unrealized   holding  losses  totaling   approximately  $1.6  million  for
      securities transferred from the available for sale portfolio.

      The Company had pledged as collateral  for advances  under its  short-term line  of  credit  from  the  Federal  Home  Loan  Bank  of  Atlanta,  FNMA mortgage-backed securities and FHLMC and FNMA CMOs with amortized cost and fair values of $29.7 million and $28.8 million,  respectively, at July 31,
      1996 and FHLMC and FNMA mortgage-backed securities and FHLMC and FNMA CMOs with  amortized  cost and fair values of $36.5 million and $35.1  million, respectively,  at July 31,  1995.  In  addition,  FNMA and FHLMC  CMOs and
      mortgage-backed   securities   were  pledged  as  collateral  for  reverse
      repurchase agreements with amortized cost and fair values of $47.2 million and $45.6 million,  respectively,  at July 31, 1996; and $38.5 million and
      $36.8 million, respectively, at July 31, 1995.

(5)   Loans Receivable

      Substantially all of the Company's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the state of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Company generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Company generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.





(5)   Loans Receivable, Continued

      Residential  lending is  generally  considered  to involve  less risk than other  forms of lending,  although  payment  experience  on these loans is dependent  to  some  extent  on  economic  and  market  conditions  in the
      Company's   primary  lending  area.   Commercial  and  construction   loan
      repayments  are  generally  dependent  on the  operations  of the  related properties  or the  financial  condition  of its  borrower  or  guarantor.
      Accordingly,  repayment of such loans can be more  susceptible  to adverse conditions in the real estate market and the regional economy.

      Loans receivable are summarized as follows at July 31:

                                                                                         1996              1995
                                                                                         ----              ----
                                                                                             (In Thousands)
      First mortgage loans:
         One-to-four family residential                                            $    156,374          123,413
         Multi-family residential                                                        35,930           39,361
         Commercial                                                                      37,695           38,894
         Construction                                                                    23,320            5,617
         Land development                                                                14,183           10,854
         FHA insured and VA guaranteed                                                   11,974           10,372
         Loans held for sale                                                                350            1,831
                                                                                     ----------       ----------
                  Total first mortgage loans                                            279,826          230,342
      Consumer and other loans                                                           13,026           10,644
      Second mortgage loans                                                               3,434            1,961
      Loans secured by deposit accounts                                                     508              222
      Participation in loans fully guaranteed by
         Agency for International Development                                               152              179
      Accrued interest receivable                                                         1,547            1,323
                                                                                     ----------       ----------
                                                                                        298,493          244,671
                                                                                     ----------       ----------
      Less:
         Unearned loan fees, net                                                          1,202            1,083
         Undisbursed portion of loans in process                                         14,837            5,138
         Allowance for loan losses                                                        4,412            6,361
                                                                                     ----------       ----------
                                                                                         20,451           12,582
                                                                                     ----------       ----------
                  Loans receivable, net                                            $    278,042          232,089
                                                                                     ==========       ==========


      Nonperforming and restructured loans are summarized as follows at July 31:

                                                                                         1996              1995
                                                                                         ----              ----
                                                                                             (In Thousands)
      Nonaccruing loans                                                              $    3,773            8,437
      Accruing loans 90 days or more delinquent                                             136              170
      Restructured loans                                                                  1,636            1,870
                                                                                       --------         --------
                                                                                     $    5,545           10,477
                                                                                       ========         ========





(5)   Loans Receivable, Continued

      Interest income that would have been recorded under the original terms of nonaccruing and restructured loans and the interest income actually recognized are summarized below for the years ended July 31:

                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
                                                                                          (In Thousands)
      Interest income that would have
         been recorded                                                        $    567          898        1,072
      Interest income recognized                                                   151          274          650
                                                                                ------       ------      -------
      Interest income foregone                                                $    416          624          422
                                                                                ======       ======      =======

      The Company is not committed to lend additional funds to debtors whose loans have been restructured.

      In addition to the loans included above as nonperforming and restructured, the  Company,  through its normal  asset review  process,  has  identified
      certain  loans  which  management   believes  involve  a  degree  of  risk
      warranting  additional  attention.  Included in loans at July 31, 1996 are approximately  $5.5 million of such loans which, while current in required payments, have exhibited some potential weaknesses that, if not corrected, could increase the level of risk in the future.  In addition,  at July 31,
      1996 management has identified  approximately $807,000 of loans which have exhibited  weaknesses  in  the  paying  capacity  of the  borrower  or the collateral pledged which may result in a loss if such deficiencies are not corrected.

      Included in the Company's nonperforming loans above are certain impaired loans as defined by Statement 114. Impaired loans and the allocated valuation allowances at July 31, 1996 were:

                                                                                      Loan            Valuation
                                                                                     balance          allowance
                                                                                     -------          ---------
                                                                                            (In thousands)

      Impaired with valuation allowance                                             $ 2,953               1,368
      Impaired without valuation allowance                                               --                  --
              Total impaired loans                                                  $ 2,953               1,368
                                                                                      =====               =====

      The allocated valuation allowance for impaired loans at July 31, 1996, and activity related thereto for the year ended July 31, 1996 is included in the allowance for loan losses summary.

      The average recorded investment in impaired loans and the amount of interest income recognized for the year ended July 31, 1996 were (in thousands):

      Average recorded investment in impaired loans                  $ 3,988
      Interest income recognized during impairment                        --





(5)   Loans Receivable, Continued

      Activity in the allowance for loan losses is summarized as follows for the years ended July 31:

                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
                                                                                          (In Thousands)

      Balance at beginning of year                                           $  6,361         3,669        2,326
      Provision charged to expense                                                772         3,386        1,989
      Charge-offs                                                              (3,043)       (1,033)        (688)
      Recoveries                                                                  322           339           42
                                                                               ------        ------        -----
      Balance at end of year                                                 $  4,412         6,361        3,669
                                                                               ======        ======        =====

      Loans serviced for others, which are not included in the Company's assets, were approximately $50.0 million, $50.3 million and $55.8 million at July
      31, 1996, 1995 and 1994, respectively. A fee is charged for such servicing based on the unpaid principal balances.

      Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met.
      The Company had the following contractual commitments to extend credit, exclusive of undisbursed loans in process at July 31:

                                                                              1996                      1995
                                                                        ------------------      -------------------
                                                                         Fixed    Floating       Fixed     Floating
                                                                         Rate       Rate         Rate        Rate
                                                                         ----       ----         ----        ----
                                                                                      (In Thousands)
      Mortgage loans                                                 $   3,480      5,440        4,896          345
      Lines of credit                                                    --         9,219        --           7,629
      Irrevocable letters of credit                                      --         2,097        --           1,895
                                                                       =======     ======       ======     ========

      The interest rate ranges on fixed rate mortgage loan commitments were 7.125% to 9.25% at July 31, 1996 and 6.75% to 8.875% at July 31, 1995.

      Commitments for mortgage loans generally expire in 60 days. Commitments under lines of credit are generally longer than one year and are subject to periodic re-evaluation and cancellation. Irrevocable letters of credit expire within two years. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The commitments may be funded from principal repayments on loans and mortgage-backed securities, excess liquidity, savings deposits and, if necessary, borrowed funds.

      Substantially all of the Company's commitments at July 31, 1996 and 1995 are for loans which would be secured by real estate with appraised values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of nonperformance by the other parties, assuming that the collateral proves to be of no value, is represented by the contractual amount of those instruments.





(6)   Investments in Real Estate

      Investments in real estate are summarized as follows at July 31:

                                                                                         1996              1995
                                                                                         ----              ----
                                                                                             (In Thousands)
      Ground rents                                                                    $ 4,904             4,938
      Acquired through foreclosure                                                        766               890
                  Investments in real estate, net                                     $ 5,670             5,828
                                                                                        =====             =====

      Changes in the allowance for losses on investments in real estate are summarized as follows at July 31:

                                                                                  1996        1995         1994
                                                                                  ----        ----         ----
                                                                                          (In Thousands)

      Balance at beginning of year                                              $   --            8          --
      Provision charged to expense                                                 158           44          191
      Charge-offs                                                                 (158)         (52)        (183)
                                                                                    --           --           --
      Balance at end of year                                                    $   --           --            8
                                                                                 =====          ====        ====

      Loss on investments in real estate consists of the following for the years ended July 31:

                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
                                                                                          (In Thousands)

      Operation of investments in real estate                                   $ 232           286          180
      Provision for losses on investments in real estate                          158            44          191
                                                                                  ---          ----        -----
                                                                                $ 390           330          371
                                                                                  ===          ====        =====





(7)   Investments in and Advances to Real Estate Joint Ventures

      National Development Corporation is a partner in various real estate joint ventures formed for the purpose of acquiring and developing real estate for sale. Combined condensed financial information for the joint ventures is presented below as of and for the years ended July 31:

                                                                                         1996              1995
                                                                                         ----              ----
                                                                                             (In Thousands)
Assets:
  Real estate under development                                                         $ 1,378             2,688
  Other                                                                                     204               431
                                                                                        -------             -----
                                                                                        $ 1,582             3,119
                                                                                        =======             =====
Liabilities:
  Due to American National Savings
   Bank, F.S.B.                                                                            $701             1,618
  Due to others                                                                             382               763
Partners' equity:
  National Development Corporation                                                          499               738
  Other                                                                                      --                --
                                                                                        -------             -----
                                                                                        $ 1,582             3,119
                                                                                        =======             =====


                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
                                                                                          (In Thousands)

         Operations

      Sales                                                                    $ 3,085        3,234        5,270
      Costs of sales                                                             2,918        3,067        4,686
                                                                                ------       ------      -------
                                                                                   167          167          584
      Other income                                                                   9            8           12
      Other expense                                                               (415)        (837)        (811)
                                                                                ------       ------      -------
         Net loss                                                              $  (239)        (662)        (215)






(8)    Property and Equipment

       Property and equipment are summarized as follows at July 31:

                                                                                               Estimated
                                                                     1996       1995         useful lives
                                                                     ----       ----         ------------
                                                                      (In Thousands)

       Leasehold improvements                                    $   3,133      2,920        5 - 15 years
       Furniture and equipment                                       3,233      2,701        3 - 10 years
       Automobiles                                                      78         57             3 years
                                                                   -------    -------
                                                                     6,444      5,678
       Less accumulated depreciation
         and amortization                                            5,246      4,713
                                                                   -------    -------
       Property and equipment, net                               $   1,198        965
                                                                   =======    =======

      At July 31, 1996 the Company was obligated under noncancellable long-term operating leases for the main office, operations center and eight of its branch offices. The leases, five of which have renewal options, expire on various dates extending to 2007 and have aggregate minimum lease payments for succeeding fiscal years approximately as follows (in thousands):

              1997                                  $ 1,051
              1998                                    1,034
              1999                                      998
              2000                                      893
              2001                                      800
              Subsequent to 2001                      1,600
                                                      -----

                  Total minimum lease payments      $ 6,376
                                                      =====

      Rent expense for the years ended July 31, 1996, 1995 and 1994 was approximately $980,000, $949,000, and $982,000, respectively.





(9)    Deposits

      Deposits are summarized as follows at July 31:

                                Weighted average rate
                                                                             1996                        1995
         Type of                                                    --------------------        ----------------------
         service              1996       1995                           Amount       %              Amount          %
         -------              ----       ----                          -------     -----            ------        -----
                                                                                       (Dollars in Thousands)
     Certificate              6.00%      6.16%                    $     216,119     69.0%       $    210,906       67.0%
     Noncertificate:
         Passbook             3.04       3.13                            40,781     13.0              41,138       13.1
         NOW                  1.56       1.65                            15,038      4.8              13,991        4.5
         Money Fund           3.03       4.27                            41,145     13.2              48,578       15.4
                                                                     ----------   ------          ----------    -------
                                                                  $     313,083    100.0%       $    314,613      100.0%
                                                                     ==========    =====           =========    =======
     Certificate accounts maturing:
     Under 12 months                                              $     118,772     55.0%       $    108,226       51.3%
     13 months to 24 months                                              41,271     19.1              38,388       18.2
     25 months to 36 months                                              18,552      8.6              24,820       11.8
     37 months to 48 months                                              10,172      4.7              13,668        6.5
     49 months to 60 months                                               9,539      4.4               9,296        4.4
     Beyond 60 months                                                    17,813      8.2              16,508        7.8
                                                                     ----------   ------          ----------    -------
                                                                  $     216,119    100.0%       $    210,906      100.0%
                                                                     ==========   ======          ==========    =======

      The  aggregate   amount  of   certificates   of  deposit  with  a  minimum
      denomination of $100,000 was approximately $22.4 million and $21.0 million at July 31, 1996 and 1995, respectively.

      Interest  expense on deposits is summarized as follows for the years ended
July 31:

                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
                                                                                          (In Thousands)

      Certificate                                                            $  12,847        11,343      10,399
      Passbook                                                                   1,230         1,332       1,422
      NOW                                                                          237           240         264
      Money Fund                                                                 1,511         2,008       1,842
                                                                                 -----         -----       -----
                                                                             $  15,825        14,923      13,927
                                                                                ======        ======      ======





(9)    Deposits, Continued

      The Company may use interest rate caps in the management of its interest rate risk. Interest rate caps purchased by the Company enable it to limit its interest rate risk by transferring a portion of the risk of increasing interest rates on money fund and short-term certificate accounts to the issuer of the interest rate caps. The Company's interest rate caps provide for the Company to receive variable interest rate payments based on the spread between the variable three-month London InterBank Offered Rate
      (LIBOR) and the strike price of the caps if the variable three-month LIBOR is higher than the strike rate. The Company held no interest rate caps at July 31, 1996 and 1995 and held interest rate caps with a notional principal amount of $30 million at July 31, 1994. The range of the strike rates on the Company's interest rate caps was 5.5% at July 31, 1994. In the opinion of management, at July 31, 1994, the likelihood of the variable three-month LIBOR rate exceeding the strike rates during the remaining term of the interest rate caps was remote. Accordingly, the remaining premiums were charged to expense in 1994. Amortization expense was $200,000 in 1994.

(10) Securities Sold Under Agreements to Repurchase

      The Company sells  securities  under  agreements  to  repurchase  (reverse repurchase  agreements).  These fixed-coupon reverse repurchase agreements are treated as financings  and the  obligations  to repurchase  securities
      sold  are  reflected  as   liabilities  in  the  statements  of  financial
      condition.  The dollar  amount of  securities  underlying  the  agreements remains in the asset  accounts.  The securities  underlying the agreements were delivered to the dealers which arranged the transactions. The dealers may have loaned such  securities  to other parties in the normal course of their  operations  and  have  agreed  to  resell  to  the  Company  either
      substantially   identical   securities  or  the  same  securities  at  the
      maturities of the agreements. The amortized cost and market values of such securities were $47.2 million and $45.6 million,  respectively, as of July
      31, 1996,  and $38.5 million and $36.8 million,  respectively,  as of July
      31, 1995. At July 31, 1996 and 1995 the securities  sold under  agreements to repurchase  involved the purchase of the same securities.  The weighted average interest rate of the agreements was 5.60% at July 31, 1996 and the agreements mature within one month.

      Certain additional information regarding securities sold under agreements to repurchase is as follows at July 31:

                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
                                                                                          (In Thousands)

       Maximum amount outstanding at month-end                              $   39,011       34,338       14,808
       Approximate average balance                                              34,005       20,741        9,307
                                                                              ========       ======      =======





(11) Advances from the Federal Home Loan Bank of Atlanta

       Advances from the Federal Home Loan Bank of Atlanta (FHLBA) are summarized as follows at July 31:

                                                                                         1996              1995
                                                                                         ----              ----
                                                                                             (In Thousands)

       5.97%-- 6.83%, due in 1995                                                   $     --              14,000
       7.49%-- 7.55%, due in 1995                                                         --               5,600
       4.57%-- 5.19%, due in 1996                                                         --               4,000
       5.53%-- 6.50%, due in 1996                                                         7,373            4,675
       6.93%-- 7.46%, due in 1996                                                         --               4,000
       4.89%-- 5.58%, due in 1997                                                        17,550            4,000
       5.84%-- 6.21%, due in 1997                                                        10,500            1,000
       6.27%-- 7.09%, due in 1997                                                         4,476            5,112
       5.45%-- 6.14%, due in 1998                                                         9,000            --
       7.32%, due in 1998                                                                 1,000            1,000
       4.64%-- 5.42%, due in 1999                                                        10,675            --
       6.43%, due in 2006                                                                 1,500            --
       5.00%, due in 2014                                                                   750              750
                                                                                      ---------         --------
                                                                                    $    62,824           44,137
                                                                                      =========         ========

       The Company has a $95 million credit availability agreement with the FHLBA which is secured under a blanket floating line security agreement or by mortgage-backed and investment securities specifically pledged as draws are made. Under the blanket floating lien security agreement with the FHLBA, the Company is required to maintain, as collateral for its advances, qualifying first mortgage loans or mortgage-backed securities in an amount equal to 133% of the advances. In addition, its stock in FHLBA is pledged as collateral for its advances. Interest on advances is at the FHLBA's established rate for advances with the same maturity or at the FHLBA's variable rate.

(12) Income Taxes

      The income tax provision (benefit) is composed of the following for the years ended July 31:

                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
                                                                                          (In Thousands)

      Current:
         Federal                                                              $   370            126         575
         State                                                                    (28)           (30)        127
                                                                                -----           ----        ----
                                                                                  342             96         702
                                                                                -----           ----         ---
      Deferred:
         Federal                                                                  376           (119)         (6)
         State                                                                     83            (27)         (1)
                                                                                -----           ----        ----
                                                                                  459           (146)         (7)
                                                                                -----            ---        ----
         Income tax provision (benefit)                                       $   801            (50)        695
                                                                                =====           ====        ====




(12) Income Taxes, Continued

      The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities relate to the following at July 31:

                                                                                         1996              1995
                                                                                         ----              ----
                                                                                             (In Thousands)

      Net unrealized holding losses on securities                                     $   1,056              807
      Allowances for losses on loans and
         investments in real estate                                                         773              948
      Interest and fees on loans                                                            279              545
      Equity in net income of joint ventures, net                                          --                137
      Other assets                                                                          336              299
                                                                                        -------           ------
               Total deferred tax assets                                                  2,444            2,736
      Federal Home Loan Bank stock dividends                                                353              477
      Other liabilities                                                                     225              183
                                                                                        -------           ------
               Total deferred tax liabilities                                               578              660
                                                                                        -------           ------
                                                                                      $   1,866            2,076
                                                                                        =======           ======

      A reconciliation between the income tax (benefit) provision and the amount computed by multiplying income before income taxes by the statutory federal income tax rate of 34% is as follows for the years ended July 31:

                                                                                 1996         1995         1994
                                                                                 ----         ----         ----
                                                                                          (In Thousands)

      Federal income tax provision (benefit)
         at statutory rate                                                    $   798            (14)        675
      Adjustments:
         Bad debt deduction                                                        --             --         (66)
         State income taxes, net of federal
           income tax benefit                                                      36            (38)         83
         Other                                                                    (33)             2           3
                                                                                -----           ----        ----
      Provision (benefit) for income taxes                                    $   801            (50)        695
                                                                                =====           =====       ====

(13) Stockholders' Equity

      Conversion and Reorganization

      In June 1995,  the Board of  Directors  of American  National  Bankshares,
      M.H.C. (MHC), a mutual holding company, and the Bank approved a plan of conversion and reorganization which resulted in the merger of the MHC into the Bank and the formation of a new Delaware stock chartered holding company, American National Bancorp, Inc. The conversion was completed on October 31, 1995.





(13) Stockholders' Equity, Continued

      Conversion and Reorganization, continued

      In the offering, 2,182,125 shares of common stock were sold at a subscription price of $10.00 per share resulting in net proceeds of approximately $19.3 million after taking into consideration the $1.7 million for the establishment of an ESOP and $782,000 in expenses. Of the net proceeds, $8.9 million was contributed to the Bank in exchange for all of its outstanding common stock. In addition to the shares sold in the offering, 927,000 shares of the Company's stock were issued in exchange for shares of the Bank's stock previously held by public shareholders at an exchange ratio of 1.94 shares for each share of the Bank's common stock resulting in 3,980,500 total shares of the Company's stock outstanding as of October 31, 1995.

      Federal regulations require that upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion the liquidation account totaled approximately $28.8 million.

      In July 1992, the American National Savings Association's members approved a plan of reorganization from a mutual savings association to a mutual holding company. Pursuant to the plan of reorganization the Association transferred substantially all of its assets and all of its liabilities to a new federally-chartered stock savings association which became a wholly-owned subsidiary of American National Bankshares, M.H.C. (MHC), a federal mutual holding company. The reorganization was consummated on October 29, 1992 and the Bank capitalized MHC with $10,000.

      On November 3, 1993, the Bank's initial public offering of commons stock was completed. On such date, 927,000 shares of common stock were issued and sold at $10.00 per share, and 1,125,000 shares of common stock were issued to the MHC. The initial public offering resulted in proceeds after expenses of the offering of approximately $8.3 million. As a part of the offering, the Bank created a management recognition and retention plan trust for employees and outside directors equal to 3% of the shares issued in the public offering or 27,000 shares of common stock at a price of $10.00 per share. The trust was designed to provide directors and officers a proprietary interest in the Bank to encourage such persons to remain with the Bank. The shares are awarded at a rate of 25 percent per year commencing one year from the date of grant. Compensation expense in the amount of the grant is being recognized pro rata over the four years during which the shares are vested and payable.





(13) Stockholders' Equity, Continued

      Stock Option Plans

      The Board of Directors and  stockholders  adopted the 1993 Incentive Stock
      Option Plan for  officers  and  employees  of the Company (the Stock Plan)
      which  authorized  the grant of stock  options  to  officers  and  certain employees for an aggregate of 122,866  shares of  authorized  but unissued common stock.  Options are  exercisable at the market price at the time of the grant on a cumulative basis in installments at a rate of 25, 50 and 25 percent per year  commencing one year from the date of grant and expire 10 years from the date of grant.  All share data and option  prices have been adjusted to give  retroactive  effect to the 1.94 exchange ratio effective
      October  31,  1995 in the  conversion  from the  mutual  to stock  form of organization.  A summary  of changes in shares  under  option and  options exercisable for the years ended July 31 is presented below:
                                                                                        1996              1995
                                                                                        ----              ----
         Outstanding at beginning of year                                               117,046          120,926
         Granted                                                                          --               5,820
         Cancelled                                                                        --              (9,700)
                                                                                     ----------       ----------
         Outstanding at end of year                                                     117,046          117,046
                                                                                     ----------       ----------
         Exercisable at end of year                                                      87,300           27,806
                                                                                     ==========       ==========

      The options outstanding are exercisable as follows at July 31, 1996:

                                                                     Stock        Option price       Expiration
                                                                    options         per share           year
                                                                    -------         ---------           ----

                                                                    111,226         $   5.15             2003
                                                                      5,820             5.35             2004

      The Board of Directors and stockholders adopted the 1993 Stock Option Plan for Outside Directors (the Directors' Plan) which authorized the grant of non-statutory stock options to outside directors for an aggregate of 51,734 shares of authorized but unissued common stock. Options are immediately exercisable at the market price at the time of the grant and expire 10 years from the date of grant. In connection with the offering, the Company granted options to purchase 49,794 shares at $5.15 per share.
      In fiscal 1995, the Company granted options to purchase an additional 194 shares at $5.35 per share.

      Net Income Per Common Share

      Net income per share from the date of conversion, October 31, 1995 to July
      31, 1996 has been computed based on 3,766,389 weighted average shares of common stock outstanding. The pro forma net income per share for the year ended July 31, 1996 has been calculated as if the conversion had been completed on August 1, 1995. The net proceeds of the offering are assumed to have been invested at a net effective yield of 7.87%, (the approximate weighted average yield on all interest earning assets during the period from August 1, 1995 to October 31, 1995) for the period from August 1,
      1995 to October 31, 1995, and income so calculated, reduced for income taxes at an assumed effective rate of 38.6%, was added to reported net income for the period to obtain the pro forma net income used in the calculations.




(13) Stockholders' Equity, Continued

      Net Income Per Common Share, continued

      Net income per share of common stock for the year ended July 31, 1995 and from the date of conversion, November 3, 1993 to July 31, 1994 is computed by dividing net income for the years ended July 31, 1995 and period
      November 1, 1993 to July 31, 1994, respectively, by 2,052,000, the number of shares of common stock issued and outstanding for the period.

      The pro forma net income per share for the year ended July 31, 1994 has been calculated as if the 2,052,000 shares issued had been sold on August
      1, 1993. The net proceeds of the offering are assumed to have been invested at a net effective yield of 7.19%, (the approximate weighted average yield on all interest earnings assets during the period from August 1, 1993 to October 31, 1993) for the period from August 1, 1993 to
      November 3, 1993, and income so calculated, reduced for income taxes at an assumed effective tax rate of 38.6%, was added to reported net income for the period to obtain the pro forma net income used in the calculations.

      Dividends on Common Stock

      From January 31, 1994 to October 31, 1995 the Bank declared a quarterly cash dividend of approximately $.10 per share. Upon approval by the OTS, the MHC elected to waive receipt of its dividends on its 1,125,000 shares thereby reducing the actual dividends declared in 1996, 1995 and 1994 to $92,600, $371,000 and $276,000, respectively.

      The most recent  dividend  waiver  approval  by the OTS has the  following terms: (i) the mutual holding company's board of directors determines that such waiver is consistent  with such  directors'  fiduciary  duties to the mutual  holding  company's  members;  (ii) for as long as the savings Bank subsidiary is controlled by the mutual holding company,  the dollar amount of dividends  waived by the mutual  holding  company are  considered  as a
      restriction  on  the  retained   earnings  of  the  savings  Bank,   which
      restriction,  if material, is disclosed in the public financial statements of the  savings  Bank as a note to the  financial  statements;  (iii)  the amount of any dividend  waived by the mutual holding  company is available for declaration as a dividend solely to the mutual holding  company,  and, in  accordance  with  Statement of Financial  Accounting  Standards No. 5, where the savings Bank determines that the payment of such dividend to the mutual  holding  company is  probable,  an  appropriate  dollar  amount is recorded  as a  liability;  (iv) the  amount  of any  waived  dividend  is considered as having been paid by the savings Bank (and the savings Bank's capital ratios  adjusted  accordingly)  in evaluating  proposed  dividends under  OTS  capital  distribution  regulations;  and (v) in the  event the mutual holding company converts to stock form, the appraisal  submitted to the OTS in connection with the conversion  application  takes into account the  aggregate  amount  of the  dividends  waived  by the  mutual  holding company.

      OTS regulations impose limitations on all capital distributions.  The rule establishes  three tiers of institutions.  An institution that exceeds all
      fully  phased-in  capital   requirements   before  and  after  a  proposed
      distribution  ("Tier 1  Institution"),  may after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to (i) 100% of its net income to date during the calendar year plus the amount that would  reduce by one-half  its  "surplus  capital  ratio" (the excess  capital  over its fully  phased-in  capital  requirements)  at the beginning  of the  calendar  year;  or (ii) 75% of its net income over the most recent  four-quarter  period. The Institution is a Tier 1 Institution and accordingly had available at July 31, 1996, approximately $9.0 million for distribution.

(13) Stockholders' Equity, Continued

      Dividends on Common Stock, continued

      In addition, the OTS would prohibit a proposed capital distribution by any institution  which would otherwise be permitted by the regulation,  if the
      OTS  determines  that  such  distribution  would  constitute  an unsafe or unsound practice. In addition,  FDICIA provides that, as a general rule, a financial  institution may not make a capital  distribution if it would be
      undercapitalized   after  making  the  capital   distribution.   Also,  an
      institution  meeting the Tier 1 capital  criteria  which has been notified that it needs more than normal  supervision will be treated as a Tier 2 or
      Tier 3 Institution subject to additional capital distribution  limitations unless the OTS deems otherwise.

(14) Pension and Other Benefit Plans

      Substantially all full-time employees of the Company are included in a noncontributory defined benefit pension plan.

      The following tables set forth the plan's funded status at April 30, 1996 and 1995, amounts recognized in the statements of financial condition as of July 31, 1996 and 1995 and the composition of net pension cost for the years ended July 31, 1996, 1995 and 1994:

                                                                                         1996               1995
                                                                                         ----               ----
                                                                                             (In Thousands)
     Actuarial present value of benefit obligation:
        Vested                                                                       $    1,111            1,120
        Nonvested                                                                             6               13
                                                                                       --------           ------
                  Total accumulated benefit obligation                               $    1,117            1,133
                                                                                       ========           ======
     Projected benefit obligation for service rendered to date                       $   (1,607)          (1,615)
     Plan assets at fair value (primarily common stocks and
        U.S. Government and government sponsored agency
        securities)                                                                       1,662            1,396
                                                                                       --------           ------

     Plan assets greater (less) than projected benefit obligation                            55             (219)
     Unrealized transition asset at April 1, 1987 being recognized
        over 26 years                                                                        81               95
     Unrecognized prior service cost                                                       (118)            (129)
     Unrecognized net loss from past experience different
        from that assumed and effects of changes in assumptions                             (57)             187
                                                                                       --------           ------
     Accrued pension cost included in other liabilities                              $      (39)             (66)
                                                                                       ========           ======

                                                                                     1996        1995      1994
                                                                                     ----        ----      ----
                                                                                         (In Thousands)
       Net pension cost included the following components:
          Service cost-benefits earned during the period                          $  101          96         109
          Interest cost on projected benefit obligation                              122         118         120
          Actual return on plan assets                                              (200)        (68)        (41)
          Net amortization and deferral                                               87         (48)        (81)
                                                                                    ----       -----        ----
                  Net pension cost                                                $  110          98         107
                                                                                   =====       =====        ====

(14) Pension and Other Benefit Plans, Continued

      In determining the actuarial present value of the projected benefit obligation the weighted average discount rate used was 8.0% in 1996 and 7.5% in 1995 and the expected long-term rate of return on assets was 8.50% in 1996 and 1995. The rate of increase of future compensation levels used was 5% in 1996 and 1995.

      The Company also has a 401(k) profit sharing plan covering substantially all full-time employees. Employee contributions are voluntary and the employee may elect to defer from one percent to twenty percent of base
      (qualifying) compensation. Employer contributions are discretionary and there were no such contributions for the fiscal years ended July 31, 1996, 1995 and 1994.

(15) Employee Stock  Ownership Plan (ESOP)

      In connection with the Conversion and Reorganization, the Company formed an ESOP. The ESOP covers employees who have completed at least one year of service and have attained the age of 21. The ESOP borrowed $1.7 million for a ten year term from the Company and purchased 174,570 shares, equal to 8% of the total number of shares issued in the offering. The Bank makes scheduled quarterly contributions to the ESOP sufficient to service the debt. The cost of shares not committed to be released is reported as a reduction in stockholders' equity. Dividends, if any, on allocated and unallocated shares are used for debt service. Shares are released to participants based on compensation.

      In  connection  with  the  formation  of the  ESOP,  the  Company  adopted
      Statement of Position  93-6,  "Employers'  Accounting  for Employee  Stock
      Ownership Plans" (SOP 93-6). SOP 93-6 requires that (1) compensation expense be recognized based on the average fair value of the ESOP shares committed to be released; (2) dividends on unallocated shares used to pay debt service be reported as reduction of debt or accrued interest payable and that dividends on allocated shares be charged to retained earnings;
      and (3) ESOP shares which have not been committed to be released are not considered outstanding for purposes of computing earnings per share and book value per share.

      Compensation expense related to the ESOP amounted to $118,000 for the year ended July 31, 1996. The fair value of unearned ESOP shares at July 31, 1996 totaled $1.6 million.

      The ESOP shares as of July 31, 1996 were as follows:

            Allocated shares                                         2,909
            Shares earned, but unallocated                           8,728
            Unearned shares                                        162,933
                                                                ----------
                                                                   174,570

(16) Fair Value of Financial Instruments

      Statement of Financial  Accounting  Standards No. 107,  "Disclosures about
      Fair Value of Financial Instruments" (Statement 107), requires all entities to disclose the estimated fair value of certain on- and off-balance sheet financial instruments.

(16) Fair Value of Financial Instruments, Continued

      In many instances, the assumptions used in estimating fair values were based upon subjective assessments of market conditions and perceived risks of the financial instruments at a certain point in time. The fair value estimates can be subject to significant variability with changes in assumptions. Furthermore, these fair value estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. In addition, the tax ramifications related to the realization of unrealized gains and losses are not permitted to be considered in the estimation of fair value.

      Fair value estimates are based solely on existing on-and off-balance sheet
      financial   instruments  without  attempting  to  estimate  the  value  of anticipated  future business and the value of assets and liabilities  that
      are  not  considered   financial   instruments.   Examples  would  include
      portfolios of loans serviced for others, net fee income from the Company's subsidiaries,  core deposit intangibles,  mortgage banking operations, and deferred tax assets. Fair value estimates, methods and assumptions are set forth as follows for the Company's financial instruments.

      Cash, Investments and Mortgage-Backed Securities

      For cash and cash equivalents the carrying amount is a reasonable estimate of fair value. The fair value of investment and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of ground rents owned is estimated by discounting the cash flows using the current
      30 year treasury bond rate. The fair value of Federal Home Loan Bank stock is estimated to be equal to its carrying amount given it is not a publicly traded equity security, it has an adjustable dividend rate, and all transactions in the stock are executed at the stated par value.

      The following  table  summarizes  the carrying  amount and estimated  fair
      value  of   securities   available   for  sale,   investment   securities,
      mortgage-backed securities and other investments at July 31:

                                                                          1996                         1995
                                                                --------------------------   ------------------------
                                                                 Carrying       Estimated    Carrying      Estimated
                                                                   Value       Fair Value      Value      Fair Value
                                                                   -----       ----------      -----      ----------
                                                                                  (In Thousands)

      Securities available for sale                            $   40,266        40,266         3,030          3,030
      Investment securities                                        24,109        23,651        13,918         13,652
      Mortgage-backed securities                                  100,195        97,627       156,775        152,621
      Ground rents owned                                            4,903         3,863         4,938          4,025
      Federal Home Loan Bank of Atlanta stock                       3,141         3,141         2,914          2,914





(16) Fair Value of Financial Instruments, Continued

      Loans

      Fair values are estimated for portfolios of loans with similar financial characteristics. Mortgage loans are segregated by type, including but not limited to residential, commercial, and construction. Consumer and other loans are segregated by type, including but not limited to automobile loans, home equity lines of credit and commercial. Each loan category may be segmented, as appropriate, into fixed and adjustable interest rate terms, ranges of interest rates, performing and nonperforming, and repricing frequency.

      The fair value of each loan portfolio is calculated by discounting both scheduled and unscheduled cash flows through the remaining contractual maturity using the origination rate that the Company would charge under current conditions to originate similar financial instruments. Unscheduled cash flows take the form of estimated prepayments and are generally based upon anticipated experience derived from current and prospective economic and interest rate environments. For certain types of loans, anticipated prepayment experience exists in published tables from securities dealers.
      The estimated fair value of loans held for sale is based on the terms of the related sale commitments.

      The fair value of  significant  nonperforming  mortgage  loans is based on recent external appraisals of related real estate collateral, or estimated cash flows and are discounted  using a rate  commensurate  with the credit risk associated with those cash flows.  Assumptions regarding credit risk, cash flows and discount rates are judgmentally  determined using available market  information and specific borrower  information.  The fair value of
      nonperforming   consumer  loans  is  based  on  the  Company's  historical experience with such loans.

      The following table represents the carrying value and estimated fair value of loans receivable at July 31:

                                                                          1996                         1995
                                                                --------------------------   -----------------------
                                                                 Carrying       Estimated    Carrying      Estimated
                                                                   Value       Fair Value      Value      Fair Value
                                                                   -----       ----------      -----      ----------
                                                                                  (In Thousands)

      Mortgage loans                                         $    242,668       237,499       214,111        206,351
      Construction and land development loans                      22,666        22,666        11,333         11,083
      Consumer and other loans                                     17,120        16,891        13,006         12,560
                                                                ---------    ----------      --------     ----------
                                                                  282,454       277,056       238,450        229,994
      Less allowance for possible losses                            4,412          --          (6,361)        --
                                                               ----------    ----------      --------     ----------
      Total loans                                            $    278,042       277,056       232,089        229,994
                                                               ==========    ==========      ========     ==========

      Deposits and Borrowings

      The  fair   value  of   deposits   with  no  stated   maturity,   such  as
      interest-bearing  or  non-interest-bearing  checking  accounts,  passbook, money fund accounts and mortgage escrow  accounts,  is equal to the amount payable upon demand. The fair value of certificates of deposit is based on
      the  lower  of  redemption  (net  of  penalty)  or  discounted   value  of
      contractual  cash flows.  Discount rates for  certificates  of deposit are estimated using the rates currently offered by the Company for deposits of similar remaining maturities.

(16) Fair Value of Financial Instruments, Continued

      Deposits and Borrowings, continued

      The fair value of advances from the FHLBA is based on the discounted value of contractual cash flows. Discount rates are estimated using the rates currently offered for advances with both similar contractual terms and remaining maturities.

      For securities sold under agreements to repurchase the carrying amount is a reasonable estimate of fair value, as the agreements mature within 90 days.

      The following table represents the carrying value and estimated fair value of deposits and borrowings at July 31:

                                                                          1996                         1995
                                                                --------------------------   -----------------------
                                                                 Carrying       Estimated    Carrying      Estimated
                                                                   Value       Fair Value      Value      Fair Value
                                                                   -----       ----------      -----      ----------
                                                                                  (In Thousands)

      Mortgage escrow accounts and
         deposits with no stated maturities                  $     98,724        98,724       105,559        105,559
      Certificates of deposit                                     216,119       219,024       210,906        212,310
      Securities sold under agreements to
         repurchase                                                34,445        34,420        34,338         34,338
      Advances from the Federal Home
         Loan Bank of Atlanta                                      62,824        62,029        44,137         43,881

(17) Regulatory Matters

      The Federal Deposit Insurance Corporation, through the Savings Association
      Insurance Fund,  insures deposits of  accountholders  up to $100,000.  The
      Bank pays an annual premium to provide for this insurance. The Bank is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from the Bank, whichever is greater. Purchases and sales of stock are made directly with the Bank at par value.

      The  Bank  is   subject  to  various   regulatory   capital   requirements
      administered  by the federal  banking  agencies.  Failure to meet  minimum capital  requirements  can  initiate  certain  mandatory  -  and  possibly additional  discretionary  - actions by regulators  that,  if  undertaken, could have a direct  material effect on the Bank's  financial  statements.
      Under capital adequacy guidelines and the regulatory  framework for prompt corrective  action,  the Bank must meet specific  capital  guidelines that involve  quantitative  measures  of the Bank's  assets,  liabilities,  and certain  off-balance-sheet items as calculated under regulatory accounting practices.  The Bank's capital amounts and classification are also subject
      to  qualitative  judgments  by  the  regulators  about  components,   risk
      weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of July 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

(17) Regulatory Matters, Continued

      The most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.
      There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are also presented in the table (in thousands).

         [GRAPHIC OMITTED]

         (a)    Percentage of capital to average assets.

         (b) Percentage of capital to average assets for actual and capital adequacy purposes and percentage of capital to risk weighed assets to be well capitalized under prompt corrective action provisions.

         (c)    Percentage of capital to risk weighted assets.





(18) Condensed Financial Information (Parent Company Only)

      Summarized  financial  information  for the Company are as follows as of and for the year ended July 31, 1996
      (in thousands):

      Statement of Financial Condition
      Cash                                                                                            $    6,709
      Equity in net assets of the Bank                                                                    42,261
      Note receivable - Bank                                                                               1,629
                                                                                                         -------
                                                                                                      $   50,599
      Accrued expenses and other liabilities                                                          $        1
                                                                                                        --------
      Stockholders' equity                                                                                50,598
                                                                                                         -------
                                                                                                      $   50,599
      Statement of Income
      Income from note receivable                                                                     $      107
      Expenses                                                                                               137
                                                                                                         -------
      Loss before equity in net income of subsidiary and income taxes                                        (30)
      Equity in net income of subsidiary                                                                   1,564
                                                                                                         -------
      Income before income taxes                                                                           1,534
      Income taxes (benefit)                                                                                 (12)
                                                                                                         -------
      Net income                                                                                      $    1,546
                                                                                                        ========
      Statement of Cash Flows
      Operating activities:
         Net income                                                                                   $    1,546
         Adjustments to reconcile net income to net cash provided
            by operating activities:
                Equity in net income of subsidiary                                                        (1,564)
                Other, net                                                                                     1
                   Net cash used in operating activities                                                     (17)
                                                                                                         -------
      Investing activities:
         Purchase of stock of subsidiary                                                                  (8,899)
         Loan to fund ESOP                                                                                (1,746)
         Loan repayment                                                                                      117
                                                                                                         -------
                   Net cash used in investing activities                                                 (10,528)
                                                                                                          ------
      Financing activities:
         Proceeds from common stock offering net of expenses                                              21,040
         Common stock acquired by ESOP                                                                    (1,746)
         Purchase of treasury stock                                                                       (2,040)
                                                                                                         -------
                   Net cash provided by financing activities                                              17,254
                                                                                                         -------
      Increase in cash and equivalents                                                                     6,709
      Cash and equivalents, beginning of year                                                               --
                                                                                                         -------
      Cash and equivalents, end of year                                                               $    6,709
                                                                                                        ========








                          Independent Auditors' Report

The Board of Directors
American National Bancorp, Inc.
Baltimore, Maryland:


We have audited the accompanying  consolidated statements of financial condition of American National  Bancorp,  Inc. and subsidiary (the Company) as of July 31,
1996  and  1995  and  the  related   consolidated   statements  of   operations,
stockholders'  equity  and cash  flows for each of the  years in the  three-year period ended July 31, 1996.  These  consolidated  financial  statements  are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally   accepted  auditing
standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American National
Bancorp, Inc. and subsidiary as of July 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1996, in conformity with generally accepted accounting principles.




Baltimore, Maryland
September 5, 1996

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
A summary of selected quarterly financial data for the years ended July 31 is as follows:
                                                   First            Second            Third            Fourth
                                                  Quarter           Quarter          Quarter           Quarter
                                                  -------           -------          -------           -------
                                                            (In thousands except per share data)
1996:
     Interest income                             $   8,171            8,252             8,324            8,671
     Net interest income                             2,776            3,139             3,424            3,526
     Provision for loan losses                         290              210                62              210
     Income before provision
        for income taxes                               285              596             1,020              446
     Net income                                        183              431               673              259
                                                   =======           ======           =======           ======
     Net income per common share
        (from date of conversion)                $     N/A              .11              .18               .07
                                                   =======           ======           ======            ======

1995:
     Interest income                             $   7,295            7,524             8,095            8,055
     Net interest income                             3,041            2,810             3,144            2,751
     Provision for loan losses                       1,850              300               942              294
     Income (loss) before provision
        for income taxes                              (813)             537                (5)             241
     Net income (loss)                                (480)             343               (30)             177
                                                   =======           ======           =======           ======
     Net income (loss) per common share          $   (.23)              .17             (.02)              .08
                                                   ======            ======           ======            ======


                              CORPORATE INFORMATION

Annual  Meeting.   The  Annual  Meeting  of         Annual  Report on Form 10-K.  A copy of the
Stockholders  will be held at 4:00 p.m., on         Company's  Annual  Report  on Form 10-K for
November 21, 1996,  at the  Company's  main         the fiscal year ended July 31, 1996 will be
office   at  211  North   Liberty   Street,         furnished  without  charge to  stockholders
Baltimore, Maryland.                                upon  written   request  to  the  Corporate
                                                    Secretary, American National Bancorp, Inc.,
Stock Listing.  The Company's  Common Stock         211  North   Liberty   Street,   Baltimore,
trades   over-the-counter   on  the  Nasdaq         Maryland 21201, (410) 752-0400.
National Market under the symbol "ANBK."
                                                    Branch Locations
Board of Directors
Howard K. Thompson, Chairman                        Baltimore - (410) 752-0400
A. Bruce Tucker                                     211 North Liberty Street
Lenwood M. Ivey                                     Baltimore, Maryland 21201
Jimmie T. Noble
David L. Pippenger                                  Towson - (410) 825-5330
Joseph M. Solomon                                   Towson Town Center
Betty J. Stull                                      825 Dulaney Valley Road
                                                    Suite 275
Officers                                            Baltimore, Maryland 21204

A. Bruce Tucker, President and Chief Executive      Perry Hall - (410) 256-6700
         Officer                                    Perry Hall Square Shopping Center
Joseph M. Solomon, Executive Vice President and     4371 Ebenezer Road
         Chief Operating Officer                    Baltimore, Maryland 21236
Mark S. Barker, Senior Vice President
Howard I. Scaggs, III, Senior Vice President        Pikesville - (410) 764-6841
James M. Uveges, Senior Vice President and Chief    Fallstaff Shopping Center
         Financial Officer                          6832 Reisterstown Road
Susan C. Arrington, Vice President                  Baltimore, Maryland 21215
Linda L. Farndon, Vice President
Eugene P. Helldorfer, Vice President                Glen Burnie - (410) 761-4545
Robert F. Hickey, Vice President                    Harundale Mall
Karen S. Harrity, Controller                        206 Harundale Mall
Mary Jayne Engelhardt, Counsel                      Glen Burnie, Maryland 21061

Special Counsel                                     Ellicott City - (410) 461-1500
Luse Lehman Gorman Pomerenk & Schick, P.C.          Valley Mede Plaza
5335 Wisconsin Avenue, N.W.                         9469 Baltimore National Pike
Washington, D.C. 20015                              Ellicott City, Maryland 21043

Independent Auditor                                 Eastpoint - (410) 285-6671
KPMG Peat Marwick LLP                               7848 Eastpoint Mall
111 South Calvert Street                            Baltimore, Maryland 21224
Baltimore, Maryland 21202
                                                    Reisterstown/Owings Mills - (410) 526-4400
Transfer Agent                                      11700 Reisterstown Road
Registrar and Transfer Company                      Reisterstown, Maryland 21136
10 Commerce Drive
Cranford, New Jersey 07016-3572                     Catonsville/Woodlawn - (410) 788-9214
(800) 368-5948                                      2 West Rolling Crossroads, Suite 110
                                                    (North Rolling Road at Johnnycake)
Consolidation    of   Multiple    Accounts.         Baltimore, Maryland 21228
Stockholders who receive multiple  dividend
checks or quarterly  reports  probably have
duplicate accounts with the Company.  These
may be  consolidated  into a  single,  more
convenient   account  by   contacting   the
Transfer Agent.

                                                                         ANNEX V


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                         -------------------------------


                                   Form 10-Q


(Mark One)
(X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the quarterly period ended April 30, 1997

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ___________ to ___________

               COMMISSION FILE NUMBER  0-26870
                                       -------


                     AMERICAN NATIONAL BANCORP, INC.

------------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

             Delaware                              52-1943817

-----------------------------------         ----------------------------------

  (State or other jurisdiction of                 (I.R.S. Employer
   incorporation or organization)                  Identification Number)

           211 North Liberty Street, Baltimore, Maryland  21201-3978
------------------------------------------------------------------------------
             (Address of principal executive offices)     (zip code)

Registrant's telephone number, including area code:       (410)-752-0400
                                                    --------------------------


    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.  Yes   X    No
                                                    ------   ------

                     APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                       PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

     Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court.  Yes           No
                           ---------    ---------

APPLICABLE ONLY TO CORPORATE ISSUERS: Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: Common Stock, $0.01 par value--3,613,011 shares as of May 31, 1997.

                   AMERICAN NATIONAL BANCORP, INC.

                              INDEX


                                                                        Page

PART I.   FINANCIAL INFORMATION

          Item 1.  Financial Statements

          Consolidated Statements of Financial Condition                  1
          at April 30, 1997 (unaudited) and July 31, 1996

          Consolidated Statements of Operations (unaudited)               2
          for the Three Months ended April 30, 1997 and 1996
          and for the Nine months ended April 30, 1997 and 1996

          Consolidated Statements of Cash Flows (unaudited)               3
          for the Nine Months ended April 30, 1997 and 1996

          Notes to Unaudited Consolidated Financial Statements            5

          Item 2.   Management's Discussion and Analysis                  7
                    of Financial Condition and Results
                    of Operations


PART II.  OTHER INFORMATION                                              12

                       AMERICAN NATIONAL BANCORP, INC. and SUBSIDIARY
                Consolidated Statements of Financial Condition (Unaudited)

                 Assets                       April 30, 1997  July 31, 1996
-------------------------------------         --------------  -------------
                                                     (In thousands)
Cash:
   On hand and due from banks                 $        3,841    $       2,671
   Interest-bearing deposits                             517            1,837
Federal funds sold                                       903              394
Securities available for sale                         30,781           40,266
Investment securities                                 30,320           24,109
Mortgage-backed securities                           102,630          100,195
Loans receivable, net                                322,805          278,042
Federal Home Loan Bank stock, at cost                  4,370            3,141
Investments in real estate, net                        5,035            5,670
Investments in and advances to real
   estate joint ventures                                 397            1,270
Property and equipment, net                            1,416            1,198
Prepaid expenses and other assets                        511              612
Deferred income taxes                                  1,792            1,866
                                              --------------    --------------
                                              $      505,318    $     461,271
                                              ==============    ==============

 Liabilities and Stockholders' Equity
--------------------------------------
Liabilities:
   Deposits                                   $      329,516    $     313,083
   Borrowed funds                                     40,623           34,445
   Advances from the Federal Home Loan
     Bank of Atlanta                                  81,323           62,824
   Drafts payable                                      1,424              859
   Advance payments by borrowers for taxes
     and insurance                                     5,699            1,760
   Income taxes payable                                  275                -
   Accrued expenses and other liabilities              1,143            1,030
                                              --------------    --------------
     Total Liabilities                               460,003          414,001

Stockholders' Equity:
   Serial preferred stock 1,000,000 shares
     authorized, none issued                               -                -
   Common stock, $.01 par value, 8,000,000
     shares authorized, 3,980,500 shares
     issued and 3,613,011 shares outstanding
     at April 30, 1997                                    40               40
   Additional paid-in capital                         30,636           30,705
   Unearned common stock acquired by
     management recognition and retention
     plans                                              (896)             (77)
   Unearned employee stock ownership plan
     (ESOP) shares                                    (1,489)          (1,629)
   Treasury stock at cost, 367,489 shares
     and 199,025 shares at April 30, 1997
     and July 31, 1996 respectively                   (4,145)          (2,040)
   Retained income - substantially restricted         22,587           21,970
   Net unrealized holding loss on securities,
     net of income taxes                              (1,418)          (1,699)
                                                -------------    -------------

   Total Stockholders' Equity                         45,315           47,270
                                                -------------    -------------
                                                $    505,318     $    461,271
                                                =============    =============

See accompanying notes to unaudited consolidated financial statements.

             AMERICAN NATIONAL BANCORP, INC. and SUBSIDIARY
            Consolidated Statements of Operations (Unaudited)
                                             Nine months ended April 30,
                                                 1997            1996
                                             -----------      ----------
                                        (In thousands, except per share data)
Interest income:
   Loans receivable                          $  19,144        $  15,962
   Mortgage-backed securities                    6,288            7,436
   Investment securities                         1,817              764
   Other                                           574              585
                                             ---------        ---------
     Total interest income                      27,823           24,747

Interest expense:
   Deposits                                     11,562           11,930
   Borrowed funds                                4,926            3,478
                                             ---------        ---------
     Total interest expense                     16,488           15,408
                                             ---------        ---------
     Net interest income                        11,335            9,339

Provision for loan losses                          460              562
                                             ---------        ---------
     Net interest income after
     provision for loan losses                  10,875            8,777


Noninterest income:
   Fees and service charges                        566              449
   Gain (loss) on sales of:
     Loans receivable, net                          24               16
     Mortgage-backed securities, net                (5)              30
     Investment securities, net                    (53)             (14)
   Other                                           112              134
                                             ---------        ---------
     Total noninterest income                      644              615


Noninterest expenses:
   Salaries and employee benefits                3,503            3,228
   Net occupancy                                   986            1,021
   Professional services                           326              286
   Advertising                                     610              517
   Federal deposit insurance premiums            2,405              586
   Furniture, fixtures and equipment               345              226
   Loss on investment in real estate               113              300
   Equity in net loss of real estate
     joint ventures                                363              112
   Other                                         1,263            1,215
                                             ----------       ---------
     Total noninterest expenses                  9,914            7,491
                                             ----------       ---------
     Income before income taxes                  1,605            1,901

Income tax provision                               539              614
                                             ----------       ----------

     Net income                              $   1,066        $   1,287
                                             ==========       ==========

Earnings per common share                    $    0.30              N/A
                                             ==========       ==========
Proforma earnings per common share                 N/A        $    0.40
                                             ==========       ==========
                                            Three months ended April 30,
                                                 1997            1996
                                             -----------      ----------
                                        (In thousands, except per share data)
Interest income:
   Loans receivable                          $   6,582        $   5,508
   Mortgage-backed securities                    2,095            2,395
   Investment securities                           605              213
   Other                                           200              208
                                             ---------        ---------
     Total interest income                       9,482            8,324

Interest expense:
   Deposits                                      3,867            3,841
   Borrowed funds                                1,660            1,059
                                             ---------        ---------
     Total interest expense                      5,527            4,900
                                             ---------        ---------
     Net interest income                         3,955            3,424

Provision for loan losses                           40               62
                                             ---------        ---------
     Net interest income after
     provision for loan losses                   3,915            3,362


Noninterest income:
   Fees and service charges                        177              157
   Gain (loss) on sales of:
     Loans receivable, net                           2                2
     Mortgage-backed securities, net                59               13
     Investment securities, net                    (53)             (18)
   Other                                            25               56
                                             ---------        ---------
     Total noninterest income                      210              210


Noninterest expenses:
   Salaries and employee benefits                1,176            1,077
   Net occupancy                                   340              347
   Professional services                           119              103
   Advertising                                     196              166
   Federal deposit insurance premiums               24              182
   Furniture, fixtures and equipment               119               79
   Loss on investment in real estate                27              188
   Equity in net loss of real estate
     joint ventures                                226                -
   Other                                           422              410
                                             ----------       ---------
     Total noninterest expenses                  2,649            2,552
                                             ----------       ---------
     Income before income taxes                  1,476            1,020

Income tax provision                               495              347
                                             ----------       ----------

     Net income                              $     981        $     673
                                             ==========       ==========

Earnings per common share                    $    0.28        $    0.18
                                             ==========       ==========
Proforma earnings per common share                 N/A              N/A
                                             ==========       ==========

See accompanying notes to unaudited consolidated financial statements.

                  AMERICAN NATIONAL BANCORP, INC. and SUBSIDIARY
                 Consolidated Statements of Cash Flows (Unaudited)
                                                Nine months ended April 30,
                                                     1997            1996
                                                -------------     -----------
                                                         (In thousands)
Cash flows from operating activities:
   Net income                                     $    1,066      $    1,287
   Adjustments to reconcile net income
     to net cash provided by operating
     activities:
       Depreciation and amortization                     405             397
       Noncash compensation under stock-
         based benefit plans                             388             114
       Amortization of loan fees                        (315)           (303)
       Amortization of premiums and
         discounts, net                                  276            (154)
       Provision for losses on loans
         and investments in real estate                  460             720
       Loss (gain) on sales of assets, net                34             (32)
       Loans originated for sale                      (4,540)         (3,258)
       Sales of loans originated for sale              3,163           2,801
       Deferred income taxes                            (111)            506
       Decrease (increase) in prepaid
         expenses and other assets                       101             (23)
       Increase (decrease) in accrued expenses
         and other liabilities                           113            (198)
       Decrease (increase) in income taxes
         payable                                         275            (270)
       Other, net                                       (661)             48
                                                   ----------      ----------
Net cash provided by operating activities                654           1,635
                                                   ----------      ----------

Cash flows from investing activities:
   Sales of investment securities
     available for sale                                2,947             969
   Purchases of investment securities
     available for sale                                    -          (2,000)
   Repayments of mortgage-backed securities
     available for sale                                2,860           2,502
   Sales of mortgage-backed securities
     available for sale                                6,857          41,041
   Purchases of mortgage-backed securities
     available for sale                               (3,164)        (10,988)
   Maturities of investment securities                 3,000          11,000
   Purchases of investment securities                 (9,040)        (13,265)
   Repayments of mortgage-backed securities            3,462           6,750
   Purchases of mortgage-backed securities            (5,984)        (19,198)
   Loan principal repayments                          34,792          31,824
   Loan originations                                 (58,231)        (58,849)
   Loan purchases                                    (20,751)        (11,363)
   Increase in deferred loan fees, net                   455             442
   Decrease in investments in real estate              1,134           2,722
   Decrease in investments in and advances
     to real estate joint ventures                     1,236             865
   Purchases of property and equipment                  (623)           (452)
   Federal Home Loan Bank stock purchases, net        (1,229)              -
                                                  -----------     -----------
Net cash used in investing activities                (42,279)        (18,000)
                                                  -----------     -----------

                                                                  (continued)
                                         -3-

                  AMERICAN NATIONAL BANCORP, INC. and SUBSIDIARY
                 Consolidated Statements of Cash Flows (Unaudited)
                                                 Nine months ended April 30,
                                                     1997            1996
                                                  -----------     -----------
                                                         (In thousands)
Cash flows from financing activities:
   Net increase in deposits                       $   16,433      $    1,889
   Net increase (decrease) in borrowed funds           6,178          (1,617)
   Proceeds from Federal Home Loan Bank
     advances                                        120,276         171,597
   Repayment of Federal Home Loan Bank
     advances                                       (101,777)       (172,751)
   Increase in drafts payable                            565             311
   Increase in advance payments by borrowers
     for taxes and insurance                           3,939           3,562
   Proceeds from issuance of common stock,
     net of expenses                                       -          21,040
   Proceeds from exercise of stock options               106               -
   Common stock acquired by ESOP                           -          (1,746)
   Cash dividends paid                                  (324)            (92)
   Purchase of treasury stock                         (2,316)              -
   Purchase of stock to fund 1996 Recognition
     and Retention Plan                               (1,096)              -
                                                  -----------     -----------
Net cash provided by financing activities             41,984          22,193
                                                  -----------     ----------

Net increase in cash and cash equivalents                359           5,828

Cash and cash equivalents at beginning of
   period                                              4,902           5,360
                                                  -----------     -----------

Cash and cash equivalents at end of period        $    5,261      $   11,188
                                                  ===========     ===========


Supplemental information:
   Interest paid on deposits and borrowed
     funds                                        $   16,450      $   15,151
   Income taxes paid, net                                346             297
                                                  ==========      ============


Noncash activities:  Loans transferred to
   real estate acquired through foreclosure       $      499      $    2,363
                                                  ==========      ===========

See accompanying notes to unaudited consolidated financial statements.

                AMERICAN NATIONAL BANCORP, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements (Unaudited)
                                  April 30, 1997


(1)  Basis of Presentation
     -----------------------

     The accompanying unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary, in the opinion of management, to fairly reflect the Company's financial position, results of operations and cash flows for the periods presented. The statements have been prepared using the accounting policies described in the July 31, 1996 Annual Financial Statements. The results of operations for the three and nine months ended April 30, 1997 are not necessarily indicative of the results which may be expected for the entire year.

(2)  Principles of Consolidation
     ----------------------------

     The consolidated financial statements include the accounts of American National Bancorp, Inc., (the "Company"), and its wholly owned subsidiary, American National Savings Bank, F.S.B. (the "Bank") and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(3)  Reclassification of Prior Year's Statements
     -------------------------------------------

     Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 presentation.

(4)  Securities Available For Sale
     -----------------------------

     On August 8, 1994, the Bank transferred approximately $36.3 million of its collateralized mortgage obligations (CMO), net of unrealized loss of approximately $1.8 million, from the available for sale portfolio to held to maturity. On that date, certain accounting issues were resolved permitting the Bank to transfer substantially all of these securities from the available for sale portfolio to the held to maturity portfolio as originally intended. The unrealized loss at the time of the transfer is being amortized over the remaining lives of the securities as an adjustment of yield. The unrealized loss, net of taxes, was $1.1 million and as a component of stockholders' equity is being reduced through the amortization.

(5)  Earnings Per Common Share
     -------------------------

     Earnings per share were computed by dividing net income for the three and nine months ended April 30, 1997 by the weighted average number of shares of common stock and common stock equivalents outstanding for the three months ended (3,571,856 shares) and for the nine months ended (3,574,933 shares), respectively. ESOP shares that have not been committed to be released are not considered outstanding for the computation of earnings per share in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). Shares granted but not yet issued under the Company's stock option plans are considered common stock equivalents for earnings per share calculations.

     Without the one-time Federal Deposit Insurance Corporation (FDIC) special assessment, earnings per share for the nine months ended April 30, 1997 would have been income of $.68 per share. See Management's Discussion and Analysis
- Noninterest Expense.

     Earnings per share information for the three months ended April 30, 1996 was computed by dividing the net income for the three months ended April 30, 1996 by the weighted average number of shares of common stock outstanding during the period of 3,810,294 shares.

     The pro forma net income per share for the nine months ended April 30, 1996 has been calculated as if the 2,182,125 shares issued had been sold on August 1, 1995. The net proceeds of the offering are assumed to have been invested at a net effective yield of 7.86%, (the approximate weighted average yield on all interest earning assets during the period from August 1, 1995 to October 31, 1995) for the period from August 1, 1995 to October 31, 1995, and income so calculated, reduced for income taxes at an assumed effective tax rate of 38.6%, was added to reported net income for the period to obtain the pro forma net income used in the calculation.

(6)  Dividends on Common Stock
     -------------------------

     On April 17, 1997, the Company declared a quarterly cash dividend of $0.03 per share payable on May 16, 1997 to stockholders of record as of April 30, 1997.

(7)  Employee Stock Benefit Plans
     ----------------------------

     At its Annual Meeting on November 21, 1996, stockholders approved the Company's 1996 Recognition and Retention Plan (RRP) and the 1996 Stock Option Plan (the Stock Plan).

     The RRP authorizes the grant of stock to directors and officers of the Company for 87,285 shares. Shares will vest at the rate of 20% of the initially awarded amount per year with the first installment being earned on the first trading day of 1998 and succeeding installments being earned on the first trading day of the following year.

     The Stock Plan authorized the grant of stock to directors and officers for the aggregate of 218,213 of authorized, but unissued shares. Options are exercisable at the market price at the time of grant on a cumulative basis at a rate of 20 percent per year commencing one year from the date of grant and expire 10 years from the date of grant.

(8)  Impact of New Accounting Standards
     ----------------------------------

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (Statement
125). Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement requires, among other things, that the Company record at fair value, assets and liabilities resulting from a transfer of financial assets. In December 1996, Statement 127 was issued which deferred the effective date of certain provisions of Statement 125 until January 1, 1998 related to repurchase agreements, securities, lending and similar transactions. The Company adopted the provisions of Statement 125 as of January 1, 1997 and there was no significant impact on operations as a result of the adoption of this Statement.

                          AMERICAN NATIONAL BANCORP, INC.

                                    ITEM 2

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis covers material changes in the financial condition since July 31, 1996 and material changes in the results of operations for the three and nine months ended April 30, 1997 as compared to the same period in 1996. This discussion should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the 1996 Annual Report to Stockholders.


Financial Condition
-------------------

     Total assets increased by $44.0 million, or 9.5%, to $505.3 million at April 30, 1997 from $461.3 million at July 31, 1996. Assets increased primarily due to an increase in mortgage loans originated and purchased.
Loans receivable increased by $44.8 million, or 16.1% to $322.8 million from $278.0 million at July 31, 1996. Mortgage-backed securities increased by $2.4 million, or 2.4%, to $102.6 million at April 30, 1997, from $100.2 million at July 31, 1996. Investment securities increased by $6.2 million, or 25.8%, to $30.3 million, at April 30, 1997, from $24.1 million at July 31, 1996. Securities available for sale decreased $9.5 million, or 23.6%, to $30.8 million at April 30, 1997 from $40.3 million at July 31, 1996 due to the sale of securities.

     Deposits increased by $16.4 million, or 5.2%. Borrowed funds increased by $6.2 million, or 17.9%. Advances from the Federal Home Loan Bank of
Atlanta increased $18.5 million, or 29.4%.   The increases are due to the
funding of loan originations and loan and security purchases.

     Total stockholders' equity decreased by $2.0 million to $45.3 million at April 30, 1997 compared to $47.3 million at July 31, 1996. This decrease was the result of the Company repurchasing 189,074 shares of common stock for $2.3 million or $12.25 per share, the purchase of 87,285 shares of common stock in the second quarter to fund the 1996 Recognition and Retention Plan which was approved by the stockholders at the November 21, 1996 annual meeting, and quarterly dividends of approximately $324,000 for the nine months ended April 30, 1997, partially offset by a decrease in the net unrealized holding loss on securities of $281,000 and net income for the nine months of $1.1 million.


Results of Operations
---------------------

     The consolidated earnings of the Company depend primarily on the difference between the interest earned on its loan, mortgage-backed securities and investment portfolios and the interest paid on deposits and borrowings. This difference is known as "net interest income". The Company's net income also is affected by its provision for losses on loans and investments in real estate, as well as the amount of non-interest income, including loan fees and service charges, and non-interest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

     Interest Income. Interest income totalled $9.5 million and $27.8 million for the three and nine months ended April 30, 1997, compared to $8.3 million and $24.7 million for the three and nine months ended April 30, 1996, respectively. The $1.2 million increase for the three months ended April 30, 1997 compared to the three months ended April 30, 1996 primarily resulted from a $46.6 million, or 10.5%, increase in average interest earning assets to $489.8 million for the three months ended April 30, 1997 and an increase in the yield on average interest earning assets to 7.7% for the three months ended April 30, 1997, from 7.5% for the three months ended April 30, 1996.
The increase in average interest earning assets resulted from a $55.9 million, or 21.7%, increase in average loans to $314.2 million from $258.3 million; and a $19.2 million, or 137.1% increase in average investment securities to $33.2 million from $14.0 million, offset by a $28.3 million, or 17.8%, decrease in average mortgage-backed securities. The increase in the yield on interest-earning assets was due to increases in the weighted average yield on consumer loans and investment and mortgage-backed securities partially offset by decreases in the weighted average yield on mortgage loans and other interest-earning assets.

     The $3.1 million increase for the nine months ended April 30, 1997 was due to a $46.5 million, or 10.7%, increase in average interest earning assets to $478.8 million for the nine months ended April 30, 1997 and an increase of eleven (11) basis points in the yield on average interest earning assets to 7.7%. Average loans increased $55.1 million and average investment securities increased $17.5 million. These increases were offset by a decrease in average mortgage-backed securities of $26.3 million.

     Interest Expense. Interest expense totalled $5.5 million and $16.5 million for the three and nine months ended April 30, 1997, compared to $4.9 million and $15.4 million for the three and nine months ended April 30, 1996. The $627,000 increase for the three months ended April 30, 1997 was due to a $43.1 million increase in average interest-bearing liabilities and an increase of 9 basis points in the average cost of funds. The $1.1 million increase for the nine months ended April 30, 1997 compared to the nine months ended April 30, 1996 was due to a $42.8 million increase in average interest-bearing liabilities, offset by a decrease of 18 basis points in the average cost of funds. The Company utilized deposits, FHLB advances and other borrowings to fund loan originations and purchases of loans and securities.

     Net Interest Income. Net interest income totalled $4.0 million and $11.3 million for the three and nine months ended April 30, 1997 compared to $3.4 million and $9.3 million for the three and nine months ended April 30, 1996. The increase in net interest income for the three and nine months was primarily due to the results of operations discussed above, which resulted in an increase in the Company's interest rate spread to 2.78% from 2.64% for the three months and 2.70% from 2.40% for the nine months.

     Provision for Loan Losses. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Company's past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, estimated value of underlying loan collateral, and current and expected future economic conditions. The allowance for loan losses was $3.8 million, or 1.2%, of net loans receivable, at April 30, 1997, compared to $4.4 million, or 1.6% of net loans receivable at July 31, 1996. Nonperforming assets decreased from $4.7 million, or 1.0%, of total assets at July 31, 1996, to $2.9 million, or .6% of total assets at April 30, 1997. The provision for loan losses decreased by $102,000 to $460,000 for the nine months ended April 30, 1997 from $562,000 for the nine months ended April 30, 1996. This decrease reflects the results of management's evaluations mentioned above.

     The following table sets forth information regarding nonperforming loans, real estate owned and restructured loans within the meaning of Statement 15, at the dates indicated.

                                                      At              At
                                              April 30, 1997     July 31, 1996
                                              --------------     -------------
                                                 (Dollars in Thousands)
Nonperforming loans:
   One to four-family residential
     real estate                                 $    806        $    690
   Multifamily residential real
     estate                                         1,487           1,580
   Commercial real estate                              75           1,374
   Construction loans                                 215               -
   Consumer loans                                     218             265
                                                 --------        --------
      Total nonperforming loans                     2,801           3,909
Total real estate owned <F1>                          141             766
                                                 --------        --------
      Total nonperforming assets                    2,942           4,675

Restructured loans <F2>                               780           1,636
                                                 --------        --------

Total nonperforming assets and
   restructured loans                            $  3,722         $ 6,311
                                                 ========         =======

Impaired loan balance with a
   valuation allowance of $498,000
   and $1.4 million at April 30, 1997
   and July 31, 1996, respectively               $  1,500         $ 2,953
                                                 ========         =======


Total nonperforming loans to total loans
   receivable                                         .82%          1.31%
Total nonperforming loans to total assets             .55%           .85%
Total nonperforming loans and real estate
   owned to total assets                              .58%          1.01%

<F1>  Represents property acquired by the Company through foreclosure or deed in lieu of foreclosure.
<F2>  All restructured loans are performing in accordance with their restructured payment terms.

     Noninterest Income. Noninterest income, consisting primarily of deposit fees, loan servicing fees, and gains and losses on sales of loans, mortgage-backed securities and investments, totalled $210,000 and $644,000 for the three and nine months ended April 30, 1997, compared to $210,000 and $615,000 for the three and nine months ended April 30, 1996. The $29,000 increase for nine months ended April 30, 1997 is due to increases in deposit fees collected partially offset by the loss on the sale of mortgage-backed and investment securities for the nine months ended April 30, 1997.

     Noninterest Expense. Noninterest expense, consisting primarily of salaries and employee benefits, occupancy and equipment, federal deposit insurance premiums and provision for losses on investments in real estate ("REO"), totalled $2.6 million and $9.9 million for the three and nine months ended April 30, 1997, compared to $2.6 million and $7.5 million for the three and nine months ended April 30, 1996. The increases in non-interest expense for the three months ended April 30, 1997 were the result of amortization of the 1996 Recognition and Retention Plan, an increase in professional services and additional loss recognized on the investment in a real estate joint venture, and were partially offset by a $158,000 decrease in the Federal deposit insurance premium.

     The $2.4 million increase for the nine months ended April 30, 1997 was due to the results of changes noted above as well as the Federal Deposit Insurance Corporation ("FDIC") one-time special assessment to recapitalize the Savings Association Insurance Fund. On September 30, 1996, legislation was enacted and signed into law which provided a resolution to the disparity in the Bank Insurance Fund/ Savings Association Insurance Fund ("SAIF") premiums. In particular, SAIF-insured institutions paid a one-time assessment of 65.7 cents on every $100 of deposits held at March 31, 1995. As a result of the new law, the Company paid approximately $2.1 million. The special assessment is tax deductible, therefore, the cost, net of income tax benefits, is approximately $1.4 million. The Company has made a one-time charge to earnings of this amount for the fiscal quarter ended October 31, 1996. Also, beginning January 1, 1997, the previous annual minimum premium of 23 basis points was reduced to 6.5 basis points.

     Net Income. Net income was $981,000 or $.28 per share for the three months ended April 30, 1997, compared to $673,000 or $.18 per share for the three months ended April 30, 1996. The $308,000 increase in net income was primarily due to an increase in net interest income of $531,000 and a decrease in the provision for loan loss of $22,000, partially offset by increases in noninterest expense of $97,000 and income tax expense of $148,000. Net income was $1.1 million for the nine months ended April 30, 1997 compared to $1.3 million for the nine months ended April 30, 1996. The $221,000 decrease in net income was primarily due to an increase in noninterest expense of $2.4 million from the FDIC special assessment, partially offset by an increase in net interest income of $2.0 million, a decrease in the provision for loan loss of $102,000, an increase in noninterest income of $29,000, and a decrease in the income tax provision of $75,000. Without the one-time FDIC special assessment, net income for the nine months ended April 30, 1997 would have been $2.4 million, or $.68 per share.

Liquidity and Capital Resources
-------------------------------

     The Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision (OTS) regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5%. The Bank's liquidity ratio averaged 3.51% during the month of April 1997 due to securities pledged against short term borrowings. The securities were released on May 30, 1997 and the Bank is currently in compliance with the liquidity ratio. In addition, the Bank is required to maintain short term liquid assets of at least 1% of the Bank's average daily balance of net withdrawable deposit accounts and current borrowings. The Bank adjusts liquidity as appropriate to meet its asset and liability management objectives. At April 30, 1997, the Bank was in compliance with such liquidity requirements.

     The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, FHLB advances and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Bank invests excess funds in federal funds, and other short-term interest-earning and other assets, which provide liquidity to meet lending requirements.

     Regulatory capital regulations require minimum levels of tangible and core capital of 1.5% and 3%, respectively, of adjusted total assets and risk-based capital of 8% of risk-weighted assets. The Bank was in compliance with the regulatory capital requirements with tangible, core and risk-based capital ratios of approximately 8.26%, 8.26%, and 17.37%, respectively, at April 30, 1997. Also, the Bank is in the "well capitalized" category at April 30, 1997 under the regulatory framework for prompt corrective action.

Impact of New Accounting Standards
----------------------------------

     Stock-Based Compensation. In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 Accounting for Awards of Stock-Based Compensation to Employees (Statement 123). Statement 123 is effective for years beginning after December 15, 1995. The Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for an employee stock option or similar equity instrument, and for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans, the most common type of stock compensation plan, have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion 25, including plans with variable, usually performance-based features. Statement 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Management adopted the provisions of Statement 123 as of August 1, 1996 using the intrinsic value-based method and believes that the adoption will not have a material impact on the Company's financial statements. The Company will provide disclosure about its stock based employee compensation plans in its 1997 financial statements, as required by Statement 123.

     In February 1997, the Financial Accounting Standards Board ("FASB") issued statement of Financial Accounting Standards 128, Earnings Per Share (Statement 128). Statement 128 is effective for fiscal years ending after December 15, 1997. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Management has not determined when it will adopt the provision of Statement 128 but believes that the adoption of Statement 128 will not have a material impact on the Company's financial statements.

PART II.   OTHER INFORMATION

Item 1.  Legal Proceedings
--------------------------

     There are various claims and lawsuits in which the Company is periodically involved incidental to the Company's business. In the opinion of management, no material loss is expected from any of such pending claims or lawsuits.

Item 6.  Exhibits and Reports on Form 8-K
-----------------------------------------

     No Form 8-K reports were filed during the period ended April 30, 1997.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.


                                      AMERICAN NATIONAL BANCORP, INC.




Date:  June 12, 1997                 By: /s/ A. Bruce Tucker
       --------------                    ------------------------------------
                                          A. Bruce Tucker
                                          PRESIDENT and
                                          CHIEF EXECUTIVE OFFICER



Date:  June 12, 1997                  By: /s/ James M. Uveges
      --------------                      -----------------------------------
                                           James M. Uveges
                                           SENIOR VICE PRESIDENT and
                                           CHIEF FINANCIAL OFFICER

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors

The Crestar Articles implement the provisions of the VSCA, which provide for the indemnification of Crestar's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Crestar Articles require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. Crestar also carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. In addition, the VSCA and the Crestar Articles eliminate the liability of a director or officer of Crestar in a stockholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated herein by reference.

Item 21.  Exhibits and Financial Statement Schedules

(a)      Exhibits

        2(a) Agreement and Plan of Reorganization, dated as of June 23, 1997 (attached to the Proxy Statement/Prospectus as Annex I)

        2(b)    Stock  Option  Agreement  dated  as of June  23,  1997,  between
                Crestar   and   American   National   (attached   to  the  Proxy
                Statement/Prospectus as Annex II)

        5       Opinion of Hunton & Williams with respect to legality

        8 Opinion of Hunton & Williams with respect to tax consequences of the Merger

        23(a)   Consent of KPMG Peat Marwick LLP (Crestar Financial Corporation)

        23(b)   Consent of Deloitte & Touche LLP (Citizens Bancorp)

        23(c)   Consent of KPMG Peat Marwick LLP (American National)

        23(d)   Consent of Keefe, Bruyette & Woods (American National)

        23(e)   Consent of Hunton & Williams  (included in Exhibit 5 and Exhibit
                8)

        24      Power  of  Attorney   (included  on   signature   pages  of  the
                Registration Statement)

        28      Form of American National Proxy

           (b)    Financial Statement Schedules -- [None]

           (c) Report, Opinion or Appraisal -- (attached to the Proxy Statement/Prospectus as Annex III)

Item 22. Undertakings

           (a)      The undersigned Registrant hereby undertakes as follows:

                        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                                (i)     To include  any  prospectus  required by
                                        Section 10(a)(3) of the Securities Act of 1933;

                                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                        4. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                        5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
                                Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of
                                1933 and will be governed by the final adjudication of such issue.

           (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on August 29, 1997.

                                       CRESTAR FINANCIAL CORPORATION
                                       (Registrant)


                                       By: /s/ Richard G. Tilghman
                                          ----------------------------------
                                               Richard G. Tilghman
                                               Chairman of the Board &
                                               Chief Executive Officer


                                POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 29, 1997. Each of the directors and/or officers of Crestar Financial Corporation whose signature appears below hereby appoints John C. Clark, III, Linda F. Rigsby and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Crestar Financial Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

           Signature                                  Title
           ---------                                  -----
/s/ Richard G. Tilghman                     Chairman of the Board & Chief Executive
----------------------------                Officer and Director (Principal Executive Officer)
Richard G. Tilghman


/s/ James M. Wells, III                     President, Chief Operating Officer and Director
----------------------------
James M. Wells, III


/s/ Richard F. Katchuk                      Corporate Executive Vice President &
----------------------------                Chief Financial Officer (Principal Financial Officer)
Richard F. Katchuk


/s/ James D. Barr                           Group Executive Vice President -
----------------------------                Controller & Treasurer
James D. Barr                               (Principal Accounting Officer)


/s/ J. Carter Fox                           Director
----------------------------
J. Carter Fox



                                      II-5





/s/ Bonnie Guiton Hill                      Director
----------------------------
Bonnie Guiton Hill


----------------------------                Director
Charles R. Longsworth


/s/ Patrick J. Maher                        Director
----------------------------
Patrick J. Maher


/s/ Frank E. McCarthy                       Director
----------------------------
Frank E. McCarthy


/s/ Paul D. Miller                          Director
----------------------------
Paul D. Miller


/s/ G. Gilmer Minor, III                    Director
----------------------------
G. Gilmer Minor, III


/s/ Gordon F. Rainey, Jr.                   Director
----------------------------
Gordon F. Rainey, Jr.


----------------------------                Director
Frank S. Royal, M. D.


/s/ Jeffrey R. Springer                     Director
----------------------------
Jeffrey R. Springer


/s/ Alfred H. Smith, Jr.                    Director
----------------------------
Alfred H. Smith, Jr.


/s/ Eugene P. Trani                         Director
----------------------------
Eugene P. Trani


/s/ L. Dudley Walker                        Director
----------------------------
L. Dudley Walker


/s/ Robert C. Wilburn                       Director
----------------------------
Robert C. Wilburn


----------------------------                Director
Karen Hastie Williams

                                  EXHIBIT INDEX

       Exhibit
       No.                       Description

        2(a) Agreement and Plan of Reorganization, dated as of June 23, 1997 (attached to the Proxy Statement/Prospectus as Annex I)

        2(b)    Stock  Option  Agreement  dated  as of June  23,  1997,  between
                Crestar   and   American   National   (attached   to  the  Proxy
                Statement/Prospectus as Annex II)

        5       Opinion of Hunton & Williams with respect to legality

        8 Opinion of Hunton & Williams with respect to tax consequences of the Merger

        23(a)   Consent of KPMG Peat Marwick LLP (Crestar Financial Corporation)

        23(b)   Consent of Deloitte & Touche LLP (Citizens Bancorp)

        23(c)   Consent of KPMG Peat Marwick LLP (American National)

        23(d)   Consent of Keefe, Bruyette & Woods (American National)

        23(e)   Consent of Hunton & Williams  (included in Exhibit 5 and Exhibit
                8)

        24      Power  of  Attorney   (included  on   signature   pages  of  the
                Registration Statement)

        28      Form of American National Proxy



                                      II-7